     As filed with the Securities and Exchange Commission on June 23, 1998


                                                     Registration No. 333-45209
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                               AMENDMENT NO. 4 TO


                               ------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                                  PHYCOR, INC.

             (Exact Name of Registrant as Specified in its Charter)

           TENNESSEE                                            8099                                          62-1344801
(State or Other Jurisdiction of                      (Primary Standard Industrial            (I.R.S. Employer Identification Number)
 Incorporation or Organization)                      Classification Code Number)

                        30 BURTON HILLS BLVD., SUITE 400
                           NASHVILLE, TENNESSEE 37215
                                 (615) 665-9066
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                 JOSEPH C. HUTTS
                             CHAIRMAN OF THE BOARD,
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  PHYCOR, INC.
                      30 BURTON HILLS BOULEVARD, SUITE 400
                           NASHVILLE, TENNESSEE 37215
                                 (615) 665-9066

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                              --------------------

                                              WITH COPIES TO:
           J. CHASE COLE, ESQ                                             DIANA M. HUDSON, ESQ.
     WALLER LANSDEN DORTCH & DAVIS,                                MAYOR, DAY, CALDWELL & KEETON, L.L.P.
A PROFESSIONAL LIMITED LIABILITY COMPANY                                700 LOUISIANA, SUITE 1900
          NASHVILLE CITY CENTER                                        HOUSTON, TEXAS 77002-2778
      511 UNION STREET, SUITE 2100                                           (713) 225-700
       NASHVILLE, TENNESSEE 37219
             (615) 244-6380

                      -------------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the effectiveness of the Merger described in the Prospectus included herewith.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                                                 -----------------------------

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                                    ----------------------------------------

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                            Proposed Maximum
   Title of Each Class of       Amount to be         Proposed Maximum       Aggregate Offering          Amount of
Securities to be Registered      Registered      Offering Price Per Share       Price(1)          Registration Fee(2)
---------------------------------------------------------------------------------------------------------------------
  Shares of Common Stock,
        no par value          2,910,330 Shares      Not applicable             $108,680.49             $33.00
Rights to Purchase Series A
      Preferred Stock         2,910,330 Rights
=====================================================================================================================

(1) Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933. Based upon one-third of the aggregate par value of the capital stock to be received by the Registrant in exchange for the Common Stock registered, the issuer of such capital stock having an accumulated deficit at December 31, 1997.
(2) The Registrant paid the registration fee in connection with the initial filing of this Registration Statement on January 29, 1998.

--------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
===============================================================================

                                [FPC Letterhead]







                                                                   June   , 1998


Dear Stockholder:


         You are cordially invited to attend a Special Meeting of Stockholders
(the "Meeting") of First Physician Care, Inc. ("FPC") on July   , 1998.
Details as to the time and place of the Meeting are set forth in the accompanying Notice of Special Meeting of Stockholders.


         The purpose of the Meeting is to consider and vote upon (i) the approval and adoption of the Agreement and Plan of Merger, as amended (the "Merger Agreement"), providing for the merger (the "Merger") of Falcon Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of PhyCor, Inc., a Tennessee corporation ("PhyCor") with and into FPC, with FPC being the surviving corporation and (ii) the approval of certain payments to Stephen A. George, M.D., the Chairman, Chief Executive Officer and President of FPC, that will result from the Merger under the terms of FPC's employment agreement with Dr. George, the Amended and Restated Consulting and Non-Compete Agreement among Dr. George, FPC and PhyCor, and FPC's stock option plans (collectively, the "Change of Control Payments"). If the Merger is consummated, each outstanding share of FPC Class A Common Stock will be converted into the right to receive 0.207179 shares of PhyCor Common Stock (the "Common Stock Exchange Ratio"), each outstanding share of FPC Class A Preferred Stock will be converted into the right to receive 3.830839 shares of PhyCor Common Stock, each outstanding share of FPC Class B Convertible Preferred Stock will be converted into the right to receive 7.977189 shares of PhyCor Common Stock, and each outstanding share of FPC Class C Convertible Preferred Stock will be converted into the right to receive 2.071790 shares of PhyCor Common Stock. The FPC Class A Common Stock, FPC Class A Preferred Stock, FPC Class B Convertible Preferred Stock and the FPC Class C Convertible Preferred Stock collectively are referred to as the FPC Capital Stock.


         After careful consideration, the Board of Directors has unanimously approved the Merger Agreement and the Change of Control Payments and has determined that the proposed Merger is in the best interests of stockholders and recommends that you vote FOR the approval and adoption of the Merger Agreement and FOR approval of the Change of Control Payments. The Board of Directors believes that PhyCor and FPC are strategically complementary and that the combined companies will be able to compete more effectively in the changing health care marketplace. In addition, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to FPC in connection with the Merger, has delivered to the FPC Board of Directors a written opinion dated June 10, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Common Stock Exchange Ratio was fair, from a financial point of view, to the holders of FPC Class A Common Stock. Affiliates of DLJ own approximately 12% of the outstanding shares of FPC Class A Common Stock, 30% of the outstanding shares of FPC Class A Preferred Stock and 27% of the outstanding shares of FPC Class B Convertible Preferred Stock, and, as a result, DLJ is not independent.


         The attached Prospectus-Proxy Statement describes the Merger Agreement, the proposed Merger and the Change of Control Payments more fully and includes other information about PhyCor and FPC including the risks associated with becoming a PhyCor shareholder as more fully described under the caption "Risk Factors" beginning at page 20 of the Prospectus-Proxy Statement. Please give this information your thoughtful attention.

         Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of FPC Class A Common Stock, FPC Class B Convertible Preferred Stock and FPC Class C Convertible Preferred Stock (voting together as a class, with holders of the FPC Class B Convertible Preferred Stock and FPC Class C Convertible Preferred Stock being entitled to cast the same number of votes as they would be entitled to cast had they converted such securities into FPC Class A Common Stock) and the affirmative vote of 66 2/3% of the outstanding shares of FPC Class A Preferred Stock. Therefore, you are urged to mark, sign, date and return promptly the accompanying proxy card for the Meeting even if you plan to attend. You may vote in person at that time if you so desire even if you have previously returned your proxy.


                                       Sincerely,



                                       STEPHEN A. GEORGE, M.D.
                                       Chairman, Chief Executive Officer and
                                       President

                             YOUR VOTE IS IMPORTANT
                     PLEASE SIGN, DATE AND RETURN YOUR PROXY

                           FIRST PHYSICIAN CARE, INC.
                                 SUITE 400 WEST
                              3200 WINDY HILL ROAD
                             ATLANTA, GEORGIA 30339

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


         A Special Meeting of Stockholders of First Physician Care, Inc. ("FPC") will be held at the corporate offices of FPC located at 3200 Windy Hill Road,
Suite 400 West, Atlanta, Georgia 30339 on July   , 1998, at 9:00 a.m., Eastern
Time, for the following purposes:



         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 19, 1997, as amended May 18, 1998 and June 10, 1998 (the "Merger Agreement"), among First Physician Care, Inc. ("FPC"), Falcon Acquisition Sub, Inc. ("Subsidiary") and PhyCor, Inc. ("PhyCor"), pursuant to which, among other things, (i) Subsidiary will be merged with and into FPC upon the terms and subject to the conditions contained in the Merger Agreement (the "Merger"), with FPC being the surviving corporation, (ii) each share of FPC Class A Common Stock, par value $.001 per share (the "FPC Class A Common Stock"), issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive
0.207179 shares of PhyCor Common Stock (the "Common Stock Exchange Ratio"),
(iii) each share of FPC Class A Preferred Stock will be converted into the right to receive 3.830839 shares of PhyCor Common Stock (the "Class A Preferred Exchange Ratio"), (iv) each share of FPC Class B Convertible Preferred Stock will be converted into the right to receive 7.977189 shares of PhyCor Common Stock (the "Class B Preferred Exchange Ratio"), (v) each share of FPC Class C Convertible Preferred Stock will be converted into the right to receive 2.071790 shares of PhyCor Common Stock (the "Class C Preferred Exchange Ratio") (collectively, the Common Stock Exchange Ratio, the Class A Preferred Exchange Ratio, the Class B Preferred Exchange Ratio and the Class C Preferred Exchange Ratio are referred to herein as the Exchange Ratios) and (vi) the FPC stock option plans will be adopted by PhyCor and outstanding stock options previously issued thereunder to purchase shares of FPC Class A Common Stock held by FPC's directors, officers and employees will be converted into options to purchase shares of PhyCor Common Stock, or, at the election of PhyCor, PhyCor will issue options under PhyCor's stock option plans in substitution thereof, as adjusted to give effect to the Exchange Ratios, all as described in the accompanying Prospectus-Proxy Statement. The FPC Class A Common Stock, FPC Class A Preferred Stock, FPC Class B Convertible Preferred Stock and the FPC Class C Convertible Preferred Stock collectively are referred to as the FPC Capital Stock. Based on the $15.57 closing sales price of PhyCor Common Stock on June 18, 1998, the aggregate merger consideration to be paid by PhyCor is $56.1 million (which includes net debt of approximately $10.6 million), the FPC Common Stock Exchange Ratio is valued at $3.22 (an aggregate of $19.6 million), the FPC Class A Preferred Stock Exchange Ratio is valued at $59.62 (an aggregate of $11.9 million), the FPC Class B Preferred Stock Exchange Ratio is valued at $124.15 (an aggregate of $13.7 million) and the FPC Class C Preferred Stock Exchange Ratio is valued at $32.24 (an aggregate of approximately $387,000). The Merger is more completely described in the accompanying Prospectus-Proxy Statement and a copy of the Merger Agreement is attached as Annex A.


         2. To consider and vote upon a proposal to approve certain payments to Stephen A. George, M.D. that will result from the Merger under the terms of (i) FPC's employment agreement with Dr. George, (ii) the Amended and Restated Consulting and Non-Compete Agreement among Dr. George, FPC and PhyCor, and (iii) FPC's stock option plans (collectively, the "Change of Control Payments"). The Change of Control Payments are more completely described in the accompanying Prospectus-Proxy Statement and a copy of the Consulting Agreement is attached as Annex E.

         3. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

         Holders of record of FPC Class A Common Stock, FPC Class B Convertible Preferred Stock and FPC Class C Convertible Preferred Stock (collectively, the
"FPC Voting Stock") at the close of business on June   , 1998 (the "Record
Date") are entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. Holders of record of FPC Class A Preferred Stock at the close of business on the Record Date are also entitled to notice of the Special Meeting and to vote upon the approval and adoption of the Merger Agreement, but are not entitled to vote on the Change of Control Payments, and may not be entitled to vote with respect to any other matters as may properly come before the Special Meeting. The affirmative vote of the holders of a majority of the outstanding FPC Voting Stock (voting together as a class, with holders of the FPC Class B Convertible Preferred Stock and FPC Class C Convertible Preferred Stock being entitled to cast the same number of votes as they would be entitled to cast had they converted such securities into FPC Class A Common Stock) and the affirmative vote of 66 2/3% of the outstanding shares of FPC Class A Preferred Stock, are necessary to approve the Merger. The affirmative vote of the holders of 75%, excluding those shares held by Dr. George of the outstanding FPC Voting Stock (voting together as a class, with holders of the FPC Class B Convertible Preferred Stock and Class C Convertible Preferred Stock being entitled to cast the same number of votes as they converted such securities into Class A Common Stock) is necessary to approve the Change of Control Payments. Certain beneficial owners of an aggregate of approximately 81.55% of the votes attributable to the outstanding shares of FPC Voting Stock and 96.81% of the FPC Class A Preferred Stock as of the Record Date have granted irrevocable proxies to certain officers of PhyCor allowing such persons to vote such stock at the Special Meeting.


         Holders of FPC Capital Stock as of the Record Date are entitled to appraisal rights as a result of the of the Merger. Holders who perfect appraisal rights may obtain payment of the fair value of their shares in accordance with
Section 262 of the Delaware General Corporation Law, a copy of which is included in the accompanying Prospectus-Proxy Statement as Annex D.

         PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO, BUT ATTENDANCE AT THE SPECIAL MEETING DOES NOT ITSELF SERVE TO REVOKE YOUR PROXY.


                                       By order of the Board of Directors,



                                       STEPHEN A. GEORGE, M.D.
                                       Chairman, Chief Executive Officer and
                                       President


                  PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY
                    PROMPTLY, WHETHER YOU PLAN TO ATTEND THE
                             SPECIAL MEETING OR NOT.

           A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.




Atlanta, Georgia
June   , 1998

                         PROSPECTUS AND PROXY STATEMENT
                                2,910,330 SHARES
                                  PHYCOR, INC.

                                  COMMON STOCK

                                -----------------


         This Prospectus-Proxy Statement (the "Prospectus-Proxy Statement") is being furnished to the holders of FPC Class A Common Stock, FPC Class A Preferred Stock, FPC Class B Convertible Preferred Stock and FPC Class C Convertible Preferred Stock of First Physician Care, Inc., a Delaware corporation ("FPC"), in connection with the solicitation of proxies by the Board of Directors of FPC, for use in connection with a special meeting of
stockholders of FPC (the "Special Meeting"), which is to be held on July   ,
1998, or any adjournment(s) or postponement(s) thereof. At such meeting, the stockholders of FPC will consider and vote upon (i) a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 19, 1997, as amended on May 18, 1998 and June 10, 1998, by and among PhyCor, Inc., a Tennessee corporation ("PhyCor"), Falcon Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of PhyCor (the "Subsidiary"), and FPC (the "Merger Agreement"), pursuant to which the Subsidiary will be merged with and into FPC (the "Merger"), with FPC being the surviving corporation and (ii) a proposal to approve certain payments to Stephen A. George, M.D., the Chairman, Chief Executive Officer and President of FPC, that will result from the Merger under the terms of FPC's employment agreement with Dr. George, the Amended and Restated Consulting and Non-Compete Agreement among Dr. George, FPC and PhyCor, and FPC's stock option plans (collectively, the "Change of Control Payments"). As a result of the Merger, each of the then outstanding shares of FPC Class A Common Stock, par value $.001 per share (the "FPC Class A Common Stock"), will be converted into the right to receive 0.207179 shares (the "Common Stock Exchange Ratio") of Common Stock, no par value per share, of PhyCor (the "PhyCor Common Stock"), each share of FPC Class A Preferred Stock, par value $1.00 per share, will be converted into the right to receive 3.830839 shares of PhyCor Common Stock (the "Class A Preferred Exchange Ratio"), each share of FPC Class B Convertible Preferred Stock, par value $1.00 per share, will be converted into the right to receive 7.977189 shares of PhyCor Common Stock (the "Class B Preferred Exchange Ratio"), and each share of FPC Class C Convertible Preferred Stock, par value $1.00 per share, will be converted into the right to receive
2.071790 shares of PhyCor Common Stock (the "Class C Preferred Exchange Ratio") (the Common Stock Exchange Ratio, the Class A Preferred Exchange Ratio, the Class B Preferred Exchange Ratio and the Class C Preferred Exchange Ratio collectively shall be referred to as the "Exchange Ratios").



         In the event the average of the closing sales prices of PhyCor Common Stock as reported on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") for the ten consecutive trading days ending on the second trading day immediately preceding the Special Meeting (the "Closing Price") is less than $11.00, FPC may terminate the Merger Agreement unless PhyCor agrees to increase the Exchange Ratios such that the aggregate value of the shares of PhyCor Common Stock to be received by FPC's stockholders is equal to $11.00 times the number of shares of PhyCor Common Stock to be received using the current Exchange Ratios. The FPC Common Stock, FPC Class A Preferred Stock, FPC Class B Convertible Preferred Stock and FPC Class C Convertible Preferred Stock are collectively referred to herein as the FPC Capital Stock. The FPC Class A Common Stock, FPC Class B Convertible Preferred Stock and FPC Class C Convertible Preferred Stock are collectively referred to herein as the FPC Voting Stock.


         Pursuant to agreements with PhyCor dated December 19, 1997, Stephen A. George, M.D., Andrew B. Adams, M.D., Kelly J. DeKeyser, Donald B. Smallwood, Karl A. Hardesty, Michael A.

Jutras, M.D., Sprout Capital VI, L.P., Sprout Growth II, L.P., DLJ Capital Corporation and Welsh, Carson, Anderson & Stowe, VI, L.P., in their individual capacities as stockholders, have granted to certain officers of PhyCor irrevocable proxies to vote all of their outstanding shares of FPC Capital Stock (representing approximately 81.55% of the votes attributable to the outstanding shares of FPC Voting Stock and 96.81% of the outstanding shares of FPC Class A Preferred Stock of record as of June 18, 1998) at the Special Meeting. Sprout Capital VI, L.P., Sprout Growth II, L.P. and DLJ Capital Corporation (which in the aggregate own 12% of the outstanding FPC Class A Common Stock, 30% of the outstanding FPC Class A Preferred Stock and 27% of the outstanding FPC Class B Convertible Preferred Stock) are each affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, which provided certain advice and delivered a fairness opinion to the Board of Directors of FPC in connection with the Merger. The Merger is subject to the satisfaction of a number of conditions, including, among others, approval of the Merger Agreement and the Merger by the affirmative vote of a majority of the outstanding shares of FPC Voting Stock and 66 2/3% of the outstanding shares of FPC Class A Preferred Stock, voting in the manner described herein. As of June 18, 1998, there were 120 holders of record of FPC Class A Common Stock (ten of whom have provided irrevocable proxies to officers of PhyCor), 15 holders of record of Class A Preferred Stock (four of whom have provided irrevocable proxies to officers of PhyCor), 25 holders of record of Class B Convertible Preferred Stock (nine of whom have provided irrevocable proxies to officers of PhyCor) and one holder of record of FPC Class C Convertible Preferred Stock (who has not provided an irrevocable proxy to officers of PhyCor). Other than such irrevocable proxies, no holders of FPC Capital Stock have agreed with PhyCor or FPC to vote such shares in favor of the Merger. See "THE MERGER."



         This Prospectus-Proxy Statement also constitutes a prospectus of PhyCor for the issuance of up to 2,910,330 shares of PhyCor Common Stock to be issued in connection with the Merger. Unless the context otherwise requires, all references to shares of PhyCor Common Stock in this Prospectus-Proxy Statement will include the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of February 18, 1994, between PhyCor and First Union National Bank. PhyCor Common Stock is listed and traded on the Nasdaq National Market under the symbol "PHYC." On June 18, 1998, the closing sales price for PhyCor Common Stock as reported on the Nasdaq National Market was $15.57 per share. The aggregate merger consideration based on such closing price is $56.1 million (which includes net debt of approximately $10.6 million). After the Merger, the former holders of FPC Capital Stock collectively will own approximately 4% of the outstanding PhyCor Common Stock.



         This Prospectus-Proxy Statement and the form of Proxy are first being
mailed to holders of FPC Capital Stock on or about June   , 1998.


         SEE "RISK FACTORS" BEGINNING AT PAGE 20 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF SHARES OF FPC CAPITAL STOCK.

       THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR
         DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY
         STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROSPECTUS--PROXY STATEMENT.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The date of this Prospectus-Proxy Statement is June   , 1998.

                                TABLE OF CONTENTS

                                                                                                               Page
AVAILABLE INFORMATION.............................................................................................5

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.................................................................5

SUMMARY...........................................................................................................7

RISK FACTORS.....................................................................................................20

THE SPECIAL MEETING..............................................................................................28
     General.....................................................................................................28
     Date, Place and Time........................................................................................28
     Record Date; Quorum.........................................................................................28
     Votes Required..............................................................................................28
     Voting and Revocation of Proxies............................................................................29
     Solicitation of Proxies.....................................................................................30

THE MERGER.......................................................................................................31
     Terms of the Merger.........................................................................................31
     Background of the Merger....................................................................................32
     Reasons for the Merger; Recommendations of the Board of Directors...........................................35
     Opinion of Donaldson, Lufkin & Jenrette Securities Corporation..............................................40
     Effective Time of the Merger................................................................................44
     Exchange of Certificates....................................................................................45
     Representations and Warranties..............................................................................46
     Conditions to the Merger....................................................................................46
     Regulatory Approvals........................................................................................47
     Certain Covenants...........................................................................................47
     Waiver and Amendment........................................................................................48
     Termination.................................................................................................48
     Break-up Fee; Third Party Bids..............................................................................49
     Interests of Certain Persons in the Merger..................................................................49
     Accounting Treatment........................................................................................50
     Federal Income Tax Consequences.............................................................................51
     Resale of PhyCor Common Stock by Affiliates.................................................................54
     No Solicitation of Transactions.............................................................................55
     Nasdaq National Market Listing..............................................................................55

PROPOSAL TO APPROVE CHANGE OF CONTROL PAYMENTS...................................................................55

APPRAISAL RIGHTS OF FPC STOCKHOLDERS.............................................................................56

MARKET PRICE DATA................................................................................................59

DIVIDENDS........................................................................................................59

FPC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................60
     General.....................................................................................................60
     Three Months Ended March 31, 1997 Compared to Three Months Ended March 31, 1998.............................62
     Year Ended December 31, 1996 Compared to Year Ended December 31, 1997.......................................63

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1996.......................................63
     Year Ended December 31, 1994 Compared to Year Ended December 31, 1995.......................................64
     Liquidity and Capital Resources.............................................................................65

BUSINESS OF FPC..................................................................................................67
     Services....................................................................................................67
     Operations..................................................................................................67
     Properties..................................................................................................69
     Employees...................................................................................................69
     Litigation..................................................................................................69

PRINCIPAL STOCKHOLDERS...........................................................................................71

BUSINESS OF PHYCOR...............................................................................................74

COMPARISON OF RIGHTS OF FPC AND PHYCOR SHAREHOLDERS..............................................................76
     Classes and Series of Capital Stock.........................................................................76
     Class A Common Stock........................................................................................76
     Class B Common Stock........................................................................................76
     Class A Preferred Stock.....................................................................................77
     Class B Convertible Preferred Stock.........................................................................77
     Class C Convertible Preferred Stock.........................................................................77
     Size and Election of the Board of Directors.................................................................78
     Removal of Directors........................................................................................78
     Conversion, Dissolution and Redemption......................................................................78
     Amendment or Repeal of the Certificate of Incorporation or Charter and Bylaws...............................79
     Special Meetings of Shareholders............................................................................80
     Liability of Directors......................................................................................80
     Indemnification of Directors and Officers...................................................................80
     Change of Control...........................................................................................80
     Shareholder Rights Agreement................................................................................81

EXPERTS..........................................................................................................82

LEGAL MATTERS....................................................................................................82

ADDITIONAL INFORMATION...........................................................................................82

CONSOLIDATED FINANCIAL STATEMENTS OF FIRST PHYSICIAN CARE, INC..................................................F-1

Annex A           Agreement and Plan of Merger by and among PhyCor, Inc., Falcon Acquisition Sub, Inc. and First
                  Physician Care, Inc., as amended..............................................................A-1

Annex B           Opinion of Donaldson, Lufkin & Jenrette Securities Corporation................................B-1

Annex C           Form of Proxy.................................................................................C-1

Annex D           Text of Section 262 of the Delaware General Corporation Law...................................D-1

Annex E           Amended and Restated Consulting and Non-Compete Agreement by and among Stephen A. George, M.D.,
                  PhyCor, Inc. and First Physician Care, Inc....................................................E-1

                              AVAILABLE INFORMATION

         PhyCor has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the shares of PhyCor Common Stock to be issued in connection with the Merger (including exhibits and amendments thereto, the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus-Proxy Statement omits certain information contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement.

         PhyCor is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Citicorp Center, Chicago, Illinois 60601. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The PhyCor Common Stock is quoted on the Nasdaq National Market, and such reports, proxy statements and other information with respect to PhyCor can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                              --------------------

         PhyCor was incorporated in Tennessee in January 1988. Unless the context requires otherwise, references in this Prospectus-Proxy Statement to "PhyCor" refer to PhyCor, Inc., and its subsidiaries. PhyCor's executive offices are located at 30 Burton Hills, Suite 400, Nashville, Tennessee 37215, and its telephone number is (615) 665-9066.

                              --------------------

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         This Prospectus-Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Copies of such reports, proxy statements and other information filed by PhyCor, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference, are available without charge, upon written or oral request, from the Secretary of PhyCor, Inc., 30 Burton Hills Boulevard, Suite 400, Nashville, Tennessee 37215, telephone (615) 665-9066.

         The following documents previously filed by PhyCor with the Commission are incorporated by reference into this Prospectus-Proxy Statement:

                   1. PhyCor's Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, for the fiscal year ended December 31, 1997.

                   2. PhyCor's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                   3. PhyCor's Current Report on Form 8-K filed January 8, 1998.

                   4. PhyCor's Current Report on Form 8-K filed January 16,
         1998.

                   5. PhyCor's Current Report on Form 8-K filed March 21, 1998.

                   6. PhyCor's Current Report on Form 8-K filed April 29, 1998.


                   7. PhyCor's Current Report on Form 8-K filed June 3, 1998.



                   8. The description of PhyCor Common Stock and associated preferred stock purchase rights contained in PhyCor's Registration Statements on Form 8-A dated January 8, 1992 and March 8, 1994, respectively.


         All documents filed by PhyCor pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus-Proxy Statement and prior to termination of the offering of PhyCor Common Stock hereunder shall be deemed to be incorporated by reference into this Prospectus-Proxy Statement and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purpose hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) is modified or superseded by such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         All information contained in this Prospectus-Proxy Statement or incorporated herein by reference with respect to PhyCor was supplied by PhyCor, and all information contained in this Prospectus-Proxy Statement with respect to FPC was supplied by FPC. Although neither PhyCor nor FPC has actual knowledge that would indicate that any statements or information (including financial statements) relating to the other party contained or with respect to PhyCor, incorporated by reference herein, are inaccurate or incomplete, neither PhyCor nor FPC warrants the accuracy or completeness of such statements or information as they relate to the other party.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS-PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS-PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS-PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONCERNING PHYCOR OR FPC CONTAINED IN THIS PROSPECTUS-PROXY STATEMENT IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS-PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS-PROXY STATEMENT IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

                                     SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Prospectus-Proxy Statement, including the Annexes hereto, which are a part of this Prospectus-Proxy Statement. This Summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information contained in this Prospectus-Proxy Statement, the Annexes hereto and the documents incorporated by reference herein. Certain capitalized terms used in this Summary are defined elsewhere in this Prospectus-Proxy Statement.

THE COMPANIES

         PhyCor, Inc. PhyCor is a physician practice management ("PPM") company that acquires and operates multi-specialty medical clinics and develops and manages independent practice associations ("IPAs"). As of March 31, 1998, PhyCor operated 55 clinics with approximately 3,800 physicians in 28 states and managed IPAs with over 21,500 physicians in 34 markets. As of such date, physicians employed by clinics managed by PhyCor provided capitated medical services to approximately 1,227,000 members under prepaid health plans, including approximately 184,000 Medicare members. The clinics managed by PhyCor provide a wide range of primary and specialty physician care and ancillary services. PhyCor acquires certain assets of established clinics and operates each clinic under a long-term service agreement with an affiliated multi-specialty physician group practicing exclusively through the clinic. Pursuant to the service agreement, PhyCor generally manages all aspects of the clinic other than the provision of medical services, which is controlled by the physician groups. PhyCor, under the terms of the service agreement, provides the physician group with the equipment and facilities used in their medical practices, manages clinic operations, employs most of the clinic's non-physician employees, other than certain diagnostic technicians, and receives a service fee. Under substantially all of its service agreements, PhyCor receives a service fee equal to the clinic expenses it has paid plus percentages of operating income of the clinic (net clinic revenue less certain contractually agreed upon clinic expenses before physician distributions) plus, in some cases, percentages of net clinic revenue. As clinic operating income improves, whether as a result of increased revenue or lower expenses, PhyCor's service fees increase. PhyCor's objective is to organize physicians into professionally managed networks that assist physicians in assuming increased responsibility for delivering cost-effective medical care while attaining high-quality clinical outcomes. See "BUSINESS OF PHYCOR."


         In May 1998, PhyCor purchased PrimeCare International, Inc. ("PCI"), a physician practice management company serving southern California. PCI's operations include a 69-physician multi-speciality group, an 83-bed hospital, a surgery center and a network of 10 IPAs consisting of 210 primary care physicians and approximately 2,000 affiliated specialty physicians. PhyCor also announced that it has entered into an interim management agreement and letter of intent to acquire certain assets and enter into a long-term service agreement with Watson Clinic, a 167-physician multi-specialty group based in Lakeland, Florida. In December 1997, PhyCor announced an agreement to purchase Seattle-based CareWise, Inc., a nationally recognized leader in the health care decision support industry.


         On April 22, 1998, PhyCor announced that it recorded in the first quarter of 1998, a pre-tax charge to earnings of approximately $14 million relating to the termination of its proposed merger with MedPartners, Inc. ("MedPartners") and approximately $22 million in pre-tax restructuring charges relating to costs to provide for consolidating facilities and clinic operations and reduced overhead costs. PhyCor had previously announced plans to restructure or divest seven of its multi-specialty clinic operations with approximately 370 physicians. In connection with these plans, PhyCor recorded a pre-tax charge for asset revaluation of approximately $83 million in the fourth quarter of 1997, of which approximately $70 million represents intangible asset value. Three of the seven clinics to which the charge relates involve relationships that are being terminated as a result of a variety of negative operating and market issues, including market position, clinic demographics, operating results, physician relations and ongoing viability of the medical group. The total net revenue for these clinics was $25.5 million and $26.5 million for 1997 and 1996, respectively. The remaining four multi-specialty clinics to which the charge relates represent the Company's earliest developments of multi-specialty clinics through the formation of new groups. The clinics involved were considered to have an impairment of certain current assets, property and equipment, other assets and, primarily, intangible assets because of the termination by certain groups of physicians within a larger clinic of their relationship with the Company and the anticipated impact of such terminations on the Company's future cash flows. Total net revenue for these four clinics was $88.4 million and $78.7 million for 1997 and 1996, respectively. The Company has modified its approach to this type of group formation and its recent group formations have proven successful. The net revenue and total assets of new group formations not included in the non-recurring charge totaled $38.7 million and $61.4 million, respectively, in 1997, and $13.0 million and $37.2 million, respectively, in 1996. Exclusive of these non-recurring costs, these restructuring plans are not expected to adversely affect PhyCor's earnings targets for 1998. The effect of these restructuring plans could vary from PhyCor's expectations based upon continued developments, including the actual amount of expenditures required in connection with PhyCor's restructuring plans and other factors, risks and uncertainties applicable to PhyCor's business described herein. See "RISK FACTORS."

         On April 27, 1998, PhyCor announced that in order to recognize the impact of various events and trends relating to the physician practice management segment of the health care industry, effective April 1, 1998, it changed its policies regarding amortization and adopted a maximum of 25 years as the useful life for amortization of its intangible assets. If these shorter amortization periods had been applied as of January 1, 1997, the Company's 1997 diluted earnings per share would have been reduced by $0.10 per share. On the same basis, the Company's first quarter 1998 diluted earnings would have been reduced by $0.03 per share.

         At March 31, 1998, PhyCor had consolidated assets of approximately $1.7 billion, consolidated shareholders' equity of approximately $737 million and, employed directly or indirectly through wholly-owned subsidiaries, approximately 19,000 persons.

         PhyCor was incorporated under the laws of Tennessee in 1988. Its principal executives offices are located at 30 Burton Hills Boulevard, Suite 400, Nashville, Tennessee 37215, and its telephone number is (615) 665-9066.


         First Physician Care, Inc. FPC was incorporated in Delaware in June 1993 for the purpose of delivering and managing the delivery of primary care and certain multi-specialty medical services through multi-sited, community-based medical groups and IPAs. FPC currently manages the non-medical aspects of three physician groups pursuant to long-term service agreements (the "Managed Group Practices"). FPC owns the non-medical assets related to the Managed Group Practices. The Managed Group Practices are comprised of (i) 15 full-time and part-time physicians at two sites in the St. Louis, Missouri/Alton, Illinois market, (ii) 53 full-time and part-time physicians at 19 sites in the Dallas/Fort Worth, Texas market and (iii) 10 full-time and part-time physicians at one site in the New York, New York market. FPC also directly delivers primary care and certain specialty medical services through three wholly-owned subsidiaries including (a) a primary care group of 49 full-time and part-time physicians at 15 sites in the Tampa and St. Petersburg, Florida markets, (b) a primary care and multi-specialty group of 31 full-time and part-time physicians at two sites in the Boca Raton and West Palm Beach, Florida markets and (c) a primary care group of three full-time physicians at two sites in the Atlanta, Georgia market (collectively, these groups are referred to herein as the "FPC Group Practices"). FPC also owns one IPA in the New York, New York market.



         As of June 18, 1998, FPC employed 1,115 individuals, including 27 in its corporate office, 163 in the South Florida market group practices, 359 in the Tampa Bay market group practices, 19 in the Atlanta market group practices, 124 in the St. Louis market group practices, 389 in the Dallas/Fort Worth market group practices and 34 in the New York market group practices.

         FPC's executive offices are located at 3200 Windy Hill Road, Suite 400 West, Atlanta, Georgia, 30339, and its telephone number is (770) 980-9800.

         Falcon Acquisition Sub, Inc. The Subsidiary was incorporated on December 18, 1997 for purposes of the transactions contemplated by the Merger Agreement. The Subsidiary currently provides management services to FPC pursuant to a management agreement dated as of May 18, 1998. The Subsidiary manages the day-to-day operations of FPC in exchange for a management fee equal to 15% of FPC's pre-tax income. The principal offices of the Subsidiary are located at 30 Burton Hills Boulevard, Suite 400, Nashville, Tennessee 37215, and its telephone number is (615) 665-9066.

RISK FACTORS

         Certain risks and uncertainties relating to the Merger, PhyCor and the health care industry should be considered carefully by the holders of FPC Capital Stock in evaluating the Merger, including, but not limited to, the businesses of PhyCor and FPC, PhyCor's future business prospects, PhyCor's dependence on its affiliated physicians, PhyCor's ability to acquire additional clinics, the adequacy of PhyCor's capital resources, the future profitability of PhyCor's capitated fee arrangements and increased scrutiny of health care arrangements, in general. See "RISK FACTORS."

SPECIAL MEETING


         At the Special Meeting, the holders of FPC Voting Stock will consider and vote upon the recommendation of the FPC Board to approve and adopt the Merger and to approve the Change of Control Payments. Holders of record of FPC Class A Common Stock, Class B Convertible Preferred Stock and Class C
Convertible Preferred Stock at the close of business on June   , 1998 (the
"Record Date") are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. Holders of record of FPC Class A Preferred Stock at the close of business on the Record Date are also entitled to notice of the Special Meeting and to vote upon the approval and adoption of the Merger Agreement, but are not entitled to vote on the Change of Control Payments, and may not be entitled to vote with respect to any other matters as may properly come before the Special Meeting. Holders of FPC Class B Convertible Preferred Stock and Class C Convertible Preferred Stock are entitled to vote on the Merger based upon the number of shares of Class A Common Stock that would result from the conversion of the shares of each respective class of Preferred Stock. As of June 18, 1998, there were 4,221,068 shares of FPC Class A Common Stock issued and outstanding, 200,000 shares of FPC Class A Preferred Stock issued and outstanding, 110,000 shares of Class B Convertible Preferred Stock issued and outstanding (which are entitled to vote as if converted into 4,235,425 shares of Class A Common Stock) and 12,000 shares of Class C Convertible Preferred Stock issued and outstanding (which are entitled to vote as if converted into 120,000 shares of Class A Common Stock). Each share of FPC Class A Common Stock is entitled to one vote at the Special Meeting. Shares of FPC Class A Preferred Stock are not entitled to vote on all matters, but will be entitled to vote at the Special Meeting with respect to the proposal to approve and adopt the Merger Agreement and will vote separately as a class. For additional information relating to the Special Meeting, see "THE SPECIAL MEETING."


VOTES REQUIRED

         Approval and adoption of the Merger Agreement by the stockholders of FPC requires the affirmative vote of a majority of the outstanding shares of the FPC Voting Stock (voting together as a class, with holders of the FPC Class B Convertible Preferred Stock and FPC Class C Convertible Preferred Stock being entitled to cast the same number of votes as they would be entitled to cast had they converted such securities into FPC Class A Common Stock) and the affirmative vote of 66 2/3% of the outstanding shares of FPC Class A Preferred Stock. Approval of the Change of Control Payments requires the affirmative vote of the holders of 75%, excluding those shares held by

Dr. George, of the outstanding FPC Voting Stock (voting together as a class, with holders of the FPC Class B Convertible Preferred Stock and Class C Convertible Preferred Stock being entitled to cast the same number of votes as they would be entitled to cast had they converted such securities into Class A Common Stock). As of June 18, 1998, the directors and executive officers of FPC and other affiliates of FPC beneficially owned an aggregate of 3,264,545 shares of FPC Capital Stock (excluding shares issuable upon exercise of options and convertible securities), representing approximately 83.56% of the votes attributable to shares of FPC Voting Stock and 100.00% of the shares of FPC Class A Preferred Stock outstanding on such date. As of such date, 103 non-affiliated stockholders held the remaining shares of FPC Voting Stock. Stephen A. George, M.D., Andrew B. Adams, M.D., Kelly J. DeKeyser, Donald B. Smallwood, Karl A. Hardesty, Michael A. Jutras, M.D., Welsh, Carson, Anderson & Stowe, VI, L.P. ("WCAS"), Sprout Capital VI, L.P., Sprout Growth II, L.P. and DLJ Capital Corporation each have granted an irrevocable proxy to Joseph C. Hutts, Chairman, President and Chief Executive Officer of PhyCor, and Steven R. Adams, Vice President of PhyCor, to vote the shares of FPC Capital Stock beneficially owned by them at the Special Meeting. Messrs. Hutts and Adams intend to vote such shares in favor of approval and adoption of the Merger Agreement and in favor of approval of the Change of Control Payments.


         In the event that the Merger Agreement is not approved and adopted by FPC's stockholders, the Merger Agreement may be terminated by FPC or PhyCor in accordance with its terms. See "THE SPECIAL MEETING--Votes Required" and "THE MERGER--Termination."

THE MERGER


         Terms of the Merger. Pursuant to the Merger Agreement, the Subsidiary will merge with and into FPC at the effective time of the Merger (the "Effective Time"), with FPC being the surviving corporation (the "Surviving Corporation"). The Subsidiary's Certificate of Incorporation, as amended and existing at the Effective Time, and the Bylaws of Subsidiary in effect at the Effective Time, will govern the Surviving Corporation until amended or repealed in accordance with applicable law. At the Effective Time, (i) each outstanding share of FPC Class A Common Stock will be converted into the right to receive 0.207179 shares of PhyCor Common Stock, (ii) each outstanding share of FPC Class A Preferred Stock will be converted into the right to receive 3.830839 shares of PhyCor Common Stock, (iii) each outstanding share of FPC Class B Convertible Preferred Stock will be converted into the right to receive 7.977189 shares of PhyCor Common Stock and (iv) each outstanding share of FPC Class C Convertible Preferred Stock will be converted into the right to receive 2.071790 shares of PhyCor Common Stock. The Exchange Ratios assume the exercise as of or prior to the Effective Time of (i) options to purchase 172,584 shares of FPC Class A Common Stock, 76,084 of which are currently vested or are expected to vest prior to the Effective Time and 96,500 of which will become vested at the Effective Time as a result of the Merger and (ii) options to purchase 53,200 shares of FPC Class A Common Stock, which options will not be vested at the Effective Time or vest as a result of the Merger. The Exchange Ratios do not assume the exercise as of or prior to the Effective Time of 428,095 options that are currently vested or are expected to vest prior to the Effective Time or 242,750 options which will become vested at the Effective Time as a result of the Merger because the exercise prices of these options (as adjusted to give effect to the Exchange Ratios) are, in each case, higher than the $17.94 closing sales price of the PhyCor Common Stock on May 18, 1998 (the date of execution of the amendment to the Merger Agreement). Fractional shares of PhyCor Common Stock will not be issuable in connection with the Merger. Holders of FPC Capital Stock will receive cash (without interest) in lieu of fractional shares of PhyCor Common Stock. See "THE MERGER."


         In addition, at the Effective Time, all options to purchase shares of FPC Capital Stock which are outstanding at such time, whether or not then vested or exercisable, will immediately become options to purchase PhyCor Common Stock, and PhyCor will assume each such option and each stock option plan under which it was issued, or, at the election of PhyCor, PhyCor will issue options under PhyCor's stock option plans in substitution thereof. The number of shares of PhyCor Common Stock subject to each stock option assumed, or substituted therefor, and the exercise prices for such shares will be adjusted to give effect to the Exchange Ratios. See "THE MERGER--Certain Covenants." Further, FPC is contractually obligated to deliver an aggregate of 1,547,200 shares of its Class A Common Stock to physicians of certain Managed Group Practices at specified future dates, and it is anticipated that such rights will become rights to receive a number of shares of PhyCor Common Stock determined by giving effect to the Common Stock Exchange Ratio.


         Recommendations of the Board of Directors. The FPC Board has approved the Merger Agreement and the Change of Control Payments and recommends a vote FOR approval and adoption of the Merger Agreement and FOR approval of the Change of Control Payments by the stockholders of FPC. The FPC Board believes that the terms of the Merger are in the best interests of FPC and its stockholders.


         Opinion of Financial Advisor. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has acted as financial advisor to FPC in connection with the Merger and has delivered to the FPC Board its written opinion dated June 10, 1998 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Common Stock Exchange Ratio was fair, from a financial point of view, to the holders of FPC Class A Common Stock. The full text of the written opinion of DLJ, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this Prospectus-Proxy Statement and should be read carefully and in its entirety. DLJ'S opinion is directed only to the fairness of the Common Stock Exchange Ratio from a financial point of view, does not address the fairness of the other Exchange Ratios or any other aspect of the Merger or related transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting. FPC did not seek, and DLJ did not deliver, an opinion with respect to the consideration to be paid in the Merger to holders of FPC Capital Stock, other than the holders of FPC Common Stock. Affiliates of DLJ own approximately 12% of the outstanding FPC Class A Common Stock, 30% of the outstanding FPC Class A Preferred Stock and 27% of the outstanding FPC Class B Convertible Preferred Stock, and, as a result, DLJ is not independent. For its services in rendering its opinion, DLJ is entitled to a fee that is based in part on the value of the Merger consideration and would have equaled $0.9 million and $0.5 million using the closing sales prices of the PhyCor Common Stock on December 19, 1997 and June 18, 1998, respectively. See "THE MERGER--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation."


         Effective Time of the Merger. The Merger will become effective upon the filing by Subsidiary and FPC of a Certificate of Merger under the General Corporation Law of the State of Delaware (the "DGCL"), or at such later time as may be specified in such Certificate of Merger. The Merger Agreement requires that this filing be made as soon as practicable following satisfaction or waiver of the various conditions to the Merger set forth in the Merger Agreement, or at such other time as may be agreed by PhyCor, Subsidiary and FPC. See "THE MERGER--Effective Time of the Merger" and "--Conditions to the Merger."

         Exchange of Certificates. At least two business days prior to the date FPC provides notices to its stockholders of the Special Meeting, PhyCor and FPC will enter into an agreement with First National Bank of North Carolina (the "Exchange Agent") which will provide that PhyCor shall deposit with the Exchange Agent, for the holders of FPC Capital Stock, for exchange pursuant to the Merger Agreement, through the Exchange Agent, (i) as soon as practicable (but in any event within five business days) after such agreement has been entered into, certificates representing the shares of PhyCor Common Stock issuable pursuant to the Merger Agreement and (ii) at least two business days prior to the Effective Time, cash in an amount equal to the aggregate amount required to be paid to holders of FPC Capital Stock in lieu of fractional interests of PhyCor Common Stock and any dividends or distributions to which such holder is entitled pursuant to the Merger. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE MERGER--Exchange of Certificates."

         Representations and Warranties. The Merger Agreement contains certain representations and warranties made by each of the parties thereto. See "THE MERGER--Representations and Warranties."

         Conditions to the Merger. The obligations of PhyCor and FPC to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) obtaining the requisite approval of FPC's stockholders, (ii) the absence of any injunction prohibiting consummation of the Merger, (iii) in the case of FPC, the receipt of a legal opinion with respect to certain tax consequences of the Merger and (iv) qualification of the Merger as a pooling of interests. See "THE MERGER--Federal Income Tax Consequences," "--Accounting Treatment" and "--Conditions to the Merger." Each party may waive any of the conditions to its obligations to consummate the Merger. In the event that the waiver of a condition by FPC would materially and adversely affect the Merger consideration, the tax consequences of the Merger to FPC's stockholders or any other terms of the transaction, PhyCor would file an amendment to the Registration Statement of which this Prospectus-Proxy Statement forms a part and FPC would provide supplemental proxy information to its stockholders and, if the Special Meeting has not been held, the opportunity to revoke previously delivered proxies or, if the Special Meeting has been held, notice of another Special Meeting to consider the Merger.

         Regulatory Approvals. The HSR Act provides that certain business mergers (including the Merger) may not be consummated until certain information has been furnished to the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. On January 22, 1998, PhyCor and FPC made their respective filings with the DOJ and the FTC with respect to the Merger Agreement. On February 13, 1998, the DOJ and the FTC granted PhyCor and FPC early termination of the HSR Act waiting period. Notwithstanding the early termination of the HSR Act waiting period, at any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws, including requesting additional information, seeking to enjoin the consummation of the Merger or seeking the divestiture by PhyCor of all or any part of the stock or assets of FPC. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge were made, that it would not be successful.

         The operations of PhyCor and FPC are subject to a substantial body of federal, state, local and accrediting body laws, rules and regulations relating to the conduct, licensing and development of health care businesses and facilities. As a result of the Merger, certain of the licenses for facilities operated by FPC may be deemed to have been transferred, requiring the consents or approvals of various state licensing and health planning agencies. In some instances, new licenses may be required to be obtained. In addition, certain of the arrangements between FPC and third-party payors may be deemed to have been transferred, requiring the approval and consent of such payors. See "THE MERGER--Regulatory Approvals."


         Interests of Certain Persons in the Merger; Approval of Change of Control Payments. In considering the recommendation of the FPC Board with respect to the Merger Agreement and the Change of Control Payments and the transactions contemplated thereby, stockholders should be aware that certain members of the management of FPC and the FPC Board have interests in the Merger that are in addition to the interests of stockholders of FPC generally. Specifically, the executive officers and directors own options to purchase 222,750 shares of FPC Class A Common Stock that will become immediately exercisable as a result of the Merger. Stephen A. George, M.D., Chairman, Chief Executive Officer and President of FPC, has entered into an Amended and Restated Consulting and Non-Compete Agreement (the "Consulting Agreement") with PhyCor that provides for services and payments after the Merger. Additionally, pursuant to his employment agreement with FPC, Dr. George will be entitled to receive $300,000 payable in twelve monthly installments as a severance payment. The Change of Control Payments payable to Dr. George are conditioned on the completion of the Merger and will be due and owing if the Merger is approved. If the Merger is not approved by FPC's stockholders, or is otherwise not completed, Dr. George will not be entitled to the Change of Control Payments. FPC is taking steps, including obtaining stockholder approval of the Change of Control Payments to ensure that the Change of Control Payments do not result in excise tax liability under Section 4999 of the Code. In the event, however, that any portion of the Change of Control Payments do result in the imposition of such excise tax liability, PhyCor will pay such amounts on behalf of Dr. George and will provide additional compensation to him to offset the effect of such taxes. FPC has been advised by legal counsel that tax liability under Section 4999 of the Code should not be imposed if the Change of Control Payments are approved by the holders of 75%, excluding those shares held by Dr. George, of the outstanding FPC Voting Stock (voting together as a class, with holders of the FPC Class B Convertible Preferred Stock and Class C Convertible Preferred Stock being entitled to cast the same number of votes as they would be entitled to cast had they converted such securities into Class A Common Stock). In addition to the severance payments to Dr. George, PhyCor will make severance payments to each of FPC's other executive officers. Andrew B. Adams, M.D., the Executive Vice President of Managed Care Services of FPC, and Karl A. Hardesty, the Senior Vice President and Chief Financial Officer of FPC, will be entitled under the terms of their existing employment agreements to receive $200,000 and $73,500, respectively, if they voluntarily terminate their employment following the Merger. PhyCor has also agreed to pay Donald B. Smallwood, the Executive Vice President of Managed Care Services of FPC, and Kelly J. DeKeyser, the Executive Vice President of Clinic Operations of FPC, $82,500 and $60,000, respectively, upon their involuntary termination of employment. See "THE MERGER--Interests of Certain Persons in the Merger,""--Certain Covenants" and "PROPOSAL TO APPROVE CHANGE OF CONTROL PAYMENTS."


         Termination. The Merger Agreement may be terminated at any time prior to the Effective Time in a number of circumstances, which include, among others:
(a) by the mutual consent of FPC, the Subsidiary and PhyCor; (b) by either FPC or PhyCor if (i) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by the holders of FPC Capital Stock shall not have been obtained, (ii) the Merger shall have not been consummated by June 30, 1999, provided that the terminating party shall not have willfully and materially breached its obligations under the Merger Agreement, (iii) a court or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order shall have become final and nonappealable, or (iv) the conditions to the obligations of such party shall be satisfied and such obligations of the other party are not capable of being satisfied by June 30, 1999; (c) by FPC if (i) the FPC Board, prior to approval of the Merger by the stockholders of FPC, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, determines not to recommend the Merger to FPC's stockholders or shall have withdrawn such recommendation or approval, or recommended or endorsed any Acquisition Transaction (as defined hereinafter); or (ii) the Closing Price of the PhyCor Common Stock is equal to or less than $11.00 unless PhyCor agrees to increase the Exchange Ratios such that the aggregate value of the shares of PhyCor Common Stock to be received by FPC's stockholders is equal to $11.00 times the number of shares to be received by FPC's stockholders using the current Exchange Ratios. See "THE MERGER--Termination."



         In the event that the Closing Price of the PhyCor Common Stock is less than $11.00 per share, the FPC Board intends to reconsider its determination that the Merger is in the best interests of its stockholders. It is anticipated that such reconsideration would include an analysis of the various factors set forth herein under "THE MERGER - Reasons for the Merger; Recommendation of the Board of Directors" in light of then existing circumstances and market conditions, the actual Closing Price and any information FPC may have received from its stockholders in connection with the solicitation of proxies for the Special Meeting. If the FPC Board continues to believe that the Merger is in the best interests of its stockholders, PhyCor would amend the Registration Statement of which this Prospectus-Proxy Statement forms a part, and FPC would provide its stockholders with notice of another special meeting to consider the Merger. If the FPC Board does not continue to believe the Merger is in the best interests of its stockholders, FPC would exercise its termination right subject to PhyCor's electing to increase the Exchange Ratios as discussed above. See "THE MERGER - Termination."


         Break-Up Fee, Third Party Bids. In the event that the Merger Agreement is terminated as a result of the FPC Board, in the exercise of its fiduciary duties under applicable law, approving, recommending or endorsing an Acquisition Transaction and within one year after the effective date of such termination, FPC is the subject of an Acquisition Transaction with any Person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), then at the time of the execution by FPC of a definitive agreement with respect thereto, FPC shall pay PhyCor a break-up fee of 3% of the aggregate consideration that PhyCor would have paid to FPC if the Merger had been consummated. Such break-up fee would have equaled approximately $1.7 million based on the $15.57 closing sales price of PhyCor Common Stock on June 18, 1998. See "THE MERGER--Break-Up Fee."



         Irrevocable Proxies. As a condition to PhyCor entering into the Merger Agreement, Stephen A. George, M.D., Andrew B. Adams, M.D., Kelly J. DeKeyser, Donald B. Smallwood, Karl A. Hardesty, (each an executive officer of FPC), Michael A. Jutras, M.D. (a director of FPC), Sprout Capital VI, L.P., Sprout Growth II, L.P., DLJ Capital Corporation and WCAS, who beneficially owned shares representing approximately 81.55% of the votes attributable to outstanding FPC Voting Stock and 96.81% of the outstanding shares of FPC Class A Preferred Stock as of June 18, 1998, granted irrevocable proxies to Messrs. Hutts and Adams to vote their respective shares of FPC Capital Stock (and any other shares of FPC Capital Stock acquired after the date of the Merger Agreement, including shares acquired pursuant to the exercise of any rights to purchase or otherwise acquire shares) at the Special Meeting.


         Accounting Treatment. It is intended, and a condition to the consummation of the Merger, that the Merger be accounted for as a pooling of interests; provided, however, that if PhyCor or Subsidiary take or omit to take any action that prevents the Merger from so qualifying, PhyCor will remain obligated to consummate the Merger. See "THE MERGER--Accounting Treatment."

         Federal Income Tax Consequences. The Merger is intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger so qualifies, in general, no gain or loss will be recognized by a holder of FPC Capital Stock who exchanges such stock for PhyCor Common Stock pursuant to the Merger except that (i) gain or loss may be recognized to the extent of cash received in lieu of fractional shares of PhyCor Common Stock and (ii) gain may be recognized to the extent that PhyCor pays, on behalf of such holder, any "transfer taxes" imposed on such holder by virtue of the Merger. Each FPC stockholder's aggregate tax basis in the PhyCor Common Stock received in the Merger will be equal to his or her aggregate tax basis in the FPC Capital Stock surrendered in the Merger, and his or her holding period for the PhyCor Common Stock will include the holding period for the FPC Capital Stock surrendered. It is the opinion of Mayor, Day, Caldwell & Keeton, L.L.P. that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that the federal income tax consequences of the Merger to FPC's stockholders will be as described herein. See "THE MERGER--Federal Income Tax Consequences" for a more detailed description of the above federal income tax matters.

         Resale Restrictions. All shares of PhyCor Common Stock received by holders of FPC Capital Stock in the Merger will be freely transferable, except that shares of PhyCor Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of

FPC at the time of the Special Meeting may be resold by such persons only in certain permitted circumstances. See "THE MERGER--Resale of PhyCor Common Stock by Affiliates."

         Appraisal Rights. Holders of FPC Capital Stock are entitled to appraisal rights as a result of the Merger. Holders who perfect appraisal rights may obtain payment of the fair value of their shares in accordance with Section 262 of the DCGL, a copy of which is included herein as Annex D. See "APPRAISAL RIGHTS OF FPC STOCKHOLDERS."

         Nasdaq Listing. A listing application will be filed with the Nasdaq National Market to list the shares of PhyCor Common Stock to be issued to the holders of FPC Capital Stock in the Merger. Although no assurance can be given that the Nasdaq National Market will accept such shares of PhyCor Common Stock for listing, PhyCor and FPC anticipate that these shares will qualify for listing. It is a condition to the obligation of PhyCor and FPC to consummate the Merger that such shares of PhyCor Common Stock be approved for listing on the Nasdaq National Market upon official notice of issuance at the Effective Time. See "THE MERGER--Nasdaq National Market Listing."

COMPARISON OF RIGHTS OF FPC STOCKHOLDERS AND PHYCOR SHAREHOLDERS

         Upon consummation of the Merger, FPC stockholders will become PhyCor shareholders. There are differences between the rights of FPC stockholders and the rights of PhyCor shareholders as a result of certain differences between Delaware and Tennessee law and between the governing instruments of FPC and PhyCor. The material differences include the following: (i) directors of PhyCor are divided into three classes and serve staggered terms while directors of FPC do not; (ii) holders of 75% of the shares of FPC Voting Securities are parties to a voting agreement with respect to the election of directors and, as a result, can control the composition of the FPC Board; (iii) directors of FPC can be removed with or without cause while PhyCor directors can be removed only for cause; (iv) special meetings of stockholders may be called by holders of 25% of the outstanding shares of capital stock of FPC as compared to 10% of the outstanding shares of capital stock of PhyCor; and (v) the ability of a third party to effect a change of control of PhyCor may be somewhat more restricted as a result, in part, of differences in Delaware and Tennessee law and the fact that PhyCor has adopted a shareholder rights plan while FPC has not. See "COMPARISON OF RIGHTS OF FPC AND PHYCOR SHAREHOLDERS."

MARKET AND MARKET PRICE


         PhyCor Common Stock is listed under the symbol "PHYC" on the Nasdaq National Market. The closing sales prices of PhyCor Common Stock as reported on the Nasdaq National Market on December 19, 1997, the last business day preceding public announcement of the Merger, was $26.88, and on June 18, 1998 was $15.57. The chart below shows the value of each Exchange Ratio based on these closing sales prices and on $11.00, which is the price below which FPC has termination rights pursuant to the Merger Agreement.

                                                                      EXCHANGE RATIOS
                                           --------------------------------------------------------------------
                                                                                  Class B            Class C
                                                                Class A          Convertible        Convertible
                                           Common Stock        Preferred         Preferred          Preferred
                                           ------------        ---------         -----------        -----------
Stock Price of:
     $26.88
         Single                                $5.57            $102.97            $214.43            $55.69
         Aggregate (1)                         33.4               20.6               23.6               0.7

     $15.57
         Single                                 3.22              59.62             124.15             32.24
         Aggregate (1)                         19.6               11.9               13.7               0.4

     $11.00
         Single                                 2.28              42.14              87.75             22.79
         Aggregate (1)                         13.7                8.4                9.7               0.3


---------------

(1)  Dollars in millions.

         FPC is a privately-held Delaware corporation. There has been no public trading market in the securities of FPC and, therefore, there is no historical per share price for FPC Capital Stock. See "MARKET PRICE DATA."

         Holders of FPC Capital Stock are advised to obtain current market quotations for PhyCor Common Stock. No assurance can be given as to the market price of PhyCor Common Stock at the Effective Time or at any other time.

COMPARATIVE PER SHARE INFORMATION

         The following summary presents selected comparative per share information (i) for each of PhyCor and FPC on a historical basis, (ii) for the combined companies on a pro forma basis giving effect to the Merger as a pooling of interests and (iii) for FPC on a pro forma equivalent basis giving effect to the Merger as a pooling of interests. This financial information should be read in conjunction with the historical consolidated financial statements of PhyCor and FPC and the related notes thereto contained elsewhere herein or in documents incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

         Neither PhyCor nor FPC has paid any cash dividends since inception. It is anticipated that PhyCor will retain all earnings for use in the expansion of the business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends will be at the discretion of the Board of Directors of PhyCor and will depend, among other things, upon PhyCor's earnings, capital requirements, financial condition and debt covenants. See "DIVIDENDS."

         The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the combined results of operations in future periods or future combined financial position.

                                                                          Year Ended                Three Months Ended
                                                                          December 31                    March 31
                                                               ------------------------------       -------------------
                                                                1995         1996        1997        1997         1998
                                                               -----        -----       -----       -----        ------
Net earnings (loss) per common share - diluted:                                                         (unaudited)
   PhyCor historical...............................            $0.41        $0.60       $0.05       $0.19        $(0.12)
   PhyCor pro forma combined.......................             0.31         0.46       (0.03)       0.18         (0.12)
   FPC historical (1)..............................            (1.93)       (2.74)      (1.07)      (0.14)        (0.16)
   FPC pro forma equivalent(2).....................             0.06         0.09       (0.01)      (0.04)        (0.02)

                                                                                                      March 31, 1998
Book value (deficit) per common share:                          December 31, 1997                       (unaudited)
                                                                -----------------                     --------------

   PhyCor historical...............................                  $11.01                               $11.11
   PhyCor pro forma combined.......................                   10.81                                10.91
   FPC historical (1)..............................                   (2.93)                               (2.86)
   FPC pro forma equivalent (2)....................                    2.22                                 2.24


--------------

(1) FPC calculations for the year ended December 31, 1997 and three month periods ended March 31, 1997 and March 31, 1998 are unaudited.
(2) FPC equivalent pro forma per share amounts are calculated by multiplying the respective PhyCor pro forma combined per share amounts by the Common Stock Exchange Ratio.

                  SELECTED CONSOLIDATED FINANCIAL DATA--PHYCOR

         The following table sets forth selected consolidated financial data which have been derived from the consolidated financial statements of PhyCor as of and for the years ended December 31, 1993 through 1997. The consolidated financial statements as of and for the years ended December 31, 1993 through 1997 have been audited by KPMG Peat Marwick LLP. The selected consolidated financial information as of and for the three month periods ended March 31, 1997 and 1998 are derived from unaudited consolidated financial statements, that in the opinion of PhyCor, reflect all adjustments necessary for a fair presentation of the results of PhyCor for those periods. The consolidated statement of operations data for the interim periods are not necessary indicative of results for subsequent periods or the full year. The information set forth below should be read in conjunction with and are qualified in their entirety by the consolidated financial statements and related notes which have been incorporated by reference herein.

                                                                                                     THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                               MARCH 31,
                                  --------------------------------------------------------------    ---------------------
                                     1993         1994          1995       1996        1997           1997       1998
                                     ----         ----          ----       ----        ----           ----       ----
STATEMENT OF OPERATIONS DATA                                                                            (unaudited)
Net revenue ...................   $167,381      $242,485      $441,596   $766,325   $1,119,594      $250,652   $ 322,695
Net operating expenses ........    155,580       223,355       395,452    684,593    1,078,429       222,631     323,845
                                  --------      --------      --------   --------   ----------      --------   ---------
Earnings (loss) from operations     11,801        19,130        46,144     81,732       41,165        28,021      (1,105)
Interest expense ..............      3,569         2,629         3,414     12,114       20,184         6,159       7,522
                                  --------      --------      --------   --------   ----------      --------   ---------

Earnings (loss) before income
taxes and minority interests ..      8,232        16,501        42,730     69,618       20,981        22,915      (7,927)
Income tax (benefit) expense
and minority interests ........      1,092         4,826        20,856     33,238       17,772        10,608        (429)
                                  --------      --------      --------   --------   ----------      --------   ---------
  Net earnings (loss) .........   $  7,140(1)   $ 11,675(1)   $ 21,874   $ 36,380        3,209        12,307      (7,498)
                                  ========      ========      ========   ========   ==========      ========   =========

Earnings (loss) per share (3)
  Basic .......................   $   0.31(1)   $   0.35      $   0.45   $   0.67   $     0.05      $    .21   $   (0.12)
                                  ========      ========      ========   ========   ==========      ========   =========
Diluted .......................   $   0.27      $   0.32      $   0.41   $   0.60   $     0.05(3)   $   0.19   $   (0.12)(3)
                                  ========      ========      ========   ========   ==========      ========   =========
Diluted-before nonrecurring
  charge ......................   $   0.27      $   0.32      $   0.41   $   0.60   $     0.85(3)   $   0.19   $    0.24(3)
                                  ========      ========      ========   ========   ==========      ========   =========
Weighted average shares
outstanding (4)
  Basic .......................     23,348        33,240        48,817     54,608       62,899        58,396      64,928
  Diluted .....................     26,571        43,427        53,662     61,096       66,934        63,549      64,928




                                                               DECEMBER 31,                                      MARCH 31,
                                  -----------------------------------------------------------------------       -----------
                                   1993            1994          1995             1996             1997             1998
                                   ----            ----          ----             ----             ----             ----
BALANCE SHEET DATA:                                         (in thousands)                                       (unaudited)
Working capital ..........       $ 46,927       $ 80,533       $111,420       $  182,553       $  203,301        $  199,824
Total assets .............        171,174        351,385        643,586        1,118,581        1,562,776         1,667,218
Long-term debt, less
current portion ..........         69,014         94,653        140,633          444,207          501,107           536,457
Total stockholders' equity         70,005        184,125        388,822          451,703          710,488           737,011

-------------------------------------------------------------------------------

(1) Excluding the effect of the utilization of a net operating loss carryforward to reduce income taxes in 1993 and 1994, net earnings and earnings per share-diluted would have been $5.1 million, or $0.19 per share, and $10.2 million, or $0.28 per share, in such years.
(2) Excluding the effect of the nonrecurring pre-tax charge to earnings relating to revaluation of assets of seven of the Company's affiliated clinics.
(3) Effective April 1, 1998, the Company adopted a maximum 25 years as the useful life for amortization of its intangible assets. If these shorter amortization periods had been applied as of January 1, 1997, the Company's diluted earnings per share and diluted earnings per share before the non-recurring charge would have been $(0.05) and $0.75 respectively, for 1997 and ($0.15) and $0.21, respectively for the three months ended March 31, 1998.
(4) Adjusted for the three-for-two stock splits effected in June 1996, September 1995 and December 1994.

                   SELECTED CONSOLIDATED FINANCIAL DATA -- FPC

         The selected consolidated financial data presented below is for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998. Information for the years ended December 31, 1993, 1994, 1995 and 1996 has been audited by Ernst & Young LLP. The selected consolidated financial data presented for the year ended December 31, 1997 and the three month periods ended March 31, 1997 and 1998 and as of December 31, 1997 and March 31, 1998 is derived from unaudited consolidated financial statements that, in the opinion of FPC, reflect all adjustments necessary for a fair presentation of the results of operations of FPC for the period. The consolidated statements of operations data for interim periods are not necessarily indicative of results for subsequent periods or the full year. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, and related notes and other financial information included elsewhere herein.

                                                                                                        THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,                          ENDED MARCH 31,
                                        --------------------------------------------------------     -------------------
                                           1993       1994        1995       1996(1)     1997(2)       1997        1998
                                        ---------    -------    -------      -------     -------     -------     -------
                                            (in thousands, except per share data)      (unaudited)      (unaudited)
STATEMENT OF OPERATIONS DATA:
Total revenue from owned FPC
   Group Practices ..................   $      --    $ 3,744    $19,718      $32,169     $25,701     $ 8,959     $ 9,153
Total revenue from Managed Group
   Practices ........................          --         --         --        5,422      52,267      10,655      11,573
                                        ---------    -------    -------      -------     -------     -------     -------
Total Revenue .......................          --      3,744     19,718       37,591      77,968      19,614      20,726
Less amounts retained by managed
   groups ...........................          --         --         --       (2,355)    (15,610)     (4,290)     (4,074)
                                        ---------    -------    -------      -------     -------     -------     -------
Net Revenue .........................          --      3,744     19,718       95,296      62,358      15,324      16,652

Operating costs and expenses:
   Cost of Medical Service ..........          --      2,264     12,189       17,375      17,357       4,284       4,641
   Clinic operations ................          --      2,303      9,042       19,558      41,626       9,813      10,637
   Corporate, general and
     administrative .................         474      2,172      3,181        4,211       5,559       1,181       1,233
   Depreciation and amortization ....           1        160        675        1,469       2,396         581         618
   Loss on impairment of long-term
     assets .........................          --         --         --          884          --          --          --
                                        ---------    -------    -------      -------     -------     -------     -------
Total operating costs and expenses ..         474      6,899     25,037       43,497      66,938      15,859      17,124

Other (income) expense ..............           5       (250)      (293)        (721)       (457)       (200)        117
                                        ---------    -------    -------      -------     -------     -------     -------
Net loss ............................   $    (480)   $(2,905)   $(5,026)     $(7,540)    $(4,123)    $  (335)    $  (589)

Cumulative dividends and accretion
   on Class A Preferred Stock .......          --         --       (109)      (1,007)     (1,595)       (389)       (324)
                                        ---------    -------    -------      -------     -------     -------     -------
Net loss attributable to common
   stockholders .....................   $    (480)   $(2,905)   $(5,135)     $(8,547)    ($5,718)    $  (724)    $  (913)
                                        =========    =======    =======      =======     =======     =======     =======

Net loss per common share ...........   $   (2.00)   $ (1.25)   $ (1.93)     $(2.74)      (1.07)     $  (.14)    $  (.16)
                                        ---------    -------    -------      -------     -------     -------     -------
Weighted average shares outstanding..         240      2,321      2,655        3,126       5,331       5,071       5,672


                                                            DECEMBER 31,                       DECEMBER 31,    MARCH 31,
                                            ---------------------------------------------      -----------     --------
                                               1993         1994         1995       1996          1997            1998
                                               ----         ----         ----       ----          ----            ----
                                                         (in thousands)                               (unaudited)
BALANCE SHEET DATA:
Working capital                               $2,486       $ 4,072      $ 1,610   $  3,437     $  4,714        $  4,820
Total assets                                   2,844        10,615       12,676     32,252       34,392          34,680
Long-term debt                                    --           458        2,482      7,315        9,274           9,975
Total common stockholders' deficit              (448)       (3,317)      (8,309)   (12,458)     (15,644)        (16,229)
------------------------------------------------------------------------------------------------------------------------

(1) Includes the operations of Doctors Walk-In Clinic from June 1, 1996, Riverbend Physicians & Surgeons from August 1, 1996 and Physician Capital Partners from December 1, 1996.

(2) Includes Eastside Physicians from August 1, 1997.

                                  RISK FACTORS

         In addition to the other information in this Prospectus-Proxy Statement, the following should be considered carefully by holders of FPC Capital Stock in evaluating the Merger. This discussion also identifies important cautionary factors that could cause PhyCor's actual results to differ materially from those projected in forward-looking statements of PhyCor included herein or incorporated herein by reference. In particular, forward-looking statements including, but not limited to, those regarding the integration of the operations of FPC, the achievement of certain benefits in the Merger, future business prospects, the acquisition of additional clinics, the development of additional IPAs, the adequacy of PhyCor's capital resources, the future profitability of capitated fee arrangements and other statements regarding trends relating to various revenue and expense items, could be affected by a number of risks and uncertainties including those described below.

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING BENEFITS OF THE MERGER

         The full benefits of a business combination of PhyCor and FPC will require the integration of each company's operational management. There can be no assurance that such actions will be successfully accomplished as rapidly as currently expected, if at all. Moreover, although the primary purpose of such actions will be to realize direct cost savings and other operating efficiencies, synergies and benefits, which PhyCor estimates will total approximately $4.0 million annually, there can be no assurance of the extent to which or whether such cost savings, efficiencies, synergies and benefits will be achieved.

         Acquisitions of PPM companies and physician practices entail the risks that such acquisitions will fail to perform in accordance with expectations and that PhyCor will be unable to successfully integrate such acquired businesses and physician practices into its operations. The profitability of PhyCor is largely dependent on its ability to develop and integrate networks of physicians, to manage and control costs and to realize economies of scale from acquisitions of PPM companies and physician practices. The histories, geographic locations, business models, including emphasis on managed care and fee-for-service, and cultures of acquired PPM businesses and physician practices may differ from PhyCor's past experiences. Dedicating management resources to the integration process may detract attention from the day-to-day business of PhyCor. Moreover, the integration of the acquired businesses and physician practices may require substantial capital and financial investments. PhyCor estimates that the costs of integrating the business operations will total approximately $6.4 million. These, together with other risks described herein, could result in the incurrence of substantial costs in connection with acquisitions that may never achieve revenue and profitability levels comparable to PhyCor's existing physician networks, which could have a material adverse effect on the operating results and financial condition of PhyCor.

NO ASSURANCE OF CONTINUED RAPID GROWTH

         PhyCor's continued growth will be primarily dependent upon its ability to achieve significant consolidation of multi-specialty medical clinics, to sustain and enhance the profitability of those clinics and to develop and manage IPAs. The process of identifying suitable acquisition candidates and proposing, negotiating and implementing an economically feasible affiliation with a physician group or formation or management of a physician network is lengthy and complex. Clinic and physician network operations require intensive management in a dynamic marketplace increasingly subject to cost containment pressures. There can be no assurance that PhyCor will be able to sustain its historically rapid rate of growth. The success of PhyCor's strategy to develop and manage IPAs is largely dependent upon its ability to form networks of physicians, to obtain favorable payor contracts, to manage and control costs and to realize economies of scale. Many of the agreements entered into by physicians participating in PhyCor managed IPAs are not exclusive arrangements. The physicians, therefore, could join competing networks or terminate their relationships with the IPAs. There can be no assurance that PhyCor will be successful in acquiring additional physician practice assets or PPMs, establishing new IPA networks or maintaining relationships with affiliated physicians.

ADDITIONAL FINANCINGS

         PhyCor's multi-specialty medical clinic acquisition and expansion program and IPA development program and management plans require substantial capital resources. The operations of existing clinics require ongoing capital expenditures for renovation and expansion and the addition of costly medical equipment and technology utilized in providing ancillary services. PhyCor, in certain circumstances, has acquired real estate in connection with clinic acquisitions. PhyCor will require additional financing for the development of additional IPAs and the expansion and management of existing IPAs. PhyCor expects that its capital needs over the next several years will exceed capital generated from operations. PhyCor plans to incur indebtedness and to issue, from time to time, additional debt or equity securities, including the issuance of Common Stock or convertible notes in connection with acquisitions. PhyCor's bank credit facility requires the lenders' consent for borrowings in connection with the acquisition of certain clinic assets and their consent prior to consummation of the Merger. There can be no assurance that sufficient financing will be available on terms satisfactory to PhyCor or at all.

COMPETITION

         The business of providing health care related services is highly competitive. Many companies, including professionally managed PPM companies like PhyCor and FPC, have been organized to pursue the acquisition of medical clinics, manage such clinics, employ clinic physicians or provide services to IPAs. Large hospitals, other multi-specialty clinics and health care companies, health maintenance organizations ("HMOs") and insurance companies are also involved in activities similar to those of PhyCor and FPC. Some of these competitors have longer operating histories and significantly greater resources than PhyCor. There can be no assurance that PhyCor will be able to compete effectively, that additional competitors will not enter the market, or that such competition will not make it more difficult to acquire the assets of multi-specialty clinics on terms beneficial to PhyCor.

DEPENDENCE ON AFFILIATED PHYSICIANS

         Substantially all of PhyCor's revenue is derived from service or management agreements with PhyCor's affiliated clinics, the loss of certain of which could have a material adverse effect on PhyCor because of the loss of revenue from such agreements and the loss of any funds previously loaned by PhyCor to such clinics to cover the clinics expenses. In addition, any material decline in revenue by PhyCor's affiliated physician groups, whether as a result of physicians leaving the affiliated physician groups or otherwise, could have a material adverse effect on PhyCor.

         Two of the clinics which are parties to service agreements with PhyCor and certain of the group practices managed by FPC operate in overlapping geographic areas. Each PhyCor service agreement restricts PhyCor's ability to provide management services to other clinics within the geographic area served. If PhyCor violates these provisions, the clinics have the right to terminate the existing service agreement. PhyCor intends to seek the waiver and consent of both of the clinics with a right to terminate prior to consummation of the Merger; however, there can be no assurance that the clinics will consent or grant a waiver to enable PhyCor to provide management services to a competing FPC clinic. Failure to obtain such consents or the termination of service agreements by the clinics affiliated with PhyCor is not expected to have a material adverse effect on the operations of PhyCor.

DEPENDENCE ON OPERATING RESULTS OF AFFILIATED CLINICS


         Substantially all of PhyCor's revenue is derived from the service fees it receives pursuant to PhyCor's service agreements with its affiliated clinics. The service fees are typically based on a percentage of the affiliated clinics' operating income plus reimbursement of clinic expenses. Accordingly, if the operating results of PhyCor's affiliated clinics are adversely affected, PhyCor's revenue will also be adversely affected. Additionally, if PhyCor fails to assist its affiliated clinics in achieving enhanced operating efficiencies as a result of its services, the affiliated clinics may seek to terminate their service agreements with PhyCor. Such terminations could have a material adverse effect on PhyCor's operating results.

RISKS ASSOCIATED WITH MANAGED CARE AND CAPITATION; RELIANCE ON PHYSICIAN
NETWORKS

         Most of the payor contracts entered into by PhyCor IPAs are based on capitated fee arrangements. Under capitation arrangements, health care providers bear the risk, generally subject to certain loss limits, that the aggregate costs of providing medical services to the members will exceed the premiums received. The IPA management fees are based, in part, upon a share of the remaining portion, if any, of a capitated amount of revenue. Some agreements with payors also contain "shared risk" provisions under which the Company and IPA can earn additional compensation and may be required to bear a portion of any loss in connection with such shared risk provisions based on utilization of hospital services by members. Any such losses could have a material adverse effect on PhyCor. The profitability of a capitated fee arrangement is dependent upon the ability of the providers to effectively manage the per patient costs of providing medical services and the level of utilization of medical services. The management fees are also based upon a percentage of revenue collected by the IPA. Any loss of revenue as a result of losing affiliated physicians, the termination of third party payor contracts or otherwise could have a material adverse effect on management fees derived by PhyCor. Managed care providers and management entities such as PhyCor and FPC are increasingly subject to liability claims arising from utilization management, provider compensation arrangements and other activities designed to control costs by reducing services. A successful claim on this basis against PhyCor, FPC or an affiliated clinic or IPA could have a material adverse effect on PhyCor.

RISKS OF CHANGES IN PAYMENT FOR MEDICAL SERVICES

         The United States Congress and many state legislatures routinely consider proposals to reform or modify the health care system, including measures that would control health care spending, convert all or a portion of government reimbursement programs to managed care arrangements and reduce spending for Medicare and state health programs. These measures can affect a health care company's cost of doing business and contractual relationships. For example, recent developments that affect PhyCor's activities include: (i) federal legislation requiring a health plan to continue coverage for individuals who are no longer eligible for group health benefits and prohibiting the use of "pre-existing condition" exclusions that limit the scope of coverage; (ii) a Health Care Financing Administration policy prohibiting restrictions in Medicare risk HMO plans on a physician's recommendation of other health plans and treatment options to patients; and (iii) regulations imposing restrictions on physician incentive provisions in physician provider agreements. There can be no assurance that such legislation, programs and other regulatory changes will not have a material adverse effect on PhyCor.

         The profitability of PhyCor may be adversely affected by Medicare and Medicaid regulations, cost containment decisions of third party payors and other payment factors over which PhyCor has no control. The federal Medicare program has undergone significant legislative and regulatory changes in the reimbursement and fraud and abuse areas, including the adoption of the resource-based relative value scale ("RBRVS") schedule for physician compensation under Medicare, which may continue to have a negative impact on PhyCor's revenue. Efforts to control the cost of health care services are increasing. Many of PhyCor's physician groups are becoming affiliated with provider networks, managed care organizations and other organized healthcare systems, which often provide fixed fee schedules or capitation payment arrangements that are lower than standard charges. Future profitability in the changing health care environment, with differing methods of payment for medical services, is likely to be affected significantly by management of health care costs, pricing of services and agreements with payors. Because PhyCor derives its revenues from the revenues generated by its affiliated physician groups and from managed IPAs, further reductions in payments to physicians generally or other changes in payment for health care services could have a material adverse effect on PhyCor.

ADDITIONAL REGULATORY RISKS


         The health care industry and physicians' medical practices are highly regulated at the state and federal levels. At the state level, all state laws restrict the unlicensed practice of medicine, and many states also prohibit the splitting or sharing of fees with nonphysician entities and the enforcement of noncompetition agreements against physicians. Many states also prohibit the "corporate practice of medicine" by an unlicensed corporation or other nonphysician entity that employs physicians. Florida and Georgia, the states in which FPC subsidiaries directly employ physicians, do not, however, currently enforce any "corporate practice of medicine" doctrine and direct employment of physicians by nonphysician entities is permissible. In those states that do prohibit the corporate practice of medicine, neither PhyCor nor FPC employ physicians. Instead PhyCor and FPC manage physician groups, and the physicians continue to be employed at the group level by professional associations or corporations, which are specifically authorized under most state laws to employ physicians. Furthermore, most state fee-splitting laws provide that it is a violation only if a physician shares fees with a referral source. Neither PhyCor nor FPC is a referral source for their managed groups, and therefore the fee-splitting laws in most states should not restrict the payment of a management fee by the physician groups to PhyCor. In Florida, however, the Board of Medicine has interpreted the Florida fee-splitting law very broadly so as to arguably include the payment of any percentage-based management fee, even to a management company that does not refer patients to the managed group. That particular Board of Medicine opinion is being appealed. Because of the structure of the relationships of PhyCor with its affiliated physician groups and managed IPAs, and because of the recent broad fee-splitting interpretation in the State of Florida, there can be no assurance that review of PhyCor's or FPC's business by courts or other regulatory authorities will not result in determinations that could adversely affect the financial condition or results of operations of PhyCor.


         If PhyCor or FPC were found to have violated the corporate practice of medicine or fee-splitting statutes, possible consequences could include revocation or suspension of the physicians' license, resulting in reduced revenue to PhyCor. Courts could also refuse to uphold the service agreements between PhyCor and its managed physicians on the grounds that PhyCor was engaging in the unlicensed practice of medicine and that therefore its contracts were invalid.

         On the federal level, federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of, or the arranging for the referral of, Medicare or other federal or state health program patients or patient care opportunities, or in return for the purchase, lease or order of items or services that are covered by Medicare or other federal or state health programs. This law applies to non-health care providers as well as providers. The Office of Inspector General ("OIG") of the Department of Health and Human Services ("DHHA") has released an advisory opinion (OIG Advisory Opinion No. 98-4) stating that a percentage based management arrangement between a physician practice management company and a physician group could violate the federal anti-kickback law if one purpose of the management fee is intended to compensate the practice management company for its efforts to "arrange for" referrals for the managed group. In addition, federal law prohibits physicians with certain financial relationships with health care providers from referring certain types of Medicare or Medicaid reimbursed "designated health services" to those providers unless the referral fits within an exception to the law. One of the exceptions that is used most often requires that physician groups be included within a definition of "group practice" in order to be permitted to make referrals within the group. Federal antitrust law also prohibits conduct that may result in price-fixing or other anticompetitive conduct.

         The PhyCor and FPC arrangements have been carefully structured so that the physician groups being managed fit within the definition of "group practice", and all referrals from those physicians to ancillary centers are structured to fit within an applicable exception to federal law. In addition, PhyCor does not make or influence or arrange for referrals to its managed or employed physicians, and the compensation received by PhyCor is not directly related to any referral levels between the parties, nor is it intended in any way to compensate PhyCor for arranging for referrals to its affiliated physician groups. Nevertheless, because of the structure of the relationships of PhyCor with its affiliated physician groups and managed IPAs, there can be no assurance that review of PhyCor's or FPC's business by courts or healthcare, tax or other regulatory authorities will not result in determinations that could adversely affect the financial condition or results of operations of PhyCor, or that the health care regulatory environment will not change in a manner that would restrict PhyCor's and FPC's existing operations or limit the expansion of PhyCor's business or otherwise adversely affect PhyCor. In addition to civil and, in some cases, criminal penalties for violation of Medicare and Medicaid statutes, violators of these statutes may be excluded from participation in Medicare or state health programs.

INCREASED GOVERNMENT SCRUTINY OF HEALTH CARE ARRANGEMENTS

         There is increasing scrutiny by law enforcement authorities, the OIG, the courts, and the United States Congress of arrangements between health care providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to exchange remuneration for patient care referrals and opportunities. Investigators have also demonstrated a willingness to look behind the documents evidencing a business transaction to determine the underlying purpose of payments between health care providers and potential referral sources. Enforcement actions have increased as evidenced by recent highly publicized enforcement investigations of certain hospital activities. Although, to their knowledge, PhyCor and FPC are not currently the subject of any investigation which is likely to have a material adverse effect on their respective businesses, there can be no assurance that they will not be the subject of investigations or inquiries in the future.

RISKS ASSOCIATED WITH STRAUB CLINIC & HOSPITAL, INCORPORATED ("STRAUB") TRANSACTION

         In January 1997, PhyCor consummated its merger with Straub, an integrated health care system with a 152-physician multi-specialty clinic and 159-bed acute care hospital located in Honolulu, Hawaii. In connection with the transaction with Straub, PhyCor agreed to provide certain management services to both a physician group practice and a hospital owned by the group. Because the hospital is subject to extensive regulation and because hospital management companies have, in some instances, been viewed as referral sources by federal regulatory agencies, the relationship between PhyCor and the physician group could come under increased scrutiny under the Medicare fraud and abuse law.


RISKS ASSOCIATED WITH PRIMECARE INTERNATIONAL, INC. ("PCI") TRANSACTION

         In May 1998, PhyCor consummated its merger with PCI, a management company that manages several IPAs and physician practices in California and also owns and operates a hospital and other ancillary providers in California. In addition, PrimeCare Medical Network, Inc. ("PrimeCare Network"), a subsidiary of PCI, has applied for a Knox-Keene license from the California Department of Corporations. Because hospitals are subject to intense regulation on both the federal and state levels, and Knox-Keene licenses are subject to intense regulation on the state level, PhyCor's operations in California could come under increased governmental scrutiny. Moreover, although the Knox-Keene application has been filed and is expected to be issued in the near future, there can be no assurances that it will be issued. The failure of PrimeCare Network to obtain a Knox-Keene license could have a material adverse effect on its ability to enter into certain managed care and other payor contracts, resulting in lower revenue to PhyCor.


TAX AUDIT

         PhyCor has been subject to an audit by the Internal Revenue Service (the "IRS") covering the years 1988 through 1993. The IRS has proposed adjustments relating to the timing of recognition for tax purposes of certain revenue and deductions relating to uncollectible accounts and PhyCor's relationship with affiliated physician groups. PhyCor disagrees with the positions asserted by the IRS including any recharacterization and is vigorously contesting these proposed adjustments. PhyCor believes that any adjustments resulting from resolution of this disagreement would not affect reported net earnings of PhyCor but would defer tax benefits and change the levels of current and deferred tax assets and liabilities. For the years under audit and, potentially, for subsequent years, any such adjustments could result in material cash payments by PhyCor. PhyCor does not believe the resolution of this matter will have a material adverse effect on its financial condition, although there can be no assurance as to the outcome of this matter.

APPLICABILITY OF INSURANCE REGULATIONS

         PhyCor's managed IPAs enter into contracts and joint ventures with licensed insurance companies, such as HMOs, whereby the IPAs may be paid on a capitated fee basis. Under capitation arrangements, health care providers bear the risk, subject to certain loss limits, that the aggregate costs of providing medical services to members will exceed the premiums received. To the extent that the IPAs subcontract with physicians or other providers for those physicians or other providers to provide services on a fee-for-service basis, the managed IPAs may be deemed to be in the business of insurance, and thus subject to a variety of regulatory and licensing requirements applicable to insurance companies or HMOs resulting in increased costs to the managed IPAs, and corresponding reduced revenue to PhyCor. In connection with multi-specialty medical clinic acquisitions, PhyCor has and may continue to acquire HMOs previously affiliated with such clinics. The HMO industry is highly regulated at the state level and is highly competitive. Additionally, the HMO industry has been subject to numerous legislative initiatives within the past several years that would pose additional liabilities on HMOs for patient malpractice, thereby increasing costs to HMOs, which would result in correspondingly lower revenue to PhyCor. There can be no assurance that developments in any of these areas will not have an adverse effect on PhyCor's wholly-owned HMOs or on HMOs in which PhyCor has a partial ownership interest or other financial involvement.

RISKS INHERENT IN PROVISION OF MEDICAL SERVICES

         The physician groups with which PhyCor and FPC affiliate and the physicians participating in networks developed and managed by PhyCor and FPC are involved in the delivery of medical services to the public and, therefore, are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and varies widely from state to state. PhyCor does not control the practice of medicine by affiliated physicians or the compliance with certain regulatory and other requirements directly applicable to physicians, physician networks and physician groups. PhyCor and FPC typically are indemnified under their service agreements for claims against the physician groups, maintain liability insurance for themselves and negotiate liability insurance for the physicians affiliated with their clinics and under its management agreements for claims against the IPAs and physician members. Successful malpractice claims asserted against the physician groups, the managed IPAs, PhyCor or FPC, however, could have a material adverse effect on PhyCor.

ANTI-TAKEOVER CONSIDERATIONS

         PhyCor is authorized to issue up to 10,000,000 shares of preferred stock, the rights of which may be fixed by the Board of Directors. In February 1994, the Board of Directors approved the adoption of a Shareholder Rights Plan (the "PhyCor Rights Plan"). The PhyCor Rights Plan is intended to encourage potential acquirers to negotiate with PhyCor's Board of Directors and to discourage coercive, discriminatory and unfair proposals. PhyCor's stock incentive plans provide for the acceleration of the vesting of options in the event of a change in control. The PhyCor Charter provides for the classification of its Board of Directors into three classes, with each class of directors serving staggered terms of three years. Provisions in the executive officers' employment agreements provide for post-termination compensation, including payment of certain of the executive officers' salaries for 24 months, following a change in control. Most physician groups may terminate their service agreements with PhyCor in certain events, including a change in control of PhyCor which is not approved by a majority of PhyCor's Board of Directors. A change in control of PhyCor also constitutes an event of default under PhyCor's bank credit facility. The foregoing matters may, together or separately, have the effect of discouraging or making more difficult an acquisition or change of control of PhyCor. None of the protective measures discussed above are triggered by the Merger.

RISKS TO NON-AFFILIATED FPC STOCKHOLDERS; INTERESTS OF CERTAIN PERSONS IN THE MERGER


         Certain beneficial owners of shares representing an aggregate of 81.55% of the voting power of the FPC Voting Stock and 96.81% of the outstanding shares of FPC Class A Preferred Stock have granted irrevocable proxies to certain officers of PhyCor allowing such persons to vote such shares in favor of the Merger Agreement and the Change of Control payments. As a result, approval thereof by the FPC stockholders is assured. Non-affiliated stockholders of FPC who conclude that the terms of the transaction or the consideration payable in connection therewith is not adequate cannot exercise their votes to prevent approval of the Merger Agreement or the Merger and must resort solely to the procedural and substantive provisions under Delaware law for the perfection of appraisal rights and payment of fair value for their shares. See "THE SPECIAL MEETING - Votes Required" and "--Solicitation of Proxies."



         Certain executive officers and directors of FPC have interests in the Merger that are in addition to and potentially in conflict with the interests of the holders of FPC Capital Stock generally. Certain of these persons participated in the negotiation of the Merger Agreement. Specifically, the executive officers and directors of FPC own options to purchase 222,500 shares of FPC Class A Common Stock that will become immediately exercisable as a result of the Merger. In addition, certain of such persons will be entitled to benefits under their existing employment agreements or new consulting and severance arrangements. See "THE MERGER - Interests of Certain Persons in the Merger."


         At the time of execution of the Merger Agreement, PhyCor, FPC, and Dr. George entered into the Consulting Agreement, which was amended and restated on January 29, 1998 and on May 18, 1998. During the term of such agreement (which commences at the Effective Time and continues for 30 months thereafter), Dr. George agrees to provide consulting services in connection with acquisitions by PhyCor and FPC following the Merger and in connection with the consummation of the transactions contemplated by the Merger Agreement. In consideration of such services, PhyCor and FPC have agreed to pay Dr. George a consulting fee of $986,663, $563,750 of which is payable at the Effective Time, and $312,500 and $110,413 of which is payable on the first and second anniversaries of the Effective Time, respectively. In the event of a change in control of PhyCor, all of such payments would become immediately due and payable. In addition, Dr. George is eligible to participate, at PhyCor's expense, during the term of the Consulting Agreement and thereafter at his own expense, in certain of PhyCor's employee benefit programs and is entitled to reimbursement of expenses incurred by him in performing his services under the agreement. In addition, Dr. George will receive continuation of certain health and welfare benefits at the expense of FPC for the term of the Consulting Agreement and, thereafter, at his own expense. Dr. George is also entitled to receive (i) reimbursement for up to $50,000 per year for his expenses in retaining secretarial services, plus the provision of certain health and welfare benefits for such secretary, (ii) provision of up to 1,500 square feet of office space, including office equipment and furnishings, and (iii) a fully vested option to purchase 25,000 shares of PhyCor Common Stock at the fair market value of the Common Stock on the effective date of the Merger. Under the Consulting Agreement, Dr. George agrees not to compete with PhyCor or FPC during the term of the agreement and for six months thereafter or for so long as he is entitled to receive any payments thereunder and to maintain the confidentiality of such companies' non-public information.

         Dr. George, Andrew B. Adams, M.D. (the Executive Vice President of Medical Affairs of FPC) and Karl A. Hardesty (the Senior Vice President and Chief Financial Officer of FPC) are each parties to employment agreements with FPC that provide them with certain benefits in the event of termination of their employment upon or after the "change in control" that will occur upon consummation of the Merger. Under Dr. George's employment agreement, FPC will be required to pay Dr. George an amount equal to one year's base salary ($300,000) in 12 equal monthly installments following the Effective Time. Dr. George will also be entitled to continuation of his existing car allowance and to payments for costs associated with continuing medical education and professional fees incurred by him during the 12 month period following the Effective Time. Dr. Adams' and Mr. Hardesty's employment agreements provide for severance pay in an amount equal to one year ($200,000 in the case of Dr. Adams) and six months ($73,500 in the case of Mr. Hardesty) of their respective base salaries in the event either of such persons voluntarily terminates their employment following the Merger. In addition to these severance payments, PhyCor has agreed to make severance payments to the two other executive officers, Donald B. Smallwood and Kelly J. DeKeyser, of $82,500 and $60,000, respectively, and other members of FPC's corporate management and staff upon their involuntary termination. Assuming all such persons were terminated, these payments would aggregate $1.3 million (including the payments required under Dr. George's, Dr. Adams' and Mr. Hardesty's employment agreements). Additionally, PhyCor has agreed to pay bonuses to certain FPC employees who agree to continue their employment for specified periods following the Merger. See "PROPOSAL TO APPROVE CHANGE OF CONTROL PAYMENTS."

         The Merger Agreement also includes certain provisions that may be deemed to benefit its directors and executive officers, including provisions for the continuation of the indemnification of, and director and officer insurance for, such persons and for the continuation of benefits under specified FPC employee benefit and compensation plans.

RISKS OF FPC FAILURE TO EXERCISE TERMINATION RIGHTS


         The Merger Agreement may be terminated by FPC if the Closing Price of the PhyCor Common Stock is equal to or less than $11.00 unless PhyCor agrees to increase the Exchange Ratios such that the aggregate value of the shares of PhyCor Common Stock to be received by FPC's stockholders is equal to $11.00 times the number of shares to be received by FPC's stockholders is equal to $11.00 times the number of shares to be received by FPC's stockholders using the current Exchange Ratios. In the event that the Closing Price of the PhyCor Common Stock is less than $11.00 per share and the FPC Board determines not to exercise FPC's right to terminate the Merger Agreement, FPC's stockholders who have not exercised dissenters' rights of appraisal could receive shares of PhyCor Common Stock having a market value at the Effective Time of less than $11.00 per share. The trading prices for the PhyCor Common Stock will fluctuate, and there can be no assurance regarding the trading prices of such stock after the Effective Time. See "THE MERGER-Termination."

                               THE SPECIAL MEETING

GENERAL

         This Prospectus-Proxy Statement is being furnished to holders of FPC Capital Stock in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) a proposal to approve the Change of Control Payments and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

         Each copy of this Prospectus-Proxy Statement mailed to holders of FPC Capital Stock is accompanied by a form of Proxy to be used at the Special Meeting.

         This Prospectus-Proxy Statement is also furnished to holders of FPC Capital Stock as a Prospectus in connection with the issuance to them of the shares of PhyCor Common Stock upon consummation of the Merger.

DATE, PLACE AND TIME


         The Special Meeting will be held at the corporate offices of FPC located at 3200 Windy Hill Road, Suite 400 West, Atlanta, Georgia 30339, on
July   , 1998 at 9:00 a.m., Eastern time.


RECORD DATE; QUORUM

         The FPC Board has fixed the close of business on the Record Date for the determination of holders of FPC Capital Stock entitled to receive notice of and to vote at the Special Meeting. The presence, in person or by proxy, of a majority of the shares of each of the FPC Voting Stock (voting together as a class) and the FPC Class A Preferred Stock entitled to vote at the Special Meeting will constitute a quorum at the Special Meeting. Abstentions (but not broker non-votes) will be counted for purposes of determining the presence of a quorum at the Special Meeting.

VOTES REQUIRED


         As of June 18, 1998, there were outstanding and entitled to vote 4,221,068 shares of FPC Class A Common Stock (held of record by 120 persons), 200,000 shares of FPC Class A Preferred Stock (held of record by 15 persons), 110,000 shares of FPC Class B Convertible Preferred Stock (held of record by 25 persons) and 12,000 shares of FPC Class C Convertible Preferred Stock (held of record by one person). As of such date, the directors and executive officers of FPC and their affiliates beneficially owned an aggregate of 3,264,545 shares of FPC Capital Stock (excluding shares issuable upon exercise of options and convertible securities into FPC Class A Common Stock), representing approximately 83.56% of the votes attributable to shares of FPC Voting Stock outstanding on such date and 100% of the outstanding shares of FPC Class A Preferred Stock outstanding on such date. Additionally, Stephen A. George, M.D., Andrew B. Adams, M.D., Kelly J. DeKeyser, Donald B. Smallwood, Karl A. Hardesty (each an executive officer of FPC), Michael A. Jutras, M.D. (a director of FPC), Sprout Capital VI, L.P., Sprout Growth II, L.P., DLJ Capital Corporation and WCAS have granted to Joseph C. Hutts, Chairman, President and Chief Executive Officer of PhyCor, and Steven R. Adams, Vice President of PhyCor, an irrevocable proxy to vote all shares of FPC Capital Stock collectively owned by them at the Special Meeting. Messrs. Hutts and Adams intend to vote such shares in favor of approval and adoption of the Merger Agreement and in favor of approval of the Change of Control Payments. As of the Record Date, neither PhyCor nor its affiliates beneficially owned any shares of FPC Capital Stock. See "THE MERGER--Interest of Certain Persons in the Merger" and "PROPOSAL TO APPROVE CHANGE OF CONTROL PAYMENTS."

         Merger Agreement. Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of FPC Voting Stock (voting together as a class, with holders of the FPC Class B Convertible Preferred Stock and FPC Class C Convertible Preferred Stock being entitled to cast 38.504 and 10 votes per share, respectively, which is the same number of votes as they would be entitled to cast had they converted such securities into FPC Class A Common Stock) and the affirmative vote of 66 2/3% of the outstanding shares of FPC Class A Preferred Stock, at the Special Meeting. Messrs. Hutts and Adams intend to vote the shares for which they have received irrevocable proxies for the adoption of the Merger Agreement. By the unanimous vote of the members of the FPC Board at a special meeting held on June 10, 1998, the FPC Board determined that the proposed Merger, and the terms and conditions of the Merger Agreement, were in the best interests of FPC and its stockholders. The Merger Agreement was unanimously adopted and approved by the FPC Board, which also unanimously recommended that the holders of FPC Capital Stock vote FOR approval and adoption of the Merger Agreement.


         In the event that the Merger Agreement is not approved and adopted by the FPC stockholders, the Merger Agreement may be terminated by PhyCor or FPC in accordance with its terms. See "THE MERGER--Termination."

         Change of Control Payments. Approval of the Change of Control Payments requires the affirmative vote of the holders of 75%, excluding those shares held by Dr. George, of the outstanding FPC Voting Stock (voting together as a class, with holders of the FPC Class B Convertible Preferred Stock and Class C Convertible Preferred Stock being entitled to cast the same number of votes as they would be entitled to cast had they converted such securities into Class A Common Stock). Messrs. Hutts and Adams intend to vote the shares for which they have received irrevocable proxies for the Change of Control Payments. See "PROPOSAL TO APPROVE CHANGE OF CONTROL PAYMENTS."

VOTING AND REVOCATION OF PROXIES

         The shares of FPC Capital Stock represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY FOR THE SPECIAL MEETING IS PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF FPC VOTING STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Any Proxy given pursuant to the solicitation may be revoked by the person giving it at any time before the Proxy is voted by the filing with the Secretary of FPC of an instrument revoking it or of a duly executed Proxy bearing a later date, prior to or at the Special Meeting, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. Only votes cast for approval of the Merger Agreement, the Change of Control Payments or other matters constitute affirmative votes. Abstentions and broker non-votes will, therefore, have the same effect as votes against approval of the Merger Agreement and the Change of Control Payments at the Special Meeting.

         The FPC Board is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and subject to applicable rules of Delaware law. Discretionary authority will not be used to vote in favor of adjournment of the Special Meeting. Votes against approval of the Merger Agreement and the Change of Control Payments will not be voted for adjournment of the Special Meeting.

SOLICITATION OF PROXIES

         In addition to solicitation by mail, directors, officers and employees of FPC, who will not be specifically compensated for such services, may solicit proxies from the holders of FPC Capital Stock, personally or by telephone or telegram or other form of communication. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in doing so.

         FPC will bear its own expenses in connection with the solicitation of proxies for its Special Meeting, except that PhyCor and FPC each will pay one-half of the expenses incurred in printing this Prospectus-Proxy Statement. See "THE MERGER--Expenses."

         STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF SHARES IS SET FORTH ELSEWHERE IN THIS PROSPECTUS--PROXY STATEMENT. SEE "THE MERGER--EXCHANGE OF CERTIFICATES."

                                   THE MERGER

         The description of the Merger contained in this Prospectus-Proxy Statement summarizes the material provisions of the Merger Agreement; it is not complete and is qualified in its entirety by reference to the Merger Agreement, the full text of which is attached hereto as Annex A and incorporated herein by reference. All stockholders are urged to read Annex A in its entirety.

TERMS OF THE MERGER

         The acquisition of FPC by PhyCor will be effected by means of the merger of Subsidiary with and into FPC, with FPC being the Surviving Corporation and a wholly-owned subsidiary of PhyCor. The Subsidiary's Certificate of Incorporation, as amended and existing at the Effective Time, and the Bylaws of Subsidiary in effect at the Effective Time, will govern the Surviving Corporation until amended or repealed in accordance with applicable law.


         At the Effective Time, (i) each outstanding share of FPC Class A Common Stock will be converted into the right to receive 0.207179 shares of PhyCor Common Stock, (ii) each outstanding share of FPC Class A Preferred Stock will be converted into the right to receive 3.830839 shares of PhyCor Common Stock,
(iii) each outstanding share of FPC Class B Convertible Preferred Stock will be converted into the right to receive 7.977189 shares of PhyCor Common Stock and
(iv) each outstanding share of FPC Class C Convertible Preferred Stock will be converted into the right to receive 2.071790 shares of PhyCor Common Stock. The Exchange Ratios assume the exercise as of or prior to the Effective Time of (i) options to purchase 172,584 shares of FPC Class A Common Stock, 76,084 of which are currently vested or are expected to vest prior to the Effective Time and 96,500 of which will become vested at the Effective Time as a result of the Merger and (ii) options to purchase 53,200 shares of FPC Class A Common Stock, which options will not be vested at the Effective Time or vest as a result of the Merger. The Exchange Ratios do not assume the exercise as of or prior to the Effective Time of 428,095 options that are currently vested or are expected to vest prior to the Effective Time or 242,750 options which will become vested at the Effective Time as a result of the Merger since the exercise prices of these options (as adjusted to give effect to the Exchange Ratios) are, in each case, higher than the $17.94 closing sales price of the PhyCor Common Stock on May 18, 1998 (the date of the amendment to the Merger Agreement).


         As of the Effective Time, all outstanding shares of FPC Capital Stock will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing such shares will cease to have any rights with respect thereto, except the right to receive shares of PhyCor Common Stock, cash (without interest) in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger. Each share of FPC Capital Stock that is owned by FPC or any subsidiary of FPC will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

         The Merger Agreement provides that, at the Effective Time, all options to purchase shares of FPC Class A Common Stock that are outstanding at such time, whether or not then vested or exercisable, shall be converted into and become rights with respect to PhyCor Common Stock, and PhyCor will assume each such option in accordance with the terms of any stock option plan under which it was issued, or, at the election of PhyCor, PhyCor will issue options under PhyCor's stock option plans in substitution thereof. The number of shares of PhyCor Common Stock subject to each stock option assumed, or substituted therefor, and the exercise prices for such shares shall be adjusted to reflect the Exchange Ratios. All warrants to purchase shares of FPC Capital Stock which are outstanding at the Effective Time shall become warrants to purchase shares of PhyCor Common Stock, and PhyCor shall assume all such warrants (with exercise prices adjusted in accordance with the Exchange Ratios). Further, FPC is contractually obligated to deliver an aggregate of 1,627,200 shares of its Class A Common Stock to physicians of certain Managed Group Practices at specified future dates, and it is anticipated that such rights will become rights to receive a number of shares of PhyCor Common Stock determined by giving effect to the Common Stock Exchange Ratio.

BACKGROUND OF THE MERGER

         Over the past few years, changes in the health care environment, including the growth of managed care, have caused increased pressure on participants in the PPM industry to grow and consolidate in order to maintain critical mass and achieve economies of scale. PhyCor has pursued growth primarily through development of its managed physician practices and, from time to time, has evaluated other strategic acquisition opportunities.


         In July 1997, the FPC Board created a sub-committee (the "Sub-Committee") comprised of Stephen A. George, M.D., Chairman, Chief Executive Officer and President of FPC, and three other members of the FPC Board to explore the various options available to FPC to enhance stockholder value. The other members of the Sub-Committee were Patrick J. Welsh, Andrew M. Paul and Paul Queally, each of whom is a general partner of Welsh, Carson, Anderson & Stowe, which is an affiliate of WCAS. WCAS owns 70% of the outstanding shares of FPC Class A Preferred Stock, approximately 64% of the outstanding shares of FPC Class B Convertible Preferred Stock and approximately 28% of the outstanding shares of FPC Class A Common Stock, and WCAS previously has extended credit to FPC and has exercised 29,309 warrants and subsequently purchased shares of FPC Class A Common Stock in connection therewith. Michael Jutras, M.D., the only member of the FPC Board who was not a member of the Sub-Committee, is the Medical Director of one of the Managed Group Practices and owns approximately 1.5% of the outstanding shares of FPC Class A Common Stock.


         The key directives of the Sub-Committee included: (i) assisting management and FPC's financial advisors in determining likely interested and qualified potential buyers for a possible affiliation; (ii) reviewing acquisition proposals from any potential buyers; (iii) consulting with senior management and FPC's financial and legal advisors on strategy and negotiations; and (iv) approving key decisions prior to final approval by the FPC Board.

         On August 5, 1997, FPC engaged DLJ to advise FPC regarding potential strategic opportunities to strengthen FPC's capital structure, to enable FPC to grow its business and to enhance FPC stockholder value. DLJ discussed the possibility of an initial public offering of the corporation's stock as well as the sale of FPC. DLJ presented financial analyses comparing the potential values that could be obtained for the FPC stockholders through an affiliation with a larger company and those obtainable through an initial public offering of FPC Class A Common Stock. The FPC Board and FPC management concluded that a merger with an established public company would provide a greater opportunity than an initial public offering for FPC to achieve its potential growth and for FPC stockholders to obtain liquidity and enhanced stockholder value. After a review of the companies active in the PPM industry, the FPC Board authorized DLJ to approach a selected group of public companies (the "Potential Buyers"), including PhyCor, to determine their interest in a possible transaction with FPC.

         During August 1997, DLJ prepared, with FPC's cooperation, a confidential information memorandum ("CIM") containing information regarding FPC's organizational and legal structure, growth history, current operations, and historical and projected financial information to circulate to the Potential Buyers. In early September 1997, after discussions with the Sub-Committee and FPC senior management, DLJ called the representatives of the Potential Buyers to determine their interest in pursuing a combination with FPC. In September 1997, five Potential Buyers (all of which were large public companies), including PhyCor, expressed interest and were sent copies of the CIM after executing confidentiality agreements.

         During September 1997, representatives from four Potential Buyers, including PhyCor (which participated in a meeting held on September 18, 1997), and their respective financial advisors, met at the FPC corporate offices in Atlanta, Georgia with the FPC senior management personnel and their financial advisors. During these meetings, the FPC senior management team along with their financial advisors presented FPC's history, current financial position, operating philosophy and the potential benefits of a merger with FPC to each Potential Buyer. The Potential Buyers had the opportunity to ask questions about the CIM and to discuss the benefits of a merger and other relevant issues regarding a potential transaction. During these meetings, all four Potential Buyers were asked to submit Preliminary Indications of Interest outlining preliminary terms of a proposed transaction and to complete their preliminary due diligence procedures during the next several weeks. In addition, the Potential Buyers were provided with a proposed draft merger agreement prepared by FPC's legal advisors, asked to make their proposed written comments to the document and submit the document with their Preliminary Indications of Interest. Thereafter, Preliminary Indications of Interest were received from three Potential Buyers.

         Between September 27, 1997 and October 10, 1997 the Sub-Committee, FPC senior management and representatives from FPC's financial advisors reviewed the Preliminary Indications of Interest and evaluated the merits of each Potential Buyer's proposal. DLJ was instructed to contact the three remaining Potential Buyers, including PhyCor, to clarify the proposed terms and related assumptions of each Preliminary Indication of Interest and to indicate that all final proposals should be sent to FPC by October 24, 1997. During October 1997, the three remaining Potential Buyers that attended management presentations in Atlanta, including PhyCor, sent company representatives along with representatives from their respective financial and legal advisors to the FPC corporate offices in Atlanta, Georgia to conduct financial and legal due diligence procedures. Two Potential Buyers, including PhyCor, submitted revised proposals on October 24, 1997.

         From October 25, 1997 through November 20, 1997, DLJ, at the direction of the Sub-Committee, continued to negotiate the terms of the revised proposals with PhyCor and the other Potential Buyer. On November 21, 1997, PhyCor submitted a proposal that contemplated the issuance of 3,500,000 shares of PhyCor Common Stock in exchange for all the outstanding FPC Capital Stock and the assumption of FPC's net debt (which is expected to be approximately $9.6 million at the Effective Time of the Merger). PhyCor's proposal also requested that FPC representatives and their financial and legal advisors meet with PhyCor representatives and their financial and legal advisors on November 25, 1997 and that FPC enter into exclusive negotiations with PhyCor.

         On November 24, 1997, a telephonic meeting of the Sub-Committee was conducted, with representatives of DLJ participating. The purpose of the meeting was to review the offers that had been received from the two Potential Buyers, review the status of the negotiations with the Potential Buyers and discuss recent events in the PPM industry, including the proposed merger of PhyCor and MedPartners, Inc. ("MedPartners") announced on October 29, 1997, and the effect of the announcement of that transaction on the stock prices of the companies in the PPM sector as a whole. After discussion and review, the Sub-Committee concluded that the best course of action would be to pursue a potential transaction with PhyCor. This decision was based on the view that the offer received from PhyCor was superior to that of the other Potential Bidder in terms of the market value at such time of the consideration offered as well as the following factors:

         (i) The Sub-Committee believed that, among the bidders, PhyCor's physician and management culture was most compatible with and similar to FPC's physician and management culture. This factor was significant to the Sub-Committee because it believed the long-term interests of FPC's physicians, including practice stability, growth, access to capital and predominance in their respective markets, could best be addressed by a company with similar physician and management culture. The Sub-

                  Committee believed addressing the long-term interests of FPC's physicians was in the best interest of FPC's stockholders.

         (ii) In the opinion of the Sub-Committee, PhyCor's basic model of operations was most closely aligned with FPC's model, permitting more rapid integration of the two companies.

         (iii) The Sub-Committee recognized that PhyCor has a long history of successfully managing its physician groups. It was the Sub-Committee's view that the health care industry will continue to experience change in the near and mid-term and that a company which has proven that it can successfully navigate change would be more likely to maintain relationships with physicians and continue to grow.

         (iv) The Sub-Committee believed, among the bidders, PhyCor's Common Stock had the most underlying stability and, based on industry research reports, that PhyCor may have the best prospects.

         On November 25, 1997, representatives from FPC and PhyCor and their respective financial and legal advisors met in Atlanta, Georgia and executed an exclusive negotiating agreement which was to expire on December 16, 1997. The agreement provided that, during the term of the agreement, (i) FPC would negotiate a definitive agreement for PhyCor to acquire the FPC Capital Stock,
(ii) FPC would deal exclusively with PhyCor and (iii) FPC would terminate all discussions with other parties. During the next three weeks, representatives of PhyCor and FPC completed their respective financial and legal due diligence and continued to negotiate the terms of the proposed transaction.


         On the morning of December 19, 1997, the FPC Board met to consider approval of the Merger Agreement. DLJ delivered its oral fairness opinion to the FPC Board, subsequently confirmed in writing (and later superseded as described below), that as of such date and based upon and subject to certain matters stated therein, the common stock exchange ratio set forth in such agreement was fair to the holders of FPC Class A Common Stock and FPC Class B Common Stock (together, the "FPC Common Stock") from a financial point of view (the "Pre-Amendment Opinion"). DLJ also presented and summarized for the FPC Board certain financial analyses performed by DLJ in arriving at its opinion. FPC did not seek, and DLJ did not deliver, an opinion with respect to the consideration to be paid in the Merger to holders of FPC Capital Stock other than the holders of FPC Common Stock. FPC's outside legal advisors with respect to the Merger reviewed the legal terms of the Merger and advised the FPC Board of its fiduciary duties in considering approval of the proposed transaction. After a full discussion of all of the relevant issues and upon consideration of the factors described below, the FPC Board concluded that the Merger Agreement (as then in effect) was fair to, and in the best interests of, FPC and its stockholders and unanimously approved the Merger Agreement. To the extent this conclusion was based on the Pre-Amendment Opinion and on terms of the Merger Agreement that were later amended, the conclusion was superseded by the FPC Board's subsequent determination of fairness, which is described below. As a result of their relationship with FPC or its affiliates, none of such directors is independent. The parties executed the definitive Merger Agreement shortly after the conclusion of the FPC Board Meeting on December 19, 1997.


         During the last week of April 1998, representatives of PhyCor, including Mr. Adams, contacted Dr. George to discuss certain concerns relating to the business and operating performance of FPC. Mr. Adams asked Dr. George to consider a reduction in the consideration to be paid by PhyCor in the Merger. Representatives of PhyCor and FPC continued to have discussions concerning the terms of the Merger over the course of the week. On May 4, 1998, Mr. Hutts, Chief Executive Officer of PhyCor, called Russ Carson, a principal of WCAS, to discuss amending the terms of the Merger. Over the course of the next two to three days, PhyCor and FPC agreed to a revised proposal that (i) provided for the issuance of approximately 2,910,330 shares of PhyCor Common Stock in exchange for all the outstanding FPC Capital Stock and the assumption of FPC's net debt, (ii) removed several of the existing conditions to the Merger, (iii) removed several of the provisions allowing for early termination of the Merger Agreement, (iv) required PhyCor through Subsidiary to provide management services to FPC until the consummation of the Merger at the fair market value of such services and (v) required both parties to execute a release of any existing claims against the other related to the Merger (collectively, these terms are referred to as the "Revised Proposal"). On May 12, 1998, Mr. Richard Wright, Executive Vice President, Operations of PhyCor, and Dr. George had several discussions to clarify the terms of the Revised Proposal. Representatives of PhyCor and FPC then finalized the amendment to the Merger Agreement, including the calculation of the revised Exchange Ratios, the management agreement and the release.


         During the afternoon of May 15, 1998, the FPC Board met to consider the Revised Proposal. Dr. George addressed the Board and explained the events of the previous weeks and the terms of the Revised Proposal. FPC's legal counsel further clarified the terms of the Revised Proposal, including the revised conditions and termination provisions. DLJ delivered its oral fairness opinion to the FPC Board, subsequently confirmed in writing (and later superseded as described below), that as of such date and based upon and subject to certain matters stated therein, the Common Stock Exchange Ratio was fair to the holders of FPC Class A Common Stock from a financial point of view (the "May 15 Opinion"). DLJ also presented and summarized for the FPC Board certain financial analyses performed by DLJ in arriving at its opinion. FPC did not seek, and DLJ did not deliver, an opinion with respect to the consideration to be paid in the Merger to holders of FPC Capital Stock other than the holders of FPC Common Stock. While the FPC Board did not believe that PhyCor's concerns relating to the business and operating performance of FPC were justified, it believed that, in light of the expense and delay associated with a dispute with PhyCor regarding these matters, DLJ's fairness opinion and market conditions generally, the Exchange Ratios reflected in the amendment to the Merger were fair to the holders of FPC Capital Stock from a financial point of view. Based on this belief and after a full discussion of all other relevant issues and upon consideration of the factors described below, the FPC Board concluded that the Merger Agreement remained fair to, and in the best interest of, FPC and its stockholders and unanimously approved the amendment to the Merger Agreement and the proposed management agreement with the Subsidiary. To the extent this conclusion was based on the May 15 Opinion and on the terms of the Merger Agreement that were later amended, the conclusion was superseded by the FPC Board's determination of fairness on June 10, 1998, which is described below. As a result of their relationship with FPC or its affiliates, none of such directors is independent. The parties executed the amendment to the Merger Agreement and the management agreement between FPC and the Subsidiary on May 18, 1998.



         During the afternoon of June 10, 1998, the FPC Board met to consider reducing the price at which FPC would reconsider whether the Merger was in the best interests of its stockholders from $16.00 to $11.00 in light of the market conditions and recent performance of the PhyCor Common Stock. DLJ delivered its oral fairness opinion to the FPC Board, subsequently confirmed in writing, that as of such date and based upon and subject to certain matters stated therein the Common Stock Exchange Ratio was fair to the holders of FPC Common Stock from a financial point of view. See "--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation." FPC did not seek, and DLJ did not deliver, an opinion with respect to the consideration to be paid in the Merger to holders of FPC Capital Stock other than the holders of FPC Common Stock. See "--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation." The FPC Board, considering the DLJ Opinion, market conditions and the factors described below, determined that the Merger Agreement remained fair to, and in the best interests of, FPC and its stockholders. The FPC Board unanimously approved the second amendment to the Merger Agreement. As a result of their relationship with FPC or its affiliates, none of such directors is independent. The parties executed the second amendment to the Merger Agreement on June 10, 1998.


REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS

         PhyCor. PhyCor believes that FPC's Managed Group Practices and Group Practices are located in markets which offer significant growth opportunities, including Fort Worth/Dallas, Texas, Tampa/St. Petersburg Florida, New York, New York and St. Louis, Missouri. In certain of these markets, PhyCor has existing operations that are complementary to FPC's groups, and PhyCor believes it may be able to achieve certain operating synergies totaling approximately $4.0 million annually from corporate and regional overhead reductions.


         FPC. On December 19, 1997 and May 15, 1998 and June 10, 1998 the FPC Board, after consultation with its management and financial and legal advisors, unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby were in the best interests of FPC and its stockholders. The FPC Board focused on the effect of the Merger on its stockholders and determined, among other things, that the consideration to be paid in the Merger was fair to the holders of FPC Capital Stock from a financial point of view (which, as to the FPC Common Stock only, was based, in part on an opinion of DLJ delivered to the FPC Board (see "-- Opinion of Donaldson, Lufkin & Jenrette Securities Corporation")) and provided all classes of stockholders with liquidity for their holdings. In determining whether the Merger was in the best interests of FPC and its stockholders, the FPC Board also considered the effect of the Merger on FPC in light of current market conditions, the relative strengths and weaknesses of FPC and PhyCor, the increased market strength, the similarity of vision, strategy and organizational structure, and the potential for savings and increased profits of the combined companies.

         Although none of the directors of FPC is independent, none of such members is affiliated with DLJ and, other than Dr. George, none has an interest in the Merger other than as an affiliate of WCAS (in the cases of Messrs. Welch, Paul and Queally) or as the medical director of a Managed Group Practice (in the case of Dr. Jutras). While WCAS owns a substantial percentage of the outstanding shares of FPC Class A Preferred Stock and FPC Class B Convertible Preferred Stock, the Exchange Ratios for each class of FPC Capital Stock were determined by FPC's Chief Financial Officer after discussion with DLJ, FPC's legal advisors and representatives of WCAS in light of the relative liquidation and dividend preferences of each class of FPC Capital Stock and the initial estimated Effective Time of the Merger, as more fully described below. The FPC Board considered the following factors, without limitation and without assigning relative weights thereto (which represent all of the material factors considered by the FPC Board):

         (i) MERGER CONSIDERATION. Of primary concern to the FPC Board in considering the Merger was the fair treatment of its stockholders as a whole. The FPC Board sought advice from its financial and legal advisors as to the customary and appropriate methods for determining an exchange ratio for the various classes of FPC Capital Stock which include FPC Class A and B Common Stock (the 872,460 shares of FPC Class B Common Stock were converted to FPC Class A Common Stock on January 20, 1998), and FPC Preferred Stock. The Exchange Ratios for the various classes of FPC stock were calculated as set forth below. FPC used the same methodology to calculate the Exchange Ratios as it used to calculate the exchange ratios in effect prior to the amendment of the Merger Agreement. The prior methodology was based on an assumed effective time of March 15, 1998 and on the closing sales price of Phycor Common Stock at the time the number of shares of PhyCor Common Stock initially to be delivered in the Merger was agreed to. If FPC had revised the methodology to assume a later Effective Time and a closing sales price of the PhyCor Common Stock as of the date of amendment of the Merger Agreement, the Exchange Ratios for FPC Common Stock, Class B Preferred Stock and Class C Preferred Stock would have been lower and the Exchange Ratio for the FPC Class A Preferred Stock would have been higher.

                  FPC Class A Preferred Stock. The holders of FPC Class A Preferred Stock have a priority claim over the other classes of Preferred and Common Stock. In a merger, the holders of FPC Class A Preferred Stock are entitled to receive the redemption value of $100 per share in cash plus accrued dividends. Because of pooling of interest rules and because all of the FPC Class A Preferred Stock is owned by persons who also own significant amounts of FPC Class A Common Stock and Class B Convertible Preferred Stock, it was determined that the holders of FPC Class A Preferred Stock must receive PhyCor Common Stock in exchange for their FPC Class A Preferred Stock. To determine the FPC Class A Preferred Stock Exchange Ratio, the following formula was applied:

         1.       The Effective Time was estimated to be March 15, 1998.

         2. The FPC Class A Preferred Stock liquidation amount as of March 15, 1998 was calculated to be $23,035,079. Calculated as follows: (200,000 Class A Preferred Shares x $100 per share liquidation value) + (accrued dividends of $3,035,070 through March 15, 1998).

         3. To determine the number of shares of PhyCor Common Stock that the holders of FPC Class A Preferred Stock would receive, the liquidation amount was divided by the $25.00 closing sales price of PhyCor Common Stock on November 21, 1997. November 21, 1997 is the date the final PhyCor offer letter was received. The calculation is as follows: $23,035,079 / $25.00 = 921,403 shares of PhyCor Common Stock.

         4. The amendment to the Merger Agreement reduced the number of PhyCor shares from 3,500,000 to 2,910,330. This represents a reduction of 16.8477% in the number of shares to be allocated to all classes of stockholders. This reduction was applied to the number of shares of PhyCor Common Stock previously allocated to the holders of Class A Preferred Stock. This resulted in a reduction of 155,235 shares for a total of 766,148 PhyCor shares calculated as follows: 921,403
                  - 155,235 = 766,168.

         5. To determine the FPC Class A Preferred Stock Exchange Ratio, the number of shares of PhyCor Common Stock allocated to the holders of FPC Class A Preferred Stock as determined above were divided by the number of FPC Class A Preferred shares outstanding. The calculation of the exchange ratio is as follows: 766,168 PhyCor shares / 200,000 FPC Class A Common Stock = 3.830839.

                  FPC Class B and C Preferred Stock and FPC Class A and B Common Stock. The FPC Class B and Class C Preferred shares and the FPC Class B Common shares are convertible into FPC Class A Common shares at the following conversion rates:

                  FPC Class B Preferred Stock - The holders of Class B Preferred Stock are entitled to convert their shares into Class A Common Stock at the rate of 38.50385 shares of Class A Common Stock for each share of Class B Preferred Stock held.

                  FPC Class C Preferred Stock - The holders of FPC Class C Preferred Stock are entitled to convert their shares into FPC Class A Common Stock at the rate of 10 shares of Class A Common Stock for each share of Class C Preferred Stock held.

                  Class B Common Stock - The holders of FPC Class B Common Stock are entitled to convert their shares into Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock held.

         The Exchange Ratios for the FPC Class B Preferred Stock, Class C Preferred Stock and the Class A Common Stock were determined as follows.

         1. To determine the FPC Class B Preferred Stock Exchange Ratio and the FPC Class C Preferred Stock Exchange Ratio, the number of shares of FPC Class A Common Stock that would be issued for each class of preferred stock upon conversion to FPC Class A Common Stock was considered. The 110,000 shares of FPC Class B Preferred Stock issued and outstanding are convertible into 4,235,424 shares of FPC Class A Common Stock. The 12,000 shares of FPC Class C Preferred Stock are convertible into 120,000 shares of FPC Class A Common Stock.

         2. As of May 18, 1998, there were 4,047,198 shares of FPC Class A Common Stock issued and outstanding.

         3. As of May 18, 1998, there were 1,627,200 shares of FPC Class A Common Stock that are to be issued and delivered at future dates.

         4. As of May 18, 1998, there were unexercised options to purchase 277,634 shares of FPC Class A Common Stock at exercise prices less than $4.00 per share.

         5. As of May 18, 1998, the estimated number of warrants to purchase shares of FPC Class A Common Stock to be earned in connection with the Subordinated Debt was 41,869 shares.

         6. The total number of shares of FPC Class A Common Stock estimated to be outstanding at the Effective Date is 10,349,325, giving effect to the conversion of the FPC Class B Common Stock, and Class B and C Preferred Stock estimated to be outstanding, deliverable at future dates and available under certain option or warrant agreements that are expected to be exercised at the Effective Date.

         7. The shares of PhyCor Common Stock to be allocated to the other classes of FPC Capital Stock is calculated as follows:
                  2,910,330 total PhyCor shares less 766,168 shares allocated to the FPC Class A Preferred Stock equals 2,144,162 shares of PhyCor Common Stock to be allocated to the other classes of FPC Capital Stock.

         8. To determine the Exchange Ratio for the FPC Class A and B Common Stock, the 2,144,162 remaining PhyCor shares available for the other classes of FPC Capital Stock were divided by the total common stock equivalents from paragraph 6 above of 10,349,325. The results are as follows:
                  2,144,162 / 10,349,325 = .207179.

         9. To determine the FPC Class B Preferred Stock Exchange Ratio, the FPC Class A Common Exchange Ratio of .207179 was multiplied by the FPC Class B conversion ratio of 38.50385. The result is 7.977189.

         10. To determine the FPC Class C Preferred Stock Exchange Ratio the FPC Class A Common Exchange Ratio of .207179 was multiplied by the FPC Class C conversion ratio of 10. The result is 2.071790.

         (ii) COMPETITIVE POSITION OF FPC AND INDUSTRY CONSOLIDATION. A significant objective of the FPC Board was to strengthen FPC's competitive position and enhance its reputation among physicians and payors. Additionally, the FPC Board was concerned with the increasingly competitive pressures within the managed care sector of the health care industry and the resulting trend towards consolidation among payors, providers and PPMs. The FPC Board determined that FPC would be in a stronger competitive position as part of a larger entity.

         (iii) BENEFITS OF THE MERGER WITH PHYCOR. The FPC Board focused on the specific benefits to be obtained in combining with PhyCor. The FPC Board determined that the combined entity would be able to operate more effectively and profitably based on size, geographic scope and expertise. In addition, the FPC Board believed that there would be considerable cost savings, synergies and economies of scale achieved by merging the companies. In addition, FPC would benefit from access to national managed care payor contracts, same-market integration of primary and specialty referral opportunities and same-market momentum and growth. The FPC Board also concluded that PhyCor offered the FPC stockholders the best long-term value based on PhyCor's strong historical operational performance and growth, its current growth plans, its strong reputation among the investment community, providers, and payors, and its ability to generate long-term earnings growth.


         (iv) TERMS OF THE MERGER. The terms and conditions of the proposed Merger, including the parties reciprocal representations, warranties and covenants, conditions to FPC's obligations and the circumstances under which FPC would be able to terminate the Merger Agreement were considered by the FPC Board to be fair. In particular, the FPC Board believed that its ability to terminate the Merger Agreement if the Closing Price of the PhyCor Common Stock was below $11.00 or in the event of another superior, bona fide proposal preserved the FPC Board's ability to reconsider, if necessary, the fairness of the transaction. The FPC Board did not believe the termination fee that would be payable in the event it terminated the Merger Agreement to pursue another proposal would impede another bona fide, superior proposal, and it believed such fee was consistent with fees payable in other similar transactions.


         (v) INTERESTS OF CERTAIN PERSONS. The FPC Board realized that certain members of management had certain interests in the Merger in addition to the interests of FPC stockholders generally. These interests arise from, among other things, Dr. George's consulting agreement, certain employment agreements, management retention programs, and provisions of the Merger Agreement providing for the continuation of certain indemnification rights and benefit plans. The FPC Board believed that these payments and inducements to management (i) acted to align the interests of management with those of FPC in negotiating and effectuating the Merger, (ii) provided the necessary incentives for the key members of FPC's management team to continue with FPC and PhyCor after the Merger is consummated and (iii) after consultation with its advisors, were reasonable based on the size of FPC and PhyCor and industry standards. See "Interests of Certain Persons in the Merger."

         (vi) POTENTIAL MERGER RISKS. In analyzing a combination with PhyCor, in addition to the matters set forth under "RISK FACTORS," the FPC Board considered the following: (a) the ability of PhyCor to maintain its current growth strategy, growth rate and price/earnings multiple; (b) the effect of PhyCor's then contemplated merger with MedPartners, whether or not consummated; and (c) the amount of PhyCor's indebtedness in relation to its stockholders' equity. In addition, the FPC Board reviewed the employment agreements of the executive officers of FPC, the terms of the Consulting Agreement to be entered into by Dr. George and other employee benefit provisions described below under "--Interests of Certain Persons in the Merger." The FPC Board was aware of the risks associated with the Merger and the interests of management and determined that, despite such factors, FPC would be better positioned to fulfill its business plan as a combined entity.


         (vii) POTENTIAL RISKS TO NON-AFFILIATED STOCKHOLDERS. The FPC Board considered the potential benefits and risks of the transaction to the non-affiliated stockholders. The non-affiliated stockholders own approximately 16.44% of FPC Voting Stock. The non-affiliated stockholders of FPC consist primarily of (a) physicians employed by FPC Group Practices and physicians employed by Managed Group Practices (representing 9.18% of the FPC Voting Stock); (b) non-physician employees of FPC and its wholly owned subsidiaries (representing 2.60% of the FPC Voting Stock); (c) a healthcare system (representing 3.26% of the FPC Voting Stock); and (d) a venture capital firm (representing 1.40% of the FPC Voting Stock). While evaluating the effect on physician and employee stockholders, the FPC Board considered the physician practice management reputation, philosophy, corporate culture and operating practices of PhyCor. In addition, the FPC Board considered the benefits of expanded employment opportunities for the physician stockholders and non-physician stockholders. Although certain non-affiliated employee stockholders in the FPC corporate offices are not expected to be retained permanently by PhyCor, the FPC Board was of the view that the proposed corporate severance policy would provide sufficient payments to allow these employees to seek new employment opportunities. In total, the FPC Board determined that these factors were predominately positive and did not pose any particular risk to this stockholder group. The healthcare system stockholder is the primary admitting hospital system for one of the managed physician groups. The FPC Board believed that a medical group affiliated with PhyCor should benefit the healthcare system because PhyCor can help the group grow at a faster rate. This growth could cause increased admissions, HMO enrollment growth and higher utilization of the healthcare systems facilities. The Board also believed that the Merger will benefit the venture capital stockholder (Pacific Capital White Pines Management) due to the liquidity available from a publicly traded security.


         With the exception of factors (v) and (vi), the FPC Board generally viewed each of the foregoing factors as supporting its approval and recommendation of the Merger Agreement. Factors (v) and (vi) were considered neutral by the FPC Board in its decision to recommend approval of the Merger Agreement. The Board generally viewed PhyCor, among all the potential bidders, as having the least potential merger risks.

         STOCKHOLDERS SHOULD BE AWARE THAT CERTAIN MEMBERS OF THE FPC BOARD AND MANAGEMENT HAVE CERTAIN INTERESTS IN THE MERGER THAT ARE IN ADDITION TO THOSE OF OTHER STOCKHOLDERS OF FPC. SEE "--INTERESTS OF CERTAIN PERSONS IN THE MERGER."

OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION


         On August 5, 1997, FPC engaged DLJ as its exclusive financial advisor with respect to advising FPC as to various strategic alternatives. On June 10, 1998, DLJ delivered its written opinion (the "DLJ Opinion") to the FPC Board to the effect that, as of such date, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Common Stock Exchange Ratio was fair to the holders of FPC Class A Common Stock from a financial point of view.


         THE FULL TEXT OF THE DLJ OPINION IS SET FORTH AS ANNEX B TO THIS PROSPECTUS-PROXY STATEMENT AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY FOR INFORMATION AS TO THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

         The DLJ Opinion was prepared for the FPC Board and addresses only the fairness of the Common Stock Exchange Ratio to the holders of FPC Class A Common Stock from a financial point of view and does not constitute a recommendation to any stockholder of FPC as to how such stockholder should vote on the proposed transaction. The DLJ Opinion does not constitute an opinion as to the price at which PhyCor Common Stock will actually trade at any time. DLJ was not requested by the FPC Board to make, nor did DLJ make, any recommendation as to the Common Stock Exchange Ratio to be received by the holders of FPC Class A Common Stock, which determination was reached through negotiations between FPC and PhyCor, in which negotiations DLJ advised FPC. No restrictions or limitations were imposed upon DLJ with respect to the investigations made or procedures followed by DLJ in rendering its opinion. FPC did not seek, and DLJ did not deliver, an opinion with respect to the consideration to be paid in the Merger to holders of FPC Capital Stock, other than the holders of FPC Class A Common Stock.


         In arriving at its opinion, DLJ reviewed the Merger Agreement dated December 19, 1997, the first amendment dated May 18, 1998 to such Merger Agreement and a draft dated June 10, 1998 of the second amendment to such Merger Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by FPC or PhyCor, including information provided during discussions with their respective managements. Included in the information provided during discussions with the management of FPC were certain financial projections for FPC for the period beginning January 1, 1998 and ending December 31, 2002 prepared by the management of FPC. In addition, DLJ compared certain financial and securities data of FPC and PhyCor with that of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the PhyCor Common Stock, reviewed prices paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.


         In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by FPC or PhyCor or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections supplied to DLJ, DLJ assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of FPC as to the future operating and financial performance of FPC. DLJ assumed no responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it. DLJ relied as to certain legal matters on advice of counsel to FPC. For purposes of its opinion, DLJ assumed that the Merger would be accounted for as a pooling of interests.

         The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on information made available to DLJ as of, the date of its opinion. DLJ does not have any obligation to update, revise or reaffirm its opinion.

         The following is a summary of the analyses performed by DLJ in connection with the preparation of the DLJ Opinion. All analyses discussed below assume the Common Stock Exchange Ratio of 0.205067 shares of PhyCor Common Stock per share of FPC Common Stock. The analyses performed by DLJ in connection with the preparation of the DLJ Opinion are substantially identical to those used in connection with the preparation of the Pre-Amendment Opinion and the May 15 Opinion, although each such opinion was based on economic, market, financial and other conditions as they existed on, and on information made available to DLJ as of, the respective dates of the opinions. Since the date of the Pre-Amendment Opinion, the historical and projected financial results (which form the basis of a number of DLJ's analyses) for FPC, PhyCor and certain other selected companies changed. In particular, projected financial results declined significantly for FPC and certain other selected companies. Additionally, the trading prices for certain companies used by DLJ in several of its analyses declined, and in some cases such declines were significant. In that regard, the closing prices of the common stock of the Selected Companies referred to below were, on average, approximately 40% lower on the date of the DLJ Opinion than on the date of the Pre-Amendment Opinion. These changes in historical and projected financial results, combined with the significant declines in the trading prices of certain Selected Companies, among other factors, all demonstrate the significant changes in facts and circumstances between the dates of DLJ's opinions. DLJ reached its June 10 fairness conclusion based on the then-current facts and circumstances and did not make an express comparison of the results of its analyses on the dates of its opinions in its presentation to the FPC Board. For additional information concerning developments resulting in the execution of the June 10, 1998 amendment to the Merger Agreement, see "-- Background of the Merger" and "-- Reasons for the Merger; Recommendations of the Board of Directors."

         Selected Public Company Analysis. To provide contextual data and comparative market information, DLJ analyzed the operating performance of FPC relative to certain companies whose securities are publicly traded and that were deemed by DLJ to be reasonably similar to FPC, including FPA Medical Management, Inc. ("FPA"); MedPartners; PHP Healthcare Corp. ("PHP"); PhyMatrix Corp. ("PhyMatrix"); PhyCor; and ProMedCo Management Co. ("ProMedCo") (collectively, the "Selected Companies"). Historical financial information used in connection with the ratios provided below with respect to the Selected Companies was derived from the most recent financial statements publicly available for each company as of June 5, 1998.

         DLJ examined certain publicly available financial data of the Selected Companies, including (i) enterprise value (defined as the market value of common equity plus book value of total debt and preferred stock less cash) as a multiple of latest 12 months ("LTM") revenues, LTM EBITDA (defined as earnings before interest, taxes, depreciation and amortization but not including non-recurring items) and LTM EBIT (defined as earnings before interest and taxes but not including non-recurring items), and (ii) price to earnings ratios based on LTM earnings per share ("EPS") and estimated calendar year 1998 and calendar year 1999 EPS. DLJ noted that as of June 5, 1998, the Selected Companies were trading at implied enterprise value and price multiples, as the case may be, in
(i) a range of 0.4x to 2.4x (with an average, excluding high and low values (the "Average"), of 0.9x) LTM revenues; (ii) a range of 4.1x to 16.2x (with an Average of 7.1x) LTM EBITDA; (iii) a range of 5.4x to 21.2x (with an Average of 9.8x) LTM EBIT; (iv) a range of 4.9x to 19.8x (with an Average of 13.5x) LTM EPS; (v) a range of 10.0x to 17.3x (with an Average of 12.8x) estimated calendar year 1998 EPS and (vi) a range of 3.9x to 14.0x (with an Average of 10.8x) estimated calendar year 1999 EPS. The calendar year 1998 and 1999 EPS estimates for the Selected Companies were based on estimates provided by IBES, Inc. ("IBES"). Based on the Common Stock Exchange Ratio and assuming a $16.19 price for PhyCor Common Stock, the Merger consideration represented a multiple of 0.7x FPC's LTM revenue and 26.5x FPC's estimated calendar year 1999 EPS (fully taxed, before all preferred dividends) as projected by FPC's management prior to the consideration of any potential synergies. Other multiples were not meaningful since FPC's LTM EBITDA, LTM EBIT, LTM EPS and estimated calendar year 1998 EPS as projected by FPC's management were negative or, in the case of estimated calendar year 1998 EPS, were negligible.


         No company utilized in the selected public company analysis is identical to FPC. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Selected Companies and FPC and other factors that could affect the public trading value of the Selected Companies. Mathematical analysis such as determining the average is not in itself a meaningful method of using selected company data.

         Selected Transaction Analysis. DLJ performed an analysis of FPC based on selected merger and acquisition transactions in the PPM industry set forth below (the "Selected Transactions"). Multiples reviewed in the selected transaction analysis included (i) aggregate transaction value (defined as the equity value of the offer plus book value of total debt and preferred stock less cash) as a multiple of (when available) LTM revenues, LTM EBITDA and LTM EBIT, and (ii) aggregate purchase price (defined as the equity value of the offer) as a multiple of (when available) LTM EPS and estimated calendar year EPS for the first and second calendar years ("CY+1" and "CY+2", respectively) immediately ended subsequent to the announcement of each transaction. For all analyses involving the Selected Transactions, LTM refers to the latest 12 month period prior to the announcement of each such transaction for which financial statements were publicly available. The Selected Transactions were comprised of the following 13 transactions announced during the period 1994 to 1997 (Target/Acquiror): MedPartners/Talbert Medical Management Holdings Corporation;

Laidlaw, Inc./EmCare Holdings, Inc.; MedPartners/InPhyNet Medical Management, Inc.; FPA/AHI Healthcare Systems, Inc.; Physician Resource Group, Inc./American Ophthalmic, Inc.; FPA/Foundation Health Systems, Inc.; FPA/Sterling Healthcare Group, Inc.; MedPartners/Caremark International, Inc.; MedPartners/Pacific Physicians Services, Inc.; Equivision, Inc./Colkitt Oncology Group, Inc.; Physician Resource Group/Eyecorp, Inc.; MedPartners/Mullikin, Inc. and Caremark International, Inc./Friendly Hills Healthcare Network. DLJ noted that the implied aggregate transaction value and aggregate purchase price multiples, as the case may be, for these transactions were in (i) a range of 0.3x to 5.6x (with an Average of 1.6x) LTM revenues; (ii) a range of 10.2x to 29.2x (with an Average of 16.5x) LTM EBITDA; (iii) a range of 14.5x to 47.8x (with an Average of 20.8x) LTM EBIT; (iv) a range of 23.0x to 47.3x (with an Average of 28.9x) LTM EPS; (v) a range of 21.3x to 31.1x (with an Average of 23.6x) estimated CY+1 EPS; and (vi) a range of 15.8x to 24.6x (with an Average of 19.5x) estimated CY+2 EPS. Based on the Common Stock Exchange Ratio and assuming a $16.19 price for PhyCor Common Stock, the merger consideration represented a multiple of 0.7x LTM revenue and 26.5x estimated calendar year 1999 EPS (fully taxed, before all preferred dividends) as projected by FPC's management prior to the consideration of any potential synergies. Other multiples were not meaningful since FPC's LTM EBITDA, LTM EBIT, LTM EPS and estimated calendar year 1998 EPS as projected by FPC's management were negative or, in the case of estimated calendar year 1998 EPS, were negligible.


         No transaction utilized in the selected transaction analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the Selected Transactions and FPC and other factors that could affect the acquisition value of the target companies in the Selected Transactions. Mathematical analysis such as determining the average is not in itself a meaningful method of using selected transaction data.


         Discounted Cash Flow Analysis. DLJ performed a discounted cash flow ("DCF") analysis for the five-year period commencing January 1, 1998 and ending December 31, 2002 based on the projected stand-alone unlevered free cash flows of FPC provided by FPC's management. Unlevered free cash flows were calculated as the after-tax operating earnings of FPC, plus depreciation and amortization and other non-cash items, plus (or minus) net changes in working capital, minus capital expenditures. DLJ calculated terminal values by applying a range of estimated EBITDA multiples of 7.0x to 11.0x to the projected EBITDA of FPC in 2002. The unlevered free cash flows and terminal values were then discounted to the present using a range of discount rates of 13.0% to 17.0%. Based on this analysis, DLJ derived a summary valuation range for FPC of $37.0 million to $60.6 million. Based on a PhyCor Common Stock price of $16.19 per share, the total consideration of the Merger represented an aggregate transaction value of $57.6 million.

         EPS Impact Analysis. DLJ also analyzed the pro forma effects resulting from the Merger on the projected EPS of PhyCor including, without independent verification, an assumed level of synergies projected by the management of FPC for each of the years ending December 31, 1998 and 1999. This analysis was based on a number of assumptions, including, among other things, estimated amounts and timing of the synergies and the projected financial performance of PhyCor and FPC. The analysis assumed that the Merger would be consummated on January 1, 1998. The analysis indicated that the Merger, accounted for as a pooling transaction, would be dilutive to PhyCor's stand-alone EPS estimates by (2.4%) and (1.5%), assuming no synergies, and accretive by 1.7% and 1.6%, assuming $4.8 million of recurring annual synergies, for the years ending December 31, 1998 and 1999, respectively.

         Contribution Analysis. DLJ also analyzed the pro forma relative contributions of FPC to certain PhyCor operations measures (the "Operations Measures") resulting from the Merger for the LTM period ended March 31, 1998 and for the projected calendar year ending December 31, 1998 (based on projections provided by FPC and publicly available information regarding PhyCor). Operations Measures reviewed in this analysis included (i) revenue, EBITDA, EBIT, pretax income

(defined as earnings before taxes), net income (defined as earnings after taxes) and end of period assets for the LTM period ended March 31, 1998 and (ii) estimated revenue, estimated EBITDA, estimated EBIT, estimated pretax income and estimated net income for the projected calendar year ending December 31, 1998. This analysis was based on a number of assumptions, including, among other things, the projected financial performance of FPC and PhyCor. The analysis indicated that FPC would contribute 5.2% of pro forma LTM revenue; 0.1% of pro forma LTM EBITDA; (1.6%) of pro forma LTM EBIT; (5.3%) of pro forma LTM pretax income; (4.8%) of pro forma LTM net income; and 2.0% of pro forma assets as of March 31, 1998. The analysis further indicated that FPC would contribute 5.2% of pro forma 1998 revenue; 2.1% of pro forma 1998 EBITDA; 1.5% of pro forma 1998 EBIT; 0.7% of pro forma 1998 pretax income; and 0.7% of pro forma 1998 net income. The Merger Agreement contemplates the issuance of 2.9 million shares of PhyCor Common Stock, representing approximately 4.1% of the total pro forma shares of PhyCor Common Stock, in exchange for the total equity value of FPC including all classes of FPC Capital Stock.


         PhyCor Comparison. To provide contextual data and comparative market information, DLJ analyzed the operating performance of PhyCor relative to certain companies whose securities are publicly traded and that were deemed by DLJ to be reasonably similar to PhyCor, including FPA, MedPartners, PHP, PhyMatrix and ProMedCo (collectively, the "PhyCor Selected Companies"). Historical financial information used in connection with the ratios provided below with respect to PhyCor Selected Companies was derived from the most recent financial statements publicly available for each company as of May 8, 1998.


         DLJ examined certain publicly available financial data of the PhyCor Selected Companies, including (i) enterprise value as a multiple of LTM revenues, LTM EBITDA and LTM EBIT, and (ii) price to earnings ratios based on LTM EPS and estimated calendar year 1998 and calendar year 1999 EPS. DLJ noted that as of June 5, 1998, the PhyCor Selected Companies were trading at implied enterprise value and price multiples, as the case may be, in (i) a range of 0.4x to 2.4x (with an Average of 0.7x) LTM revenues; (ii) a range of 4.1x to 16.2x (with an Average of 6.7x) LTM EBITDA; (iii) a range of 5.4x to 21.2x (with an Average of 8.9x) LTM EBIT; (iv) a range of 4.9x to 19.8x (with an Average of 8.4x) LTM EPS; (v) a range of 10.0x to 17.3x (with an Average of 11.0x) estimated calendar year 1998 EPS and (vi) a range of 3.9x to 14.0x (with an Average of 10.2x) estimated calendar year 1999 EPS. The calendar year 1998 and 1999 EPS estimates for the PhyCor Selected Companies were based on estimates provided by IBES. PhyCor recently traded at a multiple of 1.3x LTM revenue, 7.8x LTM EBITDA, 11.8x LTM EBIT, 18.6x LTM EPS, 16.4x estimated calendar year 1998 EPS as projected by IBES and 12.6x estimated calendar year 1999 EPS as projected by IBES.


         No company utilized in the selected public company analysis is identical to PhyCor. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the PhyCor Selected Companies and PhyCor and other factors that could affect the public trading value of the PhyCor Selected Companies or PhyCor. Mathematical analysis such as determining the average is not in itself a meaningful method of using selected company data.


         Common Stock Performance Analysis. DLJ'S analysis of the performance of PhyCor Common Stock consisted of a historical analysis of closing prices and trading volumes for the period from June 6, 1997 through June 8, 1998. During that period, PhyCor Common Stock reached a high closing price of $35.13 per share and a low closing price of $15.13 per share. On June 5, 1998, the closing price of PhyCor Common Stock was $16.19 per share.


         The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the analyses contained in the materials presented by DLJ to the FPC Board in connection with DLJ rendering its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily summarized. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the Merger and to add to the information available to the FPC Board. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. DLJ did not place particular reliance or weight on any individual factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

         DLJ was selected to render an opinion in connection with the Merger based upon DLJ'S qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.


         Pursuant to a letter agreement between FPC and DLJ dated August 5, 1997 (the "DLJ Engagement Letter"), DLJ is entitled to (i) a fee of $0.3 million for the delivery of the DLJ Opinion and (ii) a percentage fee equal to 0.9% of the value of the aggregate merger consideration less the amount previously paid pursuant to clause (i) above. The total fees payable to DLJ would have equaled approximately $0.5 million using the closing sales price of PhyCor Common Stock on June 18, 1998. In addition, FPC has agreed to reimburse DLJ for certain out-of-pocket expenses incurred by DLJ in connection with its engagement thereunder, whether or not the Merger is consummated, and to indemnify DLJ for certain liabilities and expenses arising out of the Merger or the transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and FPC believe are customary for transactions of this nature, were negotiated at arm's length between FPC and DLJ, and the FPC Board was aware of such arrangement.

         DLJ provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on the securities of PhyCor for its own account or for the account of customers. As of the date of this Prospectus-Proxy Statement, DLJ, through its affiliate the Sprout Group, owned (i) approximately 14.8% of the fully diluted common equity of FPC and (ii) Class A Preferred Stock of FPC with a liquidation preference of $6.0 million (plus accrued but unpaid dividends of $0.9 million). Additionally, as of the date of this Proxy Statement-Prospectus, DLJ, through its affiliate the Sprout Group, had a loan outstanding to FPC in the aggregate principal amount of $1.5 million.


EFFECTIVE TIME OF THE MERGER

         The Merger will become effective upon the filing by the Subsidiary and FPC of the Certificate of Merger under the DCGL, or at such later time as may be specified in such Certificate of Merger. The Merger Agreement requires that this filing be made as soon as practicable following satisfaction or waiver of the various conditions to the Merger set forth in the Merger Agreement, or at such other time as may be agreed by PhyCor, Subsidiary and FPC. It is currently anticipated that such filing will be made as soon as reasonably practicable after the Special Meeting and after all regulatory approvals have been obtained, and that the Effective Time will occur upon such filing. However, there can be no assurance as to whether or when the Merger will occur. See "--Conditions to the Merger" and "--Regulatory Approvals."

EXCHANGE OF CERTIFICATES

         At least two business days prior to the date FPC provides notices to its stockholders of the Special Meeting, PhyCor and FPC will enter into an agreement with the Exchange Agent which will provide that PhyCor shall deposit with the Exchange Agent, for the holders of FPC Capital Stock, for exchange pursuant to the Merger Agreement, through the Exchange Agent, (i) as soon as practicable (but in any event within five business days) after such agreement has been entered into, certificates representing the shares of PhyCor Common Stock issuable pursuant to the Merger Agreement and (ii) at least two business days prior to the Effective Time, cash in an amount equal to the aggregate amount required to be paid to holders of FPC Capital Stock in lieu of fractional interests of PhyCor Common Stock and any dividends or distributions to which such holder is entitled pursuant to the Merger.

         Prior to the Effective Time, holders of FPC Capital Stock will be entitled to tender the stock certificates representing outstanding shares of FPC Capital Stock to the Exchange Agent conditioned upon consummation of the Merger. From and after the Effective Time, each holder of a stock certificate, which immediately prior to the Effective Time represented outstanding shares of FPC Capital Stock (the "Certificates"), will be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, a certificate or certificates representing the number of whole shares of PhyCor Common Stock into which such holder's Certificates have been converted, cash in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger.

         No fractional shares of PhyCor Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, PhyCor will pay to each holder of shares of FPC Capital Stock who would otherwise be entitled to a fractional share of PhyCor Common Stock an amount of cash determined by multiplying such holder's fractional interest by the Closing Price. See "--Terms of the Merger."

         The certificates representing shares of PhyCor Common Stock, the fractional share payment (if any) which any holder of shares of FPC Capital Stock is entitled to receive, and any dividends or other distributions paid on such PhyCor Common Stock prior to the delivery to PhyCor of the Certificates, will not be delivered to such holder of FPC Capital Stock until the Certificates are delivered to PhyCor through the Exchange Agent; provided, however, that holders of stock certificates representing FPC Capital Stock who tendered Certificates to the Exchange Agent at least ten business days prior to the Effective Time shall be entitled to receive certificates representing shares of PhyCor Common Stock at the Effective Time. No interest will be paid on dividends or other distributions or on any fractional share payment which the holder of such shares shall be entitled to receive upon such delivery.

         At the Effective Time, holders of FPC Capital Stock immediately prior to the Effective Time will cease to be, and shall have no rights as, holders of FPC Capital Stock, other than the right to receive the shares of PhyCor Common Stock into which such shares have been converted and any fractional share payment and any dividends or other distributions they may be entitled to under the Merger Agreement (or, with respect to holders properly exercising appraisal rights, to receive the fair value of such person's shares of FPC Capital Stock). Holders of shares of FPC Capital Stock (other than those who have exercised appraisal rights) will be treated as holders of record of PhyCor Common Stock for purposes of voting at any annual or special meeting of shareholders of PhyCor after the Effective Time, both before and after such time as they exchange their Certificates for certificates of PhyCor Common Stock as provided in the Merger Agreement.

         Neither PhyCor nor FPC will be liable to any holder of shares of FPC Capital Stock for any shares of PhyCor Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains various customary representations and warranties of the parties thereto. The representations and warranties of PhyCor, Subsidiary and FPC include, but are not limited to, representations as to: (i) the organization and existence of each of PhyCor, Subsidiary and FPC, as applicable, (ii) the capitalization of each of PhyCor, Subsidiary and FPC, as applicable, (iii) the name and state of incorporation of the subsidiaries and affiliated entities, including partnerships and limited liability companies, as applicable, (iv) the organization, existence and foreign qualification of the FPC subsidiaries and PhyCor significant subsidiaries (as defined in the Merger Agreement), (v) the name of each physician group and the number of physicians in such group with which FPC is affiliated, (vi) the power and authority of each party to execute, deliver and perform the Merger Agreement, (vii) the fact that PhyCor has furnished FPC with a true and complete copy of each report, schedule, registration statement and proxy statement filed by PhyCor with the Commission and FPC has provided PhyCor with its audited financial statements, (viii) the legal proceedings against each party, (ix) the validity of PhyCor's or FPC's material contracts, as applicable, (x) the conduct of business, since September 30, 1997, in the ordinary course and the absence of certain changes or material adverse effects, (xi) certain tax matters, (xii) FPC's employee benefit plans and employment matters, (xiii) FPC's compliance with laws in general, (xiv) each party's regulatory approvals, (xv) the commissions and fees paid by each party,
(xvi) FPC's stockholder votes required to approve the Merger Agreement, (xvii) the pooling of interests of the Merger, (xviii) FPC's ownership and good title to its properties and assets, (xix) the validity of FPC's accounts receivables,
(xx) FPC's compliance with environmental regulations and (xxi) FPC's insurance and malpractice coverage.

CONDITIONS TO THE MERGER

         The obligations of each of PhyCor and FPC to consummate the Merger are subject to, among others, the fulfillment of each of the following conditions:
(i) FPC shall have received the opinion of its counsel that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;
(ii) each party shall have received an opinion of the other party's counsel substantially in the form specified in the Merger Agreement; and (iii) PhyCor shall have received letters from those persons deemed Affiliates (as such term is defined under the Securities Act).

         The respective obligations of PhyCor and FPC to consummate the Merger are subject to certain additional conditions including the following: (i) no order, decree or injunction by a court of competent jurisdiction preventing or materially delaying the consummation of the Merger or imposing any material limitation on the ability of PhyCor effectively to operate the business of FPC or which would have a material adverse effect on FPC shall be in effect; (ii) no statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, thereof that makes the consummation of the Merger or any other transaction contemplated by the Merger Agreement illegal; (iii) the shares of PhyCor Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq National Market (or other such exchange on which the shares of PhyCor Common Stock are then listed) upon official notice of issuance and shall have been issued in transactions qualified or exempt from registration under applicable securities or Blue Sky laws; (iv) the Merger shall qualify for pooling of interests accounting treatment unless the acts or omissions of PhyCor or Subsidiary make pooling of interests accounting treatment unavailable, in such case PhyCor shall not be relieved of its obligation to consummate the Merger; and (v) the Registration Statement shall have been declared effective under the Securities Act and shall not be subject to any stop order.

REGULATORY APPROVALS

         The HSR Act prohibits consummation of the Merger until certain information has been furnished to the Antitrust Division of the DOJ and the FTC and certain waiting period requirements have been satisfied. On January 22, 1998, PhyCor and FPC made their respective filings with the DOJ and the FTC with respect to the Merger Agreement. On February 13, 1998, the DOJ and the FTC granted PhyCor and FPC early termination of the HSR Act waiting period. Notwithstanding the termination of the HSR Act waiting period, at any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws, including requesting additional information, seeking to enjoin the consummation of the Merger or seeking the divestiture by PhyCor of all or any part of the stock or assets of FPC. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge were made, that it would not be successful.

         Prior to the Merger, the FTC or the DOJ could seek to enjoin the consummation of the Merger under the federal antitrust laws or require that PhyCor or FPC divest certain assets to avoid such a proceeding. The FTC or DOJ could also, following the Merger, take action under the federal antitrust laws to rescind the Merger, to require divestiture of assets of either PhyCor or FPC, or to obtain other relief.

         Certain other persons, such as states' attorneys general and private parties, could challenge the Merger as violative of the antitrust laws and seek to enjoin the consummation of the Merger and, in the case of private persons, to obtain treble damages. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. FPC does not intend to seek any further stockholder approval or authorization of the Merger Agreement as a result of any action that it may take to resist or resolve any FTC, DOJ or other objections, unless required to do so by applicable law.

         The operations of PhyCor and FPC are subject to a substantial body of federal, state, local and accrediting body laws, rules and regulations relating to the conduct, licensing and development of health care businesses and facilities. As a result of the Merger, many of the arrangements between FPC and third-party payors may be deemed to have been transferred, which may require the approval and consent of such payors. In addition, a number of the facilities operated by FPC may be deemed to have been transferred, which may require the consents or approvals of various state licensing and/or health regulatory agencies. In some instances, new licenses may be required to be obtained. It is anticipated that, prior to the time this Prospectus-Proxy Statement is mailed to the stockholders of FPC, all filings required to be made prior to such date to obtain the consents and approvals required from federal and state health care regulatory bodies and agencies will have been made. However, certain of such filings cannot be made under the applicable laws, rules and regulations until after the Effective Time. Although no assurances to this effect can be given, it is anticipated that the companies will be able to obtain any required consent or approval.

CERTAIN COVENANTS

         Preserve Business. The Merger Agreement provides that, during the period from the date of the Merger Agreement to the Effective Time, except as provided in the Merger Agreement, PhyCor and FPC will conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted, and each of FPC and PhyCor will use its reasonable best efforts to preserve intact its business organization, to keep available to PhyCor the services of its present employees and to preserve for PhyCor its relationships with physicians, patients, suppliers and others having business relations with them and their respective subsidiaries.

         Material Transaction. Under the Merger Agreement, FPC, its subsidiaries, partnerships and other affiliated entities may not (other than as required pursuant to or contemplated by the terms of the Merger Agreement and related documents), without first obtaining the written consent of PhyCor, (i) encumber any asset or enter into transaction relating to the properties, assets or business of FPC other than in ordinary course, (ii) except for physician employment agreements and certain terminable agreements, enter into any employment agreement with compensation in excess of $75,000 or for greater than a one year term, (iii) except in ordinary course, enter into a contract which cannot be performed within three months or which involves expenditure of over $250,000, (iv) issue or sell, or agree to issue or sell, any shares of capital stock of FPC or its subsidiaries, except upon exercise of currently outstanding options or warrants or conversion of the FPC Class B Convertible Preferred Stock or the FPC Class C Convertible Preferred Stock, (v) make any payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation relating to any such plan, create or terminate any such plan, except in ordinary course, (vi) extend credit to anyone, except in ordinary course, (vii) guaranty the obligation of any person, firm or corporation except in ordinary course, (viii) amend its Certificate of Incorporation or Bylaws, (ix) take any action that would cause certain material changes in FPC or (x) enter into any transaction, agreement or contract for the purchase of substantially all of the stock or assets of another company.

         Both PhyCor and FPC have agreed to cooperate in the prompt preparation and filing of certain documents under federal and state securities laws with applicable governmental entities.

         Stock Option Plans and Stock Options. At the Effective Time, all options to purchase shares of FPC Capital Stock which are outstanding at such time, whether or not then vested or exercisable, will immediately become options to purchase PhyCor Common Stock. The number of shares of PhyCor Common Stock subject to each stock option assumed and the exercise prices for such shares shall be adjusted to give effect to the Exchange Ratios. PhyCor shall deliver to the holders of FPC stock options appropriate notices setting forth such holders' rights pursuant to any stock option plans which such FPC stock options were issued. PhyCor will either adopt the stock option plans of FPC in connection with the Merger or will issue new options under the existing PhyCor option plans in order to continue the options previously granted by FPC, as described herein.

WAIVER AND AMENDMENT

         The Merger Agreement provides that, at any time prior to the Effective Time, PhyCor and FPC may (i) extend the time for the performance of any of the obligations or other acts of the other party contained in the Merger Agreement,
(ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with the agreements or conditions under the Merger Agreement. In addition, the Merger Agreement may be amended at any time upon the written agreement of PhyCor and FPC without the approval of the shareholders of either party, except that after the Special Meeting, no amendment may be made which by law requires a further approval by the stockholders of FPC without such further approval being obtained.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time in a number of circumstances, which include, among others: (a) by the mutual consent of FPC, the Subsidiary and PhyCor; (b) by either FPC or PhyCor if (i) the adoption of the Merger Agreement and the approval of the transactions contemplated thereby by the holders of FPC Capital Stock shall not have been obtained, (ii) the Merger shall have not been consummated by June 30, 1999, provided that the terminating party shall not have willfully and materially breached its obligations under the Merger Agreement, (iii) a court or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order shall have become final and nonappealable, or (iv) if the conditions to the obligations of such party shall be satisfied and such obligations of the other party are not capable of being satisfied by June 30, 1999; (c) by FPC if (i) the FPC Board, prior to approval of the Merger by the stockholders of FPC, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, determines not to recommend the Merger to FPC's stockholders or shall have withdrawn such recommendation or approval or recommended or endorsed any Acquisition Transaction (as defined below), or (ii) the Closing Price of the PhyCor Common Stock is equal to or less than $11.00, unless PhyCor agrees to increase the Exchange Ratios such that the aggregate value of shares of PhyCor Common Stock to be received by FPC's stockholders is equal to $11.00 times the number of shares to be received by FPC's stockholders using the current Exchange Ratios.


BREAK-UP FEE; THIRD PARTY BIDS


         In the event that the Merger Agreement is terminated by action of the FPC Board, in the exercise of its fiduciary duties under applicable law, approving, recommending or endorsing an Acquisition Transaction and within one year after the effective date of such termination, FPC is the subject of an Acquisition Transaction with any Person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), then at the time of the execution by FPC of a definitive agreement with respect thereto, FPC shall pay to PhyCor in immediately available funds a break-up fee of 3% of the aggregate consideration that PhyCor would have paid to FPC if the Merger had been consummated (determined as it would have been calculated on the effective date of termination of the Merger Agreement, substituting the effective date of such termination for the Effective Time of the Merger for purposes of calculating the aggregate value of PhyCor Common Stock that would have been issued to holders of FPC Capital Stock), the break-up fee would have equaled approximately $1.7 million based on the June 18, 1998 closing sales price of PhyCor Common Stock.


         "Acquisition Transaction" is defined in the Merger Agreement as any bona fide superior proposal to acquire all or any significant portion of the equity securities of FPC or of the assets of FPC upon a merger, purchase of assets, purchase of or tender offer for shares of FPC Capital Stock or similar transaction.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


         Certain FPC executive officers and members of its Board of Directors have interests in the Merger that are in addition to their interests as stockholders of FPC generally. Certain of these persons participated in the negotiation of the Merger Agreement. The FPC Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. Specifically, the executive officers and directors of FPC own options to purchase 222,500 shares of FPC Class A Common Stock that will become immediately exercisable as a result of the Merger. Stephen A. George, Chairman, Chief Executive Officer and President of FPC, has entered into a Consulting Agreement with PhyCor that provides for services and payments after the Merger. Each of the executive officers may be entitled to severance payments if their employment is terminated following the Merger.


         Described below are the material provisions of the Consulting Agreement. The following description is qualified in its entirety by reference to the complete text of the agreement, a copy of which is attached hereto as Annex E. Also described below are other payments to which FPC's executive officer may be entitled and which certain other persons will be entitled as a result of the Merger.

         At the time of execution of the Merger Agreement, PhyCor, FPC and Dr. George entered into the Consulting Agreement, which was amended and restated on January 29, 1998 and May 18, 1998. During the term of such agreement (which commences at the Effective Time and continues for 30 months thereafter), Dr. George agrees to provide consulting services in connection with acquisitions by PhyCor and FPC following the Merger and in connection with the consummation of the transactions contemplated by the Merger Agreement. In consideration of such services, PhyCor and FPC have agreed to pay Dr. George a consulting fee of $986,663, $563,750 of which is payable at the Effective Time, and $312,500 and $110,413 of which is payable on the first and second anniversaries of the Effective Time, respectively. In the event of a change in control of PhyCor, all of such payments would become immediately due and payable. In addition, Dr. George is eligible to participate, at PhyCor's expense, during the term of the Consulting Agreement and thereafter at his own expense, in certain of PhyCor's employee benefit programs and is entitled to reimbursement of expenses incurred by him in performing his services under the agreement. In addition, Dr. George will receive continuation of certain health and welfare benefits at the expense of FPC during the term of the Consulting Agreement and, thereafter, at his own expense. Dr. George is also entitled to receive (i) reimbursement for up to $50,000 per year for his expenses in retaining secretarial services, plus the provision of certain health and welfare benefits for such secretary, (ii) provision of up to 1,500 square feet of office space, including office equipment and furnishings, and (iii) a fully vested option to purchase 25,000 shares of PhyCor Common Stock at the fair market value of the Common Stock on the effective date of the Merger. Under the Consulting Agreement, Dr. George agrees not to compete with PhyCor or FPC during the term of the agreement and for six months thereafter or for as long as he is entitled to receive any payments thereunder and to maintain the confidentiality of such companies' non-public information.

         Dr. George, Andrew B. Adams, M.D. (the Executive Vice President of Medical Affairs of FPC) and Karl A. Hardesty (the Senior Vice President and Chief Financial Officer of FPC) are each parties to employment agreements with FPC that provide them with certain benefits in the event of termination of their employment upon or after the "change in control" that will occur upon consummation of the Merger. Under Dr. George's employment agreement, FPC will be required to pay Dr. George an amount equal to one year's base salary ($300,000) in 12 equal monthly installments following the Effective Time. Dr. George will also be entitled to continuation of his existing car allowance and to payments for costs associated with continuing medical education and professional fees incurred by him during the 12 month period following the Effective Time. Dr. Adams' and Mr. Hardesty's employment agreements provide for severance pay in an amount equal to one year ($200,000 in the case of Dr. Adams) and six months ($73,500 in the case of Mr. Hardesty) of their respective base salaries in the event either of such persons voluntarily terminates their employment following the Merger. In addition to these severance payments, PhyCor has agreed to make severance payments to the two other executive officers, Donald B. Smallwood and Kelly J. DeKeyser, of $82,500 and $60,000, respectively, and other members of FPC's corporate management and staff upon their involuntary termination. Assuming all such persons were terminated, these payments would aggregate $1.3 million (including the payments required under Dr. George's, Dr. Adams' and Mr. Hardesty's employment agreements). Additionally, PhyCor has agreed to pay bonuses to certain FPC employees who agree to continue their employment for specified periods following the Merger.

         The Merger Agreement also includes certain provisions that may be deemed to benefit its directors and executive officers, including provisions for the continuation of the indemnification of, and director and officer insurance for, such persons and for the continuation of benefits under specified FPC employee benefit and compensation plans.

ACCOUNTING TREATMENT

         It is intended, and a condition to the consummation of the Merger, that the Merger qualify for pooling of interests accounting treatment unless the acts or omissions of PhyCor or Subsidiary make pooling of interests accounting treatment unavailable, in such case PhyCor shall not be relieved of its obligation to consummate the Merger. PhyCor and FPC have agreed not to intentionally take or cause to be taken or omit to take any action that would disqualify the Merger as a pooling of interests for accounting purposes.

         Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of PhyCor and FPC will be combined at the Effective Time and carried forward at their previously recorded amounts, the equity accounts of the holders of PhyCor Common Stock and FPC Capital Stock will be combined on PhyCor's consolidated balance sheet and no goodwill or other intangible assets will be created. Financial statements of PhyCor issued after the Merger will be restated retroactively to reflect the consolidated operations of PhyCor and FPC as if the Merger had taken place prior to the periods covered by such financial statements.

         FPC Class A Preferred Stock is non-convertible and votes as a separate class on certain matters. FPC Class B Convertible Preferred Stock may be converted into FPC Class A Common Stock at the rate of 38.504 shares of Class A Common Stock for each share of Class B Convertible Preferred held. FPC Class C Convertible Preferred Stock may be converted into FPC Class A Common Stock at the rate of 10 shares of Class A Common for each share of Class C Convertible Preferred held. The holders of Class B and Class C Convertible Preferred Stock are entitled to vote on matters as if they had converted such securities into FPC Class A Common Stock. The Class B Convertible Preferred Stock and Class C Convertible Preferred Stock is automatically converted into FPC Class A Common Stock under certain events. In addition the Class B Convertible Preferred and Class C Convertible Preferred Shareholders may convert to Class A Common Stock at any time at the option of the shareholder. See "COMPARISON OF RIGHTS OF FPC AND PHYCOR SHAREHOLDERS-CLASS B CONVERTIBLE PREFERRED STOCK AND CLASS C CONVERTIBLE PREFERRED STOCK". The voting interests of the Class B Convertible Preferred and Class C Convertible Preferred Stockholders will not change as a result of a conversion to Class A Common Stock or as a result of the Merger in which the Class B Convertible Preferred and Class C Convertible Preferred Shareholders will receive the same number of PhyCor shares as if they had converted their securities into FPC Class A Common Stock. It is not anticipated that any of the holders of Class B or Class C Convertible Preferred Stock will convert any outstanding preferred shares into FPC Class A Common prior to the Effective Time. At the Effective Time, the holders of Class B Convertible Preferred and Class C Convertible Preferred Stock will receive the same number of PhyCor shares as if they had converted their securities into FPC Class A Common Stock based upon their respective conversion ratios. The exchange ratio for the Class A Preferred Stock was determined based upon the redemption price per share plus accrued and unpaid dividends as of the estimated Effective Time. See "COMPARISON OF RIGHTS OF FPC AND PHYCOR SHAREHOLDERS-CLASS A PREFERRED STOCK' and `MERGER CONSIDERATION". The exchange ratio for the Class B and Class C Convertible Preferred Stock was determined based upon the conversion ratio of each class of preferred stock to the FPC Class A Common Stock. See "MERGER CONSIDERATION."

FEDERAL INCOME TAX CONSEQUENCES

         The following is a discussion of the material federal income tax consequences applicable to holders of FPC Capital Stock who, pursuant to the Merger, exchange their FPC Capital Stock solely for PhyCor Common Stock. The summary does not purport to deal with aspects of federal income taxation that may uniquely affect particular stockholders in light of their particular individual circumstances and is not intended for holders of FPC Capital Stock subject to special treatment under the federal income tax law (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons or entities, holders of FPC Capital Stock who hold their stock as part of a hedge, straddle or conversion transaction, holders of FPC Capital Stock who do not hold their stock as capital assets and holders of FPC Capital Stock who have acquired their stock upon the exercise of assets and holders of FPC Capital Stock who have acquired their stock upon the exercise of employee options or otherwise as compensation). In addition, this discussion does not consider the effect of any applicable state, local or foreign tax laws. Accordingly, each FPC stockholder is strongly urged to consult with his tax advisor to determine the tax consequences of the Merger.

         The following summary is based upon current provisions of the Code, currently applicable Treasury regulations, and judicial and administrative decisions and rulings. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to the stockholders of FPC.

         Tax Opinion. Consummation of the Merger is conditioned upon the receipt by FPC of an opinion of Mayor, Day, Caldwell & Keeton, L.L.P., addressed to FPC and in form and substance satisfactory to FPC, which opinion may be based on certain representations of PhyCor and FPC, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In satisfaction of such condition, Mayor, Day, Caldwell & Keeton, L.L.P. has delivered its opinion, dated April 8, 1998, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) FPC stockholders will not recognize gain or loss on their receipt of PhyCor Common Stock pursuant to the Merger Agreement, except that gain may be recognized to the extent of any cash received (or deemed received) in the Merger or pursuant to the exercise of dissenters' rights, (iii) provided that the FPC stock was held as a capital asset, a FPC stockholder can include its holding period for the FPC stock in its holding period for the PhyCor Common Stock received in the Merger, (iv) a FPC stockholder's basis in the PhyCor Common Stock received in the Merger will equal its aggregate basis in the FPC stock surrendered in the Merger, (v) no gain or loss will be recognized by FPC, PhyCor or the Subsidiary in the Merger and (vi) provided the PhyCor Common Stock is held as a capital asset, any gain or loss realized upon a taxable disposition of PhyCor Common Stock received in the Merger will be capital gain or loss. In rendering such opinions, Mayor, Day, Caldwell & Keeton, L.L.P. assumed that the Merger will be consummated in the manner described in the Merger Agreement and that certain representations made by PhyCor and FPC are true and correct and made certain other assumptions customary for opinions generally. The representations made by PhyCor and FPC are the same representations that the parties would be required to make if they were seeking a private ruling from the IRS regarding tax treatment of the Merger.

         There can be no assurance that the Internal Revenue Service ("IRS") will not take a contrary view with respect to matters opined to by Mayor, Day, Caldwell & Keeton, L.L.P., and no ruling from the IRS has been or will be sought concerning the federal income tax consequences of the Merger. An opinion of counsel expresses what counsel believes a court should properly hold if presented with the issue which is the subject of the opinion. An opinion is not a guarantee of a certain tax treatment and is not binding on the IRS or the courts. The following discussion assumes that the Merger will be treated in the manner described in the opinion of Mayor, Day, Caldwell & Keeton, L.L.P.

         Treatment of PhyCor, Subsidiary and FPC. No gain or loss will be recognized by PhyCor, the Subsidiary or FPC in the Merger.

         Treatment of Holders of FPC Capital Stock. Except as discussed below under "--Cash in Lieu of Fractional Shares" and "--Transfer Taxes," a holder of FPC Capital Stock who, pursuant to the Merger, exchanges FPC Capital Stock for PhyCor Common Stock generally will not recognize gain or loss upon such exchange. Such holder's aggregate tax basis in the PhyCor Common Stock received pursuant to the Merger will be equal to its aggregate tax basis in the FPC Capital Stock surrendered in the exchange (reduced by any tax basis allocable to fractional shares exchanged for cash) and its holding period for the PhyCor Common Stock will include its holding period for the FPC Capital Stock surrendered.

         A holder of FPC Capital Stock who exercises his appraisal rights under DGCL and solely receives cash in exchange for his FPC Capital Stock will recognize taxable gain or loss equal to the difference between the amount of cash received and his adjusted basis in his FPC Capital Stock. Provided the FPC Capital Stock was held as a capital asset, the gain or loss will be a capital gain or loss and if the FPC Capital Stock has a holding period of more than one year, but not more than 18 months, the gain or loss will be mid-term capital gain or loss and if the FPC Capital Stock has a holding period of more than 18, the gain or loss will be long-term capital gain or loss. Reduced rates are imposed on mid-term and long-term capital gains with the rate being determined by the length of the taxpayer's holding period and certain other factors. This discussion assumes that all of the holder's FPC Capital Stock under the rules regarding the constructive ownership of stock owned by family members and related entities.

         Cash in Lieu of Fractional Shares. No fractional shares of PhyCor Common Stock will be issued upon the surrender for exchange of certificates representing shares of FPC Capital Stock. A holder of FPC Capital Stock who receives cash in lieu of fractional shares of PhyCor Common Stock will be treated as having received such fractional shares pursuant to the Merger and then as having exchanged such fractional shares for cash in a redemption by PhyCor. Any gain or loss attributable to fractional shares generally will be capital gain or loss. The amount of such gain or loss will be equal to the difference between the portion of the tax basis of the FPC Capital Stock surrendered in the Merger that is allocated to such fractional shares and the cash received in lieu thereof. Any such capital gain or loss will constitute long-term capital gain or loss if the FPC Capital Stock has been held by the holder for more than one year at the Effective Time. Capital gain on assets held for more than one year recognized by certain non-corporate stockholders is subject to federal income tax at preferential capital gains rates, and such gain recognized with respect to an asset with a holding period of more than 18 months is generally subject to federal income tax at further reduced capital gains rates.

         Transfer Taxes. Certain state and local taxing authorities may impose certain taxes on the direct or indirect transfer of an interest in real property (including leases) located within such jurisdiction ("Transfer Taxes"). Transfer Taxes may also be imposed in connection with certain direct or indirect ownership changes of an entity owning a real property interest located within such jurisdiction. PhyCor will pay any Transfer Taxes that arise from the Merger. In certain circumstances, such payments may be considered for federal income tax purposes to be additional consideration paid to each holder of FPC Capital Stock. In that event, each such holder would be treated as if it received cash equal to the amount of Transfer Taxes paid on its behalf, which could result in additional taxable gain to such holder and a corresponding increase in tax basis of such holder's shares of PhyCor Common Stock.

         Reporting Requirements. Each holder of FPC Capital Stock that receives PhyCor Common Stock in the Merger will be required to retain records and file with such holder's federal income tax return a statement setting forth certain facts relating to the Merger.

         Taxation of FPC Stockholders upon Disposition of PhyCor Stock. In general, any gain or loss realized upon a taxable disposition of PhyCor Common Stock received in the Merger will be capital gain or loss, provided the PhyCor Common Stock is held as a capital asset. For individuals, capital gain is taxed at ordinary income rates if the gain is from the sale of an asset held one year or less, at a maximum rate of 28% if the asset was held more than one year, but not more than 18 months and at a maximum rate of 20% if the asset was held more than 18 months. Each FPC stockholder can include in his holding period for the PhyCor Common Stock his holding period for FPC stock surrendered in the Merger. If a capital loss is recognized, such loss may be offset against a taxpayer's capital gains and to the extent the loss exceeds the taxpayer's capital gains, may be offset against an individual's ordinary income up to $3,000 per year. Any unused capital loss may be carried forward and used in subsequent years subject to the same limitations.

         Backup Withholding. Unless an exemption applies under the applicable law and regulations, the Exchange Agent may be required to withhold, and, if required, will withhold, 31% of any cash payments to a holder of FPC Capital Stock in the Merger unless such holder provides the appropriate form. A holder should complete and sign the Substitute Form W-9 enclosed with the letter of transmittal sent by the Exchange Agent, so as to provide the information (including the holder's taxpayer identification number) and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Exchange Agent.

         THE FOREGOING SUMMARY OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER WITH RESPECT TO HOLDERS OF FPC CAPITAL STOCK IS WITHOUT REFERENCE TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY PARTICULAR HOLDER. IN ADDITION, THE FOREGOING SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER NOR DOES IT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER OR ANY ASPECT OF THE MERGER NOT INVOLVING THE EXCHANGE OF FPC CAPITAL STOCK. ACCORDINGLY, EACH HOLDER OF FPC CAPITAL STOCK IS STRONGLY URGED TO CONSULT WITH SUCH HOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

RESALE OF PHYCOR COMMON STOCK BY AFFILIATES

         The shares of PhyCor Common Stock to be issued to holders of shares of FPC Capital Stock in connection with the Merger have been registered under the Securities Act. PhyCor Common Stock received by the holders of shares of FPC Capital Stock upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" (as defined below) of FPC or PhyCor within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with, FPC or PhyCor at the time of the Special Meeting (generally, directors, certain executive officers and principal stockholders). For two years following the Effective Time, Affiliates of FPC or PhyCor may not sell their shares of PhyCor Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145 following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of PhyCor Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker", as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of PhyCor Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if PhyCor remained current with its information filings with the Commission under the Exchange Act. One year after the Effective Time, an Affiliate would be able to sell such PhyCor Common Stock without such manner of sale or volume limitations, provided that PhyCor were current with its Exchange Act information filings and such Affiliate had not been an Affiliate of PhyCor for the three months prior thereto. Two years after the Effective Time, an Affiliate would be able to sell such PhyCor Common Stock without such manner of sale or volume limitations, provided such Affiliate had not been an affiliate of PhyCor for three months prior thereto.

         Each of FPC and PhyCor have agreed to use its reasonable, good faith efforts to cause each holder of shares of FPC Capital Stock deemed to be an Affiliate of FPC or PhyCor to enter into an agreement providing that such Affiliate will not sell, pledge, transfer or otherwise dispose of shares of PhyCor Common Stock to be received by such person in the Merger, (i) except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder and (ii) until after such time as results covering at least 30 days of post-Merger combined operations of PhyCor and FPC have been published. PhyCor has agreed that it shall publish the combined results within 60 days of the Effective Time on a Current Report on Form 8-K, which shall be filed with the SEC.

NO SOLICITATION OF TRANSACTIONS

         FPC has agreed that it, its subsidiaries and affiliates will not, and FPC will direct each officer, director, employee, representative and agent of FPC not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than PhyCor or an affiliate, or representative of PhyCor) concerning any merger, sale of assets, sale of or tender offer for its shares or similar transactions involving all or any significant portion of the equity securities of FPC or the assets of FPC or its subsidiaries. Notwithstanding the foregoing, FPC may furnish information concerning its business, properties or assets to a person or group, and may participate in discussions and negotiations with such person or group concerning an Acquisition Transaction if the FPC Board determines, in its good faith judgment in the exercise of its fiduciary duties, after consultation with legal counsel and its financial advisors, that such action is appropriate in furtherance of the best interests of FPC's stockholders. FPC shall promptly notify PhyCor if FPC enters into a confidentiality agreement with any third party in response to an unsolicited request for information and access in connection with a possible Acquisition Transaction. Additionally, FPC shall notify PhyCor within two business days of determining to provide information to any party in connection with any possible Acquisition Transaction.

         The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense.

NASDAQ NATIONAL MARKET LISTING

         An application for listing of additional shares will be filed with the Nasdaq National Market to list the shares of PhyCor Common Stock to be issued to holders of shares of FPC Capital Stock in connection with the Merger. Although no assurance can be given that the shares of PhyCor Common Stock so issued will be accepted for listing, PhyCor and FPC anticipate that these shares will qualify for listing on the Nasdaq National Market upon official notice of issuance thereof. It is a condition to the Merger that such shares of PhyCor Common Stock be approved for listing on the Nasdaq National Market upon official notice of issuance at the Effective Time.

                 PROPOSAL TO APPROVE CHANGE OF CONTROL PAYMENTS

         At the time of execution of the Merger Agreement, PhyCor, FPC and Dr. George entered into the Consulting Agreement, which was amended and restated on January 29, 1998 and on May 18, 1998. During the term of such agreement (which commences at the Effective Time and continues for 30 months thereafter), Dr. George agrees to provide consulting services in connection with acquisitions by PhyCor and FPC following the Merger and in connection with the consummation of the transactions contemplated by the Merger Agreement. In consideration of such services, PhyCor and FPC have agreed to pay Dr. George a consulting fee of $986,663, $563,750 of which is payable at the Effective Time, and $312,500 and $110,413 of which is payable on the first and second anniversaries of the Effective Time, respectively. In the event of a change in control of PhyCor, all of such payments would become immediately due and payable. In addition, Dr. George is eligible to participate, at PhyCor's expense, during the term of the Consulting Agreement and thereafter at his own expense, in certain of PhyCor's employee benefit programs and is entitled to reimbursement of expenses incurred by him in performing his services under the agreement. In addition, Dr. George will receive continuation of certain health and welfare benefits at the expense of FPC during the term of the agreement and, thereafter, at his own expense.

Dr. George is also entitled to receive (i) reimbursement for up to $50,000 per year for his expenses in retaining secretarial services, plus the provision of certain health and welfare benefits for such secretary, (ii) provision of up to 1,500 square feet of office space, including office equipment and furnishings, and (iii) a fully vested option to purchase 25,000 shares of PhyCor Common Stock at the fair market value of the Common Stock on the effective date of the Merger. Under the Consulting Agreement, Dr. George agrees not to compete with PhyCor or FPC during the term of the agreement and for six months thereafter or for as long as he is entitled to receive any payments thereunder and to maintain the confidentiality of such companies' non-public information.

         Under Dr. George's employment agreement, FPC will be required to pay Dr. George an amount equal to one year's base salary ($300,000) in 12 equal monthly installments following the Effective Time. Dr. George will also be entitled to continuation of his existing car allowance and to payments for costs associated with continuing medical education and professional fees incurred by him during the 12 month period following the Effective Time.

         The Change of Control Payments payable to Dr. George are conditioned on the completion of the Merger and will be due and owing if the Merger is approved. If the Merger is not approved by FPC's stockholders, or is otherwise not completed, Dr. George will not be entitled to the Change of Control Payments. FPC is taking steps, including obtaining stockholder approval of the Change of Control Payments to ensure that the Change of Control Payments do not result in excise tax liability under Section 4999 of the Code. In the event, however, that any portion of the Change of Control Payments do result in the imposition of such excise tax liability, PhyCor will pay such amounts on behalf of Dr. George and will provide additional compensation to him to offset the effect of such taxes. FPC has been advised by legal counsel that tax liability under Section 4999 of the Code should not be imposed if the Change of Control Payments are approved by the holders of 75%, excluding those shares held by Dr. George, of the outstanding FPC Voting Stock (voting together as a class, with holders of the FPC Class B Convertible Preferred Stock and Class C Convertible Preferred Stock being entitled to cast the same number of votes as they would be entitled to cast had they converted such securities into Class A Common Stock).

         Approval of the Change of Control Payments requires the affirmative vote of the holders of 75%, excluding those shares held by Dr. George, of the outstanding FPC Voting Stock (voting together as a class, with holders of the FPC Class B Convertible Preferred Stock and Class C Convertible Preferred Stock being entitled to cast the same number of votes as they would be entitled to cast had they converted such securities into Class A Common Stock). Messrs. Hutts and Adams intend to vote the shares for which they have received irrevocable proxies for the Change of Control Payments.

         THE FPC BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENTS AUTHORIZING THE CHANGE OF CONTROL PAYMENTS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF FPC VOTE "FOR" THE PROPOSAL TO APPROVE THE CHANGE OF CONTROL PAYMENTS. STOCKHOLDERS SHOULD BE AWARE THAT CERTAIN MEMBERS OF THE FPC BOARD AND MANAGEMENT HAVE CERTAIN INTERESTS IN THE MERGER THAT ARE IN ADDITION TO THOSE OF OTHER STOCKHOLDERS OF FPC. SEE "THE MERGER -- INTERESTS OF CERTAIN PERSONS IN THE MERGER."

                      APPRAISAL RIGHTS OF FPC STOCKHOLDERS

         Holders of FPC Capital Stock as of the Record Date (the "Record Holders") are entitled to appraisal rights under Section 262 of the DGCL ("Section 262") for such securities. The following discussion represents a summary of the material provisions of Section 262. For additional information, reference is made to the full text of Section 262, which is reprinted in its entirety as Annex D to this Prospectus-Proxy Statement. A person having a beneficial interest in FPC Capital

Stock as of the Record Date held of record in the name of another person, such as a nominee, must act promptly to cause the Record Holder to follow the steps summarized below properly and in a timely manner to perfect the appraisal rights provided under Section 262.

         Under Section 262, when a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its capital stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section
262. THIS PROSPECTUS -- PROXY STATEMENT SHALL CONSTITUTE SUCH NOTICE TO THE RECORD HOLDERS OF FPC COMMON STOCK AND FPC PREFERRED STOCK. ANY SUCH STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS SHOULD REVIEW THE FOLLOWING DISCUSSION AND ANNEX D CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER THE DGCL.

         Under the DGCL, a Record Holder of FPC Capital Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements set forth in Section 262 and who neither votes in favor of approval of the Merger Agreement and the Merger nor consents thereto in writing will be entitled to have his or her FPC Capital Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares as described below. Such holders are, in such circumstances, entitled to appraisal rights because they hold shares of a constituent corporation to the Merger and may be required by the Merger Agreement to accept the Merger Consideration.

         A Record Holder of FPC Capital Stock wishing to exercise his or her appraisal rights must deliver to the Secretary of FPC, before the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of his or her FPC Capital Stock. Merely voting or delivering a proxy directing a vote against approval of the Merger Agreement and the Merger will not constitute a demand for appraisal. A written demand is essential. Such written demand must reasonably inform FPC of the identity of the Record Holder and that such holder intends thereby to demand appraisal of the holder's shares. All written demands for appraisal of FPC Capital Stock should be sent or delivered to FPC at 3200 Windy Hill Road, Suite 400W, Atlanta, Georgia, 30339, Attention: Corporate Secretary. In addition, a Record Holder of FPC Capital Stock wishing to exercise his or her appraisal rights must hold such shares of record on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Time. Stockholders who hold their FPC Capital Stock in nominee form and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their nominee to determine the appropriate procedures for the making of a demand for appraisal by the record holder.

         Within ten days after the Effective Time of the Merger, FPC, as the Surviving Corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of
Section 262 and who is entitled to appraisal rights under Section 262. Within 120 days after the Effective Time, any Record Holder of FPC Capital Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth (i) the aggregate number of shares of each class of FPC Capital Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and (ii) the aggregate number of holders of such shares. Any such statement must be mailed within ten days after a written request therefor has been received by the Surviving Corporation.

         Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any Record Holder of FPC Capital Stock who has complied with the foregoing procedures and who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of such shares. The Surviving Corporation is not under any obligation to file a petition with respect to the appraisal of the "fair value" of the FPC Capital Stock, and neither PhyCor nor FPC currently intends that the Surviving Corporation file such a petition. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. A Record Holder of FPC Capital Stock will fail to perfect, or effectively lose, his or her right to appraisal if no petition for appraisal of shares of FPC Capital Stock is filed within 120 days after the Effective Time.

         If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of FPC Capital Stock entitled to appraisal rights and will appraise the "fair value" of the FPC Capital Securities, exclusive of any element of value arising from the accomplishment or expectation of the Merger. Stockholders considering seeking appraisal should be aware that the "fair value" of their FPC Capital Stock as determined under Section 262 could be more than, the same as, or less than the value of the Merger Consideration they would have received if they did not seek appraisal. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

         The Delaware Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose FPC Capital Stock have been appraised. The costs of the action may be determined by which court and imposed upon the parties as the court deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any holder of FPC Capital Stock in connection with an appraisal, including without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the FPC Capital Stock entitled to appraisal.

         If any Record Holder of FPC Capital Stock who demands appraisal of his or her shares under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the DGCL, the FPC Capital Stock of such stockholder will be deemed to receive Merger Consideration in accordance with the Merger Agreement. A holder may withdraw his or her demand for appraisal by delivering to the Surviving Corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

         Any Record Holder of FPC Capital Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the FPC Capital Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of FPC Capital Stock as of a date prior to the Effective Time).

                                MARKET PRICE DATA


         PhyCor Common Stock is quoted on the Nasdaq National Market under the symbol "PHYC". The following table sets forth the range of high and low sales prices on the Nasdaq National Market for the period from January 1, 1996 through June 18, 1998, as reported by Nasdaq:



                                                                        PhyCor
                                                                     Common Stock
                                                           --------------------------------
                                                               High                 Low
                                                               ----                 ---
1996
   First Quarter...................................           $37.00              $25.50
   Second Quarter..................................            41.75               26.67
   Third Quarter...................................            39.25               26.75
   Fourth Quarter..................................            41.50               26.63
1997
   First Quarter...................................            35.38               26.50
   Second Quarter..................................            35.50               22.88
   Third Quarter...................................            34.75               27.63
   Fourth Quarter..................................            33.25               22.88
1998
   First Quarter...................................            28.50               18.88
   Second Quarter (through June 18, 1998)..........            23.81               14.13



         The closing sales price for PhyCor Common Stock as reported by the Nasdaq National Market was $26.88 on December 19, 1997, the date immediately prior to the public announcement of the proposed Merger. The closing sales price for PhyCor Common Stock as reported by the Nasdaq National Market was $15.57 on June 18, 1998. As of such date there were approximately 3,155 holders of record of PhyCor Common Stock. All share prices listed above give effect to the three-for-two stock split of PhyCor Common Stock effected as a stock dividend on June 14, 1996.



         FPC is a privately held Delaware corporation. There has been no public trading market in the securities of FPC and, therefore, there is no historical per share price for such securities for any period. As of June 18, 1998, there were approximately 120 holders of record of FPC Class A Common Stock. The FPC Board believes that consideration to be paid by PhyCor in connection with the Merger Agreement is fair, based upon, among other factors, the DLJ Opinion. See "THE MERGER--Reasons for the Merger; Recommendations of the Board of Directors" and "--Opinion of Donaldson Lufkin & Jenrette Securities Corporation."


                                    DIVIDENDS

         PhyCor has never declared or paid a dividend on its Common Stock. PhyCor intends to retain its earnings to finance the growth and development of its business. PhyCor's bank credit facility currently prohibits the declaration of dividends. It is anticipated that any loan agreements which PhyCor may enter into in the future will also contain restrictions on the payment of dividends by PhyCor. FPC has never declared or paid a dividend on any shares of FPC Capital Stock.

              FPC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


         The following discussion should be read in conjunction with FPC's Consolidated Financial Statements and related notes and "Selected Consolidated Financial Data" included elsewhere herein.

GENERAL

         FPC delivers primary care and certain specialty care medical services through the FPC Group Practices in Georgia and Florida. In addition, FPC provides management services pursuant to service agreements to the Managed Group Practices in Illinois, Texas and New York and to an IPA in New York, and is pursuing opportunities to provide management services in other select geographic areas. FPC derives its revenues directly from services performed by the physicians in the FPC Group Practices and through management fees collected from the Managed Group Practices and the IPA. FPC believes that offering physician groups a wide range of affiliation structures, from limited management services to practice acquisition and comprehensive management services, enhances its ability to attract and affiliate with high quality primary care and multi-specialty physicians and group practices.

         FPC (either directly or through subsidiaries) has acquired the assets of 14 primary care and multi-specialty groups in Georgia, Florida, Illinois, Texas and New York and merged with an existing practice management company in Texas. The acquisitions of the FPC Group Practices in Florida and Georgia were structured as asset purchases in which FPC purchased the furniture, fixtures and equipment, accounts receivable, cash, and other tangible and intangible assets of each of the Group Practices. In connection with the FPC Group Practice acquisitions, FPC or its subsidiaries entered into employment agreements, generally for five-year terms, with the physicians practicing in such groups which contained, among other provisions, restrictive covenants including non-solicitation and non-compete provisions. In connection with the acquisitions of the Managed Group Practices, FPC entered into 40 year agreements to provide management services to the Managed Group Practices. The Managed Group Practices entered into employment agreements with each of the physicians practicing in the groups. FPC also entered into a two year management agreement with an option to purchase the assets of a group in Midland/Odessa, Texas, which agreement was terminated by FPC in April 1998.

         Under the long-term management service agreements, FPC provides exclusive management and administration of the Managed Group Practices day-to-day business operations. Services provided by FPC include: (i) billing and collection of patient accounts and other accounting and finance functions;
(ii) the provision of all non-physician employees to the Managed Group Practices; (iii) negotiation of all participation agreements with third party payors; (iv) preparation of operating and capital budgets for approval by the executive committees; and (v) other administrative and management services. Executive committees, with equal membership by the FPC and the Managed Group Practices, are responsible for the review and approval of operating and capital budgets and establishing strategic plans and overall policy for the Managed Group Practices. Managed Group Practices have authority over (a) issues related to the practice of medicine, (b) hiring and retention of physicians or (c) allocation of distributions to the physicians. Each management service agreement has an initial term of 40 years with provisions for extensions beyond the initial term.

         The management fee earned by FPC is typically based upon a percentage (15-20%) of the net operating income of the practice after clinic operating costs and corporate, general and administration costs, but before the cost of medical services. Two management service agreements, which represent approximately 14.6% and 17.6%, respectively, of 1997 annualized Net Revenues, provide for minimum management fees (in the aggregate, approximately $1.2 million) that must be paid without regard to the net operating income of the medical practice. In addition, FPC is entitled to a performance bonus if the net operating income exceeds a predetermined threshold. In these two management service agreements, the performance bonus may be earned if the net operating income of the practice after clinic operating costs and corporate, general and administration costs, but before the cost of medical services exceeds the predetermined threshold. The amount of such performance bonus is based upon a percentage (15-20%) of the net operating income in excess of the predetermined threshold. In one of these management service agreements, the performance bonus may also be earned if Net Clinic Revenue exceeds a predetermined amount. The amount of such performance bonus is based upon a percentage (5-10% of the Net Clinic Revenue in excess of the predetermined threshold. FPC's ability to manage the profitability of medical practice results from its ability to directly manage clinic operating costs, providing attractive clinics to grow patient volume and its ability to effectively negotiate managed care and preferred provider organization contracts. FPC also manages profitability indirectly by supporting physician productivity through operational enhancements, staff management and patient management reporting systems.

         Contractual agreements with managed care and other organizations to provide physician services are contracted directly by the Company for owned physician groups and thus the Company retains the risk related to these contracts. However, all contractual agreements involving physician groups related to the Company's management service agreements remain at the physician group level; risk related managed care contracts involving those groups are shared by the physician group and the Company through the management fee. Capitation revenue under HMO contracts is recognized during the period in which the Company is obligated to provide services.

         FPC acquires the capitated contracts or the rights to capitated contracts through the acquisition of owned practices or through the acquisition of management services agreements with the Managed Group Practices. Additional capitated contracts and associated enrollment are typically added to both owned and Managed Group Practices after the date FPC assumes management of the medical practice. The terms of the capitated contracts contain various risk-sharing arrangements that are designed to promote appropriate utilization management of the capitated members. FPC monitors the performance of these contracts through various financial and other indicators. Profitability under the capitated contracts historically has been superior to traditional fee for service arrangements. Revenue recognized under capitated agreements was approximately $26,666,000, $18,651,000 and $12,374,000 for the years ended December 31, 1997,
1996 and 1995, respectively. Revenue recognized under capitated agreements was approximately $7,142,000 and $6,865,000 for the three-month periods ended March 31, 1998 and 1997, respectively.

         FPC is currently in the process of evaluating its computer software and databases to ensure that any modifications required to be year 2000 compliant are made in a timely manner. Management does not expect the financial impact of such modifications to be material to FPC's financial position or results of operations in any given year.

         Dividends on the FPC Preferred Stock are payable at the direction of the Board of Directors. Dividends on the FPC Class B Convertible Preferred Stock and FPC Class C Convertible Preferred Stock are not cumulative. As of December 31, 1997, no dividends have been declared on the FPC Class A Preferred Stock, the FPC Class B Convertible Preferred Stock or the Class C Convertible Preferred Stock. The FPC Class A Preferred Stock restricts FPC from paying dividends or making other distributions on the FPC Class B Convertible Preferred Stock, FPC Class C Convertible Preferred Stock or FPC Common Stock unless full cumulative dividends on the FPC Class A Preferred Stock through the most recent June 30 or December 31 have been declared and paid. Additionally, the outstanding shares of the FPC Class B Convertible Preferred Stock restrict FPC from paying dividends or making other distributions on the FPC Class C Convertible Preferred Stock or FPC Common Stock, and the outstanding shares of FPC Class C Convertible Preferred Stock restrict FPC from paying dividends or making other distributions on the FPC Common Stock.

         On November 20, 1997, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board reached a consensus concerning certain matters relating to the physician practice management industry with respect to the requirements which must be met to consolidate a managed professional corporation and the accounting for business combinations involving professional corporations. In accordance with the EITF's guidance, FPC will discontinue use of the "display method" to report revenues from management contracts in financial statements for periods ending after December 15, 1998. Thus, after December 15, 1998, fees from management contracts for all periods presented will be reported as a single line item ("Net revenue") in the Company's statements of operations.

         In connection with the amendment to the Merger Agreement on May 18, 1998, FPC, PhyCor and the Subsidiary entered into a management agreement (the "Management Agreement") providing for the Subsidiary's management of the day-to-day operations of FPC, including the performance of executive, administrative, organizational and management functions at each FPC location. The Subsidiary does not have authority under the Management Agreement to perform any medical function, make any decisions on behalf of FPC with respect to the Merger Agreement, receive any advice from FPC's advisors in connection with the Merger or participate in the solicitation of FPC's stockholders in connection with the Special Meeting. As part of performing its management services, the Subsidiary is required to provide all personnel necessary for the conduct of FPC's business (with the exception of medical professionals) and to provide FPC with sufficient working capital for the conduct of its business, which may be in the form of a loan. In consideration of the management services, the Subsidiary is entitled to receive a fee of 15% of FPC's positive pre-tax income, payable 45 days after each calendar quarter, provided that the initial payment is calculated from May 18, 1998 to September 30, 1998. Unless sooner terminated in accordance with its terms, the Management Agreement will expire on June 30, 1999.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

         Total Revenue. Total revenue increased from $19.6 million for the three months ended March 31, 1997 to $20.7 million for the three months ended March 31, 1998, an increase of 6%. This increase is attributable to the New York acquisition in July 1997 and the effect of related revenues recognized in the quarter ended March 31, 1998.

         Amounts Retained by Managed Groups. These amounts decreased from $4.3 million for the three months ended March 31, 1997 to $4.1 million for the three months ended March 31, 1998. This 5% decrease is attributable principally to certain physicians who left the Texas managed group practice after the quarter ended March 31, 1997.

         Cost of Medical Services. Cost of medical services increased from $4.3 million for the three months ended March 31, 1997 to $4.6 million for the three months ended March 31, 1998, an increase of 7%. This increase is attributable principally to specialists' fees under a full risk contract in the South Florida region beginning May 1997.

         Clinic Operating Costs. Clinic operating costs increased from $9.8 million for the three months ended March 31, 1997 to $10.6 million for the three months ended March 31, 1998, an increase of 8%. This increase is attributable principally to the New York acquisition in July 1997.

         Depreciation and Amortization. Depreciation and amortization increased from $581,000 for the three months ended March 31, 1997 to $613,000 for the three months ended March 31, 1998, an increase of 6%. This increase is attributable principally to the New York acquisition in July 1997.

         Other (Income) Expense. Other income decreased from $335,000 for the three months ended March 31, 1997 to $274,000 for the three months ended March 31, 1998, principally as a result of winding down the operations of a subsidiary in the claims processing business. Interest expense increased from $152,000 for the three months ended March 31, 1997 to $395,000 for the three months ended March 31, 1998. This increase resulted from borrowings under the credit facility established in July 1997 See "--Liquidity and Capital Resources."

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1997

         Total Revenue. Total revenue increased from $37.6 million for the year ended December 31, 1996 to $78.0 million for the year ended December 31, 1997, an increase of 107%. This increase is attributable to an acquisition closed during 1997 (the "1997 Acquisition") and the effect of a full year's revenue recognition in 1997 related to acquisitions closed in 1996 (the "1996 Acquisitions").

         Amounts Retained by Managed Group Practices. Amounts payable to the Managed Group Practices are classified as Amounts Retained by Managed Groups. These amounts increased from $2.4 million for the year ended December 31, 1996 to $15.6 million for the year ended December 31, 1997, an increase of 563%. This increase is attributable to the 1997 Acquisition and to a full year's effect of acquisitions of Managed Group Practices completed in 1996.

         Cost of Medical Services. The cost of medical services remained consistent at $17.4 million for the years ended December 31, 1996 1997. A decrease of approximately $1.8 million in the cost of medical services resulting from the conversion of a full risk managed care contract to a limited risk contract was offset by increases in physician compensation, fees and malpractice costs of $1.8 million attributable to the 1997 Acquisition and the full year's effect of the 1996 Acquisitions.

         Clinic Operating Costs. Clinic operating costs increased from $19.6 million for the year ended December 31, 1996 to $41.6 million for the year ended December 31, 1997, an increase of 113%. Of this increase, $18.4 million or 94% is attributable to a full years effect of the 1996 Acquisitions with the remainder attributable to the 1997 Acquisition.

         Corporate, General and Administration. Corporate, general and administration costs increased from $4.2 million for the year ended December 31, 1996 to $5.6 million for the year ended December 31, 1997, an increase of 33%. This increase is primarily attributable to the addition of corporate personnel, increases in travel costs, and increases in legal and consulting costs associated with the increased size of FPC.

         Depreciation and Amortization. Depreciation and amortization increased from $1.5 million for the year ended December 31, 1996 to $2.4 million for the year ended December 31, 1997, an increase of 60%. This increase is primarily due to the increased amortization of intangible assets resulting from the 1997 Acquisition and the 1996 Acquisitions.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1996

         Total Revenue. Total revenue increased from $19.7 million for the year ended December 31, 1995 to $37.6 million for the year ended December 31, 1996, an increase of 91%. This increase is primarily attributable to the 1996 Acquisitions and the effect of a the a full year's revenue recognition in 1996 related to acquisitions closed in 1995 (the "1995 Acquisitions").

         Amounts Retained by Managed Groups. Amounts retained by managed groups totaled $2.4 million for the year ended December 31, 1996. FPC had not entered into any such arrangements during the year ended December 31, 1995.

         Cost of Medical Services. Cost of medical services increased from $12.1 million for the year ended December 31, 1995 to $17.4 million for the year ended December 31, 1996, an increase of 43%. Of this increase, $2.5 million or 47%, is attributable to the 1996 Acquisitions, with the remainder related to the full year effect of the 1995 Acquisitions.

         Clinic Operating Costs. Clinic operating costs increased from $9.0 million for the year ended December 31, 1995 to $19.6 million for the year ended December 31, 1996, an increase of 121%. Of this increase, $8.5 million or 77%, is attributable to the 1996 Acquisitions, with the remainder related to the full year effect of the 1995 Acquisitions.

         Corporate, General and Administration. Corporate, general and administration costs increased from $3.2 million for the year ended December 31, 1995 to $4.2 million for the year ended December 31, 1996, an increase of 31%. This increase was primarily due to the employment of additional corporate personnel, increased occupancy costs and increased legal costs associated with development activities.

         Depreciation and Amortization. Depreciation and amortization increased from $675,000 for the year ended December 31, 1995 to $1.5 million for the year ended December 31, 1996, an increase of $825,000 or 122% This increase was primarily due to the increased amortization of goodwill and other intangibles resulting from the 1995 Acquisitions and the 1996 Acquisitions.

         Loss on Impairment of Long-Term Assets. The loss on impairment of long-term assets in 1996 was the result of the writedown of goodwill associated with acquisitions for which the undiscounted cash flows are estimated to be negative.

         Other (Income) Expense. Other income increased from $293,000 for the year ended December 31, 1995 to $721,000 for the year ended December 31, 1996, an increase of 146%. The majority of this increase is attributable to the 1996 Acquisitions.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1995

         Total Revenue. Total revenue increased from $3.7 million for the year ended December 31, 1994 to $19.7 million for the year ended December 31, 1994, an increase of 432%. Of this increase, $7.6 million was attributable to the 1995 Acquisitions, and the remainder of such increase is attributable to a full year's revenue recognition in 1995 the acquisitions closed in 1994 (the "1994 Acquisitions").

         Costs of Medical Services. Cost of medical services increased from $2.3 million for the year ended December 31, 1994 to $12.1 million for the year ended December 31, 1995, an increase of 426%. Of this increase, $5.0 million is attributable to the 1995 Acquisitions and the remainder of such increase is attributable to the full year's effect of the 1994 Acquisitions.

         Clinic Operating Costs. Clinic operating costs increased from approximately $2.3 million for the year ended December 31, 1994 to $9.0 million for the year ended December 31, 1995, an increase of 291%. Of this increase, 3.7 million or 55% is attributable to the 1995 Acquisitions, with the remainder related to the 1994 Acquisitions with a full year of operating results in 1995 and the addition to staff support additional physicians.

         Corporate, General and Administration. Corporate, general and administration costs increased from $2.2 million for the year ended December 31, 1994 to $3.2 million for the year ended December 31, 1995, an increase of 46%. This increase was primarily due to the employment of additional corporate personnel and increased occupancy costs due to the expansion of the corporate office space to pursue FPC's growth and operational strategy.

         Depreciation and Amortization. Depreciation and amortization increased from $160,000 for the year ended December 31, 1994 to $675,000 for the year ended December 31, 1995, an increase of 322%. This increase was primarily due to the purchase of computer equipment and software and the increased amortization and goodwill and other intangibles resulting from the 1994 Acquisitions and the 1995 Acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

         Historically, FPC has satisfied its acquisition, working capital and capital expenditure needs through leasing arrangements, seller financing in the form of deferred payment arrangements and subordinated notes, and private equity financing. FPC's acquisition, working capital and capital expenditure needs are expected to increase as FPC pursues its growth and operational improvement strategies.

         During 1994, FPC issued a total of 74,767 shares of FPC Class B Convertible Preferred Stock to officers of FPC and FPC's principal investors, WCAS and each of DLJ Capital Corporation, Sprout Capital VI, L.P. and Sprout Growth II, L.P. (collectively, the "Sprout Group"). These sales were at $100 per share and resulted in net proceeds to FPC of $7,451,000 after issuance costs. The proceeds were used to finance the acquisition of certain of the Group Practices and for working capital and capital expenditure needs through August 1995.

         In August 1995, FPC sold 40,000 shares of FPC Class A Preferred Stock in a private transaction to WCAS and the Sprout Group at $100 per share, resulting in net proceeds to FPC of $3,947,000 after issuance costs. These proceeds were used to fund acquisitions, working capital requirements and capital expenditure requirements.

         In February 1996, FPC sold 50,000 shares of FPC Class A Preferred Stock to WCAS and the Sprout Group at $100 per share in a private transaction, resulting in net proceeds to FPC of $4,975,000 after issuance costs. In June 1996, FPC sold an additional 60,000 shares of FPC Class A Preferred Stock to WCAS and the Sprout Group at $100 per share in a private transaction, resulting in net proceeds to FPC of $5,975,000 after issuance costs. In September 1996, FPC sold an additional 25,000 shares of FPC Class A Preferred Stock to WCAS and the Sprout Group at $100 per share, resulting in net proceeds to FPC of $2,485,000 after issuance costs. In each case, these proceeds were used to fund acquisitions, working capital requirements and capital expenditure requirements.

         In January 1997, FPC sold 25,000 shares of FPC Class A Preferred Stock to WCAS and the Sprout Group at $100 per share, resulting in net proceeds to FPC of $2,495,000 after issuance costs. These proceeds were used to fund acquisitions, working capital requirements and capital expenditure requirements.

         In July of 1997, FPC entered into a $5 million credit facility with WCAS, the Sprout Group and other FPC stockholders, all of which has been drawn by FPC as of January 15, 1998. Amounts drawn under the credit facility bear interest at 10% per annum and are repayable in seven years. Each month the note holders earn warrants to purchase a number of shares of FPC Class A Common Stock based on the following formula: (i) the average daily principal amount outstanding under the credit facility during such month, divided by (ii) $1,000,000 and multiplied by (iii) 1,667. The warrants are exercisable at $.01 per share subject to certain adjustments. At March 31, 1998, warrants to purchase 41,869 shares had been earned by the note holders under this agreement. In connection with the Merger Agreement, WCAS and the Sprout Group agreed to forego earning warrants after March 15, 1998.

         On December 3, 1997, FPC issued 12,000 shares of FPC Class C Convertible Preferred Stock to Pacific Capital, L. P. in connection with the purchase of a $3,000,000 Subordinated Note from Primary Management, Inc. ("Primary Management"), a PPM company in the Midland/Odessa, Texas area.

         At December 31, 1997, FPC had working capital of $5,295,000, a cash balance of $2,431,000 and current liabilities of $8,360,000, including $3,046,000 of long-term indebtedness and capital leases maturing by December 31, 1998. In the years ending December 31, 1998 and 1999, FPC will have aggregate principal payments for notes to former owners and other notes payable of $2,692,000 and $2,040,000, respectively. Also in the years ending December 31, 1998 and 1999, FPC will have aggregate minimum capital lease commitments including interest of $431,000 and $383,000, respectively, and aggregate minimum operating lease commitments for all non-cancelable leases of $4,316,000 and $3,714,000, respectively. The sources of funds for these amounts are expected to come from the cash flows generated by FPC. In addition, FPC may consider various financing sources, such as commercial lending institutions and additional private sales of equity, but no assurance can be given that such financing will be available on terms satisfactory to FPC. At March 31, 1998, FPC had working capital of $4,820,000, a cash balance of $1,383,000 and current liabilities of $8,318,000, including $2,053,000 of long-term debt and capital leases maturing by March 31, 1999.


         On March 12, 1998, FPC entered into a revolving credit agreement with a commercial bank to be used for general working capital purposes. FPC may draw amounts under the agreement totaling $1.8 million. The agreement expires on August 31, 1998 and is guaranteed severally by WCAS and Sprout Growth II, L.P., which are stockholders of FPC. Borrowings bear interest at the then applicable prime rate as published by the bank or LIBOR dependent on the type of loan selected. As of June 18, 1998, there were borrowings of $450,000 under the loan agreement.



         On May 18, 1998 FPC entered into a management agreement with Subsidiary, pursuant to which Subsidiary provides FPC with working capital. As of June 15, 1998 there were borrowings of $500,000 under the promissory notes which bear interest at LIBOR plus 75 basis points (the "Notes"). Borrowing under the Notes will be used for working capital purposes and are due and payable in twelve monthly installments commencing on June 30, 1999.

                                 BUSINESS OF FPC

SERVICES

         FPC currently provides management services to the FPC Group Practices and the Managed Group Practices. FPC's provision of management services is designed to relieve physicians of many administrative burdens, thereby allowing them to focus on the delivery of high quality medical care, and to enable FPC and the physician groups to take advantage of the operating efficiencies and economics of scale resulting from the provisions of similar services to a number of groups.

         Under the long-term management service agreements, FPC provides exclusive management and administration of the Managed Group Practices' day-to-day business operations. Services provided by FPC include: (i) billing and collection of patient accounts and other accounting and finance functions;
(ii) the provision of all non-physician employees to the Managed Group Practices; (iii) negotiation of all participation agreements and third party payors; (iv) preparation of operating and capital budgets for approval by the executive committees formed pursuant to the management service agreements; and
(v) other administrative and management services. The executive committees, with equal membership by FPC and the Managed Group Practices, are responsible for the review and approval of operating and capital budgets and strategic plans and overall policy setting for the Managed Group Practices. FPC has no authority over: (a) issues related to the practice of medicine; (b) hiring and retention of physicians; and (c) allocation of distributions to the physicians. Each management service agreement has an initial term of 40 years with provisions for extensions beyond the initial term.

         Many physician groups do not have the capital to invest in or the expertise to manage or develop the sophisticated management information systems FPC believes are required to succeed in a capitated payment environment. FPC believes that to manage capitated patient populations effectively, it must assemble and make easily accessible clinical and financial information to physicians, other providers, support personnel and management. FPC is currently in the process of implementing its management information system. The basic FPC management information system, which has been implemented in each FPC Group Practice site may include, depending on the needs of the site, the following practice management functions: patient management, appointment scheduling, collections management, cashiering, report writing, chart tracking, lab order entry and radiology order entry.


OPERATIONS

         The FPC Group Practices currently deliver medical services in the Tampa Bay, Florida market; the South Florida market, and the Atlanta, Georgia market. Each of the FPC Group Practices derives its revenue from the delivery of primary care and, in some cases, specialty medical services to the local community. Each of the FPC Group Practices employs physicians, and the Tampa Bay and South Florida subsidiaries also retain physician extenders such as physician assistants and nurse practitioners. Each of the FPC Group Practices also employs support and administrative personnel, such as medical assistants, nurses, ancillary service technicians, office managers, billing clerks and receptionists, to provide operational support to the physicians and other providers. The Tampa Bay subsidiary retains 49 full-time and part-time physicians and six physician extenders in 15 sites in the cities of Tampa, St. Petersburg, Pinellas Park, Brandon and Clearwater, Florida. The South Florida subsidiary retains 31 full-time and part-time physicians in three sites in the cities of Boca Raton and West Palm Beach, Florida. Although the FPC Group Practices at each of the South Florida sites focus on primary care, the FPC Group Practice at West Palm Beach site also retains physicians specialized in dermatology, cardiology, ophthalmology, orthopedic surgery, general surgery and urology. The Atlanta, Georgia subsidiary employs three full-time physicians in two sites in the cities of Lithia Springs and Douglasville, Georgia.

         The table below sets forth certain information regarding group practices of which FPC had purchased assets as of June 18, 1998.



                                                            NUMBER OF        OWNED
                                         NUMBER OF          PHYSICIAN          OR                                   DATE
         LOCATION            SITES     PHYSICIANS(1)      EXTENDERS(2)       MANAGED        SPECIALTIES           ACQUIRED
         --------            -----     -------------      ------------       -------        -----------           --------
Pinellas Park, FL.........      2            4                                Owned         Primary Care        February 1994
Atlanta, GA...............      2            3                                Owned         Primary Care        September 1994
St. Petersburg, FL........      1            1                                Owned         Primary Care          March 1994
Boca Raton, FL............      1           14                                Owned         Primary Care        September 1994
Tampa, FL.................      2            7                  1             Owned         Primary Care         October 1994
Tampa, FL.................      1            3                                Owned         Primary Care          April 1995
West Palm Beach, FL             1           17                                Owned       Primary Care and        April 1995
                                                                                          Multi-Specialty
Brandon, FL...............      2            6                  3             Owned         Primary Care         January 1996
Tampa, FL.................      7           28                  2             Owned         Primary Care          June 1996
Alton, IL (St. Louis area)      2           15                  2            Managed      Primary Care and       August 1996
                                                                                          Multi-Specialty
Dallas/Ft. Worth area, TX.     18           52                 21            Managed        Primary Care        December 1996
Dallas/Ft. Worth area, TX.      1            1                  1            Managed        Primary Care           May 1997
New York..................      1           10                               Managed      Primary Care and        July 1997
                              ---         ----                ---                         Multi-Specialty
                               41          161                 31


--------------------------------------------------------------------------------

(1) Includes physicians added to practices subsequent to their acquisition by FPC.

(2) As used herein, the term "Physician Extenders" means nurse practitioners and physician assistants.

         In July 1997, FPC acquired Manhattan Physicians IPA (the "IPA") in New York. As of March 1998, the IPA had contracts to provide managed care contracting and administrative services to 395 physicians in Manhattan representing 5,285 members. The IPA maintains provider contracts with Aetna
U.S. Healthcare, Inc. and United Healthcare, Inc./Metra. FPC believes that as IPAs encounter the increasing challenges of capitated payment systems and the associated increased capital requirements, such groups will seek to be acquired by, or to enter into long-term management agreements with, entities such as FPC.

         FPC does not employ the physicians of the Managed Group Practices or the IPA and does not control the practice of medicine by physicians employed by the FPC Group Practices. Accordingly, FPC believes that it is not in violation of applicable state laws prohibiting the unauthorized practice of medicine. FPC or its subsidiaries employ physicians in the states of Florida and Georgia. Accordingly, FPC is a provider of designated health services and subject to the federal laws regulating such providers. Neither Florida or Georgia currently enforce any "corporate practice of medicine" doctrine and the direct employment of physicians by nonphysician entities is permissible, therefore FPC believes that it is in compliance with applicable state laws.

         In connection with the amendment to the Merger Agreement on May 18, 1998, FPC, PhyCor and the Subsidiary entered into a management agreement (the "Management Agreement") providing for the Subsidiary's management of the day-to-day operations of FPC, including the performance of executive, administrative, organizational and management functions at each FPC location. The Subsidiary does not have authority under the Management Agreement to perform any medical function, make any decisions on behalf of FPC with respect to the Merger Agreement, receive any advice from FPC's advisors in connection with the Merger or participate in the solicitation of FPC's stockholders in connection with the Special Meeting. As part of performing its management services, the Subsidiary is required to provide all personnel necessary for the conduct of FPC's business (with the exception of medical professionals) and to provide FPC with sufficient working capital for the conduct of its business, which may be in the form of a loan. In consideration of the management services, the Subsidiary is entitled to receive a fee of 15% of FPC's positive pre-tax income, payable 45 days after each calendar quarter, provided that the initial payment is calculated from May 18, 1998 to September 30, 1998. Unless sooner terminated in accordance with its terms, the Management Agreement will expire on June 30, 1999.

PROPERTIES

         FPC leases approximately 18,300 square feet at 3200 Windy Hill Road, Atlanta, Georgia, 30339, for its corporate headquarters. FPC also leases or subleases the facilities for the FPC Group Practices and for certain other of its regional operations. The leases and subleases have various terms ranging from one to eleven years and monthly rents ranging from $1,000 to $36,000. FPC does not currently own any real property.

EMPLOYEES


         As of June 18, 1998, FPC employed 1,115 individuals, including 27 in its corporate office, 163 in South Florida market group practices, 359 in Tampa Bay market group practices, and 19 in Atlanta market group practices, 124 in St. Louis market group practices, 389 in Dallas/Fort Worth market group practices and 34 in New York market group practices. None of FPC's employees is a member of a labor union, and FPC considers its relations with its employees to be good.


LITIGATION

         In connection with FPC's transaction with its Managed Group Practice in the Dallas/Fort Worth area, several of the stockholders of Physician Capital Partners Corp. ("PCP"), a Texas corporation that was the former manager of the Managed Group Practice in Dallas/Fort Worth, voted against the merger between PCP and FPC and asserted their rights as dissenting stockholders under Section
5.11 of the Texas Business Corporation Act ("Texas Act").

         On February 10, 1997, 11 of the dissenting stockholders filed suit in Texas State District Court in Tarrant County, Texas, alleging that they are entitled to have the PCP shares owned by them appraised and are further entitled to receive from FPC such appraised value for their shares. FPC has responded to such assertion in compliance with Section 5.12 of the Texas Act. The dissenting stockholders have alleged that each share of PCP owned by them had a value at the date of the merger of $5.76. FPC has offered the dissenting stockholders $0.21 per PCP share, its valuation of such shares. The dissenting stockholders who are party to the suit own, in the aggregate, approximately 1,033,052 shares of PCP and are therefore alleging that they are entitled to a payment from FPC in excess of $5,950,000. FPC has offered an aggregate payment of $216,941 for the PCP shares owned by such dissenting stockholders.


         On June 4, 1998, the court determined that the dissenters had met the statutory notice requirements under the laws of the State of Texas and appointed an appraiser to review the evidence from FPC and from the dissenting stockholders and to submit a recommendation to the court regarding the value of the shares. The appraiser selected by the court was recommended by FPC. He is a Partner with the firm Value Management Services in Dallas, Texas and has previous experience appraising health care organizations. FPC expects the appraiser to present his report to the court in July or August, 1998. This appraised value subsequently may be contested by any party to the litigation in an appropriate judicial proceeding. FPC does not consider the dissenting stockholders' valuation of their PCP shares to be accurate and is vigorously defending this matter. There can be no assurance, however, that FPC will ultimately prevail or that the court will not ultimately determine that the shares of PCP owned by the dissenting stockholders should be valued in excess of FPC's valuation of such shares. If this litigation is adversely determined it could have a material, adverse affect on FPC's financial condition.


         In addition, the provision of medical services by the affiliated physicians with which FPC contracts entails an inherent risk of professional liability claims. Further, from time to time FPC is party to certain claims, suits and complaints, which primarily arise in the ordinary course of business. Although there are currently no such claims, suits or complaints which, in the opinion of management, would have a material adverse effect on FPC's financial position or results of operations, there can be no assurances that such claims will not be asserted against FPC in the future. FPC maintains insurance coverage that it believes to be adequate both as to risks and amounts. Successful malpractice or other claims asserted against FPC or one of its affiliated physician groups could, however, have a material adverse effect on FPC and its financial condition and results of operations.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth certain information regarding beneficial ownership of the FPC Capital Stock as of June 18, 1998, by (i) each director and executive officer of FPC, (ii) all directors and executive officers as a group and (iii) each stockholder known by FPC to be the beneficial owner of more than 5% of the outstanding FPC Capital Stock other than the FPC Class C Convertible Preferred Stock, information as to which is set forth below the table. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares shown to be beneficially owned by them, except to the extent such power is shared by a spouse under applicable law




                                                                                                                SHARES OF
                                                                                                                  PHYCOR    PERCENT
                                     SHARES OF FPC CAPITAL STOCK    PERCENT OF FPC CAPITAL STOCK                  COMMON   OF PHYCOR
                                     BENEFICIALLY OWNED BY CLASS    BENEFICIALLY OWNED BY CLASS     PERCENT OF    STOCK    STOCK TO
                                  -------------------------------- ------------------------------  OUTSTANDING BENEFICIALLY   BE
                                                       CONVERTIBLE                    CONVERTIBLE VOTING STOCK    OWNED      OWNED
                                  CLASS A    PREFERRED  PREFERRED  CLASS A  PREFERRED  PREFERRED  BENEFICIALLY  AFTER THE  AFTER THE
NAME OF BENEFICIAL OWNER          COMMON       A (1)      B(2)      COMMON    A (1)       B(2)       OWNED      MERGER(3)   MERGER
------------------------          -------    --------- ----------- -------  --------- ----------- ------------ ----------- ---------
Stephen A. George, M D.(4)        850,000         --      3,175     19.67%       --       2.89%     11.21%       201,430       *
     3200 Windy Hill Road,
     Suite 400W
     Atlanta, Georgia 30339

Donald B Smallwood (5)            255,000         --      2,000      5.99        --       1.82       3.85         68,785       *
     3200 Windy Hill Road,
     Suite 400W
     Atlanta, Georgia 30339

Karl A Hardesty (5)               165,000         --      2,000      3.87        --       1.82       2.81         50,138       *
     3200 Windy Hill Road,
     Suite 400W
     Atlanta, Georgia 30339

Andrew B. Adams, M.D.,(6)         175,000                 2,000      4.05        --       1.82       2.90         52,210       *
     3200 Windy Hill Road,
     Suite 400W
     Atlanta, Georgia 30339

Kelly J. DeKeyser (7)             128,000         --        200      3.01        --       0.18       1.58         28,114       *
     3200 Windy Hill Road,
     Suite 400W
     Atlanta, Georgia 30339

Michael A. Jutras, M.D.(8)         65,300         --         --      1.55        --         --       0.76         13,528       *
     221 Bedford Road,
     Suite 200
     Bedford, Texas 76022

Patrick J. Welsh (9)            1,131,809    140,000     70,000     26.81     70.00%     63.64      44.62      1,329,208     1.9%
     Welsh, Carson, Anderson
     & Stowe
     1 World Financial
     Center, Suite 3601
     New York, New York 10281

Andrew M. Paul (10)             1,131,809    140,000     70,000     26.81     70.00      63.64      44.62      1,329,208     1.9
     Welsh, Carson, Anderson
     & Stowe
     1 World Financial
     Center, Suite 3601
     New York, New York 10281

Paul B. Queally (11)            1,131,809    140,000     70,000     26.81     70.00      63.64      44.62      1,329,208     1.9
     Welsh, Carson, Anderson
     & Stowe
     1 World Financial
     Center, Suite 3601
     New York, New York 10281

All directors and               2,770,109    140,000     79,375     61.27     70.00      72.16      65.64      1,743,415     2.5
     officers as a group
     (12) (9 persons)

Welsh, Carson, Anderson         1,131,809    140,000     70,000     26.81     70.00      63.64      44.62      1,329,208     1.9
     & Stowe, VI, L.P.(13)
     1 World Financial
     Center, Suite 3601
     New York, New York 10281

DLJ Capital                       485,061     60,000     30,000     11.49     30.00      27.27      19.12        569,661       *
     Corporation/Sprout
     Group (14)
     277 Park Ave., 21st Floor
     New York, New York 10172

Sprout Capital VI, L.P.(15)       420,493     60,000     28,228      9.96     30.00      25.66      17.58        542,148       *
     277 Park Ave., 21st Floor
     New York, New York 10172

Sprout Growth II, L.P.(16)        420,493     60,000     28,228      9.96     30.00      25.66      17.58        542,148       *
     277 Park Ave., 21st Floor
     New York, New York 10172

--------------------------------------------------------------------------------

*        Less than 1%
** All 12,000 shares of the FPC Class C Convertible Preferred Stock that are outstanding are owned by Pacific Capital/White Pines Management, 2401 Plymouth Road, Suite B, Ann Arbor, Michigan 48105. Such shares represent 1.43% of the outstanding FPC Voting Stock and the holder thereof would own 24,608 shares (less than 1%) of PhyCor Common Stock after the Merger.
(1) The shares of Class A Preferred Stock are non-voting securities, but are eligible to vote on the Merger at the Special Meeting.
(2) The Class B Convertible Preferred Stock is initially convertible, at the option of the stockholder, into a number of Class A Common Shares determined by a prescribed formula. The conversion ratio is 38.50386 shares of Class A Common Stock for each share of Class B Convertible Preferred Stock. The holders are entitled to vote the number of Common Shares into which their shares are convertible.

(3) Based upon the product of the number of shares of FPC Class A Common Stock, Class A Preferred Stock and Class B Convertible Preferred Stock held by each stockholder as of June 18, 1998 and the Exchange Ratios. In the event the number of shares of PhyCor Common Stock issuable to the holders of FPC Class A Common Stock is adjusted pursuant to the terms of the Merger Agreement, these share amounts will be adjusted accordingly.

(4) Class A Common Stock includes options to purchase 100,000 shares that will become exercisable within 60 days of the date hereof. The shares of Class B Convertible Preferred Stock are convertible into 122,249 shares of Class A Common Stock.
(5) Class A Common Stock includes options to purchase 37,500 shares that will become exercisable within 60 days of the date hereof. The shares of Class B Convertible Preferred Stock are convertible into 77,008 shares of Class A Common Stock.

(6) Class A Common Stock includes options to purchase 100,000 shares that will become exercisable within 60 days of the date hereof. The shares of Class B Convertible Preferred Stock are convertible into 77,008 shares of Class A Common Stock.


(7) Class A Common Stock includes options to purchase 25,000 shares that will become exercisable within 60 days of the date hereof. The shares of Class B Convertible Preferred Stock are convertible into 7,701 shares of Class A Common Stock.

(8) Excludes 65,300 shares of Class A Common Stock that are to be delivered on December 11, 1999.

(9) Includes 6,475 shares of Class A Common Stock and 416 shares of Class B Convertible Preferred Stock, convertible into 16,018 shares of Class A Common Stock, owned individually by Mr. Welsh. The remaining shares are owned by WCAS or its affiliates. Mr. Welsh is a general partner of WCAS and shares voting and dispositive power with respect to such shares.


(10) Includes 1,540 of Class A Common Stock and 100 shares of Class B Convertible Preferred Stock, convertible into 3,850 shares of Class A Common Stock, owned individually by Mr. Paul. The remaining shares are owned by WCAS or its affiliates. Mr. Paul is a general partner of WCAS and shares voting and dispositive power with respect to such shares.


(11) Represents shares owned by WCAS or its affiliates. Mr. Queally is a general partner of WCAS and shares voting and dispositive power with respect to such shares.


(12) Includes 79,375 shares of Class B Convertible Preferred Stock, convertible into 3,056,245 shares of Class A Common Stock, and options to purchase 300,000 shares of Class A Common Stock that will become exercisable within 60 days of the date hereof.


(13) Represents shares owned by WCAS or its affiliates. The shares of Class B Convertible Preferred Stock are convertible into 2,695,270 shares of Class A Common Stock.


(14) Includes 407,932 shares of Class A Common Stock and 11,055 shares of Class B Convertible Preferred Stock, convertible into 425,660 shares of Class A Common Stock, owned by Sprout Capital Vl, L.P. and 17,173 shares of Class B Convertible Preferred Stock, convertible into 661,227 shares of Class A Common Stock, owned by Sprout Growth II, L.P., affiliates of DLJ Capital Corp.

(15) Includes 407,932 shares of Class A Common Stock and 11,055 shares of Class B Convertible Preferred Stock convertible into 425,660 shares of Class A Common Stock owned by Sprout Capital Vl, L.P. The remaining shares are owned by Sprout Growth II, L.P., an affiliate of Sprout Capital Vl, L.P.


(16) Includes 17,173 shares of Class B Convertible Preferred Stock, convertible into 661,227 shares of Class A Common Stock owned by Sprout Growth II, L.P. The remaining shares are owned by Sprout Capital Vl, L.P., an affiliate of Sprout Growth II, L.P.

                               BUSINESS OF PHYCOR

         PhyCor is a PPM company that acquires and manages multi-specialty medical clinics and develops and manages IPAs. PhyCor's objective is to organize physicians into professionally managed networks that assist physicians in assuming increased responsibility for delivering cost-effective medical care while attaining high-quality clinical outcomes and patient satisfaction. As of March 31, 1998, PhyCor operated 55 clinics with approximately 3,800 physicians in 28 states and managed IPAs with over 21,500 physicians in 34 markets. As of such date, PhyCor's affiliated physicians provided medical services to approximately 1,227,000 members under prepaid health plans, including approximately 184,000 Medicare members.

         PhyCor believes that primary care-oriented physician organizations are a critical element of organized health care systems, because physician decisions determine the cost and quality of care. PhyCor believes that physician-driven organizations, including multi-specialty medical clinics, IPAs and the combination of such organizations, present more attractive alternatives for physician consolidation than hospital or insurer/HMO-controlled organizations. The combination of PhyCor's multi-specialty medical clinic and IPA management capabilities and new group-formation efforts enables PhyCor to offer physician practice management services to substantially all types of physician organizations.

         Upon the acquisition by PhyCor of a clinic's operating assets, the affiliated physician group simultaneously enters into a long-term service agreement with PhyCor. PhyCor, under the terms of the service agreement, provides the physician group with the equipment and facilities used in its medical practice, manages clinic operations, employs most of the clinic's non-physician personnel, other than certain diagnostic technicians, and receives a service fee. Under substantially all of its service agreements, PhyCor receives a service fee equal to the clinic expenses it has paid plus percentages of operating income of the clinic (net clinic revenue less certain contractually agreed upon clinic expenses before physician distributions) plus, in some cases, percentages of net clinic revenue. As clinic operating income improves, whether as a result of increased revenue or lower expenses, PhyCor's service fees increase.

         The affiliated physicians maintain full professional control over their medical practices, determine which physicians to hire or terminate and set their own standards of practice in order to promote high quality health care. Pursuant to its service agreements with physician groups, PhyCor manages all aspects of the clinic other than the provision of medical services, which is controlled by the physician groups. At each clinic, a joint policy board equally compromised of physician and PhyCor personnel focuses on strategic and operational planning, marketing, managed care arrangements and other major issues facing the clinic.

         The physician groups offer a wide range of primary and specialty physician care and ancillary services. Approximately 53% of PhyCor's affiliated physicians are primary care providers. The primary care physicians are those in family practice, general internal medicine, obstetrics, pediatrics and emergency and urgent care. PhyCor works closely with its affiliated physician groups to recruit new physicians and merge sole practices or single specialty groups, especially primary care groups, into the clinics' physician groups. Substantially all of the physicians practicing in the clinics are certified or eligible to be certified by applicable specialty boards.

         PhyCor established its presence in the IPA management business in 1995 and believes that a significant opportunity exists to develop and manage IPAs. IPAs consolidate independent physicians by providing general organizational structure and management to the physician network. IPAs provide or contract for medical management services to assist physician networks in obtaining and servicing managed care contracts and enable previously unaffiliated physicians to assume and more effectively manage capitated risk.

         PhyCor has assessed its practice management systems, managed care information systems, business information systems and other clinic systems for compliance with the Year 2000 issue. In general, the Year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems may not recognize the year 2000. PhyCor is in its normal process of standardizing the various systems utilized by its clinics and IPAs. This standardization includes implementation of Year 2000 compliant systems. PhyCor has performed an assessment of its various clinics and IPAs to identify which systems specifically require replacement or upgrade due to the Year 2000 issue in order to ensure timely upgrade or installation. PhyCor believes it has a replacement strategy in place such that the Year 2000 issue will not have a significant effect on its operations. Total capital costs to implement new systems and to address the Year 2000 issue are expected to be less than $20 million.

         Additional information concerning PhyCor is included in the reports, proxy statements and other information of PhyCor filed with the Commission which are incorporated by reference in this Prospectus-Proxy Statement. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

               COMPARISON OF RIGHTS OF FPC AND PHYCOR SHAREHOLDERS

         PhyCor is incorporated in Tennessee and FPC is incorporated in Delaware. Holders of the shares of FPC Capital Stock, whose rights are currently governed by Delaware corporate law and the Certificate of Incorporation, as amended, of FPC (the "FPC Certificate"), and the Bylaws of FPC (the "FPC Bylaws"), will have their rights and obligations as shareholders of PhyCor after the Merger governed by Tennessee law and the PhyCor Charter and Amended Bylaws of PhyCor (the "PhyCor Bylaws"). Set forth below is a summary comparison of the rights of a PhyCor Shareholder under Tennessee law, the PhyCor Charter and PhyCor Bylaws, on the one hand, and the rights of a FPC Shareholder under Delaware law, the FPC Certificate and FPC's Bylaws, on the other hand. The information set forth below is qualified in its entirety by reference to the Tennessee Business Corporation Act ("TBCA"), the PhyCor Charter, the PhyCor Bylaws, the DGCL, the FPC Certificate and the FPC Bylaws.

CLASSES AND SERIES OF CAPITAL STOCK


         FPC. Pursuant to the FPC Certificate, the authorized capital stock of FPC consists of 15,000,000 shares of Class A Common Stock, par value $.001 per share, 900,000 shares of Class B Common Stock, par value $.001 per share, 200,000 shares of Class A Preferred Stock, par value $1.00 per share, 110,000 shares of Class B Convertible Preferred Stock, par value $1.00 per share, and 20,000 shares of Class C Convertible Preferred Stock, par value $1.00 per share. In addition, as of March 31, 1998, there were outstanding options under FPC stock option plans to purchase an additional 969,004 shares of FPC Capital Stock. An additional 1,019,001 shares of FPC Capital Stock were reserved for future option grants under such plans. Additionally, there are contractual rights of certain physicians in the Managed Group practices to receive 1,547,200 shares of FPC Class A Common Stock at specified future dates.


         The following description of the FPC Capital Stock is a summary, does not purport to be complete or to give effect to applicable statutory or common law and is subject in all respects to the applicable provisions of the FPC Certificate, and the information herein is qualified in its entirety by this reference.

CLASS A COMMON STOCK

         Holders of Class A Common Stock are entitled to one vote per share in the election of directors and on all other matters on which the shareholders are entitled or permitted to vote. Holders of Class A Common Stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. The preferred stock purchase agreements and management plan prohibit FPC from declaring or paying cash dividends or other distributions on the Class A Common Stock. Upon liquidation or dissolution, holders of Class A Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of Preferred Stock. Holders of Class A Common Stock have no redemption, conversion or preemptive rights.

CLASS B COMMON STOCK

         The Class B Common Stock is non-voting and is convertible into an equal number of Class A Common shares, at the option of the holder, provided that subsequent to such conversion any one shareholder does not have direct or beneficial voting control over, in the aggregate, more than 49% of the voting securities of the Company outstanding at the time of conversion or immediately after the conversion. The preferred stock purchase agreements and Management Plan prohibit the Company from declaring or paying cash dividends or other distributions on the Class B Common Stock. Upon liquidation or dissolution, holders of Class B Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of Preferred Stock. Holders of Class B Common Stock have no redemption, conversion or preemptive rights. All of the outstanding shares of FPC Class B Common Stock were converted into shares of FPC Class A Common Stock on January 20, 1998.

CLASS A PREFERRED STOCK

         The holders of Class A Preferred shares do not have voting rights, except as described herein and are entitled to receive dividends at the annual rate of $8 per share. Dividends are cumulative. The Class A Preferred shares restrict the Company's ability to pay dividends or make other distributions on FPC Class B and C Convertible Preferred or FPC Common Stock. The Class A Preferred Stock holders are entitled to a liquidation preference over the holders of FPC Class B and C Convertible Preferred Stock and FPC Common Stock equal to the purchase price of such preferred stock plus declared but unpaid dividends, if any. Stockholders of each series of preferred stock are entitled to certain preferences in liquidation over stockholders of previously issued series or preferred stock in order of issuance. In the event of certain changes of 50% of the voting power of FPC or the sale of substantially all of the properties and assets of FPC, and in any case, no later than December 9, 2003, the holders of FPC Class A Preferred Stock and FPC Class B Convertible Preferred Stock are entitled to redeem their outstanding shares at a redemption price per share equal to $100 plus any declared but unpaid dividends. Additionally, upon the completion of an underwritten public offering of FPC's common stock, FPC will apply 25% of the net proceeds to FPC therefrom, or such lessor amount as will be sufficient, to redeem the outstanding shares of FPC Class A Preferred Stock. FPC may, at any time, redeem the FPC Class A Preferred Stock at the redemption price noted above.

CLASS B CONVERTIBLE PREFERRED STOCK

         The holders of FPC Class B Convertible Preferred Stock are entitled to vote the number of common shares into which their shares are convertible, based on a prescribed formula. Under certain conditions, shares of FPC Class B Convertible Preferred Stock will automatically convert at the then effective conversion price upon the completion of an underwritten public offering of the Company's common stock. Dividends on FPC Class B Convertible Preferred Stock are payable, when, as and if declared by the Board of Directors and are not cumulative. The FPC Class B Convertible Preferred Stock holders are entitled to a liquidation preference over the holders of FPC Class C Convertible Preferred Stock and FPC Common Stock equal to the purchase price of such preferred stock plus declared but unpaid dividends, if any.

CLASS C CONVERTIBLE PREFERRED STOCK

         The holders of FPC Class C Convertible Preferred Stock are entitled to vote the number of common shares into which their shares are convertible, based on a prescribed formula. Under certain conditions, shares of FPC Class C Convertible Preferred Stock will automatically convert at the then effective conversion price upon the completion of an underwritten public offering of the Company's common stock. Dividends on FPC Class C Convertible Preferred Stock are payable, when, as and if declared by the Board of Directors and are not cumulative. The FPC Class C Convertible Preferred Stock holders are entitled to a liquidation preference over the holders of FPC Common Stock equal to the purchase price of such preferred stock plus declared but unpaid dividends, if any.


         PhyCor. PhyCor is authorized by the PhyCor Charter to issue up to 260,000,000 shares of capital stock, of which 250,000,000 shares are designated PhyCor Common Stock, no par value per share, and 10,000,000 shares are designated PhyCor Preferred Stock, no par value per share. As of June 8, 1998, there were 71,020,000 shares of PhyCor Common Stock outstanding. In addition, there were outstanding options under PhyCor stock option plans to purchase an additional 13,476,000 shares of PhyCor Common Stock. An additional 601,000 shares of PhyCor Common Stock were reserved for future option grants under such plans. Furthermore, 6,924,000 shares are currently reserved for issuance upon conversion of the 4.5% Convertible Subordinated Debentures due 2003 and subordinated convertible notes payable to affiliated physicians and physician groups, and 1,396,000 shares are reserved for issuance upon the exercise of outstanding warrants. The Board of Directors of PhyCor has the authority to issue the PhyCor Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the Shareholders. As of March 31, 1998, there were no shares of PhyCor Preferred Stock issued and outstanding, and the Board of Directors of PhyCor has no present intention of issuing shares of PhyCor Preferred Stock.


SIZE AND ELECTION OF THE BOARD OF DIRECTORS

         FPC. The FPC Bylaws provide that the FPC Board shall consist of at least one member and not more than seven members and that the size of the FPC Board may be fixed by resolution of the FPC Board or the FPC Stockholders. The FPC Board are elected by a plurality of the votes cast at the annual meeting of FPC stockholders and their terms expire at the next annual FPC stockholders' meeting. Holders of shares representing approximately 75% of the votes attributable to the outstanding shares of FPC Capital Stock are parties to a voting agreement in which such persons have agreed to vote their shares of FPC Capital Stock so as to cause the FPC Board to fix the number of directors at no more than seven and to nominate (i) Stephen A. George, M.D. so long as he is chief executive officer of FPC, (ii) two individuals designated by WCAS, (iii) two individuals designated by Sprout Capital VI, L.P. and up to two additional individuals mutually agreeable to the parties thereto. Vacancies in the FPC Board, including any vacancies resulting from an increase in the number of directors, are filled by the FPC Stockholders, the FPC Board, or, if the directors remaining in office constitute fewer than a quorum of the FPC Board, by the affirmative vote of a majority of all the directors on the FPC Board remaining in office.

         PhyCor. The PhyCor Charter provides that the PhyCor Board of Directors shall consist of at least three (3) directors and not more than fifteen (15) directors and that the size of the PhyCor Board of Directors may be fixed by the directors then in office. Directors are divided into three classes with elections for one class of directors being held at each annual meeting of Shareholders. Directors of PhyCor are elected by a plurality of votes cast at the annual meeting of Shareholders. Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors are filled by a majority of directors then in office or the Shareholders. The PhyCor Bylaws also provide for the election of a maximum of three Advisory Directors by a majority of the Board of Directors. Such Advisory Directors, who are to assist the Board of Directors in its conduct of the affairs of PhyCor, hold office for such term as determined by the Board of Directors.

REMOVAL OF DIRECTORS

         FPC. The FPC Bylaws provide that a director may be removed from office, with or without cause, at any meeting of FPC Stockholders with respect to which notice of such purpose has been given if the number of votes cast to remove a director exceed, the number of votes cast not to remove such director.

         PhyCor. The PhyCor Bylaws provide that a director may be removed only for cause at a Shareholders meeting called for the purpose of removing a director if the number of votes cast to remove a director exceed the number of votes cast not to remove such director.

CONVERSION, DISSOLUTION AND REDEMPTION

         FPC. The FPC Class A Common Stock and FPC Class A Preferred Stock have no conversion rights. Each share of FPC Class B Common Stock is convertible into one share of Class A Common Stock. Each share of FPC Class B Convertible Preferred Stock is convertible into such number of shares of FPC Class A Common Stock as is obtained by multiplying the number of shares of FPC Class B Convertible Preferred Stock to be converted by $100 and dividing the result by $2.59714 per share or the adjusted conversion price as of the date such shares are surrendered for conversion (the "Conversion Price"). Each share of FPC Class C Convertible Preferred Stock is convertible into such number of FPC Class A Common Stock as is obtained by multiplying the number of shares to be converted by $100 per share and dividing the result by $10 per share or the adjusted conversion price as of the date such shares are surrendered for conversion. The conversion prices of the FPC Class B Convertible Preferred Stock and FPC Class C Convertible Preferred Stock are subject to adjustment in accordance with the terms of customary antidilution provisions applicable to such securities (i.e., change in FPC's capital structure, stock splits, reverse stock splits, etc.). Upon a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 by which FPC Class A Common Stock is sold at a price of at least $7.71 per share resulting in proceeds of not less than $10,000,000, each share of FPC Class B Convertible Preferred Stock is automatically converted into shares of FPC Class A Common Stock at the Conversion Price in effect at such time. In the event of dissolution of FPC, (i) holders of FPC Class A Preferred Stock are entitled to certain payments prior to any payments made upon any FPC Common Stock, FPC Class B Convertible Preferred Stock or FPC Class C Convertible Preferred Stock, (ii) holders of FPC Class B Convertible Preferred Stock are entitled to certain payments prior to any payments made upon any FPC Common Stock and FPC Class C Convertible Preferred Stock, and (iii) holders of FPC Class C Convertible Preferred Stock are entitled to certain payments prior to any payments made upon any FPC Common Stock. The FPC Class A Preferred Stock is subject to mandatory redemption on December 9, in each of the years 2001, 2002 and 2003. The FPC Class B Convertible Preferred Stock is subject to mandatory redemption on December 9, 2003. The FPC Class C Convertible Preferred Stock is subject to optional redemption at any time.

         PhyCor. The PhyCor Common Stock has no conversion features. The PhyCor Charter authorizes 10,000,000 shares of PhyCor Preferred Stock, no par value per share, and provides that such shares of PhyCor Preferred Stock may have such voting powers, preferences and other special rights (including, without limitation, the right to convert the shares of such PhyCor Preferred Stock into shares of PhyCor Common Stock) as shall be determined by the Board of Directors. The Board of Directors has designated 500,000 shares of PhyCor Preferred Stock as Series A Junior Participating Preferred Stock. PhyCor Preferred Stock is entitled to preferential payments in the event of dissolution of PhyCor.

AMENDMENT OR REPEAL OF THE CERTIFICATE OF INCORPORATION OR CHARTER AND BYLAWS

         FPC. The FPC Certificate provides that FPC may amend, alter, change or repeal any provisions contained in the FPC Certificate. The DGCL requires (i) the FPC Board to adopt a resolution declaring the proposed amendment advisable and (ii) the approval of the amendment by a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class. The FPC Certificate provides that the FPC Board may make, alter or repeal the FPC Bylaws, subject to the power of the FPC Stockholders to alter any bylaw made by the FPC Board.

         PhyCor. With the exception of certain administrative amendments, the TBCA requires approval by holders of at least a majority of the outstanding shares entitled to vote thereon to repeal or amend the PhyCor Charter. The PhyCor Bylaws provide that a majority of the PhyCor Board of Directors or the holders of a majority of the outstanding shares of capital stock entitled to vote at a meeting may alter, amend or repeal the PhyCor Bylaws.

SPECIAL MEETINGS OF SHAREHOLDERS

         FPC. The FPC Bylaws provide that a special meeting of the FPC Stockholders may be called by a "majority" of the FPC Board or by the holders of at least 25% of the outstanding shares of capital stock of FPC entitled to vote on any issue proposed to be considered at the proposed special meeting.

         PhyCor. The PhyCor Bylaws provide that a special meeting of the PhyCor Shareholders may be called by a majority of the Board of Directors or by the holders of at least 10% of the outstanding shares of capital stock of PhyCor entitled to vote on any issue proposed to be considered at the proposed special meeting.

LIABILITY OF DIRECTORS

         FPC. The FPC Certificate provides that the directors shall not be personally liable to FPC or its stockholders for monetary damages for breach of a fiduciary duty by such director as a director to the fullest extent permitted by the DGCL. A director shall be liable (i) for any breach of the director's duty of loyalty to FPC or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived improper personal benefit.

         PhyCor. The PhyCor Charter provides that directors of PhyCor shall not be personally liable to PhyCor or its Shareholders for monetary damages for any breach of fiduciary duty by such director as a director. A director shall be liable to the extent provided by applicable law for breach of the director's duty of loyalty to PhyCor or its Shareholders, for acts or omissions not in good faith or which involve intentional misconduct, or for liability pursuant to the TBCA relating to unlawful distributions.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         FPC. The FPC Bylaws provide that FPC will indemnify, and upon the request of the FPC Board, shall advance expenses to any officer or director of FPC and any officer or director of any subsidiary of FPC who was or is a party to, or is threatened to be made a party to, any action because such person is or was a director or officer of FPC or is or was serving at the request of FPC as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise.

         PhyCor. The PhyCor Charter provides that PhyCor will indemnify and upon request shall advance expenses to, any person who was, or is a party to, or is threatened to be made a party to, any such action because such person is or was a director, officer or employee of PhyCor or is or was serving at the request of PhyCor as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise. This indemnification is subject to the limitations stated above.

         The Merger Agreement provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current or former directors or officers of FPC as provided by the DGCL or in FPC Certificate or Bylaws shall survive the Merger.

CHANGE OF CONTROL

         FPC. Section 203 of the DGCL restricts a wide range of transactions ("business combinations") between a corporation and an interested stockholder. An "interested stockholder" is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation's outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with (ii) sales or other dispositions of more than 10% of the corporation's assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions which would result in increasing the proportionate share of stock of the corporation or any subsidiary owned by the corporation, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (i) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time such person became an interested stockholder; (ii) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation's voting stock (excluding shares owned by persons who are officers and also directors and shares owned by certain employee stock plans); or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The restrictions on business combinations with interested stockholder contained in Section 203 do not apply to a corporation whose certificate of incorporation contains a provision expressly electing not to be governed by Section 203. The FPC Certificate does not contain a provision electing to "opt-out" of Section 203.

         PhyCor. The Tennessee Business Combination Act (the "Combination Act") provides that any corporation to which the Combination Act applies, including PhyCor, shall not engage in any "business combination", as defined in the Combination Act, with an "interested Shareholder" for a period of five years following the date that such Shareholder became an interested Shareholder unless, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the Shareholder becoming an interested Shareholder.

         "Interested Shareholder" is defined in the Combination Act as any person that is (a) the beneficial owner of 10% or more of the voting power of any class or series of stock of the corporation or (b) is an affiliate and at any time within the five-year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of any class of series of stock of the corporation.

         The Tennessee Control Share Acquisition Act (the "Acquisition Act") prohibits certain Shareholders from exercising in excess of 20% of the voting power in a corporation acquired in a "control share acquisition", as defined in the Acquisition Act, unless such voting rights have been previously approved by the disinterested Shareholders of the corporation. The Acquisition Act does not apply to PhyCor presently, because PhyCor has not elected to be covered by such act. No assurance can be given that such an election, which must be expressed in the form of a charter or bylaw provision, will be made by PhyCor.

         The Tennessee Greenmail Act prohibits PhyCor from purchasing or agreeing to purchase any of its securities at a price in excess of fair market value from a holder of 3% or more of any class of such securities who has beneficially owned such securities for less than two years, unless such purchase has been approved by the affirmative vote of a majority of the outstanding shares of such class of voting stock issued by PhyCor or PhyCor makes an offer of at least equal value per share to all holders of shares of such class.

SHAREHOLDER RIGHTS AGREEMENT

         FPC. The FPC Shareholders have not entered into a Shareholder Rights Agreement, but holders of shares representing approximately 75% of the votes attributable to the outstanding shares of FPC Voting Stock are subject to a Voting Agreement in which certain FPC Stockholders agree to vote their shares so as to cause the FPC Board to fix the number of directors at no more than seven and nominate certain people as members of the FPC Board.

         PhyCor. In February 1994, the Board of Directors of PhyCor declared a dividend distribution of one right (a "PhyCor Right") for each share of PhyCor Common Stock. Each Right entitles the holder to purchase from PhyCor one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $150 per one-hundredth of a share, as adjusted. The PhyCor Rights are not initially exercisable, but will become exercisable upon the acquisition by any person of, or the announcement of the intention of any person to commence a tender or exchange offer upon the successful consummation of which such person would be the beneficial owner of, 15% or more of the shares of PhyCor Common Stock then outstanding, without the prior approval of PhyCor's Board of Directors. The PhyCor Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of PhyCor to treat each Shareholder on a fair and equal basis.

                                     EXPERTS

         The consolidated financial statements of PhyCor as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Prospectus-Proxy Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of FPC at December 31, 1996 and 1995, and for each of the three years ended December 31, 1996, appearing in this Prospectus-Proxy Statement and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares of PhyCor Common Stock to be issued to the stockholders of FPC pursuant to the Merger will be passed upon by Waller Lansden Dortch & Davis, A Professional Limited Liability Company. The federal income tax treatment of the Merger to the FPC stockholders will be passed upon by Mayor, Day, Caldwell & Keeton, LLP.

                             ADDITIONAL INFORMATION

         The FPC Board does not know of any matter to be brought before its Special Meeting other than described in the Notice of Special Meeting accompanying this Prospectus-Proxy Statement mailed to the Shareholders of such company. If any other matter comes before such Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment with respect to such other matter.

                           First Physician Care, Inc.

                        Consolidated Financial Statements

                  Years ended December 31, 1996, 1995 and 1994
                                       and
                    Year ended December 31, 1997 (Unaudited)
                                       and
             Three months ended March 31, 1998 and 1997 (Unaudited)



                                    CONTENTS

Report of Independent Auditors.......................................................................... 1

Consolidated Financial Statements

Consolidated Balance Sheets............................................................................. 2
Consolidated Statements of Operations................................................................... 4
Consolidated Statements of Redeemable Preferred Stock and Common
 Stockholders' Deficit.................................................................................. 5
Consolidated Statements of Cash Flows................................................................... 6
Notes to Consolidated Financial Statements.............................................................. 7

                         Report of Independent Auditors

The Board of Directors
First Physician Care, Inc.

We have audited the accompanying consolidated balance sheets of First Physician Care, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, redeemable preferred stock and common stockholders deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Physician Care, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                               ERNST & YOUNG LLP



April 18, 1997

                           First Physician Care, Inc.

                           Consolidated Balance Sheets
              (DOLLAR AMOUNTS IN 000's EXCEPT FOR PER SHARE AMOUNT)

                                               MARCH 31                 DECEMBER 31
                                                 1998          1997         1996       1995
                                            --------------------------------------------------
                                             (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents                   $  1,383       $  2,431    $  4,323    $ 2,163
   Accounts receivable                           12,381         11,203       8,589      2,025
   Less allowance for doubtful accounts          (2,724)        (2,424)     (2,224)      (442)
                                               --------       --------    --------    -------
   Net accounts receivable                        9,657          8,779       6,365      1,583
   Prepaid expenses and other current assets      1,698          1,270         767        486
   Due from related parties                          --            370          --         --
   Notes receivable from employees                   --             --          --        590
   Notes receivable                                 400             --          --         --
                                               ----------------------------------------------
Total current assets                             13,138         12,850      11,455      4,822



Property and equipment:
   Furniture, fixtures and equipment              8,098          7,821       6,021      2,377
   Leasehold improvements                           808            808         819        286
                                               ----------------------------------------------
                                                  8,906          8,629       6,840      2,663
   Accumulated depreciation and
     amortization                                (3,028)        (2,618)     (1,184)      (345)
                                               ----------------------------------------------
                                                  5,878          6,011       5,656      2,318


Intangible assets:
   Goodwill                                       9,167          9,149       9,073      4,297
   Management service agreements                  6,115          5,908       5,017         --
   Covenants not to compete                       1,399          1,411       1,426      1,386
                                               ----------------------------------------------
                                                 16,681         16,468      15,516      5,683
   Accumulated amortization                      (2,164)        (1,967)     (1,098)       476
                                               ----------------------------------------------
                                                 14,517         14,501      14,418      5,207
Other assets                                      1,147          1,030         723        329
                                               ----------------------------------------------
Total assets                                   $ 34,680       $ 34,392    $ 32,252    $12,676
                                               ==============================================

                                                                                 MARCH 31                  DECEMBER 31
                                                                                   1998           1997       1996         1995
                                                                               -----------------------------------------------------
                                                                               (UNAUDITED)     (UNAUDITED)
LIABILITIES, REDEEMABLE PREFERRED STOCK AND COMMON STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                              $  1,719       $   1,252     $  1,552   $    513
   Accrued compensation and related expenses                                        3,229           3,188        3,120      2,060
   Other accrued liabilities                                                          754             552          656        259
   Amounts due to related parties                                                     375              --          592         --
   Current portion of long-term obligations                                         2,053           3,044        2,098        380
                                                                                 ------------------------------------------------
Total current liabilities                                                           8,130           8,036        8,018      3,212

Notes and other obligations payable to former physician owners of medical
   groups and their related parties, less current portion                           2,212           2,212        2,606      1,587
Other notes payable, less current portion                                           7,000           6,377        3,767         --
Capital lease obligations, less current portion                                       763             687          942        895
Other liabilities                                                                   1,341           1,351        1,131        615
Commitments and contingencies

Redeemable preferred stock:
   Class A Redeemable Preferred Stock, $8.00 cumulative, $1.00 par value:
     Authorized shares - 200,000; issued and outstanding shares - 200,000,
      200,000, 175,000 and 40,000 at March 31, 1998 and December 31, 1997,
      1996 and 1995, respectively
     Redemption value -  $23,035,000, $22,711,000, $18,615,000 and $4,110,000
      at March 31, 1998 and December 31,1997, 1996 and 1995, respectively           3,035           2,911        1,291        149
   Class B Convertible Redeemable Preferred Stock, $1.00 par value:
     Authorized shares - 110,000; issued and outstanding shares - 110,000,
      110,000, 110,000 and 108,134 at March 31, 1998 and December 31, 1997,
      1996 and 1995, respectively
     Redemption value -  $11,000,000, $11,000,000, $11,000,000 and $10,813,000
       at March 31, 1998 and December 31, 1997, 1996 and 1995, respectively           110             110          110        108

   Class C Convertible Redeemable Preferred Stock, $1.00 par value:
     Authorized shares - 20,000; issued and outstanding shares - 12,000 at March
       31, 1998 and December 31, 1997, none at December 31, 1996 and 1995              12              12           --         --
   Additional paid-in capital on redeemable preferred stock                        28,306          28,340       26,845     14,419

Common stockholders' deficit:
   Class A common stock, $.001 par value:
     Authorized shares - 15,000,000; issued and outstanding shares - 4,045,223
       3,169,013, 2,977,641 and 1,873,590 at March 31, 1998 and December 31,
       1997, 1996 and 1995, respectively                                                4               3            3          2
     Class A common stock to be issued, 1,627,200, 1,627,200 and 1,216,965 shares at March 31, 1998 and December 31, 1997 and 1996, respectively,
       none at December 31, 1995, $.001 par value                                   1,870           1,870        1,293         --
   Class B common stock, convertible, non-voting $.001 par value:
     Authorized shares - 900,000; issued and outstanding shares - none at
       March 31, 1998, 872,460 at December 31, 1997, 1996 and 1995,
       respectively                                                                    --           1,000        1,000      1,000
   Additional paid-in capital on common stock                                       2,560           2,556        2,196         99
   Accumulated deficit                                                            (20,663)        (20,074)     (15,951)    (8,411)
                                                                                 ------------------------------------------------
Total common stockholders' deficit                                                (16,229)        (15,644)     (12,458)    (8,309)
                                                                                 ------------------------------------------------
Total liabilities, redeemable preferred stock and common stockholders' deficit   $ 34,680       $  34,392     $ 32,252   $ 12,676
                                                                                 ================================================



See accompanying notes.

                           First Physician Care, Inc.

                      Consolidated Statements of Operations
              (DOLLAR AMOUNTS IN 000's EXCEPT FOR PER SHARE AMOUNT)


                                                 THREE MONTHS ENDED                         YEAR ENDED
                                                      MARCH 31                              DECEMBER 31
                                                -----------------------------------------------------------------------
                                                    1998        1997          1997        1996        1995       1994
                                                -----------------------------------------------------------------------
                                               (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
Revenue:
   Total revenue from owned physician groups     $  9,153    $  8,959       $ 25,701    $ 32,169    $ 19,718    $ 3,744
   Total revenue from Managed Physician Groups     11,573      10,655         52,267       5,422          --         --
                                                 ----------------------------------------------------------------------
                                                   20,726      19,614         77,968      37,591      19,718      3,744
   Less amounts retained by Managed
     Physician Groups                              (4,074)     (4,290)       (15,610)     (2,355)         --         --
                                                 ----------------------------------------------------------------------
Net revenue                                        16,652      15,324         62,358      35,236      19,718      3,744

Operating costs and expenses:
   Cost of medical services                         4,641       4,284         17,357      17,375      12,139      2,264
   Clinic operations                               10,637       9,813         41,626      19,558       9,042      2,303
   Corporate, general and administrative            1,233       1,181          5,559       4,211       3,181      2,172
   Depreciation and amortization                      613         581          2,396       1,469         675        160
   Loss on impairment of long-term assets              --          --             --         884          --         --
                                                 ----------------------------------------------------------------------
Total operating costs and expenses                 17,124      15,859         66,938      43,497      25,037      6,899
                                                 ----------------------------------------------------------------------
Loss from operations                                 (472)       (535)        (4,580)     (8,261)     (5,319)    (3,155)

Other income (expense):
   Interest expense                                  (395)       (152)          (804)       (222)        (42)       (33)
   Interest income                                      4          17             32         129         160        171
   Other                                              274         335          1,229         814         175        112
                                                 ----------------------------------------------------------------------
Net loss                                             (589)       (335)        (4,123)     (7,540)     (5,026)    (2,905)
                                                 ----------------------------------------------------------------------

Cumulative dividends and accretion on Class A
   redeemable preferred stock                        (324)       (389)        (1,595)     (1,007)       (109)        --
                                                 ----------------------------------------------------------------------
Net loss attributable to common stockholders         (913)       (724)        (5,718)     (8,547)     (5,135)    (2,905)
                                                 ======================================================================

Basic and diluted loss per common share          $   (.16)   $   (.14)      $  (1.07)   $  (2.74)   $  (1.93)   $ (1.25)
                                                 ======================================================================

Weighted average common share outstanding           5,672       5,071          5,331       3,126       2,655      2,321
                                                 ======================================================================


See accompanying notes.

                           First Physician Care, Inc.
             Consolidated Statements of Redeemable Preferred Stock
                        and Common Stockholders' Deficit


                                                                              REDEEMABLE PREFERRED STOCK
                                              --------------------------------------------------------------------------------------
                                                     CLASS A                       CLASS B                  CLASS C
                                              ------------------------     ------------------------  ----------------------

                                                                                                                         ADDITIONAL
                                                                 PAR                      PAR                    PAR       PAID-IN
                                                   SHARES       VALUE        SHARES      VALUE         SHARES   VALUE      CAPITAL
                                              ------------------------     ------------------------  -------------------------------
Balance, December 31, 1994                              --    $       --     105,542     $106,000       --   $    --   $ 10,333,000
   Issuance of Class A preferred stock
     at $100 per share, net of issue                40,000        40,000          --           --       --        --      3,947,000
     costs of $13,000
   Issuance of Class B preferred stock at $100
     per share, net of issue costs of $8,000            --            --       2,692        2,000       --        --        258,000
   Repurchase of Class B preferred stock
     at $100 per share                                  --            --        (100)          --       --        --        (10,000)
   Subscribed stock                                     --            --          --           --       --        --             --
   Exchange of Class A common stock for
     convertible non-voting Class B                     --            --          --           --       --        --             --
     common stock
   Issuance of common stock                             --            --          --           --       --        --             --
   Accretion of Class A preferred stock                 --       109,000          --           --       --        --       (109,000)
   Net loss                                             --            --          --           --       --        --             --
                                                   --------------------------------------------------------------------------------
Balance, December 31, 1995                          40,000       149,000     108,134      108,000       --        --     14,419,000
   Issuance of Class A preferred stock
     at $100 per share, net of issue               135,000       135,000          --           --       --        --     13,338,000
     costs of $27,000
   Issuance of Class B preferred stock
     at $100 per share                                  --            --       1,866        2,000       --        --         95,000
   Value of 1,216,965 Class A common shares to
     be issued at specified future dates                --            --          --           --       --        --             --
   Issuance of common stock                             --            --          --           --       --        --             --
   Accretion of Class A preferred stock                 --     1,007,000          --           --       --        --     (1,007,000)
   Net loss                                             --            --          --           --       --        --             --
                                                   --------------------------------------------------------------------------------
Balance, December 31, 1996                         175,000     1,291,000     110,000      110,000       --        --     26,845,000
   Issuance of Class A preferred stock at $100
     per share, net of issue costs of $2,407        25,000        25,000          --           --       --        --      2,464,000
   Issuance of Class C preferred stock
     at $100 per share                                  --            --          --           --   12,000    12,000        528,000
   Value of 410,235 Class A common shares to
     be issued at specified future dates                --            --          --           --       --        --             --
   Issuance of common stock                             --            --          --           --       --        --         98,000
   Warrants earned                                      --            --          --           --       --        --             --
   Accretion of Class A preferred stock                 --     1,595,000          --           --       --        --     (1,595,000)
   Net loss                                             --            --          --           --       --        --             --
                                                   --------------------------------------------------------------------------------
Balance, December 31, 1997 (unaudited)             200,000    $2,911,000     110,000     $110,000   12,000   $12,000   $ 28,340,000
   Exchange of Convertible non-voting
      Class B Common Stock for
      Class A Common Stock                              --            --          --           --       --        --             --
   Issuance of common stock                             --            --          --           --       --        --             --
   Warrants earned                                      --            --          --           --       --        --         90,000
   Accretion of Class A preferred stock                 --       124,000          --           --       --        --       (124,000)
   Net Loss                                             --            --          --           --       --        --             --
                                                   ================================================================================
Balance, March 31, 1998 (unaudited)                200,000    $3,035,000     110,000     $110,000   12,000   $12,000   $ 28,306,000
                                                   ================================================================================


See accompanying notes.

                                     COMMON STOCK
------------------------------------------------------------------------------------------------------------------------
                 CLASS A                              CLASS B
-------------------------------------------  --------------------------                                       TOTAL
                               VALUE OF                                      ADDITIONAL                       COMMON
                    PAR        SHARES                         PAR             PAID-IN      ACCUMULATED     STOCKHOLDERS'
    SHARES         VALUE       TO BE           SHARES        VALUE            CAPITAL        DEFICIT          DEFICIT
                                ISSUED
------------------------------------------- ---------------------------   ----------------- ----------------------------
    2,634,800       $3,000     $       --           --       $    --        $   65,000    $ (3,385,000)    $  (3,317,000)

           --           --             --           --            --                --              --                --


           --           --             --           --            --                --              --                --

           --           --             --           --            --                --              --                --
       90,000           --             --           --            --            38,000              --            38,000

     (872,460)      (1,000)            --      872,460         1,000            (9,000)             --            (9,000)

       21,250           --             --           --            --             5,000              --             5,000
           --           --             --           --            --                --              --                --
           --           --             --           --            --                --      (5,026,000)       (5,026,000)
------------------------------------------------------------------------------------------------------------------------
    1,873,590        2,000             --      872,460         1,000            99,000      (8,411,000)       (8,309,000)

           --           --             --           --            --                --              --                --


           --           --             --           --            --                --              --                --

           --           --      1,293,000           --            --                --              --         1,293,000
    1,104,051        1,000             --           --            --         2,097,000              --         2,098,000
           --           --             --           --            --                --              --                --
           --           --             --           --            --                --      (7,540,000)       (7,540,000)
------------------------------------------------------------------------------------------------------------------------
    2,977,641        3,000      1,293,000      872,460         1,000         2,196,000     (15,951,000)      (12,458,000)

           --           --             --           --            --                --              --                --

           --           --             --           --            --                --              --                --

           --           --        577,000           --            --                --              --           577,000
      191,372           --             --           --            --           360,000              --           360,000
           --           --             --           --            --                --              --                --
           --           --             --           --            --                --              --                --
           --           --             --           --            --                --      (4,123,000)       (4,123,000)
------------------------------------------------------------------------------------------------------------------------
    3,169,013        3,000      1,870,000      872,460         1,000         2,556,000     (20,074,000)      (15,644,000)


      872,460        1,000             --     (872,460)       (1,000)               --              --                --
        3,750           --             --           --            --             4,000              --             4,000
           --           --             --           --            --                --              --                --
           --           --             --           --            --                --              --                --
           --           --             --           --            --                --        (589,000)         (589,000)
========================================================================================================================
    4,045,223       $4,000     $1,870,000           --       $    --        $2,560,000    $(20,663,000)    $ (16,229,000)
========================================================================================================================

                           First Physician Care, Inc.

                      Consolidated Statements of Cash Flows
                            (DOLLAR AMOUNTS IN 000's)

                                                           THREE MONTHS ENDED MARCH 31                  YEAR ENDED DECEMBER 31
                                                          1998        1997          1997           1996           1995       1994
                                                     -------------------------------------------------------------------------------
                                                      (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net loss                                                $  (589)    $   (335)     $ (4,123)    $ (7,540)       $ (5,026)    (2,905)
Adjustments to reconcile net loss to net cash used
 in operating activities:
     Depreciation and amortization                          613          581         2,396        1,469             675        160
     Loss on impairment of long-term assets                  --           --           540          884              --         --
     Change in operating assets and
       liabilities:
       Accounts receivable (net)                           (878)      (1,099)       (1,401)        (487)           (711)       (78)
       Prepaid expenses and other current assets           (399)        (160)         (498)         166            (227)       (99)
       Accounts payable and accrued expenses                800       (1,660)         (239)         221           1,493        811
       Amounts due to related parties                       745          746          (962)        (324)             --         --
                                                        --------------------------------------------------------------------------
Net cash (used in) provided by operating activities         292       (1,927)       (4,287)      (5,611)         (3,796)    (2,111)
                                                        --------------------------------------------------------------------------

INVESTING ACTIVITIES
Cash paid for physician practices and management
  service agreements, net of cash acquired                   --           --        (1,448)       (4,88)         (1,889)      (733)
Purchases of property and equipment                        (277)        (137)         (945)        (683)           (575)      (216)
Other assets                                               (771)        (109)         (672)        (300)           (269)       (18)
                                                        --------------------------------------------------------------------------
Net cash used in investing activities                    (1,048)        (246)       (3,065)      (5,863)         (2,733)      (967)
                                                        --------------------------------------------------------------------------

FINANCING ACTIVITIES
Notes receivable from employees                              --           --            --          590              (2)      (588)
Proceeds from notes payable                               1,000          160         4,000           34              --         --
Payments on notes payable and capital leases             (1,292)        (403)       (1,092)        (803)         (1,683)      (501)
Purchase of treasury stock                                   --           --            --           --             (10)        --
Proceeds from issuance of preferred stock                    --        2,520         2,489       13,570           4,247      7,451
Proceeds from issuance of common stock                       --           --            63          243              34         36
                                                        --------------------------------------------------------------------------
Net cash (used in) provided by financing activities        (292)       2,277         5,460       13,634           2,586      6,398
                                                        --------------------------------------------------------------------------

(Decrease) increase in cash and cash equivalents         (1,048)         104        (1,892)       2,160          (3,943)     3,320
Cash and cash equivalents, beginning of period            2,431        4,346         4,323        2,163           6,106      2,786
                                                        --------------------------------------------------------------------------
Cash and cash equivalents, end of period                $ 1,383     $  4,450      $  2,431     $  4,323        $  2,163     $6,106
                                                        ==========================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION
Cash paid for interest                                  $    95     $    150      $    542     $    140        $     61     $   24
                                                        ==========================================================================


See accompanying notes.

                           First Physician Care, Inc.

                   Notes to Consolidated Financial Statements

(Information pertaining to periods subsequent to December 31, 1996 is unaudited)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND AGREEMENT AND PLAN OF MERGER

First Physician Care, Inc. was incorporated in Delaware in June 1993. The Company and its subsidiaries (collectively, the "Company") operate and manage a system of regional networks of primary care and multi-specialty physician groups. Medical services are delivered through multi-sited group practices staffed by interdisciplinary teams of physicians and allied professionals. As of March 31, 1998, the Company operated 57 primary care and multi-specialty physician clinics, of which 21 are owned by the Company and 36 are operated under long-term management service agreements (the "Managed Physician Groups").


         On December 19, 1997, the Company executed an Agreement and Plan of Merger with PhyCor Inc. ("PhyCor") under which PhyCor would acquire all of the capital stock of the Company's outstanding and to be issued capital stock and certain unexercised stock options in exchange for the issuance of shares and options as to an aggregate of 3,500,000 shares of PhyCor Common Stock. Subsequently, the parties entered into amendments to the Agreement and Plan of Merger dated May 18, 1998 and June 10, 1998 pursuant to which the number of shares to be issued were reduced to approximately 2,910,000 and certain other conditions to closing were changed. The consummation of the merger is subject to regulatory approvals and certain closing conditions. The merger is expected to be accounted for as a pooling of interests.


BASIS OF PRESENTATION

The consolidated financial statements include the accounts of First Physician Care, Inc. and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company or its subsidiaries have entered into long-term management service agreements with the Managed Physician Groups having initial terms of 40 years, which renew automatically and perpetually for successive 10-year periods and may be terminated only for cause. The Company entered into one management services agreement in August, 1997 with a 27-physician group with a 2-year initial term which may be extended for an additional two years. Under the long-term management service agreements, the Company provides exclusive management and administration of the Managed Physician Groups' day-to-day business operations. Services provided by the Company include: (i) billing and collection of patient accounts and other accounting and finance functions; (ii) the provision of all non-physician employees to the Managed Physician

Groups; (iii) negotiation of all participation agreements with third party payors; (iv) preparation of operating and capital budgets for approval by the Executive Committees; and (v) other administrative and management services. Executive Committees, with equal membership by the Company and the Managed Physician Groups, are responsible for the review and approval of operating and capital budgets and strategic plans and overall policy setting for the Managed Physician Groups. The Managed Physician Groups have full authority over: (i) issues related to the practice of medicine; (ii) hiring and retention of physicians; and (iii) allocation of distributions to the physicians. The Company does not consolidate the accounts or operating results of the Managed Physician Groups.

The management fee earned by the Company is typically based on a percentage (15-20%) of the net operating income of the practice after clinic operating costs but before the cost of medical services. Two of the management service agreements also provide for a minimum management fee that must be paid without regard to the net operating income of the medical practice plus a performance bonus paid to the Company if the net operating income exceeds a predetermined threshold. The Company's ability to manage the profitability of the medical practice depends on its effectiveness in directly managing clinic operating costs, providing for attractive clinics to grow patient volume and its ability to negotiate profitable managed care and preferred provider organization contracts. The Company also manages profitability indirectly by supporting physician productivity through operational enhancements, staff management and patient management reporting systems.

The laws of many states, including some of the states in which the Company presently has management services agreements, prohibit business corporations from practicing medicine or exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements with physicians. The Company intends that, pursuant to the management services agreements, it will not exercise any responsibility on behalf of affiliated physicians that could be construed as affecting the practice of medicine. Accordingly, the Company believes that its operations do not violate applicable state laws relating to the corporate practice of medicine.

Although the Company does not consolidate the Managed Physician Groups, for presentation purposes, and in order to appropriately reflect the nature of the Company's operations and its relationship to the Managed Physician Groups, the accompanying consolidated statements of operations include net revenue from Managed Physician Groups equal to the gross billings of the Managed Physician Groups (less contractual allowances) less amounts retained by Managed Physician Groups (primarily physician compensation). Operating costs and expenses include all other operating costs related to the Managed Physician Groups ("display method").

ACCOUNTING DEVELOPMENTS

On November 20, 1997 the Emerging Issues Task Force (the "EITF") reached a consensus concerning certain matters relating to the physician practice management industry with respect to the requirements which must be met to consolidate a managed professional corporation and the accounting for business combinations involving professional corporations. In accordance with EITF's guidance, the Company will discontinue use of the "display method" to report revenues from management contracts in financial statements for periods ending after December 15, 1998. Thus, after December 15, 1998, fees from management contracts for all periods presented will be reported as a single line item ("Net revenue") in the Company's statements of operations.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NET REVENUE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Net revenue includes fees for medical services provided by the Company's clinics under capitated contracts with health maintenance organizations ("HMO contracts"), fee-for-service arrangements and other reimbursement arrangements with third party payors. Capitation revenue under HMO contracts is recognized during the period in which the Company is obligated to provide services. Net revenue under fee-for-service and other reimbursement arrangements is recorded at established billing rates reduced by an allowance for contractual adjustments. Contractual adjustments arise due to the terms of certain reimbursement and managed care contracts which reduce revenue to amounts estimated to be reimbursable by Medicare, Medicaid, preferred provider organizations and other third party-payors. Such adjustments are recognized in the period the services are rendered. Certain HMO contracts contain provisions under which the Company shares in risk fund surpluses and deficits based on the management of medical expenditures. Estimates of fund settlements are recorded during the period earned. Differences in estimates recorded and final settlements are reported during the period final settlements are made.

Contractual agreements with managed care and other organizations to provide physician services are contracted directly by the Company for owned physician groups and thus the Company retains the risk related to these contracts. However, all contractual agreements involving physician groups related to the Company's management services agreements remain at the physician group level; risk related managed care contracts involving those groups are shared by the physician group and the Company through the management fee. Capitation revenue under HMO contracts is recognized during the period in which the Company is obligated to provide services. Revenue recognized under capitated agreements were approximately $26,666,000, $18,651,000 $12,374,000 and $2,644,000 for the
years ended December 31, 1997, 1996, 1995 and 1994, respectively, and $7,142,000 and $6,865,000 for the three month periods ended March 31, 1998 and 1997, respectively.

An allowance for doubtful accounts is established for revenue estimated to be uncollectible and is adjusted periodically based upon management's evaluation of current economic conditions, historical collection experience, and other relevant factors which, in the opinion of management, deserve recognition in estimating such allowance.

CASH AND CASH EQUIVALENTS

The Company classifies short-term highly liquid investments, with maturities of three months or less at the date of purchase, as cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives (generally five years) for furniture, fixtures and equipment and the lease terms for leasehold improvements.

INTANGIBLE ASSETS

Intangible assets consist primarily of goodwill, management service agreements and covenants not to compete.

Goodwill represents the excess of cost over the market value of net tangible and identifiable intangible assets acquired and is amortized using the straight-line method over 25 years. The carrying value of goodwill is reviewed if facts and circumstances suggest that it may be impaired. When this review indicates the goodwill is not recoverable, as determined based on undiscounted cash flows over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall of discounted cash flows.

Long-term management service agreements are amortized using the straight-line method over the lives of the initial agreements, currently 25 years. Management service agreements represent the exclusive right to operate the Managed Physician Groups during the terms of such agreements. In the event of a termination of a management service agreement for cause by the Company, the related physician group is required to purchase all clinic assets, including the unamortized portion of related intangible assets, generally at their net book values.

Covenants not to compete obtained from the physicians of the acquired physician groups and the Managed Physician Groups are amortized using the straight-line method over the lives of the agreements, which are generally five to seven years.

INCOME TAXES

Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when differences are expected to reverse. Tax benefits from loss carryforwards are recognized for financial reporting purposes when the Company can reasonably expect to realize the benefits of such losses.

CARRYING VALUE OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("Statement No. 121"), the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that such assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the assets' net book values. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Except as discussed in Note 2, based on the Company's estimate of future undiscounted cash flows, the Company expects to recover the carrying amounts of its long-lived assets. Nonetheless, it is reasonably possible that estimates of undiscounted cash flows may change in the near term resulting in the need to write-down certain assets to their fair values.

BASIC AND DILUTED LOSS PER COMMON SHARE

In February 1997 the Financial Accounting Standards Board ("FASB") issued Statement No. 128, Earnings Per Share ("Statement 128"). Statement 128 replaced the calculation of primary and fully diluted income (loss) per share with basic and diluted income (loss) per share. Unlike primary income (loss) per share, the calculation of basic loss per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted income (loss) per share is very similar to the previously reported fully diluted income (loss) per share.

The Company's per share amounts for all periods have been presented in accordance with Statement 128 requirements. Basic and diluted loss per share are computed based on the weighted average number of common shares outstanding. Common share equivalents (which may consist of options, warrants and convertible debentures) are excluded from the computation of diluted loss per share since the effect would be antidilutive.

STOCK OPTIONS AND STOCK PURCHASE RIGHTS

The Company accounts for stock option and stock purchase right grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations in accounting ("APB No. 25") and, accordingly, recognizes no compensation expense in connection with its stock option and stock purchase right grants. Information regarding pro forma adjustments to net loss, as required by FASB Statement No. 123, Accounting for Stock-Based Compensation ("Statement No. 123"), which was adopted commencing January 1, 1995, is included in Note 8.

UNAUDITED FINANCIAL STATEMENTS

The Company has made all adjustments it considers necessary for a fair presentation of the financial position of the Company as of March 31, 1998 and December 31, 1997 and the results of operations, redeemable preferred stock, common stockholders' deficit, and cash flows for the three month periods ended March 31, 1998 and 1997 and year ended December 31, 1997 as presented in the accompanying unaudited condensed consolidated financial statements. Operating results for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year 1998.

2. MERGER, ACQUISITIONS AND MANAGEMENT AGREEMENT

During 1997, 1996, 1995 and 1994, and for the three month period ended March 31, 1998, the Company acquired substantially all the assets and assumed certain liabilities of each of the following primary care and multi-specialty physician groups and merged with a physician practice management company:

                                                                             PURCHASE PRICE     ACQUISITION DATE
                                                                             ------------------------------------
Adler & Associates, P.A.                                                       $1,100,000      September 1, 1994
Boca Raton Medical Group, P.A. and the individual physician practices of
   Boca Raton Medical Group, P.A.                                               1,609,000     September 30, 1994
Family Physicians of Tampa, P.A.                                                  615,000          April 1, 1995
PBMG, Inc. and the individual physicians of PBMG, Inc. ("PBMG")                 3,636,000         April 29, 1995
Brandon Family Practice, P.A.                                                     609,000        January 2, 1996
Doctors Walk In Clinics, Inc.                                                   4,394,000           June 1, 1996
Riverbend Physicians and Surgeons, S.C. ("Riverbend")                           2,445,000         August 1, 1996
Physician Capital Partners Corporation ("PCP")                                  3,292,000      December 11, 1996
East Side Physicians, P.C. ("ESP")                                              1,947,000          July 29, 1997

Included in the purchase price of Adler & Associates, P.A. are 5.6% unsecured notes payable totaling $1,050,000 which were paid January 15, 1995. Included in the purchase price of Boca Raton Medical Group, P.A. are obligations to pay a total of $1,009,000 which were satisfied on September 1996.

During 1994, the Company completed certain other acquisitions with an aggregate purchase price of $573,000 including cash paid at closing, assumption of certain liabilities, and issuance of a promissory note which was paid in February 1996.

The purchase price of PBMG included obligations to pay a total of $1,294,000 in seven equal annual installments through April 2003.

Under certain conditions through January 2001, the purchase price of Brandon Family Practice, P.A. may be increased by up to $426,000. The Company will record additional goodwill for any such payments made.

The purchase price of Doctors Walk In Clinics, Inc. included promissory notes of $1,220,000, a note payable of $630,000 convertible into 90,000 shares of the Company's Class A common stock, and 160,000 shares of Class A common stock to be delivered at specified future dates valued at $134,000.

The purchase price of Riverbend included promissory notes payable of $471,000 and 165,000 shares of Class A common stock to be delivered at specified future dates valued at $136,000. In connection with this acquisition, the Company and Riverbend entered into a long-term management services agreement.

Effective December 11, 1996, the Company completed a merger (the "Merger") with PCP, a physician practice management company. Under the related agreement, the Company acquired all of PCP's outstanding shares of common stock in exchange for 891,992 shares of the Company's Class A common stock valued at $1,855,000 and delivered on the date of the Merger and an additional 891,965 shares of Class A common stock to be delivered at a specified future date valued at $1,023,000. In connection with the Merger, the Company also entered into a long-term management services agreement with an affiliate of PCP; Health Partners Medical Group P.A., a physician group with 23 primary care physician clinics. (See Note 10.)

During 1996, the Company completed certain other acquisitions with an aggregate purchase price of $743,000, including cash paid at closing and the assumption of certain liabilities.

The purchase price of ESP included 512,798 shares of Class A common stock to be delivered at specified future dates valued at $970,116. In connection with this acquisition, the Company and ESP entered into a long-term management services agreement.

Each of the acquisitions and the Merger have been recorded using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the respective dates of acquisition. The purchase prices include cash paid at closing, assumption of certain liabilities and the issuance of promissory notes payable. The excess of such prices over the fair values of net tangible and identifiable intangible assets acquired, including the values of the related management services agreements, are classified as goodwill or management service agreements. Operating results of the acquired businesses and the management service agreements are included in the Company's consolidated statements of operations from the effective dates of the acquisitions.

The values of the shares of the Company's Class A common stock issued and to be issued in connection with each of the acquisitions and the Merger were determined by management, in the absence of readily available trading market values, using a discounted cash flow approach. These values have been corroborated by an independent valuation of the Company's Class A common stock as of each of the acquisition dates and the Merger dates through December 31, 1996. The shares to be issued at specified future dates were valued at a discount from estimated fair values of deliverable shares after considering relevant factors, including normal discounts for marketability due to the time delay in delivery of the shares and estimates of the fair values of the Company's Class A common stock which were issued in the relevant acquisition or Merger. The shares of Class A common stock to be issued are generally deliverable on specified transaction anniversary dates, generally over a period of three to four years. The discounts for such shares range from 39% to 45%, with a weighted average discount of 44% for all transactions through December 31, 1997 and were corroborated by an independent valuation.

Class A common stock to be issued is non-voting until issuance. Under certain employment agreements with physician stockholders, the Company's obligation to issue undelivered shares may be canceled to offset some or all of the liquidated damages related to the early termination of employment as specified in such employment agreement.

In 1996, due to recurring operating losses in certain of the Company's owned physician practices and subsidiaries, the Company evaluated the ongoing values of the long-lived assets held by such practices and subsidiaries to determine the extent of impairment in the carrying values of those long-lived assets, if any. Based on the evaluations, the Company determined the fair values of certain assets with carrying values aggregating $884,000 were nominal and wrote such assets (consisting primarily of goodwill previously recorded upon the acquisition of those physician practices and subsidiaries) down to zero. Management's determinations of fair values were based on estimated future cash flows to be generated by those physician practices and subsidiaries, discounted at a market rate of interest.

The following unaudited pro forma information for the years ended December 31, 1996 and 1995 is presented as if Doctors Walk In Clinics, Inc. and PCP had been acquired on January 1, 1996 and 1995, respectively. The other 1997, 1996 and 1995 acquisitions did not have a significant impact on a pro forma basis. This information does not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on such dates.

                                                                     1996                1995
                                                                 ------------        ------------
Net revenue                                                      $ 54,216,000        $ 41,611,000
Net loss                                                           (7,649,000)         (4,637,000)
Net loss attributable to common stockholders                       (8,656,000)         (4,746,000)
Net loss per common share                                               (2.10)              (1.23)


The Company entered into a two-year management services agreement with Primary Management, Inc. ("Primary") in June 1997 and executed an option to purchase the operating assets of Primary in August 1997. On December 3, 1997, the Company issued 12,000 shares of Class C Convertible, Redeemable Preferred Stock ("Class C Preferred Stock") to Pacific Capital, L.P. in exchange for a $3,000,000 Subordinated Note (the "Subordinated Note") due from Primary. The Class C Preferred Stock is convertible at any time into 120,000 shares of Class A Common Stock of the Company. The Note is subordinated to a bank Note and is collateralized by certain real estate, personal property and accounts receivable owned by Primary. The Subordinated Note includes warrant rights to purchase 50,000 shares of Primary's common stock which can be increased under certain conditions. Primary is currently in default on the Subordinated Note due to nonpayment of interest and principal.

In October and December 1997, the Company made cash advances to, and entered into notes receivable from Primary totaling $250,000 to be used for general working capital purposes. The note bears interest at 12% per annum and is due upon demand.

In early 1998, as a result of analyzing Primary's 1997 and subsequent operations, the Company concluded that realizations of the net assets of $1,500,000 attributable to Primary at December 31, 1997 (consisting principally of capitalized acquisition costs, loans receivable and management fees receivable) were not probable, and, accordingly, such net assets were written off as of December 31, 1997. On April 1, 1998 the Company notified Primary of the termination of its management services agreement with Primary to take effect April 11, 1998.

3. FINANCIAL INSTRUMENTS

CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents and accounts and notes receivable.

Substantially all revenue is earned in the Southeastern United States, Texas and Illinois. The Company generally does not require collateral or other security in extending credit to patients; however, the Company routinely obtains assignments of (or is otherwise entitled to receive) benefits receivable under the health insurance programs, plans or policies of patients (i.e., Medicare, Medicaid and commercial insurance providers).

Management believes concentrations of credit risk with respect to accounts receivable are limited due to the large number of entities comprising the Company's revenue base. However, the Company has contracts with one third party payor with initial terms of five years which represented approximately 15%, 31% and 39% of net revenue during 1997, 1996 and 1995, respectively. The Company had another contract with a third party payor which represented approximately 13% of net revenue during 1997, respectively.



FAIR VALUES OF FINANCIAL INSTRUMENTS

The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located throughout the Southeastern United States, Texas and Illinois and the Company's policy is designed to limit its exposure at any one institution. The Company performs periodic evaluations of the relative credit standings of those financial institutions that are considered in the Company's investment strategy. At March 31, substantially all of the company's cash and cash equivalents are invested in non-interest bearing depository cash accounts.

Notes and other obligations payable to former physician owners of medical groups and their related parties with carrying values of $3,562,000, $3,934,000 and $1,687,000 at December 31, 1997, 1996 and 1995, respectively, are at fixed interest rates and, as a result of applying current interest rates for similar debt instruments, have fair values of $2,458,000, $2,806,000 and $1,138,000 at December 31, 1997, 1996 and 1995, respectively. The carrying amounts for accounts and notes receivable, accounts payable and accrued liabilities and other notes payable approximate their fair values.

4. DEBT

On July 10, 1997, the Company entered into a $5 million subordinated note purchase agreement (the "Note Agreement") with Welsh, Carson, Anderson, & Stowe, VI, L.P., Sprout Capital VI, L.P. and several other shareholders of the Company. The notes bear interest at 10% and are due with accrued interest seven years from the note issuance dates. The Note Agreement provides that the holders of the notes earn warrants to purchase the Company's Class A Common Stock for $.01 per share based upon the amount outstanding under the Note Agreement each month. As part of the merger agreement, the issuer has agreed to forgo earning warrants after March 15, 1998. At March 31, 1998 and December 31, 1997, $5,000,000 and
$4,000,000, respectively, had been drawn under the Note Agreement and the holders of the notes had earned warrants to purchase 41,869 and 38,479 shares of stock, respectively. The fair value of the earned warrants was estimated using a Black-Scholes option pricing model and is charged to interest expense at the time the warrants are earned.

Notes and other obligations payable to former physician owners of medical groups and their related parties consist of the following:


                                                               MARCH 31                          DECEMBER 31
                                                                 1998               1997             1996            1995
                                                           ------------------------------------------------------------------
                                                              (Unaudited)       (Unaudited)
Unsecured obligation payable, due annually through April
   2003 commencing April 1997                                  $   986,000      $   986,000      $ 1,294,000      $ 1,294,000

Notes payable, interest payable quarterly at 7%, principal
   due January 1998, secured by assets acquired                         --        1,000,000        1,000,000               --

Convertible notes payable, interest payable annually at
   5.7% commencing June 1997, convertible at the option
   of the noteholder into 90,000 shares of Class A
   common stock after July 1997, principal payable in five
   annual installments commencing June 1999, secured by
   the assets acquired                                             630,000          630,000          630,000               --

Unsecured notes payable, interest payable annually at 7%,
   principal payable in three equal annual installments
   commencing August 1999                                          471,000          471,000          471,000               --

Notes payable, interest payable quarterly at 7%
   commencing September 1996, principal payable
   quarterly commencing September 1998, secured by the
   assets acquired
                                                                   220,000          220,000          220,000               --
8% unsecured note payable, principal and interest payable
   monthly through August 2001                                     131,000          139,000          171,000               --

Other                                                               99,000          116,000          148,000          393,000
                                                               --------------------------------------------------------------
                                                                 2,537,000        3,562,000        3,934,000        1,687,000
Less current portion                                              (325,000)      (1,350,000)      (1,328,000)        (100,000)
                                                               --------------------------------------------------------------
                                                               $ 2,212,000      $ 2,212,000      $ 2,606,000      $ 1,587,000
                                                               ==============================================================

Other notes payable consist of the following:


                                                                    MARCH 31                       DECEMBER 31
                                                                      1998          1997              1996            1995
                                                               --------------------------------------------------------------
                                                                (Unaudited)      (Unaudited)
Note payable to bank, interest at Eurodollar rate plus 0.5%
   (5.5% at December 31, 1996), principal and interest due in monthly installments through July 2000, secured by
   substantially all of the assets acquired in the Merger      $ 3,333,000      $ 3,667,000      $ 4,000,000               --

Subordinated notes payable to WCAS, IV, Sprout Capital IV,
   LP and other stockholders, interest at 10%, principal and
   interest due in July 2004, unsecured                          5,000,000        4,000,000          173,000           53,000

Other                                                               43,000           49,000               --               --
                                                               ---------------------------------------------------------------
                                                                 8,376,000        7,716,000        4,173,000           53,000
Less current portion                                            (1,376,000)      (1,339,000)        (406,000)         (53,000)
                                                               ---------------------------------------------------------------
                                                               $ 7,000,000      $ 6,377,000      $ 3,767,000        $      --
                                                               ===============================================================

Aggregate future principal payments for notes and other obligations payable as of December 31, 1997 and 1996 are as follows:

                                      1997                                                    1996
                                  ------------                                            ------------
Year ending December 31,                            Year ending December 31,
   1998                           $  2,692,000         1997                               $  1,734,000
   1999                              2,040,000         1998                                  1,686,000
   2000                              1,557,000         1999                                  1,999,000
   2001                                509,000         2000                                  1,660,000
   2002                                323,000         2001                                    561,000
   Thereafter                        4,157,000         Thereafter                              467,000
                                  ------------                                            ------------
                                  $ 11,278,000                                            $  8,107,000
                                  ============                                            ============

5. LEASES

The Company rents office space and office equipment under non-cancelable operating leases through March 2001 and under month-to-month rental agreements. The Company also leases computer equipment under capital leases which are secured by the related assets. Property and equipment include the following assets held under capital leases:

                                                   MARCH 31                              DECEMBER 31
                                           1998               1997                1996                1995
                                    -------------------------------------------------------------------------------
 Furniture, fixtures and equipment  $ 1,885,000           $ 1,620,000           $1,620,000          $1,166,000
 Less accumulated amortization         (759,000)             (684,000)            (384,000)            (85,000)
                                    -------------------------------------------------------------------------------
                                    $ 1,126,000           $   936,000           $1,236,000          $1,081,000
                                    ===============================================================================

In May 1995, the Company entered into a non-cancelable, 70-month operating lease commencing June 1995 for corporate office space approximating 14,000 square feet and increasing to 18,000 square feet in June 1996. The lease agreement provides for an initial base lease rate of $13 per square foot, increasing to $22 per square foot over the term of the lease. The lease has one five-year renewal option.

Effective with the purchase of the assets of PBMG, the Company entered into a sublease arrangement with Triangle Medical Office Building, Ltd. (the "Partnership") to lease land and medical office building space for initial annual lease payments of $416,000. The majority of the PBMG physician employees are limited partners in the Partnership. The Company also entered into agreements with three of the PBMG physician employees to purchase their partnership interests for a total of $112,000 should the physicians voluntarily retire from the practice of medicine subsequent to April 1996. In October 1996, the Partnership sold the building to an unrelated third party and the Company entered into a new 150-month lease agreement with this third party for the land and medical office space. Initial annual lease payments under the new lease are $434,000 and are subject to adjustment based on changes in the Consumer Price Index. The new lease is renewable for an additional 60-month period.

Future minimum lease commitments for all non-cancelable leases as of December 31, 1997 are as follows:

                                                            CAPITAL          OPERATING
                                                             LEASES            LEASES
                                                       -----------------------------------
Year ending December 31,
    1998                                               $     431,000      $     4,316,000
    1999                                                     383,000            3,714,000
    2000                                                     325,000            3,318,000
    2001                                                      42,000            2,207,000
    2002                                                          --            1,310,000
    Thereafter                                                    --            5,963,000
                                                       ----------------------------------
    Total minimum lease payments                           1,181,000      $    20,828,000
                                                                          ===============

    Amount representing interest                            (139,000)
                                                       -------------
    Present value of minimum payments under                1,042,000
      capital lease obligations
    Less current portion                                    (355,000)
                                                       -------------
                                                       $     687,000
                                                       =============

Future minimum lease commitments for all non-cancelable leases as of December 31, 1996 are as follows:

                                                            CAPITAL            OPERATING
                                                             LEASES             LEASES
                                                       ----------------------------------
Year ending December 31,
    1997                                               $     486,000         $  4,118,000
    1998                                                     409,000            4,619,000
    1999                                                     361,000            4,512,000
    2000                                                     302,000            4,184,000
    2001                                                      20,000            3,054,000
    Thereafter                                                    --           14,713,000
                                                       ----------------------------------
    Total minimum lease payments                           1,578,000         $ 35,200,000
                                                                             ============

    Amount representing interest                            (272,000)
                                                       -------------
    Present value of minimum payments under                1,306,000
      capital lease obligations
    Less current portion                                    (364,000)
                                                       -------------
                                                       $     942,000
                                                       =============

Total rent expense was $4,501,000, $2,713,000, $1,541,000 and $466,000 and
sublease income was $97,000, $111,000, $112,000 and $39,000 during 1997, 1996,
1995 and 1994, respectively.

6. INCOME TAXES

A reconciliation of the provision (credit) for income taxes to the federal statutory rate of 34% for 1997, 1996, 1995 and 1994 is:


                                                                     DECEMBER 31
                                                           1997          1996               1995             1994
                                                    ---------------------------------------------------------------
Statutory federal income tax expense (benefit)      $   (1,402,000)  $ (2,564,000)    $  (1,709,000)    $  (988,000)
State income taxes, net of federal benefit                (165,000)      (302,000)         (201,000)       (116,000)
Other                                                   (1,494,000)       243,000            32,000        (169,000)
Valuation allowance                                     (3,061,000)     2,623,000         1,878,000      (1,273,000)
                                                    ---------------------------------------------------------------
                                                    $           --   $         --     $          --     $        --
                                                    ===============================================================

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                               DECEMBER 31
                                                        1997              1996              1995             1994
                                                    ---------------------------------------------------------------
Deferred tax assets:
   Net operating loss carryforwards                 $    7,733,000   $  5,013,000     $   2,598,000     $ 1,058,000
   Asset valuation allowances                              573,000        226,000           168,000          93,000
   Accrued liabilities                                     598,000        466,000           401,000         135,000
   Other                                                   199,000        232,000            42,000           7,000
                                                    ---------------------------------------------------------------
   Gross deferred assets                                 9,103,000      5,937,000         3,209,000       1,293,000
   Valuation allowance                                  (8,835,000)    (5,774,000)       (3,151,000)     (1,273,000)
                                                    ---------------------------------------------------------------
                                                           268,000        163,000            58,000          20,000
Deferred tax liabilities:
   Depreciation                                            232,000        145,000            58,000          20,000
   Other                                                    36,000         18,000                --              --
                                                    ---------------------------------------------------------------
                                                    $           --   $         --     $          --     $        --
                                                    ===============================================================

At December 31, 1997 and 1996, the Company had available net operating loss carryforwards of approximately $19,300,000 and $12,500,000, respectively, for income tax purposes. The net operating loss carryforwards expire beginning in 2009. Changes in ownership of the Company could limit the future utilization of these carryforwards. As certain of the net operating loss carryforwards are utilized by the reduction of the deferred tax asset should be charged against goodwill. Some of the net operating loss carryforwards are subject to certain restrictions and limitations.

7. CAPITAL STOCK

PREFERRED STOCK

In August 1997 the Company's Board of Directors and stockholders approved for issuance 20,000 shares of Class C Preferred Stock. On December 3, 1997 the Company issued 12,000 shares of the Class C Preferred Stock.

The holders of Class A Redeemable Preferred Stock ("Class A Preferred Stock") preferred stock do not have voting rights. The holders of Class B Convertible Redeemable Preferred Stock ("Class B Preferred Stock") and Class C Preferred Stock are entitled to vote the number of common shares into which their shares are convertible.

Dividends on Class A, Class B and Class C Preferred Stock are payable, when, as and if declared by the Board of Directors. Dividends on Class B and Class C Preferred Stock are not cumulative. As of December 31, 1997 and March 31, 1998, no dividends have been declared on Class A, Class B or Class C Preferred Stock. The Class A Preferred Stock restricts the Company from paying dividends or making other distributions on Class B and Class C Preferred Stock or common stock unless full cumulative dividends on the Class A Preferred Stock through the most recent June 30 or December 31 have been declared and paid. Additionally, any outstanding shares of Class B and Class C Preferred Stock restrict the Company from paying dividends or making other distributions on common stock.

The Class B and Class C Preferred Stock is initially convertible, at the option of the stockholder, into a number of shares of Class A common stock determined by a prescribed formula. At March 31, 1998, the conversion ratio is 38.5 shares and 10 shares of Class A Common Stock for each share of Class B Preferred Stock, respectively. Under certain conditions, including the completion of an underwritten public offering of the Company's Common Stock, shares of Class B Preferred Stock will automatically convert at the then effective conversion rate.

The Class A, Class B and Class C Preferred Stockholders are entitled to a liquidation preference, in order of issuance by series, over the holders of Common Stock equal to the original purchase price of such preferred stock plus unpaid (only if declared in the case of Class B and Class Preferred Stock) dividends, if any.

In the event of certain changes of 50% or more of the voting power of the Company or the sale of substantially all of the properties and assets of the Company, and in any case no later than December 9, 2003, the holders of Class A, Class B and Class C Preferred Stock are entitled to redeem their outstanding shares at a redemption price equivalent to the liquidation preference.

Additionally, upon the completion of an underwritten public offering of the Company's Class A Common Stock, the Company will apply 25% of the net proceeds to the Company therefrom, or such lessor amount as will be sufficient, to redeem the then outstanding shares of Class A Preferred Stock. The Company may at any time, at its option, redeem the Class A preferred stock at the redemption price noted above.

The Company entered into Preferred Stock purchase agreements with certain of the holders of Class A and Class B Preferred Stock (the "Stockholders") which obligated the Stockholders to purchase 200,000 shares of Class A Preferred Stock at $100 per share (the "Obligation"). The Stockholders have the right of approval for all acquisitions to be financed from the sale of Class A Preferred Stock. The Stockholders purchased 40,000 and 135,000 shares of Class A Preferred Stock at $100 per share pursuant to the Obligation in 1995 and 1996, respectively. On January 9, 1997, the Stockholders purchased the remaining 25,000 shares of Class A Preferred Stock at $100 per share.

The Company has a Management Stock Purchase Plan (the "Stock Purchase Plan"), pursuant to which the Company has issued 10,000 shares of Class B Preferred Stock to certain members of management at a purchase price of $100 per share. The shares issued pursuant to the Stock Purchase Plan generally vest over a period of four years and are restricted as to transferability and sale. Additionally, the Company has the right to repurchase vested and unvested shares upon termination of the stockholders' employment.

In connection with the May 1996 sale of 900 shares of Class B Preferred Stock, the Company received a note payable from an executive officer totaling $90,000. The note is due December 31, 1998 and bears interest at 5.68%.

COMMON STOCK

In 1995 the Board of Directors authorized 900,000 shares of Class B common stock and designated the 8,100,000 previously authorized shares of common stock as Class A Common Stock. During 1996 the Board of Directors increased the authorized Class A Common Stock to 15,000,000 shares. Class B Common Stock is non-voting and is convertible into an equal number shares of Class A Common Stock, at the option of the holder, provided that, subsequent to such conversion, any one stockholder does not have direct or beneficial voting control, in the aggregate, of more than 49% of the Company's voting power at the time of conversion or immediately after the conversion. In August 1995, the Company reacquired and canceled

872,460 shares of Class A Common Stock in exchange for 872,460 shares of Class B Common Stock.

All common shares have been issued at their fair values and all options and stock purchase rights have been granted at exercise prices which equal or exceed such fair values as determined by the Board of Directors in the absence of readily available trading market values.

The Company has reserved a total of 7,818,790 shares of Class A Common Stock for future issuance upon the conversion of Preferred Stock, the exercise of stock options and Common Stock purchase rights, the conversion of notes payable and the delivery of shares to be issued at specified future dates in accordance with the terms of the Merger and the acquisitions described in Note 2.

8. STOCK PLANS


The Company has stock option and stock purchase plans under which the Board of Directors may, at its sole discretion, grant or authorize the issuance of: (i) non-qualified and incentive stock options to acquire Class A Common Stock; (ii) rights to purchase Class A Common Stock on a restricted basis; (iii) Class A Common Stock on a restricted basis, subject to certain limitations, to officers, physicians and certain other employees of the Company; and (iv) Class A Common Stock to non-employees and directors of the Company. The purchase price of the shares subject to incentive stock options granted is not to be less than 100% of the fair market value of such shares at the date of grant, as determined by the Board of Directors. The purchase price of shares subject to non-qualified stock options and rights to purchase Class A Common Stock on a restricted basis will be determined by the Board of Directors. Each stock plan terminates ten years from its effective date. Options generally vest over four years and expire on the tenth anniversary of the date of grant. Rights to purchase restricted shares of Class A Common Stock generally vest over four years. At March 31, 1998, 3,989,608 shares of Class A Common Stock are authorized under the various stock plans.

A summary of the activity in the stock plans follows:

                                SHARES UNDER   EXERCISE PRICE   WEIGHTED AVERAGE  STOCK       EXERCISE PRICE   WEIGHTED AVERAGE
                                  OPTION           PER SHARE      EXERCISE PRICE  PURCHASE       PER SHARE    EXERCISE PRICE PER
                                                                   PER SHARE      RIGHTS                             SHARE
                              --------------------------------------------------------------------------------------------------
Balance, December 31, 1994        308,200      $ .01 - $ .43     $    .14          90,000      $    .43             $    .43
   Granted                        377,186              $ .43     $    .43              --
   Exercised                      (21,250)     $ .01 - $ .43     $    .11              --
   Forfeited                      (56,050)     $ .01 - $ .43     $    .28              --
                              -----------
Balance, December 31, 1995        608,086      $ .01 - $ .43     $    .32          90,000      $    .43             $    .43
   Granted                        802,750      $1.00 - $7.00     $   4.99              --
   Exercised                     (162,059)     $ .01 - $ .43     $    .26         (90,000)     $    .43             $    .43
   Forfeited                     (176,771)     $ .01 - $1.00     $    .77              --
                              -----------
Balance, December 31, 1996      1,072,006      $ .01 - $7.00     $   3.74              --
   Granted                        158,300              $7.00     $   7.00
   Exercised                     (149,744)     $ .01 - $4.00     $    .42
   Forfeited                      (93,608)     $ .01 - $7.00     $   4.26
                              -----------
Balance, December 31, 1997        986,954      $ .01 - $7.00     $   4.68
   Granted                             --                 --           --
   Exercised                       (3,750)             $1.00     $   1.00
   Forfeited                      (14,200)     $ .43 - $7.00     $   6.96
                              -----------
Balance, March 31, 1998           969,004      $ .01 - $7.00     $   4.70
                              ===========

The following table summarizes information concerning outstanding and exercisable options at December 31, 1997:

                            OPTIONS OUTSTANDING                                            OPTIONS EXERCISABLE
----------------------------------------------------------------------------------------------------------------------
                                          WEIGHTED AVERAGE      WEIGHTED                              WEIGHTED AVERAGE
                                       REMAINING CONTRACTUAL    AVERAGE                                  EXERCISE
  RANGE OF EXERCISE        NUMBER          LIFE IN YEARS        EXERCISE           NUMBER                  PRICE
        PRICES           OUTSTANDING                             PRICE          EXERCISABLE
-----------------------------------------------------------------------------------------------------------------------
   $  .01 - $ .43         203,659             7.01                $ .32           26,100                  $  .29
   $ 1.00 - $7.00         783,295             8.88                $5.90          154,860                  $ 5.74
                         --------                                               --------
                          986,954             8.49                $4.68          180,960                  $ 4.91
                         ========                                               ========

The following table summarizes information concerning outstanding and exercisable options at December 31, 1996:

                            OPTIONS OUTSTANDING                                         OPTIONS EXERCISABLE
----------------------------------------------------------------------------------------------------------------------
                                         WEIGHTED AVERAGE       WEIGHTED                              WEIGHTED AVERAGE
                                      REMAINING CONTRACTUAL     AVERAGE                                   EXERCISE
  RANGE OF EXERCISE       NUMBER          LIFE IN YEARS         EXERCISE           NUMBER                  PRICE
        PRICES          OUTSTANDING                              PRICE          EXERCISABLE
----------------------------------------------------------------------------------------------------------------------

  $  .01 - $ .43          346,356            7.97                $  .30           36,000                  $  .23
  $ 1.00 - $7.00          725,650            9.74                $ 5.39            3,125                  $ 4.00
                        ---------                                                -------
                        1,072,006            9.17                $ 3.74           39,125                  $  .32
                        =========                                                =======

The Company has elected to follow APB No. 25 for its stock options and stock purchase rights because, as discussed below, the alternative fair value accounting provided for under Statement No. 123 requires the use of option valuation models that were not developed for use in valuing employee stock options and rights. Under APB No. 25, because the exercise price of the Company's stock options and rights generally equals or exceeds the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

Pro forma information regarding net income is required by Statement No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options and rights granted subsequent to December 31, 1994 under the fair value method. The fair value for these options and the rights was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for 1997, 1996 and 1995, respectively: risk-free interest rates of 6.24%, 6.06%, and 6.48%; no dividend yield; no volatility; and a weighted average expected life of the options of 8.05, 5.05, and 4.38 years.

For purposes of pro forma disclosures, the estimated fair values of the options and the rights are amortized to expense over the related vesting periods. The Company's pro forma net loss for 1997, 1996 and 1995 was $4,124,000, $7,524,000 and $5,045,000, respectively. The weighted-average fair value of options and rights granted in 1996 and 1995 is $0.25 and $0.15, respectively. The weighted-average fair value of all options granted in 1997 is $.08 as all options granted during the year were granted with an exercise price in excess of the fair values of the underlying common stock, as determined by the Board of Directors.

Since Statement No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 2000.

9. RETIREMENT PLAN

The Company has a defined contribution 401(k) plan. The plan is for the benefit of generally all employees 21 years of age or older with at least three months of employment and permits voluntary employee contributions and Company profit sharing contributions. The Company has not made any such contributions to the plan through March 31, 1998.

10. COMMITMENTS AND CONTINGENCIES

The Company maintains professional liability coverage on a claims-made basis for its medical professional employees. Should the claims-made policies not be renewed or replaced with equivalent insurance, claims based on occurrences during the term of the respective policies, but asserted subsequently, would be uninsured. Management intends to renew the existing or similar claims-made policies annually and expects to be able to reasonably obtain such coverage. The Company accrues the estimated cost of incurred but not reported claims.

Effective January 1, 1995, the Company adopted a deferred compensation plan which permits eligible officers and other key employees to defer a portion of their compensation. Contributions to the plan are held in a Rabbi Trust, which is subject to the claims of the Company's creditors, and administered by the Company or its designee. At December 31, 1997, 1996 and 1995, contributions by employees to the plan aggregated $304,000, $182,000 and $77,000, respectively.

In connection with the Merger described in Note 2, as permitted under the Texas Business Corporation Act (the "TBCA"), eleven former shareholders of PCP, owning an aggregate of 2.47% of PCP's common shares, exercised dissenters' rights of appraisal and demanded that, in lieu of receiving shares of the Company's Class A common stock, the Company pay them the fair value of their PCP common shares in cash. The Company's position is that the value ascribed by the dissenting PCP shareholders to their shares significantly exceeds the fair value of such shares as determined by the Company. In the event the Company and the dissenting PCP shareholders are unable to agree on the fair value of such shares, either the Company or the dissenting shareholders may file a petition in court asking for a finding and determination of the fair value of the shares. Thereafter, the court would determine which dissenting PCP shareholders have properly exercised their dissenters' rights and appoint one or more qualified appraisers to determine fair value. The Company believes the claims made by the dissenting PCP shareholders are without merit and the final outcome will not have a material impact on the Company's financial position. Negotiations with the dissenting PCP shareholders are ongoing and any additional amounts paid to the dissenting PCP shareholders will be treated as additional purchase price.

11. SUBSEQUENT EVENTS

On January 20, 1998, 872,460 shares of Class B Common Stock were converted to 872,460 shares of Class A Common Stock.


The Company entered into a revolving credit agreement with a commercial bank on March 12, 1998 to be used for general working capital purposes. The Company may draw amounts under the agreement totaling $1,779,000. The agreement expires on August 31, 1998 and is guaranteed severally by WCAS VI, L.P. and Sprout Growth II, L.P., which are stockholders of the Company. Borrowings bear interest at the then applicable prime rate as published by the bank or LIBOR dependent on the type of loan selected. As of June 18, 1998, there were borrowings of $450,000 under the loan agreement.



         The Company borrowed $500,000 from PhyCor on June 5, 1998 under a working capital loan made available through the Management Agreement among the parties dated May 18, 1998. Under the Management Agreement PhyCor must provide sufficient working capital for the Company to conduct its business in the form of a loan. The loan bears interest at LIBOR plus 75 basis points and is due in 12 equal monthly installments commencing on June 30, 1999.

                                                                         Annex A



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  PHYCOR, INC.

                          FALCON ACQUISITION SUB, INC.

                                       AND

                           FIRST PHYSICIAN CARE, INC.

                          AGREEMENT AND PLAN OF MERGER

                                                                                                                Page
                                                                                                                ----

    SECTION 1.        THE MERGER..................................................................................1
       1.1.           The Merger..................................................................................1
       1.2.           The Closing.................................................................................2
       1.3.           Effective Time..............................................................................2
       1.4.           Effect of the Merger........................................................................2

    SECTION 2.        EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
                      CERTIFICATES................................................................................2
       2.1.           Effect on Capital Stock.....................................................................2
       2.2.           Exchange of Certificates....................................................................4
       2.3.           Certificate of Incorporation of Surviving Corporation.......................................7
       2.4.           Bylaws of the Surviving Corporation.........................................................7
       2.5.           Directors and Officers......................................................................7
       2.6.           Assets, Liabilities, Reserves and Accounts..................................................7

    SECTION 3.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................8
       3.1.           Organization and Existence of the Company...................................................8
       3.2.           Subsidiaries................................................................................8
       3.3.           Organization and Existence of Company Subsidiaries..........................................8
       3.4.           Foreign Qualifications......................................................................8
       3.5.           Affiliated Physician Groups.................................................................9
       3.6.           Capitalization..............................................................................9
       3.7.           Power and Authority; Non-Contravention......................................................9
       3.8.           Financial Statements........................................................................10
       3.9.           Contracts, etc..............................................................................11
       3.10.          Properties and Assets.......................................................................11
       3.11.          Legal Proceedings...........................................................................12
       3.12.          Subsequent Events...........................................................................12
       3.13.          Accounts Receivable.........................................................................13
       3.14.          Tax Returns.................................................................................13
       3.15.          Employee Benefit Plans; Employment Matters..................................................14
       3.16.          Compliance with Laws........................................................................17
       3.17.          Insurance; Malpractice......................................................................17
       3.18.          Environmental Matters.......................................................................17
       3.19.          Regulatory Approvals........................................................................18
       3.20.          Brokers.....................................................................................19
       3.21.          Vote Required...............................................................................19
       3.22.          Pooling Matters.............................................................................19
       3.23.          Company's Disclosure........................................................................19

    SECTION 4.        REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SUBSIDIARY RELATED TO THE SUBSIDIARY...19
       4.1.           Organization, Existence and Capitalization of the Subsidiary................................19
       4.2.           Power and Authority; Non-Contravention......................................................20
       4.3.           Brokers.....................................................................................20
       4.4.           No Subsidiaries.............................................................................20
       4.5.           Legal Proceedings...........................................................................20
       4.6.           No Contracts or Liabilities.................................................................20
       4.7.           The Subsidiary's Disclosure.................................................................20

    SECTION 5.        REPRESENTATIONS AND WARRANTIES OF THE PARENT................................................21
       5.1.           Organization and Existence of the Parent....................................................21
       5.2.           Subsidiaries................................................................................21
       5.3.           Organization and Existence of Parent Subsidiaries...........................................21
       5.4.           Foreign Qualifications......................................................................22
       5.5.           Capitalization..............................................................................22
       5.6.           Parent Common Stock.........................................................................22
       5.7.           Power and Authority; Non-Contravention......................................................22
       5.8.           Parent Public Information...................................................................23
       5.9.           Contracts, etc..............................................................................23
       5.10.          Legal Proceedings...........................................................................24
       5.11.          Subsequent Events...........................................................................24
       5.12.          Tax Returns.................................................................................25
       5.13.          Compliance with Laws........................................................................25
       5.14.          Regulatory Approvals........................................................................25
       5.15.          Investment Intent...........................................................................26
       5.16.          Brokers.....................................................................................26
       5.17.          Pooling Matters.............................................................................26
       5.18.          The Parent's Disclosure.....................................................................26

    SECTION 6.        ACCESS TO INFORMATION AND DOCUMENTS.........................................................27
       6.1.           Access to Information.......................................................................27
       6.2.           Return of Records...........................................................................27

    SECTION 7.        COVENANTS...................................................................................27
       7.1.           Preservation of Business....................................................................27
       7.2.           Material Transactions.......................................................................27
       7.3.           Meeting of Shareholders.....................................................................28
       7.4.           Registration Statement......................................................................29
       7.5.           Exemption from State Takeover Laws..........................................................30
       7.6.           HSR Act Compliance..........................................................................30
       7.7.           Public Disclosures..........................................................................30
       7.8.           No Solicitations............................................................................31
       7.9.           Other Actions...............................................................................31
       7.10.          Accounting Methods..........................................................................31
       7.11.          Pooling and Tax-Free Reorganization Treatment...............................................31
       7.12.          Affiliate and Pooling Agreements............................................................32

       7.13.          Cooperation.................................................................................32
       7.14.          Publication of Combined Results.............................................................32
       7.15.          Tax Opinion Certificates....................................................................32
       7.16.          Consents, Amendments, etc...................................................................33
       7.17.          Compensation Plans..........................................................................33
       7.18.          Insurance, Indemnification, Benefits........................................................33
       7.19.          Resignation of Company Directors............................................................34
       7.20.          Assignment of Certain Rights................................................................34
       7.21.          Notice of Subsequent Events.................................................................34
       7.22.          Conduct of Business by the Parent Pending the Merger........................................35
       7.23.          Tax Covenants Following the Effective Time..................................................35

    SECTION 8.        TERMINATION, AMENDMENT AND WAIVER...........................................................35
       8.1.           Termination.................................................................................35
       8.2.           Effect of Termination.......................................................................37
       8.3.           Amendment...................................................................................37
       8.4.           Extension; Waiver...........................................................................38
       8.5.           Procedure for Termination, Amendment, Extension or Waiver...................................38
       8.6.           Expenses; Break-up Fees.....................................................................38

    SECTION 9.        CONDITIONS TO CLOSING.......................................................................39
       9.1.           Mutual Conditions...........................................................................39
       9.2.           Conditions to Obligations of the Parent.....................................................40
       9.3.           Conditions to Obligations of the Company....................................................40

    SECTION 10.       MISCELLANEOUS...............................................................................41
       10.1.          Nonsurvival of Representations and Warranties...............................................41
       10.2.          Notices.....................................................................................41
       10.3.          Further Assurances..........................................................................42
       10.4.          Governing Law...............................................................................42
       10.5.          "Knowledge".................................................................................43
       10.6.          "Material adverse change" or "material adverse effect.".....................................43
       10.7.          "Hazardous Materials."......................................................................43
       10.8.          "Environmental Laws.".......................................................................43
       10.9.          Captions....................................................................................43
       10.10.         Entire Agreement............................................................................43
       10.11.         Counterparts................................................................................43
       10.12.         Binding Effect..............................................................................44
       10.13.         No Rule of Construction.....................................................................44

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of December 19, 1997 (the "Agreement"), among PHYCOR, INC., a Tennessee corporation (the "Parent"), FALCON ACQUISITION SUB, INC., a Delaware corporation (the "Subsidiary"), and FIRST PHYSICIAN CARE, INC., a Delaware corporation (the "Company").

         WHEREAS, the Boards of Directors of the Parent, the Company and the Subsidiary have approved the merger of the Subsidiary with and into the Company (the "Merger"), upon the terms and conditions set forth in this Agreement, whereby each share of Class A Common Stock, par value $.001 per share, of the Company (the "Company Class A Common Stock"), each share of Class B Common Stock, par value $.001 per share, of the Company (the "Company Class B Common Stock" and together with the Company Class A Common Stock, the "Company Common Stock"), each share of Class A Preferred Stock, par value $1.00 per share, of the Company (the "Company Class A Preferred Stock"), each share of Class B Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Company Class B Preferred Stock") and each share of Class C Convertible Preferred Stock, par value $1.00 per share, of the Company (the "Company Class C Preferred Stock" and together with the Company Class A Preferred Stock and the Company Class B Preferred Stock, the "Company Preferred Stock"), not owned directly or indirectly by the Company, the Parent, or by any subsidiary of the Company or the Parent, will be converted into the right to receive the merger consideration provided for herein (the Company Common Stock and Company Preferred Stock may be sometimes hereinafter referred to as the "Company Capital Stock" or the "Company Shares");

         WHEREAS, each of the Parent, the Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined herein) shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests."

         NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

SECTION 1. THE MERGER

         1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Subsidiary shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of the Subsidiary shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") as a business corporation incorporated under the laws of the State of

Delaware under the name "First Physician Care, Inc." and shall succeed to and assume all the rights and obligations of the Subsidiary in accordance with the DGCL.

         1.2. The Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. local time on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 9.1, 9.2 and 9.3, at the offices of Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee, unless another date or place is agreed to in writing by the parties hereto.

         1.3. Effective Time. Subject to the provisions of this Agreement, the Company and the Subsidiary shall file a Certificate of Merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effect the Merger as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the Parent, the Subsidiary and the Company shall agree should be specified in the Certificate of Merger (the "Effective Time").

         1.4. Effect of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto and to any other applicable laws, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of the Company and the Subsidiary shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

SECTION  2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
            CORPORATIONS; EXCHANGE OF CERTIFICATES

         2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of the Company
Shares:

                  (a) Subsidiary Common Stock. Each share of Common Stock, par value $.01 per share, of the Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                  (b) Cancellation of Certain Shares of Company Capital Stock. Each share of Company Capital Stock that is owned by the Company, the Parent or by any subsidiary of the Company or the Parent (other than such shares owned by the Subsidiary pursuant to the conversion described in Section 2.1(a) hereof) shall automatically be canceled and retired and shall cease to exist, and none of the Common Stock, no par value, of the Parent (the "Parent Common Stock"), cash or other consideration shall be delivered in exchange therefor.

                  (c) Conversion of the Company Shares. As of the Effective Time, each share of Company Common Stock (other than the shares to be canceled in accordance with Section 2.1(b)) outstanding as of the Effective Time (including shares issuable as a result of the exercise of stock options that become vested in accordance with their terms as of the Effective Time) shall be converted into the right to receive .2474 shares of Parent Common Stock (the "Common Stock Exchange Ratio"); each share of Company Class A Preferred Stock (other than any shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 4.6070 shares of Parent Common Stock (the "Class A Preferred Exchange Ratio"); each share of Company Class B Preferred Stock (other than any shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 9.5270 shares of Parent Common Stock (the "Class B Preferred Exchange Ratio"); and each share of Company Class C Preferred Stock (other than any shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 2.4743 shares of Parent Common Stock (the "Class C Preferred Exchange Ratio" and, together with the Common Stock Exchange Ratio, the Class A Preferred Exchange Ratio and the Class B Preferred Exchange Ratio, the "Exchange Ratios"). All such shares of Parent Common Stock (including the corresponding rights associated therewith issued pursuant to the terms of the Rights Agreement dated as of February18, 1994 between Parent and First Union National Bank of North Carolina) shall be fully paid and nonassessable and are hereinafter sometimes referred to as the "Parent Shares." Upon such conversion, all such Company Shares shall be canceled and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive the Parent Shares issued in exchange therefor and cash in lieu of fractional Parent Shares in accordance with the terms provided herein. The Exchange Ratios set forth in this Section 2.1 (c) assume the exercise as of or prior to the Effective Time of all of the Exercisable Options (as defined below), options to purchase 121,928 shares of Company Common Stock, which options will not be vested as of the Effective Time and for which it is expected that the exercise price per share multiplied by the Common Stock Exchange Ratio will be less than the value of Parent Common Stock per share as of the Effective Time and warrants to purchase 41,869 shares of Company Common Stock.

                  (d) Stock Options. With respect to each unexpired and unexercised option to purchase Company Common Stock ("Company Options"), as listed on Schedule 2.1(d) to the Disclosure Schedule delivered to the Parent by the Company at the time of the execution and delivery of this Agreement (as so delivered and as thereafter amended or supplemented pursuant to Section 7.25, the "Company Disclosure Schedule"), the Company shall use its reasonable efforts to cause holders of Company Options that will be vested as of the Effective Time, for which it is expected that the exercise price per share multiplied by the Common Stock Exchange Ratio will be less than the value of Parent Common Stock per share at the Effective Time, to exercise such Company Options (the "Exercisable Options") as of or prior to the Effective Time. At the Effective Time, all rights with respect to Company Common Stock pursuant to any Company Options which are outstanding at the Effective Time, whether or not then vested or exercisable, shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Option in accordance with the terms of any stock option plan under which it was issued and any stock option agreement by which it is evidenced or, at the election of Parent, provide options under Parent's stock option plans in substitution thereof in a manner that will result in a transaction to which Section 424 of the Code applies. Each Company Option so assumed or substituted therefor shall be exercisable for that number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject thereto multiplied by the Common Stock Exchange Ratio, and shall have an exercise price per share equal to such Company Option's exercise price divided by the Common Stock Exchange Ratio. It is intended that the foregoing provision shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424(h) of the Code as to any Company Option which is an "incentive stock option."

                  (e) Adjustment of Exchange Ratios. If after the date hereof and prior to the Effective Time the Parent shall have declared a stock split (including a reverse split) of Parent Common Stock or a dividend payable in Parent Common Stock or any other distribution of securities or dividend (in cash or otherwise but excluding regularly declared cash dividends) to holders of Parent Common Stock with respect to their Parent Common Stock (including without limitation such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction) then the Exchange Ratios shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

         2.2. Exchange of Certificates.

                  (a) Exchange Agent. As soon as practicable after the date hereof, but in any event prior to two business days in advance of the date the Company provides notice to its stockholders of the Shareholder Meeting (as defined in Section 7.3 hereof), the Parent and the Company shall enter into an agreement with First Union National Bank of North Carolina (the "Exchange Agent"), which provides that the Parent shall deposit with the Exchange Agent, for the benefit of the holders of the Company Shares, for exchange in accordance with this Section 2.2 and the Certificate of Merger, through the Exchange Agent, (i) as soon as practicable (but in any event within five business days) after such agreement has been entered into, certificates representing the shares of the Parent Common Stock issuable pursuant to Section 2.1 and (ii) at least two business days prior to the Effective Time, cash in an amount equal to the aggregate amount required to be paid in lieu of fractional interests of Parent Common Stock pursuant to Section 2.2(e) (such shares of the Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and together with the cash referred to in clause (ii) of this Section 2.2(a), being hereinafter referred to as the "Exchange Fund") in exchange for outstanding Company Shares. The Parent agrees to use its best efforts to cause the Exchange Agent to comply with the terms of this Section 2.2.

                  (b) Exchange Procedures. As soon as practicable after the execution of the agreement between the Parent, the Company and the Exchange Agent, the Company will deliver to the Parent and the Exchange Agent a list of each person who the Company believes will be a holder of record of a certificate or certificates which immediately prior to the Effective Time would represent outstanding Company Shares (the "Certificates") along with the number of Company Shares expected to be held by such holder, and the Parent will deliver to the Company for inclusion in the notice of the Shareholder Meeting sufficient copies of
         (i) a letter of transmittal, in such form reasonably satisfactory to the Company, the Parent and the Exchange Agent, which shall (A) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (B) permit holders of Certificates to tender such Certificates to the Exchange Agent in advance of the Effective Time but conditioned on consummation of the Merger and (ii) instructions for use by holders of Certificates in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. The Company shall deliver a copy of such letter and instructions to each such expected holder of record of the Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall promptly prepare a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive (assuming the consummation of the Merger) pursuant to the provisions of Sections 2.1 and 2.2. The former holder of such Certificate so surrendered shall be entitled to receive, upon the earlier of (i) the Effective Time or, (ii) if such surrender occurs not earlier than ten (10) business days prior to the Effective Time, as soon as reasonably practicable but in all events within ten
         (10) business days after such surrender, in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and cash which such holder has the right to receive pursuant to the provisions of Sections 2.1 and 2.2, and the Certificate so surrendered shall forthwith be canceled. If any cash or any certificate representing the Parent Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, a certificate representing the proper number of shares of the Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of shares of the Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of the Parent Common Stock and cash in lieu of any fractional shares of the Parent Common Stock as contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of the Parent Common Stock. To the extent permitted by law, former shareholders of record of the Company shall be entitled to vote after the Effective Time at any meeting of the Parent's shareholders the number of whole shares of Parent Common Stock into which their respective Company Shares are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Parent Common Stock in accordance with this Section 2.2.

                  (c) Distribution with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the surrender of such Certificate in accordance with this
         Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
         Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. If any holder of converted Company Shares shall be unable to surrender such holder's Certificates because such Certificates shall have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Parent.

                  (d) No Further Ownership Rights in Company Shares. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Section 2 (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 2, except as otherwise provided by law.

                  (e) No Fractional Shares. No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Parent. Notwithstanding any other provision of this Agreement, each holder of Company Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the per share closing price on the Nasdaq Stock Market (or such other exchange on which the Parent Common Stock is then listed) of Parent Common Stock on the date of the Effective Time (or, if shares of the Parent Common Stock do not trade on the Nasdaq Stock Market (or such other exchange) on




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         such date, the first date of trading of the Parent Common Stock on the
         Nasdaq Stock Market (or such other exchange) after the Effective Time).

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 2 shall thereafter look only to the Parent for payment of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to the Parent Common Stock.

                  (g) No Liability. None of the Parent, the Subsidiary, the Company or the Exchange Agent shall be liable to any person in respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to the end of the applicable period after the Effective Time under escheat laws (or immediately prior to such earlier date on which any shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Parent.

         2.3. Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of the Subsidiary, effective immediately following the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended as provided by law.

         2.4. Bylaws of the Surviving Corporation. The Bylaws of the Subsidiary shall be the Bylaws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and the Bylaws.

         2.5. Directors and Officers. The directors and officers of the Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

         2.6. Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Subsidiary and the Company shall be taken up on




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the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in this Agreement and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Parent and the Subsidiary as follows:

         3.1. Organization and Existence of the Company. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to own or lease its properties and assets and to carry on its business as presently conducted. The Company is not, and has not been within the two years immediately preceding the date of this Agreement, a subsidiary or division of another corporation, nor has the Company within such time owned, directly or indirectly, any shares of the Parent Common Stock.

         3.2. Subsidiaries. Attached as Schedule 3.2 to the Company Disclosure
Schedule is a list of all corporations, partnerships, joint ventures or other business associations or entities in which the Company owns any interest (such corporations, partnerships, joint ventures or other business entities of which the Company owns, directly or indirectly, greater than fifty percent of the shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to cast at least a majority of the votes that may be cast by all shares or equity interest having ordinary voting power for the election of directors or other governing body of such entity are hereinafter referred to as the "Company Subsidiaries").

         3.3. Organization and Existence of Company Subsidiaries. Each Company Subsidiary is duly organized and validly existing under the laws of its state of organization, except where the failure to be so organized or validly existing would not have a material adverse effect on the Company. Each Company Subsidiary has all necessary power to own or lease its properties and assets and to carry on its business as presently conducted, except where the failure to have such power would not have a material adverse effect on the Company. All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company Subsidiaries owned by the Company or a Company Subsidiary are owned by the Company or by a Company Subsidiary free and clear of any liens, claims, charges or encumbrances. There are not any voting trust, standstill or stockholder agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of the capital stock of any of the Company Subsidiaries.

         3.4. Foreign Qualifications. The Company and each Company Subsidiary that is not a general partnership is qualified to do business as a foreign corporation or foreign limited partnership or other entity, as the case may be, and is validly existing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so




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qualified would not have a material adverse effect on the Company. Schedule 3.4 to the Company Disclosure Schedule sets forth each jurisdiction in which each Company Subsidiary is qualified to do business.

         3.5. Affiliated Physician Groups. Schedule 3.5 to the Company Disclosure Schedule sets forth each physician group or entity with which the Company or any of the Company Subsidiaries is affiliated, either through a management or service agreement or other arrangement (the "Company Affiliated Physician Groups"). To the best of the Company's knowledge, the Company Disclosure Schedule also sets forth the number of physicians and other providers employed or affiliated with each such Company Affiliated Physician Group as of December 17, 1997. The Company has made available to the Parent true and correct copies of the material documents by which each Company Affiliated Physician Group became affiliated with the Company or one of the Company Subsidiaries.

         3.6. Capitalization. The Company's authorized capital stock consists of
(i) 200,000 shares of Class A Preferred Stock, $1.00 par value, all of which are issued and outstanding, (ii) 110,000 shares of Class B Convertible Preferred Stock, $1.00 par value, all of which are issued and outstanding, (iii) 20,000 shares of Class C Convertible Preferred Stock, $1.00 par value, 12,000 shares of which are issued and outstanding, (iv) 15,000,000 shares of Company Class A Common Stock, $.001 par value, of which, as of November 30, 1997, 3,169,013 shares were issued and outstanding, (v) 900,000 shares of Company Class B Common Stock, of which, as of November 30, 1997, 872,460 shares were issued and outstanding. All of the issued and outstanding Company Shares have been duly and validly issued and are fully paid and nonassessable. Except as disclosed in the Financial Statements (as hereinafter defined), or described in Schedule 3.6 to the Company Disclosure Schedule, there are no options, warrants or similar rights granted by the Company or any other agreements to which the Company is a party providing for the issuance or sale by it of any additional securities. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of the Company Common Stock. Except as disclosed on
Schedule 3.6 to the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of or other equity interest in any Company Subsidiary.

         3.7. Power and Authority; Non-Contravention.

                  (a) Subject to the satisfaction of the conditions precedent set forth herein, the Company has all necessary corporate power and authority to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to this Agreement, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by its Certificate of Incorporation, Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. The Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent and the Subsidiary, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.




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

                  (b) Except as set forth in Schedule 3.7(b) to the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not and, subject to the receipt of required shareholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger will not, violate any provisions of the Certificate of Incorporation or Bylaws of the Company or any provisions of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which the Company or any Company Subsidiary is a party, or by which any of them is bound, which, if violated or accelerated would have a material adverse effect on the Company.

         3.8. Financial Statements. The Company has furnished to the Parent (i) the Company's consolidated audited financial statements for each of the years ended December 31, 1994, 1995 and 1996, consisting of a balance sheet, the related statement of operations, cash flows and stockholders' equity, together with a report thereon by Ernst & Young LLP (the "Company Audited Financial Statements") and (ii) the Company's unaudited financial statements for the ten-month period ended October 31, 1997, consisting of a balance sheet and the related statement of operation, cash flows and stockholders' equity (the "Company Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). Except as set forth in
Schedule 3.8 to the Company Disclosure Schedule, and, with respect to the Company Unaudited Financial Statements, except for the omission of footnotes, preparation in summary or condensed form and the effect of normal, recurring year-end adjustments, the Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and the Financial Statements (i) are true, complete and correct in all material respects as of the respective dates and for the respective periods above stated and (ii) fairly present the financial position of Company at such dates and the results of its operations for the periods ended on such dates. Except as set forth in
Schedule 3.8 to the Company Disclosure Schedule, the Financial Statements reflect all of the liabilities and obligations of the Company that are required to be reflected or disclosed therein in accordance with generally accepted accounting principles, consistently applied. For purposes of this Agreement, the balance sheet of the Company included in the Company Unaudited Financial Statements is referred to as the "Company Balance Sheet."

         3.9. Contracts, etc.

                  (a) To the knowledge of the Company, all material contracts, leases, agreements and arrangements to which the Company or any of the Company Subsidiaries is a party (collectively, the "Company Material Contracts") are legally valid and binding in accordance with their terms and in full force and effect. The Company has not taken any action or permitted any circumstance to exist that has caused any Company Material Contract to cease being legally valid and binding in accordance with its terms and in full force and effect. Except as disclosed in Schedule 3.9 or 3.11 to the Company Disclosure Schedule, to the knowledge of the Company, all parties to the Company Material Contracts have complied with the provisions of such contracts, and to the knowledge of the Company, no party is in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder,




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

         except, in each case, where the noncompliance with or invalidity of the Company Material Contracts or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on the Company, and the Company has not received any notice of termination or cancellation or a request to renegotiate any of the Company Material Contracts.

                  (b) Except as set forth in Schedule 3.9(b) to the Company Disclosure Schedule, no Company Material Contract will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time.

                  (c) Except as set forth in Schedule 3.9(c) to the Company Disclosure Schedule, none of the Company or any Company Subsidiary has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets (excluding liens described in Section 3.10).

                  (d) Schedule 3.9(d) to the Company Disclosure Schedule sets forth each agreement that either the Company or a Company Subsidiary is a party to or bound by that requires expenditures or provides for receipts of more than $250,000 in any calendar year.

                  (e) Except as set forth on Schedule 3.9(e) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement or contract that limits the rights of the Company or any of its affiliates to engage in any business or to compete with any person.

         3.10. Properties and Assets. The Company (including, as applicable, the Company Subsidiaries) owns and has good and marketable title to all of the real property and personal property included in the Company Balance Sheet (except assets recorded under capital lease obligations and such property as has been disposed of during the ordinary course of the Company's business since the date of the Company Balance Sheet), free and clear of any liens, claims, charges, exceptions or encumbrances, except for those (i) if any, which in the aggregate are not material and which do not materially affect continued use of such property or (ii) which are set forth in Schedule 3.10 to the Company Disclosure Schedule.

         3.11. Legal Proceedings. Except as listed in Schedule 3.11 to the Company Disclosure Schedule, there are no actions, injunctions, orders, arbitrations, suits, proceedings, or, to the knowledge of the Company, governmental investigations or inquiries pending against the Company on any Company Subsidiary or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or pending or threatened against any Company Affiliated Physician Group, at law or in equity, before any court, arbitration tribunal or governmental agency, relating to or affecting the Company, any Company Subsidiary or any Company Affiliated Physician Group.




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         3.12. Subsequent Events. Except as set forth in Schedule 3.12 to the
Company Disclosure Schedule, the Company (including the Company Subsidiaries) has not, since the date of the Company Balance Sheet:

                  (a) Suffered any material adverse effect.

                  (b) Incurred, discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise), which discharge or satisfaction would have a material adverse effect on the Company, other than (i) liabilities shown or reflected on the Company Balance Sheet or
         (ii) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business in individual amounts less than $250,000.

                  (c) Incurred any material indebtedness or increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor, except as may have been required with respect to income or operations of the Company since the date of the Company Balance Sheet and except in the ordinary course of business.

                  (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of the Company.

                  (e) Sold or transferred any of the assets material to the consolidated business of the Company, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

                  (f) Except for annual increases in the base rates of compensation and bonuses of officers and employees in the ordinary course of business, granted any general or uniform increase in the rates of pay of employees. Schedule 3.12(f) to the Company Disclosure Schedule sets forth all 1997 bonuses to be paid pursuant to the bonus plan adopted by the Board of Directors of the Company for key executives of the Company.

                  (g) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted under this Agreement.

                  (h) Issued any stock, bonds or other securities or any options or rights to purchase any of its securities (other than stock issued upon (i) the exercise of outstanding options under the Company's stock option plans or stock purchase plans (ii) the exercise of outstanding warrants on (iii) the conversion of the Company Class B Preferred Stock or Company Class C Preferred Stock).

                  (i) Declared, set aside or paid any dividend or made any other distribution or payment with respect to any shares of its capital stock or directly or indirectly redeemed, purchased or otherwise acquired any shares of its capital stock or the capital stock or equity interests of any Company Subsidiary.




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                  (j) Changed in any material respect the accounting methods or practices followed by the Company, including any material change in any assumption underlying, or method of calculating, any bad debt, contingency or other reserve, except as may be required by changes in generally accepted accounting principles.

                  (k) Amended, terminated or received notice of termination of any of the Company Material Contracts.

                  (l) Canceled or failed to maintain reasonably necessary insurance coverage.

         3.13. Accounts Receivable.

                  (a) All of the Company's accounts receivable as of the date of this Agreement constitute, and as of the Closing Date will constitute, valid claims which arose in the ordinary course of the business of the Company.

                  (b) Since the date of the Company Balance Sheet, the Company has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure, except as may be required by changes in generally accepted accounting principles.

                  (c) The Company (including the Company Subsidiaries) is in compliance with the terms and conditions of all third-party payor arrangements relating to its accounts receivable, except to the extent that such noncompliance would not have a material adverse effect on the Company. Without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary has received notice from any government authority alleging that the Company or any Company Subsidiary is in violation of any Medicare and Medicaid provider agreements to which it is a party.

         3.14. Tax Returns. The Company has delivered to the Parent true and correct copies of all tax returns relating to income or franchise taxes filed by or on behalf of the Company since 1994. The Company has timely filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on the Company. The Company has made all payments shown as due on such returns. The Company has paid all taxes and other charges, whether or not reflected on a tax return, claimed to be due from it by any Federal, state or local taxing authority, except for matters the Company is contesting in good faith and has disclosed on Schedule 3.14 to the Company Disclosure Schedule. Except as reflected in Schedule 3.14 to the Company Disclosure Schedule, the Company has not been notified that any tax returns of the Company are currently under audit by the Internal Revenue Service ("IRS") or any state or local tax agency or, to the knowledge of the Company, that there are any pending or threatened questions or examinations relating to, or claims asserted for taxes or assessments against, the Company. The Company is not a party to any agreement for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state, or local taxes. The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder. The disallowance of a deduction under Section 280G of the Code for employee renumeration will not apply to any amount paid or payable by the Company or any Company Subsidiary under any contract, any benefit plan, program, arrangement or understanding currently in effect. The Company is not a party to any tax allocation or sharing agreement. The Company is not and has never been a member of an affiliated group within the meaning of Section 1504 of the Code, except for the affiliated group of which the Company is the parent. The Company's reserve for taxes reflected on the Company Balance Sheet is adequate to cover all tax liabilities as of the Balance Sheet Date.

         3.15. Employee Benefit Plans; Employment Matters.

                  (a) Except as disclosed in the Financial Statements or as set forth in Schedule 3.15(a) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has established or maintains or is obligated to make contributions to or under or otherwise participate in (i) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement, (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other similar plan, fund, program or arrangement, or
         (iii) any other employee benefit plan, fund, program of arrangement, including but not limited to, those described in Section 3(3) of ERISA. All such plans, funds, programs and arrangements described in clauses
         (i) - (iii) of the immediately preceding sentence and disclosed in the Financial Statements or listed in Schedule 3.15(a) (individually, a "Company Plan" and collectively, the "Company Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Family Medical Leave Act of 1993, as amended, and other applicable laws and the related rules and regulations adopted by those agencies responsible for the administration of such laws.

                  (b) The Company has made available to the Parent true, complete and correct copies of (i) each Company Plan, including, without limitation, participating employer agreements (or, in the case of any unwritten Company Plans, descriptions thereof), (ii) the three annual reports on Form 5500 most recently filed with the IRS and the related summary annual report distributed to participants with respect to each Company Plan (if such report was required), (iii) all minutes of meetings of any committee established to administer any Company Plan other than minutes that would be subject to privacy laws relating to disclosure of medical information, (iv) the most recent actuarial report for each Company Plan for which an actuarial report is required by ERISA or other applicable law, (v) all summary plan descriptions for each Company Plan for which summary plan description is required by ERISA or other applicable law and each summary of material modifications prepared, as required by ERISA or other applicable law,
         (vi) each trust agreement relating to any Company Plan, (vii) all applications, including all attachments, submitted to the IRS by the Company for IRS determination letters or rulings with




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         respect to Company Plans and the IRS determination letters or rulings issued as a result of such applications and all other material correspondence for the last three consecutive years prior to the Closing Date with the IRS or the United States Department of Labor (the "DOL") relating to plan qualification, filing of required forms, or pending, contemplated and announced plan audits, (viii) descriptions of all claims filed and pending (other than for benefits in the normal course), lawsuits pending, grievances pending and similar actions pending with respect to Company Plans, (ix) a listing of all employees or former employees receiving long-term disability benefits under a Company Plan, (x) a listing of all prior mergers, consolidations or transfers of Company Plan assets or liabilities described in Section 414(i) of the Code or the regulations thereunder that have occurred within the last three years prior to the Closing Date, (xi) copies of all collective bargaining agreements (and any related side letters of understanding) that relate to any Company Plan, and (xii) a listing of all the Company's employees indicating date of birth, date of commencement of service, job title or brief job description, the amount of the employee's salary and bonus, if applicable, the date of the last salary increase for each salaried employee, any material commitments, arrangements, promises or understandings with the employee as to salary or bonus, if applicable, and any other contract or payment agreement between the Company and the employee.

                  (c) Neither the Company nor any Company Subsidiary is a party to any oral or written union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees).

                  (d) Each Company Plan that is intended to be qualified under
         Section 401(a) of the Code has a current favorable determination letter that covers such plan and any amendments thereto and no event has occurred which, to the knowledge of the Company, could cause the Company Plan to become disqualified for purposes of section 401(a) of the Code. All Company Plans have been operated in accordance with their terms.

                  (e) All required reports, notices and descriptions of the Company Plans (including IRS Form 5500 annual reports, summary annual reports and summary plan descriptions) have been timely filed with the IRS, the DOL and any other governmental agency or other authority, as applicable, and, as appropriate, provided to participants in the Company Plans.

                  (f) There are no pending claims, lawsuits or actions relating to any Company Plan (other than ordinary course claims for benefits) and, to the knowledge of the Company and any Company Subsidiary, none are threatened.

                  (g) No written or oral representations have been made to any employee or former employee of the Company or any Company Subsidiary promising or guaranteeing any employer payment or funding, and no Company Plans provide, for the continuation of medical, dental, life or disability insurance coverage for any former employee of the Company or any Company Subsidiary for any period of time beyond the end of the current plan year (except to the extent of coverage required under Title I, Part 6, of




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         ERISA). Except as set forth on Schedule 3.15(g), the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting, of payment, or increase the amount, of compensation to any employee, officer, former employee or former officer of the Company or any Company Subsidiary. No Company Plans or other contracts or arrangements provide for payments that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under Section 4999 of the Code (i.e., "golden parachute" taxes). All compensation amounts that have been paid or are payable are or will become deductible by the Parent or the Subsidiary pursuant to Section 162 of the Code. Any stock options granted by the Company and not exercised by the Effective Time shall be subject to Section 2.1. (g).

                  (h) The Company and each Company Subsidiary and other entities that are required to be aggregated with the Company under Section 414 of the Code ("ERISA Affiliates") have complied with the continuation coverage provisions of Title I, Part 6, of ERISA ("COBRA") with respect to all current employees and former employees. Schedule 3.15(h) to the Company Disclosure Schedule lists all of the former employees of the Company and each Company Subsidiary and their beneficiaries who have elected or are eligible to elect COBRA continuation of health insurance coverage under the Company's group health plan and who are so covered as of the date hereof, and as of the Closing Date.

                  (i) No act or failure to act by the Company, any Company Subsidiary or any officer, director or employee thereof, or to the knowledge of the Company, by any other person, has resulted in a "prohibited transaction" (as defined in Section 4975 of the Code or Sections 406 or 407 of ERISA) with respect to Company Plans that is not subject to a statutory or regulatory exemption. Neither the Company nor any other employer who has participated or is participating in any Company Plan (a "Sponsor") has incurred any liability to the DOL or the IRS or any other governmental agency or other authority in connection with any of the Company Plans, and no condition exists that presents a risk to the Company or any Sponsor of incurring any liability to the DOL, the IRS or any other governmental agency or other authority.

                  (j) Neither the Company nor any Company Subsidiary has been liable at any time for contributions to a plan that is subject to Title IV of ERISA. Neither the Company nor any Company Subsidiary has previously made, is currently making, has previously been obligated or is currently obligated in any way to make any contributions to any multi-employer plans within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

                  (k) Full payment has been made of all amounts which are required under the terms of each Company Plan and related funding arrangement to have been paid as of the due date for such payments that have occurred on or before the date of this Agreement, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to such Company Plan, whether or not waived.




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

                  (l) Neither the Company nor any ERISA Affiliate has any liability, nor will the transactions contemplated under this Agreement result in any liability (i) for the termination of or withdrawal from any plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code,
         (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by
         Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code, or
         (vi) for withdrawal from any multi-employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA) under Section 4201 and related provisions of ERISA.

                  (m) Except as set forth on Schedule 3.15(m), any Company Plan that provides for severance payments to employees after termination of employment is in writing, has been operated in compliance with ERISA, and expressly provides that no severance benefits are payable as the result of a termination of employment to an employee who is hired by a successor entity, or who otherwise continues employment with a successor, in connection with a merger or acquisition transaction.

                  (n) Each Company Plan may be amended or terminated without liability (other than with respect to benefits that are otherwise payable in the ordinary course of business) to the Company or any Company Subsidiary on or at any time after the consummation of the transactions that are contemplated by this Agreement without contravening the terms of such plan or any law or agreement that pertains to the Company or any Company Subsidiary.

         3.16. Compliance with Laws. Except as set forth in Schedule 3.16 to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any Company Affiliated Physician Group has received any notices, written or oral, of violations of any federal, state or local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, the applicable Medicare or Medicaid statutes and regulations, including the Anti-Fraud and Abuse Amendments to the Medicare and Medicaid statutes and any state or Federal physician self-referral laws, except where such violation would not have a material adverse effect on the Company, and no written notice of any pending inspection or inquiries or violation of any such law, regulation or ordinance has been received by the Company or any Company Subsidiary or, to the knowledge of the Company, Company Affiliated Physician Group which, if it were determined that a violation had occurred, would have a material adverse effect on the Company.

         3.17. Insurance; Malpractice. Schedule 3.17(a) to the Company Disclosure Schedule contains a list and brief description of all policies or binders of fire, liability, product liability, worker's compensation, health and other forms of insurance policies or binders currently in force insuring against risks which will remain in full force and effect at least through the Effective Time. Schedule 3.17(b) to the Company Disclosure Schedule contains a description of all malpractice liability insurance policies of the Company since the date the Company first




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acquired or began management of any physician group. Except as set forth on
Schedule 3.17(c) to the Company Disclosure Schedule, since the date the Company first acquired or began management of any physician group, (i) the Company has never filed a written application for any insurance coverage which has been denied by an insurance agency or carrier, and (ii) the Company has been continuously insured for professional malpractice claims. Schedule 3.17(c) also sets forth a list of all claims for any insured loss in excess of $100,000 per occurrence filed by the Company during the three year period immediately preceding the Effective Time, including but not limited to worker's compensation, general liability, environmental liability and professional malpractice liability claims. The Company is not in material default with respect to any provisions contained in any such policy and has not failed to give any notice or present any claim under any such policy in due and timely fashion.

         3.18. Environmental Matters. To the knowledge of the Company, the Company, the Company Subsidiaries and its Affiliated Physician Groups are in compliance in all material respects with all federal, state, and local Environmental Laws, rules, regulations, standards and requirements, including, without limitation, those respecting Hazardous Materials. To the knowledge of the Company, except as disclosed on Schedule 3.18 to the Company Disclosure Schedule, the Company, the Company Subsidiaries and its Affiliated Physician Groups have not engaged in any storage, holding, release, emission, discharge, generation, processing, disposition, handling, or transportation of any Hazardous Materials, except in the ordinary course of the Company's business.

         3.19. Regulatory Approvals. Except as disclosed in Schedule 3.19 to the Company Disclosure Schedule, the Company and each Company Subsidiary and, to the knowledge of the Company, each Company Affiliated Physician Group, as applicable, holds all licenses, permits, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as presently conducted or as proposed to be conducted except where the failure to obtain or hold such license, permit, certificate of need or regulatory approval would not have a material adverse effect on the Company. All such licenses, permits, certificates of need and other regulatory approvals related to the business, operations and facilities of the Company and each Company Subsidiary and, to the knowledge if the Company, each Company Affiliated Physician Group, are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a material adverse effect on the Company. Any and all past litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, has been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary), limited or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of the Company, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, permit, certificate of need, or regulatory approval. Where applicable, the Company, the Company Subsidiaries and, to the knowledge of the Company, the Company Affiliated Physician Groups have current valid provider contracts with both Medicare and Medicaid. The Company is not aware of any reasons why the Company, the Company Subsidiaries or the Company Affiliated Physician Groups would be prevented from participating in such programs. Subject to compliance with applicable securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), the




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consummation of the Merger will not violate any law or restriction to which the
Company is subject which, if violated, would have a material adverse effect on the Company.

         3.20. Brokers. Except for fees payable to Donaldson, Lufkin & Jenrette pursuant to the engagement letter, dated August 5, 1997, there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against the Parent or the Company or any subsidiary or other controlled entity of the Parent or the Company resulting from any action taken by the Company or its officers, directors or agents, or any of them.

         3.21. Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Shares entitled to vote thereon, voting as a single class, is the only vote of the holders of any class or series of the Company capital stock necessary for the Company to approve this Agreement, the Merger and the transactions contemplated thereby.

         3.22. Pooling Matters. To the best knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by the Parent or any of its affiliates) would prevent the Parent from accounting for the business combination to be effected by the Merger as a pooling of interests for financial reporting purposes.

         3.23. Company's Disclosure. No representations, warranties or disclosures of information made by the Company, including disclosures made in any Exhibit, Schedule or certificate or other writing delivered or to be delivered in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state any material fact which is necessary in order to make the disclosure not misleading. The Disclosure Schedule to this Agreement shall be deemed part of the representations and warranties, and any disclosure on any schedule shall be deemed to be a disclosure on all other applicable schedules.

SECTION  4. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SUBSIDIARY
            RELATED TO THE SUBSIDIARY

         The Subsidiary and the Parent, jointly and severally, hereby represent and warrant to the Company as follows:

         4.1. Organization, Existence and Capitalization of the Subsidiary. The Subsidiary is a corporation duly organized and validly existing under the laws of the State of Delaware. The Subsidiary's authorized capital consists of 1,000 shares of Common Stock, par value $.01 per share, all of which shares are issued and registered in the name of and owned by the Parent. The Subsidiary has not, within the two years immediately preceding the date of this Agreement, owned, directly or indirectly, any Company Shares.

         4.2. Power and Authority; Non-Contravention.

                  (a) The Subsidiary has all necessary corporate power and authority to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement, and subject to the satisfaction of the conditions precedent set forth herein, has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of this Agreement and such related documents. The Agreement has been duly and validly executed and delivered by the Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of the Subsidiary in accordance with its terms.

                  (b) The execution and delivery of this Agreement does not and, subject to the receipt of required regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or Bylaws of the Subsidiary, or any agreement, instrument, order, judgment or decree to which the Subsidiary is a party or by which it is bound, violate any restrictions of any kind to which the Subsidiary is subject, or result in the creation of any lien, charge, or encumbrance upon any of the property or assets of the Subsidiary.

         4.3. Brokers. There are no claims for brokerage commissions, investment banker's fees or finder's fees in connection with the transaction contemplated by this Agreement resulting from any action taken by the Subsidiary or any of its officers, directors or agents.

         4.4. No Subsidiaries. The Subsidiary does not own stock in, and does not control directly or indirectly, any other corporation, association or business organization. The Subsidiary is not a party to any joint venture or partnership.

         4.5. Legal Proceedings. There are no actions, suits or proceedings pending or threatened against the Subsidiary, at law or in equity, relating to or affecting the Subsidiary, including the Merger. The Subsidiary does not know or have any reasonable grounds to know of any justification for any such action, suit or proceeding.

         4.6. No Contracts or Liabilities. The Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Other than the obligations created under this Agreement, the Subsidiary has no obligations or liabilities (contingent or otherwise) under any contracts, claims, leases, loans or otherwise.

         4.7. The Subsidiary's Disclosure. No representations, warranties or disclosures of information made by the Subsidiary, including disclosures made in any Exhibit, Schedule or certificate or other writing delivered or to be delivered in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state any material fact which is necessary in order to make the disclosure not misleading. Any disclosure on any schedule shall be deemed to be a disclosure on all other applicable schedules.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE PARENT

         The Parent hereby represents and warrants to the Company as follows:

         5.1. Organization and Existence of the Parent. The Parent is a corporation duly organized and validly existing under the laws of the State of Tennessee. The Parent has all necessary corporate power to own or lease its properties and assets and to carry on its business as presently conducted. The Parent is not, and has not been within the two years immediately preceding the date of this Agreement, a subsidiary or division of another corporation, nor has the Parent within such time owned, directly or indirectly, any of the Company Shares.

         5.2. Subsidiaries. Attached as Schedule 5.2 to the Disclosure Schedule delivered to the Company by the Parent at the time of the execution and delivery of this Agreement (the "Parent Disclosure Schedule") is a list of all corporations, partnerships, joint ventures or other business associations or entities in which the Parent owns any interest (such corporations, partnerships, joint ventures or other business entities of which the Parent owns, directly or indirectly, greater than fifty percent of the shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to cast at least a majority of the votes that may be cast by all shares or equity interest having ordinary voting power for the election of directors or other governing body of such entity are hereinafter referred to as the "Parent Subsidiaries"). Schedule 5.2 to the Parent Disclosure Schedule also indicates each Parent Subsidiary that meets any of the following conditions: (i) the Parent's and the Parent Subsidiaries' investments in and advances to such subsidiary exceed 10% of the total assets of the Parent and the Parent Subsidiaries consolidated as of the end of the most recently completed fiscal year, (ii) the Parent's and its other Parent Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of such subsidiary exceeds 10% of the total assets of the Parent and the Parent Subsidiaries consolidated as of the end of the most recently completed fiscal year, or (iii) the Parent's and its other Parent Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of such subsidiary exceeds 10% of such income of the Parent and its Parent Subsidiaries consolidated as of the end of the most recently completed fiscal year (the "Parent Significant Subsidiaries").

         5.3. Organization and Existence of Parent Subsidiaries. Each Parent Significant Subsidiary is duly organized and validly existing under the laws of its state of organization, except where the failure to be so organized or validly existing would not have a material adverse effect on the Company. Each Parent Significant Subsidiary has all necessary power to own its properties and assets and to carry on its business as presently conducted, except where the failure to have such power would not have a material adverse effect on the Company. All of the outstanding shares of capital stock of, or other ownership interests in, each of the Parent Subsidiaries owned by the Parent or a Parent Subsidiary are owned by the Parent or by a Parent Subsidiary free and clear of any liens, claims, charges or encumbrances. There are not any voting trust, standstill or stockholder agreements or understandings to which the Parent or any Parent Subsidiary is a party or is bound with respect to the voting of the capital stock of any of the Parent Subsidiaries.

         5.4. Foreign Qualifications. The Parent and each Parent Significant Subsidiary that is not a general partnership is qualified to do business as a foreign corporation or foreign limited partnership or other entity, as the case may be, and is validly existing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Parent.

         5.5. Capitalization. The Parent's authorized capital stock consists of 250,000,000 shares of Common Stock, no par value, of which 64,530,414 shares were issued and outstanding as of the close of business on December 11, 1997, and no shares are held in treasury, and 10,000,000 shares of Preferred Stock, no par value, of which no shares are issued and outstanding, and no shares are held in treasury. All of the issued and outstanding shares of the Parent Common Stock have been duly and validly issued and are fully paid and nonassessable. Except as disclosed in the Parent Documents (as herein defined), or described in
Schedule 5.5 to the Parent Disclosure Schedule, there are no options, warrants or similar rights granted by the Parent or any other agreements to which the Parent is a party providing for the issuance or sale by it of any additional securities. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of the Parent Common Stock. Except as shown on
Schedule 5.5 to the Parent Disclosure Schedule, there are no obligations, contingent or otherwise, of the Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of or other equity interest in any Parent Subsidiary.

         5.6. Parent Common Stock. On the Closing Date, the Parent will have a sufficient number of authorized but unissued and/or treasury shares of its Common Stock available for issuance to the holders of the Company Shares in accordance with the provisions of this Agreement. The Parent Common Stock to be issued pursuant to this Agreement will, when so delivered, be (i) duly and validly issued, fully paid and nonassessable, and (ii) listed on the Nasdaq Stock Market (or such other exchange on which the Parent Common Stock is then listed), upon official notice of issuance.

         5.7. Power and Authority; Non-Contravention.

                  (a) Subject to the satisfaction of the conditions precedent set forth herein, the Parent has all necessary corporate power and authority to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement, and, subject to the satisfaction of the conditions precedent set forth herein has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of this Agreement and such related documents. This Agreement has been duly and validly executed and delivered by the Parent and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms.

                  (b) Except as disclosed on Schedule 5.7 (c) to the Parent Disclosure Schedule and subject to the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the HSR Act and the DGCL, the execution and delivery of this Agreement does not, and the consummation of the Merger contemplated hereby will not, violate any provisions of the Restated Charter or Amended Bylaws of the Parent, or any provision of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, decree, statute or law to which the Parent or any Parent Subsidiary is a party or by which it is bound, or violate any restrictions to which the Parent is subject which, if violated or accelerated, would have a material adverse effect on the Parent.

         5.8. Parent Public Information. The Parent has heretofore made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the Securities and Exchange Commission ("SEC") (as any such documents have since the time of their original filing been amended, the "Parent Documents") since January 1, 1995, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the Parent Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the Parent Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated under such statutes. The financial statements contained in the Parent Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of the Parent, fixed or contingent, required to be stated therein, and present fairly the financial condition of the Parent at said dates and the consolidated results of operations and cash flows of the Parent for the periods then ended. The consolidated balance sheet of the Parent at September 30, 1997, included in the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 of the Parent is herein sometimes referred to as the "Parent Balance Sheet."

         5.9. Contracts, etc.

                  (a) To the knowledge of Parent, all material contracts, leases, agreements and arrangements to which the Parent or any of the Parent Subsidiaries is a party (collectively, the "Parent Material Contracts") are legally valid and binding in accordance with their terms and in full force and effect. The Parent has not taken any action or permitted any circumstances to exist that has caused any Parent Material Contract to cease being legally valid and binding in accordance with its terms and in full force and effect. To the knowledge of the Parent, all parties to the Parent Material Contracts have complied with the provisions of such Contracts, and to the knowledge of the Parent, no party is in default thereunder, and no event has occurred which, for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the noncompliance with or invalidity of the Parent Material Contract or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on the Parent.

                  (b) Except as set forth in Schedule 5.9 to the Parent Disclosure Schedule, no Parent Material Contract will by its terms terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time.

         5.10. Legal Proceedings. Except as listed in Schedule 5.10 to the Parent Disclosure Schedule, there are no actions, suits or proceedings pending against the Parent or any Parent Subsidiary or, to the knowledge of the Parent, threatened against the Parent or any Parent Subsidiary at law or in equity, relating to or affecting the Parent or any Parent Subsidiary, including the Merger, which individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Parent, or a material adverse effect on the ability of the Parent to consummate the transactions contemplated hereby. To the knowledge of the Parent, there are no pending or threatened actions, suits or proceedings that would be required to be disclosed under the Securities Act or the Exchange Act that have not previously been disclosed in the Parent Documents.

         5.11. Subsequent Events. Except as set forth on Schedule 5.11 to the Parent Disclosure Schedule, the Parent (including the Parent Subsidiaries) has not, since the date of the Parent Balance Sheet:

                  (a) Suffered any material adverse effect.

                  (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise), which discharge or satisfaction would have a material adverse effect on the Parent, other than (i) liabilities shown or reflected on the Parent Balance Sheet or (ii) liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business.

                  (c) Incurred any material indebtedness or increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on the Parent, except as may have been required with respect to income or operations of the Parent since the date of the Parent Balance Sheet.

                  (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of the Parent.

                  (e) Sold or transferred any of the assets material to the consolidated business of the Parent, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

                  (f) Except for annual increases in the base rates of compensation and bonuses of officers and employees in the ordinary course of business, granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by the Parent to any officer, director, employee, group of employees, consultant or agent (other than normal increases consistent with past practice), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, director, employee, group of employees, consultant or agent.

                  (g) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted under other Sections of this Agreement.

                  (h) Issued any stock, bonds or other securities or any options or rights to purchase any of its securities (other than stock issued upon the exercise of outstanding options under the Parent's stock option plans, stock options granted under such plans and shares of Parent Common Stock or other securities issued pursuant to contractual obligations or in connection with the acquisition of businesses).

                  (i) Declared, set aside or paid any dividend or made any other distribution or payment with respect to any shares of its capital stock or directly or indirectly redeemed, purchased or otherwise acquired any shares of its capital stock or the capital stock or equity interests of any Parent Subsidiary.

                  (j) Changed in any material respect the accounting methods or practices followed by the Parent, including any material change in any assumption underlying, or method of calculating any bad debt, contingency or other reserve, except as may be required by changes in generally accepted accounting principles.

         5.12. Tax Returns. The Parent has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on the Parent. The Parent has made all payments shown as due on such returns.

         5.13. Compliance with Laws. Except as set forth on Schedule 5.13 to the Parent Disclosure Schedule, neither the Parent nor any Parent Subsidiary nor to the knowledge of the Parent any Parent Affiliated Physician Group has received any notices of violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, Medicare or applicable Medicaid statutes and regulations and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by the Parent or any Parent Subsidiary or, to the knowledge of the Parent, any Parent Affiliated Physician Group which, if it were determined that a violation had occurred, would have a material adverse effect on the Parent.

         5.14. Regulatory Approvals. Except as disclosed in the Parent Documents or in Schedule 5.14 to the Parent Disclosure Schedule, the Parent and each Parent Significant Subsidiary and to the knowledge of the Parent each Parent Subsidiary and each Parent Affiliated




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

Physician Group, as applicable, holds all licenses, certificates of need and other regulatory approvals required or necessary to be applied for or obtained in connection with its business as currently conducted or as proposed to be conducted, except where the failure to obtain or hold such license, certificate of need or regulatory approval would not have a material adverse effect on the Parent. All such licenses, certificates of need and other regulatory approvals relating to the business, operations and facilities of the Parent and each Parent Significant Subsidiary and to the knowledge of the Parent each Parent Subsidiary and each Parent Affiliated Physician Group are in full force and effect, except where any failure of such license, certificate of need or regulatory approval to be in full force and effect would not have a material adverse effect on the Parent. Any and all past litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, have been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of the Parent, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such license, certificate of need, or regulatory approval, except as would not have a material adverse effect on Parent.

         5.15. Investment Intent. The Parent is acquiring the Company Shares hereunder for its own account and not with a view to the distribution or sale thereof, and the Parent has no understanding, agreement or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the Company Shares to any other person, firm or corporation.

         5.16. Brokers. Except for the fee payable to Equitable Securities Corporation, there are no valid claims for brokerage commissions, finder's fees or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against the Parent or the Company or any subsidiary or other controlled entity of the Parent or the Company resulting from any action taken by the Parent or any of its officers, directors or agents or any of them.

         5.17. Pooling Matters. To the best knowledge of the Parent, neither the Parent nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by the Company or any of its affiliates) would prevent the Company from accounting for the business combination to be effected by the Merger as a pooling of interests for financial reporting purposes.

         5.18. The Parent's Disclosure. No representations, warranties or disclosures of information made by the Parent, including disclosures made in any Exhibit, Schedule or certificate or other writing delivered or to be delivered in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state any material fact which is necessary in order to make the disclosure not misleading. The Disclosure Schedule to this Agreement shall be deemed part of the representations and warranties, and any disclosure on any schedule shall be deemed to be a disclosure on all other applicable schedules.




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SECTION 6. ACCESS TO INFORMATION AND DOCUMENTS

         6.1. Access to Information. Between the date hereof and the Closing Date, each of the Company and the Parent will give to the other party and its counsel, accountants and other representatives reasonable access to all the properties, documents, contracts, personnel files and other records of such party and shall furnish the other party with copies of such documents and with such information with respect to the affairs of such party as the other party may from time to time reasonably request. Each party will disclose and make available to the other party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of such party.

         6.2. Return of Records. If the transactions contemplated hereby are not consummated and this Agreement terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 6 or otherwise. All information disclosed by any party or other affiliate or representative of any party shall be deemed to be "Evaluation Material" under the terms of the Confidentiality Agreement, dated September 10, 1997, between the Company and the Parent (the "Confidentiality Agreement").

SECTION 7. COVENANTS

         7.1. Preservation of Business. Except as contemplated by this Agreement, each of the Company and the Parent will use its reasonable best efforts to preserve its business organization intact, to keep available to the Parent and the Surviving Corporation the services of their present employees, and to preserve for the Parent and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with them and their respective subsidiaries.

         7.2. Material Transactions. Except as contemplated by this Agreement or as disclosed on Schedule 7.2 to the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any Company Subsidiary will (other than as required pursuant to the terms of this Agreement and the related documents), without first obtaining the written consent of the Parent:

                  (a) Encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of the Company or the Company Subsidiaries, other than in the ordinary course of business or as otherwise disclosed herein.

                  (b) Enter into any employment contract or similar agreement in which the cash compensation is in excess of $75,000 per annum, or the term is greater than one year, which is not terminable upon notice of 90 days or less, at will, and without penalty to the Company or such Company Subsidiary, other than physician employment contracts entered into in the ordinary course of business.




                                      A-31
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                  (c) Enter into any contract or agreement (i) which cannot be performed within three months or less, or (ii) which involves the expenditure of over $250,000, in either case other than in the ordinary course of business.

                  (d) Issue or sell, or agree to issue or sell, any shares of capital stock or other securities of the Company or such Company Subsidiary, except upon exercise of currently outstanding stock options and warrants or upon conversion of the Company Class B Preferred Stock or Company Class C Preferred Stock.

                  (e) Make any payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with the Company's usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like except as contemplated by such plans, contracts or arrangements or establish or enter into any such plan, contract or arrangement, or terminate any plan.

                  (f) Extend credit to anyone, except in the ordinary course of business consistent with prior practices.

                  (g) Guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices.

                  (h) Amend its Certificate or Articles of Incorporation or Bylaws.

                  (i) Take any action of a character described in Section 3.12(a) to 3.12(j), inclusive.

                  (j) Enter into any transaction, agreement or contract for the purchase of substantially all of the stock or assets of another entity or enter into any other material transaction.

         Notwithstanding the foregoing, it is expressly agreed that the Company may enter into acquisition transactions or affiliation transactions in which the aggregate value of the consideration paid therein does not exceed $100,000 and that all or a portion of such consideration may consist of Company Capital Stock or non-convertible debt securities of the Company.

         7.3. Meeting of Shareholders. The Company will take all steps necessary in accordance with its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold meetings of its shareholders (the "Shareholder Meeting") as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 7.4 hereof), for the purpose of approving and adopting this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary. Unless this Agreement shall have been validly terminated as provided herein, the Board of Directors of the Company (subject to the provisions of Section 8.1(d) hereof) will (i) recommend to its shareholders the approval and adoption of this




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
Agreement, the transactions contemplated hereby and any other matters to be submitted to the shareholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and
(ii) use its reasonable, good faith efforts to obtain the approval by its shareholders of this Agreement and the transactions contemplated hereby.

         7.4. Registration Statement.

                  (a) The Parent shall prepare and file with the SEC and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of the Parent Common Stock to be issued in the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act, including Rule 145 thereunder. The Parent shall use its best efforts to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares of the Parent Common Stock covered thereby have been distributed. The Parent shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the material statements therein not misleading or to correct any material statements which have become false or misleading. The Parent shall provide the Company with copies of all filings made pursuant to this
         Section 7.4 and shall consult with the Company on responses to any comments made by the Staff of the SEC with respect thereto.

                  (b) The information specifically designated as being supplied by the Company for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment to the Registration Statement, the Company shall promptly inform the Parent.

                  (c) The information specifically designated as being supplied by the Parent for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Parent or its officers or Directors, should be discovered by the Parent which should be set forth in an amendment to the Registration Statement, the Parent shall promptly inform the Company and shall promptly file such amendment to the Registration Statement. All documents that the Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.




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

                  (d) Prior to the Closing Date, the Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Parent Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

                  (e) Prior to the Closing Date, the Parent shall file a Notification Form for Listing Additional Shares with the Nasdaq Stock Market (or such notice as required by such other exchange on which the Parent Common Stock is then listed) relating to the shares of the Parent Common Stock to be issued in connection with the Merger, and shall cause such shares of the Parent Common Stock to be listed on the Nasdaq Stock Market (or such other exchange), upon official notice of issuance, prior to the Closing Date.

                  (f) The Company shall furnish all information to the Parent with respect to the Company and the Company Subsidiaries as the Parent may reasonably request for inclusion in the Registration Statement and shall otherwise cooperate with the Parent in the preparation and filing of such document.

         7.5. Exemption from State Takeover Laws. The Company shall take all reasonable steps necessary to exempt the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation for the transactions contemplated hereby, by action of the Company's Board of Directors or otherwise.

         7.6. HSR Act Compliance. The Parent and the Company shall promptly make their respective filings, and shall thereafter use their reasonable best efforts to promptly make any required submissions, under the HSR Act with respect to the Merger and the transactions contemplated hereby. The Parent and the Company will use their reasonable best efforts to obtain necessary approvals under the HSR Act to allow the consummation of the Merger and the transactions contemplated hereby, including without limitation promptly responding to any objection to the Merger made by the Federal Trade Commission or the Department of Justice under the HSR Act. The Parent and the Company will use their respective reasonable best efforts to obtain all other permits, authorizations, consents and approvals from third parties and governmental authorities necessary to consummate the Merger and the transactions contemplated hereby.

         7.7. Public Disclosures. The Parent and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the written consent of the other party except as may be required by applicable law or requirements of the Nasdaq Stock Market (or such other exchange on which the Parent Common Stock is then listed). The parties shall issue a joint press release, mutually acceptable to the Parent and the Company, promptly upon execution and delivery of this Agreement.




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

         7.8. No Solicitations. The Company may, directly or indirectly, furnish information and access, in response to unsolicited requests therefor, to the same extent permitted by Section 6.1, to any corporation, partnership, person or other entity or group, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any bona fide, superior proposal to acquire all or any significant portion of the equity securities of the Company or of the assets of the Company and the Company Subsidiaries upon a merger, purchase of assets, purchase of or tender offer for shares of Company Capital Stock or similar transaction (an "Acquisition Transaction"), if the Board of Directors of the Company determines in its good faith judgment in the exercise of its fiduciary duties, after consultation with legal counsel and its financial advisors, that such action is appropriate in furtherance of the best interest of its shareholders. Except as set forth above, the Company shall not, and will direct each officer, director, employee, representative and agent of such party not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, person or other entity or group (other than the Parent or an affiliate or associate or agent of the Parent) concerning any merger, sale of assets, sale of or tender offer for its shares or similar transactions involving all or any significant portion of the equity securities of the Company or of the assets of the Company and the Company Subsidiaries. The Company shall promptly notify the Parent if it shall, on or after the date hereof, have entered into a confidentiality agreement with any third party in response to any unsolicited request for information and access in connection with a possible Acquisition Transaction. In addition, the Company shall notify the Parent within two business days of determining to provide information to any corporation, partnership, person or other entity or group in connection with any possible Acquisition Transaction.

         7.9. Other Actions. Subject to the provisions of Section 7.8 hereof, none of the Company, the Parent and the Subsidiary shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Agreement not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of the Company or the Parent to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of the Company or the Parent to consummate the Merger in accordance with the terms of this Agreement or materially delay such consummation.

         7.10. Accounting Methods. Neither the Parent nor the Company shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred by such parties' independent accountants.

         7.11. Pooling and Tax-Free Reorganization Treatment. Neither the Parent nor the Subsidiary nor the Company shall intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

         7.12. Affiliate and Pooling Agreements. The Parent and the Company will each use their respective reasonable best efforts to cause each of their respective directors and executive officers and each of their respective "affiliates" (within the meaning of Rule 145 under the Securities Act) to execute and deliver to the Parent as soon as practicable an agreement in the form attached hereto as Exhibit 7.12 relating to the disposition of shares of the Company Capital Stock and shares of the Parent Common Stock held by such person and the shares of the Parent Common Stock issuable pursuant to this Agreement.

         7.13. Cooperation.

                  (a) The Parent and the Company shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings required to be made or consents required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

                  (b) Subject to the terms and conditions herein provided, and unless this Agreement shall have been validly terminated as provided herein, each of the Parent and the Company shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the Company, to the vote of its shareholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Agreement and the transactions contemplated hereby. Each of the Parent and the Company will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing.

         7.14. Publication of Combined Results. The Parent agrees that within sixty (60) days after the Effective Time, the Parent shall cause publication of the combined results of operations of the Parent and the Company on Form 8-K which shall be filed with the SEC. For purposes of this Section 7.14, the term "publication" shall have the meaning provided in SEC Accounting Series Release No. 135.

         7.15. Tax Opinion Certificates. Each of the Parent and the Company agrees that it shall provide certificates containing reasonable representations to counsel for the Parent in connection with such counsel rendering of its opinion as to the federal income tax consequences of the Merger provided for in
Section 9 of this Agreement.

         7.16. Consents, Amendments, etc.

                  (a) The Parent, the Subsidiary and the Company shall use their reasonable best efforts, consistent with sound business judgment, to obtain all material consents, approvals and authorizations of third parties with respect to all material agreements to which such parties are parties, which consents, approvals and authorizations are required of such third parties by such documents, in form and substance acceptable to the Parent or the Company, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a material adverse effect on the business of the Surviving Corporation.

                  (b) The Parent, the Subsidiary and the Company shall use their reasonable best efforts to obtain, or obtain the transfer of, any licenses and other regulatory approvals necessary to allow the Surviving Corporation to operate the Company's business, unless the failure to obtain such transfer or approval would not have a material adverse effect on the Company.

         7.17. Compensation Plans. The Parent confirms that the consummation of the Merger constitutes a "Change in Control" or "Changes of Control" of the Company for all purposes within the meaning of all the Company Plans and any other plans or agreements of the Company with or relating to its officers, directors, employees or affiliated physicians or personnel.

         7.18. Insurance, Indemnification, Benefits.

                  (a) From and after the Effective Time, the Parent and the Surviving Corporation shall indemnify, defend and hold harmless each present and former officer, director and employee of the Company or of any of the Company Subsidiaries (the "Indemnified Parties") who was, is or becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company or a Company Subsidiary, or is or was serving at the request of the Company or a Company Subsidiary as a director, officer, trustee, fiduciary, administrator, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or arrangement or other enterprise, from and against any expenses (including attorney's fees), damages, claims, liabilities, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding arising out of or pertaining to any action or omission occurring prior to or at the Effective Time (including, without limitation, any action, suit or preceding which arises out of or relates to the transactions contemplated hereby) to the fullest extent permitted or required under applicable law, provided, however that the requirement to advance expenses shall be limited to those instances in which, if required by applicable law, the indemnified party undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified under applicable law. The Parent agrees that all rights to indemnification existing in favor of the directors, officers and employees of the Company and the Company Subsidiaries as provided in the Company's or the Company's Subsidiaries' Certificate of Incorporation or Bylaws, as applicable and as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect from and after the Effective Time, and the Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless such persons to the extent so provided. In the event of any actual or threatened claim, action, suit, proceeding or investigation in respect to any indemnifiable matter under this Section 7.18, (i) the Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the Indemnified Party in advance of the final disposition of any such action to the fullest extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and (ii) the Parent shall cause the Surviving Corporation to cooperate and assist in the defense of any such matter.

                  (b) The Parent covenants and agrees that, following the Effective Time, it will, or it will cause the Surviving Corporation to,
         (i) honor in accordance with their terms all benefits accrued or vested under the Company Plans as of the Effective Time, (ii) honor in accordance with their terms all contracts, arrangements, commitments, or understandings described in Schedule 3.15(b) to the Company Disclosure Schedule and (iii) maintain in effect the Company's Key Physician and Executive Deferred Compensation Plan in accordance with its terms.

                  (c) The provisions of this Section 7.18 and Section 7.17 shall survive the Merger, and are intended to be for the benefit of, and shall be enforceable by, any officer, director, employee, trustee, fiduciary, administrator or agent of the Company (or any Company Subsidiary), and such person's heirs or representatives (the expenses, including reasonable attorneys' fees, that may be incurred thereby in enforcing such provisions to be paid by the Parent).

         7.19. Resignation of Company Directors. On or prior to the Closing Date, the Company shall deliver to the Parent evidence satisfactory to the Parent of the resignations of Directors of the Company, such resignations to be effective immediately after the Effective Time.

         7.20. Assignment of Certain Rights. On or prior to the Closing Date, Stephen A. George shall have assigned all his stock of, all his rights to acquire stock of, and all his positions, appointments and obligations in relation to, any physician practice managed by the Company to an appropriate person specified by Parent, and such person shall have executed an agreement reasonably satisfactory to the Company accepting such assignment, such assignment to be effective immediately upon the Effective Time. In connection with the preparation and execution of such agreement, the parties shall prepare all necessary governmental filings to effectuate such assignment, and the Parent shall, as soon as practicable after the Effective Time, file such filings with the appropriate governmental entities.

         7.21. Notice of Subsequent Events. The Parent and the Company shall notify each other of any changes or events occurring after the date hereof which would cause any material adverse change or material adverse effect with respect to the notifying party, promptly after obtaining knowledge of the same.

         7.22. Conduct of Business by the Parent Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing or except as otherwise required by this Agreement, the Parent shall not, nor shall it permit any of the Parent Subsidiaries to, amend its Certificate of Incorporation, except to increase the authorized number of shares of capital stock of the Parent, or amend its Bylaws in any manner which would have an adverse effect on the Merger or the rights under Section 7.18 of the persons identified in clause (c) thereof. In addition, during the period from the date hereof to the Effective Time, the Subsidiary shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

         7.23. Tax Covenants Following the Effective Time. Following the Effective Time, the Parent shall not intentionally, and shall cause the Surviving Corporation not intentionally to, take any action following the Effective Time which could disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

         7.24. Consulting Agreement. The Parent shall offer a consulting agreement to Stephen A. George as of the Effective Time which contains terms and conditions substantially similar to those agreed to by the parties at the signing of this Agreement.

         7.25. Supplemental Company Disclosure Schedule. At least two business days prior to the Closing Date, the Company shall be entitled to deliver to the Parent an amended or supplemented Company Disclosure Schedule. If the amendments or supplements to the Company Disclosure Schedule reflect a material adverse change with respect to the Company or developments which are reasonably likely to have a material adverse effect on the Company, then the Parent shall have the right to either (i) accept the Company Disclosure Schedule and close the Merger subject to such disclosures or (ii) reject the Company Disclosure Schedule and exercise its right to terminate this Agreement pursuant to Section 8.1 of this Agreement.

SECTION 8. TERMINATION, AMENDMENT AND WAIVER

         8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the holders of the Company Capital Stock:

                  (a) by mutual written consent of the Parent, the Subsidiary and the Company;

                  (b) by either the Parent or the Company:

                           (i) if, upon a vote at a duly held meeting of
                  shareholders or any adjournment thereof, any required approval of the holders of the Company Capital Stock shall not have been obtained;

                           (ii) if the Merger shall not have been consummated on
                  or before July 31, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of shareholders;

                           (iii) if a United States federal or state court of
                  competent jurisdiction or other United States federal or state governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove such order, decree, ruling or other action; or

                           (iv) in the event of a material breach by the other
                  party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the occurrence or discovery of such breach by the breaching party, whichever is later (a "Material Breach"), provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

                  (c) by either the Parent or the Company in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in Section 9.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 9.2 (in the case of the Parent) or Section 9.3 (in the case of the Company) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(ii); or

                  (d) by the Company, if the Company's Board of Directors shall have (i) determined in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of Company Shares or shall have withdrawn such recommendation or (ii) approved, recommended or endorsed any Acquisition Transaction (as defined in Section 7.8) other than this Merger or (iii) resolved to do any of the foregoing; or

                  (e) by the Company, if the average of the last per share sale price of the Parent Common Stock for the ten consecutive trading days ending on the second trading day immediately preceding the date set for the Shareholder Meeting as reported on the Nasdaq Stock Market (or such other exchange on which the Parent Common Stock is then listed) is equal to or less than $20 (the "Lower Limit"), unless the Parent agrees to adjust the Exchange Ratios such that the aggregate number of shares to be received by the Company's stockholders shall be increased to arrive at a transaction value equal to that of the Lower Limit times the number of shares that would be received by the

         Company's stockholders using the current Exchange Ratios set forth in
         Section 2.1(c) hereof; or

                  (f) by the Company, if the Registration Statement has not been declared effective or if the waiting period (and any extension thereof) under the HSR Act has not expired or been terminated by April 30, 1998; provided, however, the Company shall be entitled to terminate this Agreement pursuant to this Section 8.1(f) only if the Company has (i) used its reasonable best efforts to cause the Registration Statement to be declared effective, including, without limitation, supplying on or before January 31, 1998 all information relating to the Company required under the Securities Act to be included in the Registration Statement and (ii) complied with its obligations under Section 7.6 hereof.

                  (g) by the Company upon the occurrence of a change or event requiring the Parent to give notice pursuant to Section 7.21 that (x) would give rise to the failure of a condition set forth in Section 9.3(b) and (y) is not capable of being cured prior to the end of the period referred to in Section 8.1(b)(ii); provided, that the Company shall only be permitted to terminate the Agreement within ten days after receipt of any such notice and the information reasonably requested by it in order to evaluate the significance of such change or event; and provided, further, that if the Company does not give the Parent written notice of termination within such ten day period, the Company shall be deemed to have consented to such change or event and shall not be entitled thereafter to assert that such change or event gives rise to a failure of a condition set forth in Section 9.3(b); or

                  (h) by the Parent, upon the occurrence of a change or event requiring the Company to give notice pursuant to Section 7.21 that (x) would give rise to the failure of a condition set forth in Section 9.2(b) and (y) is not capable of being cured prior to the end of the period referred to in Section 8.1(b)(ii); provided, that the Parent shall only be permitted to terminate the Agreement within ten days after receipt of any such notice and the information reasonably requested by it in order to evaluate the significance of such change or event; and provided, further, that if the Parent does not give the Company written notice of termination within such ten day period, the Parent shall be deemed to have consented to such change or event and shall not be entitled thereafter to assert that such change or event gives rise to a failure of a condition set forth in Section 9.2(b).

         8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 6.2, 7.7, and 8.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

         8.3. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of the Company Shares; provided, however, that after such approval, there shall be made no amendment that pursuant to Section 251(d) of the DGCL requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         8.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any other document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         8.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3, or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of each of the Parent, the Subsidiary and the Company, action by its Board of Directors or the duly authorized designee of the Board of Directors.

         8.6. Expenses; Break-up Fees.

                  (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, including any brokers fees pursuant to
         Section 3.20 and 5.17.

                  (b) In the event of a termination of this Agreement by the Company pursuant to Section 8.1(d) as a result of the Board of Directors approving, recommending, or endorsing an Acquisition Transaction and within one year after the effective date of such termination, the Company is the subject of an Acquisition Transaction with any Person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) (other than a party hereto), then at the time of the execution by the Company of a definitive agreement with respect thereto, the Company shall pay to the Parent a break-up fee of 3% of the aggregate consideration that would have been paid by Parent if the Merger had been consummated (determined as it would have been calculated on the effective date of termination of this Agreement, substituting the effective date of such termination for the Effective Time of the Merger for purposes of calculating the aggregate value of the Parent Common Stock issued to the stockholders of the Company in the Merger) in immediately available funds. Each of the Parent and the Company acknowledges that the provisions for the payment of the break-up fee and the allocation of expenses contained in this Section
         8.6 are an integral part of the transactions contemplated by this Agreement, and that without these provisions the Parent would not have entered into this Agreement. The obligations of the Company under this
         Section 8.6 shall survive any termination of this Agreement.

SECTION 9. CONDITIONS TO CLOSING

         9.1. Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date of the following conditions (any of which may be waived in writing by the Parent, the Subsidiary and the Company):

                  (a) None of the Parent, the Subsidiary or the Company nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a United States Federal or state court of competent jurisdiction which (i) prevents the consummation of the Merger or (ii) would impose any material limitation on the ability of the Parent effectively to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of the Company and the Company Subsidiaries, taken as a whole.

                  (b) No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

                  (c) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (d) The holders of shares of the Company Capital Stock shall have approved the adoption of this Agreement and any other matters submitted to them for the purpose of approving the transactions contemplated hereby.

                  (e) The shares of the Parent Common Stock to be issued in connection with the Merger shall have been listed on the Nasdaq Stock Market (or such other exchange on which the Parent Common Stock is then listed), upon official notice of issuance, and shall have been issued in transactions qualified or exempt from registration under applicable securities or Blue Sky laws of such states and territories of the United States as may be required.

                  (f) The Merger shall qualify for "pooling of interests" accounting treatment, and the Parent and the Company shall have received a letter, dated the Closing Date, from each of KPMG Peat Marwick and Ernst & Young LLP, respectively, as to their concurrence with the Parent and the Company to that effect if the Merger is consummated in accordance with the terms and provisions of this Agreement.

                  (g) Parent and the Company shall have received all consents, waivers, approvals and authorizations of third parties with respect to all material contracts, leases, service agreements and management agreements to which such entities are parties, which consents, waivers, approvals and authorizations are required of such third parties by such documents, in form and substance acceptable to Parent and the Company, as the case may be, except where the failure to obtain such consent, approval or authorization would not have a material effect on the business of Parent or the Company.

                  (h) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required to execute, deliver and perform this Agreement shall have been obtained or made, except for fillings in connection with the Merger and any other documents required to be filed after the Effective Time.

                  (i) The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

         9.2. Conditions to Obligations of the Parent. The obligations of the Parent to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by the Parent):

                  (a) The agreements of the Company to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and the Company shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

                  (b) The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date); provided, however, that the Company shall not be deemed to be in breach of any such representations or warranties by taking any action permitted (or approved by the Parent) under this Agreement. The Parent and the Subsidiary shall have been furnished with a certificate, executed by a duly authorized officer of the Company, dated the Closing Date, certifying as to the fulfillment of the foregoing condition.

                  (c) The Parent shall have received an opinion from Mayor, Day, Caldwell & Keeton, L.L.P., in form and substance reasonably satisfactory to the Parent as to the matters set forth in Exhibit 9.2(d) hereto.

                  (d) The Parent shall have received "Affiliate Letters" as provided in Section 7.12 herein from the shareholders of the Company.

         9.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by the Company):

                  (a) The agreements of the Parent and the Subsidiary to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and the Parent and the Subsidiaries shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

                  (b) The representations and warranties of the Parent and the Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date). The Company shall have been furnished with a certificate, executed by duly authorized officers of the Parent and the Subsidiary, dated the Closing Date, certifying in such detail as the Company may reasonably request as to the fulfillment of the foregoing condition.

                  (c) The Company shall have received an opinion from Mayor, Day, Caldwell & Keeton, L.L.P., to the effect that the Merger will constitute a reorganization with the meaning of Section 368(a) of the Code which opinion may be based upon reasonable representations of fact provided by officers of the Parent, the Company and the Subsidiary.

                  (d) The Company shall have received an opinion from Waller Lansden Dortch & Davis, A Professional Limited Liability Company, in form and substance reasonably satisfactory to the Company as to the matters set forth in Exhibit 9.3(d) hereto.

SECTION 10. MISCELLANEOUS

         10.1. Nonsurvival of Representations and Warranties. Unless expressly provided otherwise, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

         10.2. Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following address, or at such other address as either party may advise the other in writing from time to time:

         If to the Parent or the Subsidiary:

         PhyCor, Inc.
         30 Burton Hills Blvd., Suite 400
         Nashville, Tennessee 37215
         Attention: President
         Fax: (615) 665-9088

         with a copy to:

         Waller Lansden Dortch & Davis, PLLC
         511 Union Street, Suite 2100
         Nashville, Tennessee 37219-8966
         Attention:  J. Chase Cole, Esq.
         Fax: (615) 244-6804

         If to the Company:

         First Physician Care, Inc.
         3200 Windy Hill Road, Suite 400
         Atlanta, Georgia 30339
         Attention:  President
         Fax: (770) 980-0054

         and with a copy to:

         Mayor, Day, Caldwell & Keeton, L.L.P.
         700 Louisiana, Suite 1900
         Houston, Texas 77002-2778
         Attention:  Diana M. Hudson
         Fax: (713) 225-7047

         All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

         10.3. Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of the Agreement.

         10.4. Governing Law. This Agreement shall be interpreted, construed and enforced with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

         10.5. "Knowledge." "To the knowledge," "to the best knowledge," or any other similar phrase shall be deemed to refer to the knowledge of the executive officers of a party and to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided.

         10.6. "Material adverse change" or "material adverse effect." "Material adverse change" or "material adverse effect" means, when used in connection with the Company or the Parent, any change, effect, event or occurrence having individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries and other controlled entities, taken as a whole; provided however that "material adverse change" and "material adverse effect" shall be deemed to exclude the impact of (i) changes in generally accepted accounting principles, (ii) changes in applicable law,
(iii) changes in general economic or market conditions or in conditions affecting the healthcare or physician practice management industries in general and (iv) any changes resulting from any restructuring or other similar charges or write-offs taken by the Company with the consent of the Parent; provided, however, that no such charges or write-offs will be taken if such would adversely affect pooling-of-interests accounting treatment for the Merger.

         10.7. "Hazardous Materials." "Hazardous Materials" means any toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, radon, PCBs, petroleum products and byproducts, substances defined or listed as "hazardous waste," "hazardous substance," "hazardous air substance," "toxic substance," "toxic pollutant," "hazardous air pollutant," "medical waste," "infectious waste," or similarly identified substance or mixture, in or pursuant to any federal, state or local law.

         10.8. "Environmental Laws." The term "Environmental Laws" means any federal, state, or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release or threatened release of Hazardous Materials or relating to the protection of the environment.

         10.9. Captions. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

         10.10. Entire Agreement. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Appendices attached hereto and the Confidentiality Agreement contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby.

         10.11. Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one an the same instrument.

         10.12. Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and, except as expressly provided in Section 7.18(c), no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligations hereunder without the prior written consent of the other parties.

         10.13. No Rule of Construction. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

         IN WITNESS WHEREOF, the Parent, the Subsidiary and the Company have caused this Agreement to be executed by their respective duly authorized officers, all as of the day and year first above written.

                                  PHYCOR, INC.

                                  By: /s/ Steven R. Adams
                                      ------------------------------------------
                                  Name: Steven R. Adams
                                        ----------------------------------------
                                  Title: Vice President
                                         ---------------------------------------

                                  FALCON ACQUISITION SUB, INC.

                                  By: /s/ Steven R. Adams
                                      ------------------------------------------
                                  Name: Steven R. Adams
                                        ----------------------------------------
                                  Title: Vice President
                                         ---------------------------------------

                                  FIRST PHYSICIAN CARE, INC.

                                  By: /s/ Stephen A. George, M.D.
                                      ------------------------------------------
                                  Name:  Stephen A. George, M.D.
                                  Title:  Chairman, President & Chief
                                            Executive Officer

                                  AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


         This Amendment dated May 18, 1998 is an amendment to the Agreement and Plan of Merger dated as of December 19, 1997 (the "Merger Agreement") by and among PhyCor, Inc., Tennessee corporation ("Parent"), Falcon Acquisition Sub, Inc., a Delaware corporation ("Subsidiary") and First Physician Care, Inc., a Delaware corporation ("the "Company").

         WHEREAS, the parties have entered the Merger Agreement;

         WHEREAS, the parties hereby agree to amend the Merger Agreement as stated herein;

         WHEREAS, the parties wish to set forth their understanding in respect to the terms and conditions relating to the Amendment.

         NOW THEREFORE, in consideration of the provisions hereof and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Amendment of Stock Exchange Ratios. Section 2.1(c) of the Merger Agreement is hereby amended to read in its entirety as follows:

                As of the Effective Time, each share of Company Common Stock (other than the shares to be canceled in accordance with Section 2.1(b)) outstanding as of the Effective Time (including shares issuable as a result of the exercise of stock options that become vested in accordance with their terms as of the Effective Time) shall be converted into the right to receive 0.207179 shares of Parent Common Stock (the "Common Stock Exchange Ratio"); each share of Company Class A Preferred Stock (other than any shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 3.830839 shares of Parent Common Stock (the "Class A Preferred Exchange Ratio"); each share of Company Class B Preferred Stock (other than any shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 7.977189 shares of Parent Common Stock (the "Class B Preferred Exchange Ratio") and each share of Company Class C Preferred Stock (other than any shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 2.071790 shares of Parent Common Stock (the "Class C Preferred Exchange Ratio") and, together with the Common Stock Exchange Ratio, the Class A Preferred Exchange Ratio and the Class B Preferred Exchange Ratio, the "Exchange Ratios"). All such shares of Parent Common Stock (including the corresponding rights associated therewith issued pursuant to the terms of the Rights Agreement dated as of February 18, 1994 between Parent and First Union National Bank of North Carolina) shall be fully paid and nonassessable and are hereinafter sometimes referred to as the "Parent Shares." Upon such conversion, all such Company Shares shall be canceled and cease to exist, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive the Parent Shares issued in exchange therefor and cash in lieu of fractional Parent Shares in accordance with the terms provided herein. The Exchange Ratios set forth in this Section 2.1 (c) assume the exercise as of or prior to the Effective time of (i) all of the Exercisable Options (as defined below), (ii) options to purchase 53,200 shares of Company Common Stock, which options will not be vested as of the Effective Time and for which it is expected that the exercise price per share multiplied by the Common Stock Exchange Ratio will be less than the value of Parent Common Stock per share as of the Effective Time and (iii) warrants to purchase 41,869 shares of Company Common Stock.

         2. Cooperation. Section 7.13 of the Merger Agreement is hereby amended to add the following Section 7.13(c)

                  "(c) Parent, Subsidiary and the Company agree that time is of the essence in consummating the transactions contemplated by this Agreement. Parent, Subsidiary and the Company agree to use their best efforts to consummate or cause the Merger to be consummated as provided by this Agreement no later than July 15, 1998."

         3. Termination Provisions. The following amendments are hereby made to Section 8.1 of the Merger Agreement.

                  (a) Section 8.1 is hereby amended to delete subsections 8.1(b)(iv), 8.1(f), 8.1(g) and 8.1(h) in their entirety.

                  (b) Subsection 8.1(b)(ii) is hereby amended to delete the date "July 31, 1998" and insert the date "June 30, 1999".

                  (c) Subsection 8.1(e) is hereby deleted in its entirety and replaced with the following:

                  "(e) by the Company, if the average of the last per share sale price of the Parent Common Stock for the ten consecutive trading days ending on the second trading day immediately preceding the date set for the Shareholder Meeting as reported on the Nasdaq Stock Market is equal to or less than $16.00 (the "Lower Limit"), unless the Parent agrees to adjust the Exchange Ratios such that the number of shares to be received by the Company's stockholders shall be increased to arrive at a transaction value equal to that of the Lower Limit times the number of shares that would be received by the Company's stockholders using the current Exchange Ratios set forth in Section 2.1(c) hereof; or"

         4. Conditions of Closing. The following amendments are hereby made to Section 9 of the Merger Agreement:

                (a) Sections 9.1(c), (d), (g) and (h) of the Agreement are hereby deleted in their entirety.

                (b) Section 9.1(f) of the Agreement is amended as follows:

                    The following language is added to the last sentence of the
                    Section:

                    "; provided, however, that if any failure to qualify for "pooling of interests" accounting treatment is attributable, directly or indirectly, to actions or omissions of the Parent or the Subsidiary subsequent to May 18, 1998, then the obligation of the Parent and Subsidiary to effect the Merger shall not be subject to satisfaction of the conditions set forth in this clause (f)."

                (c) Sections 9.2(a) and (b) of the Agreement are hereby deleted in their entirety.

                (d) Section 9.2(c) of the Agreement is hereby amended to read in its entirety as follows:

                "(c) The Parent shall have received an opinion from Mayor, Day,
            Caldwell & Keeton, L.L.P. as to the matters set forth in Exhibit 9.2(d) hereto."

                (e) Sections 9.3 (a) and (b) of the Agreement are hereby deleted in their entirety.

                (f) Section 9.3(d) of the Agreement is hereby amended to read in its entirety as follows:

                "(d) The Company shall have received an opinion from Waller
            Lansden Dortch & Davis, A Professional Limited Liability Company as to the matters set forth in Exhibit 9.3(d) hereto."

         5. Representations, Acknowledgment and Waiver of Parent. Parent hereby represents, warrants and covenants to Company that:

                (a) This Amendment has been duly and validly approved and authorized by the respective Boards of Directors of the Parent and Subsidiary and by all other necessary actions required by law, by their respective organizational documents or otherwise, has been duly and validly executed by Parent and the Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms.

                (b) Parent has completed all due diligence required in connection with the Merger and the transactions contemplated by the Merger Agreement and has had full opportunity to satisfy itself and its advisors as to the fairness of the Merger and such transactions in every respect. Parent hereby waives any inaccuracies in the representations and warranties of the Company contained in the Merger Agreement and in any other document delivered to date, pursuant to or in connection with the Merger Agreement. Parent further waives any defaults by Company to date in the observance or performance of any of its covenants under the Merger Agreement.

         6. Representations, Acknowledgment and Waiver of Company. Company hereby represents, warrants and covenants to Parent that:

                (a) This Amendment has been duly and validly approved and authorized by the Company's Board of Directors and by all other necessary actions required by law, by its certificate of incorporation and bylaws or otherwise, has been duly and validly executed by Company and, assuming the due authorization, execution and delivery by Parent, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                (b) Company has completed all due diligence required in connection with the Merger and the transactions contemplated by the Merger Agreement and has had full opportunity to satisfy itself and its advisors as to the fairness of the Merger and such transactions in every respect. Company hereby waives any inaccuracies in the representations and warranties of the Parent contained in the Merger Agreement and in any other document delivered to date, pursuant to or in connection with the Merger Agreement. Company further waives any defaults by Parent to date in the observance or performance of any of its covenants under the Merger Agreement.

         7. Amendment and Ratification. The Parties agree that the Merger Agreement is hereby amended in accordance with the foregoing provisions of this Amendment. The Parties agree that the Merger Agreement, as amended as provided herein, shall remain in full force and effect.

         8. Defined Terms. Capitalized terms used in this Amendment shall have the same meanings as in the Merger Agreement unless otherwise defined herein.

                  IN WITNESS WHEREOF, the parties hereto have signed this Amendment to the Merger Agreement on the date first above written.


                                  PHYCOR, INC.


                                  By: /s/ Steven R. Adams
                                     ---------------------------------------
                                  Title: Vice President
                                        ------------------------------------

                                  FALCON ACQUISITION SUB, INC.


                                  By: /s/ Steven R. Adams
                                     ---------------------------------------
                                  Title: Vice President
                                        ------------------------------------


                                  FIRST PHYSICIAN CARE, INC.


                                  By: /s/ Stephen A. George, M.D.
                                     ---------------------------------------
                                  Title: Chairman, President and Chief
                                        ------------------------------------
                                         Executive Officer
                                        ------------------------------------

                               SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


         This Amendment dated June 10, 1998 is the second amendment to the Agreement and Plan of Merger dated as of December 19, 1997, as amended May 18, 1998 (the "Merger Agreement"), by and among PhyCor, Inc., Tennessee corporation ("Parent"), Falcon Acquisition Sub, Inc., a Delaware corporation ("Subsidiary") and First Physician Care, Inc., a Delaware corporation ("the "Company").

         WHEREAS, the parties have entered the Merger Agreement;

         WHEREAS, the parties hereby agree to amend the Merger Agreement as stated herein;

         WHEREAS, the parties wish to set forth their understanding in respect to the terms and conditions relating to the Amendment.

         NOW THEREFORE, in consideration of the provisions hereof and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


         1. Termination Provisions. The following amendment is hereby made to
         Section 8.1 of the Merger Agreement.

                  Subsection 8.1(e) is hereby deleted in its entirety and replaced with the following:

                  "(e) by the Company, if the average of the last per share sale price of the Parent Common Stock for the ten consecutive trading days ending on the second trading day immediately preceding the date set for the Shareholder Meeting as reported on the Nasdaq Stock Market is equal to or less than $11.00 (the "Lower Limit"), unless the Parent agrees to adjust the Exchange Ratios such that the number of shares to be received by the Company's stockholders shall be increased to arrive at a transaction value equal to that of the Lower Limit times the number of shares that would be received by the Company's stockholders using the current Exchange Ratios set forth in Section 2.1(c) hereof.

         2. Representations, Acknowledgment and Waiver of Company. Company hereby represents, warrants and covenants to Parent that:

                  This Amendment has been duly and validly approved and authorized by the Company's Board of Directors and by all other necessary actions required by law, by its certificate of incorporation and bylaws or otherwise, has been duly and validly executed by Company and, assuming the due authorization, execution and delivery by Parent, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

         3. Amendment and Ratification. The parties agree that the Merger Agreement is hereby amended in accordance with the foregoing provisions of this Amendment. The parties agree that the Merger Agreement, as amended as provided herein, shall remain in full force and effect.

         4. Defined Terms. Capitalized terms used in this Amendment shall have the same meanings as in the Merger Agreement unless otherwise defined herein.

                  IN WITNESS WHEREOF, the parties hereto have signed this Amendment to the Merger Agreement on the date first above written.


                                    PHYCOR, INC.



                                    By:      /s/ STEVEN R. ADAMS
                                             -----------------------------
                                    Title:   Vice President


                                    FALCON ACQUISITION SUB, INC.


                                    By:      /s/ STEVEN R. ADAMS
                                             -----------------------------
                                    Title:   Vice President


                                    FIRST PHYSICIAN CARE, INC.


                                    By:      /s/ STEPHEN A. GEORGE
                                             -----------------------------
                                    Title:   Chairman, President and Chief
                                             Executive Officer

                                                                         ANNEX B






                                  June 10, 1998





The Board of Directors
First Physician Care, Inc.
3200 Windy Hill Road
Suite 400 West
Atlanta, Georgia 30339

Gentlemen:


         You have requested our opinion as to the fairness from a financial point of view to the holders of Class A Common Stock, par value $.001 per share ("FPC Class A Common Stock"), of First Physician Care, Inc. (the "Company") of the Exchange Ratio (as defined below) contemplated by the terms of the Agreement and Plan of Merger, dated December 19, 1997 (the "Original Agreement"), by and among PhyCor, Inc. ("PhyCor"), Falcon Acquisition Sub, Inc. ("Falcon"), a wholly owned subsidiary of PhyCor, and the Company, as amended by an amendment thereto (the "First Amendment") dated May 18, 1998 and as further amended by an amendment thereto (the "Second Amendment") to be dated June 10, 1998 (as so amended, the "Merger Agreement"), pursuant to which Falcon will be merged (the "Merger") with and into the Company.


         Pursuant to the Merger Agreement, each share of FPC Class A Common Stock will be converted, subject to certain exceptions, into the right to receive 0.205067 shares (the "Exchange Ratio") of common stock, no par value, of PhyCor ("PhyCor Common Stock").


         In arriving at our opinion, we have reviewed the Original Agreement dated December 19, 1997, the First Amendment dated May 18, 1998 and a draft of the Second Amendment dated June 10, 1998. We also have reviewed financial and other information that was publicly available or furnished to us by the Company or PhyCor, including information provided during discussions with their respective managements. Included in the information provided during discussions with the management of the Company were certain financial projections of the Company for the period beginning January 1, 1998 and ending December 31, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and PhyCor with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the PhyCor Common Stock, reviewed prices paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.


         In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or PhyCor or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger. With respect to the financial projections supplied to us by the Company, we have assumed that they have been reasonably

The Board of Directors                                          June 10, 1998
First Physician Care, Inc.



prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company. For purposes of our opinion, we assumed that the Merger would be accounted for as a pooling of interests.

         Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which PhyCor Common Stock will actually trade any time. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.


         Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ, through its affiliate the Sprout Group, owns approximately 14.8% of the fully diluted common equity of the Company and Class A Preferred Stock of the Company with a liquidation preference of $6.0 million (plus accrued but unpaid dividends of $0.9 million). Additionally, the Sprout Group has a loan outstanding to the Company in the aggregate principal amount of $1.5 million.


         Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the holders of FPC Class A Common Stock, from a financial point of view.



                                         Very truly yours,



                                         DONALDSON, LUFKIN & JENRETTE
                                                SECURITIES CORPORATION



                                         By: /s/ E. Franklin Harris
                                            -----------------------------
                                             E. Franklin Harris
                                             Vice President

                                     Annex C
                           FIRST PHYSICIAN CARE, INC.
                         SPECIAL MEETING OF STOCKHOLDERS

                                 June   , 1998

                                      PROXY
                      THIS PROXY IS SOLICITED ON BEHALF OF
              THE BOARD OF DIRECTORS OF FIRST PHYSICIAN CARE, INC.


         The undersigned hereby appoints Stephen A. George and Karl A. Hardesty and each of them, with full power of substitution, attorneys and proxies of the undersigned to vote the shares of Class A Common Stock, par value $.001 per share, Class A Preferred Stock, par value $1.00 per share, Class B Convertible Preferred Stock, par value $1.00 per share, and Class C Convertible Preferred Stock, par value $1.00 per share, of First Physician Care, Inc. ("FPC"), which the undersigned could vote, and with all power the undersigned would possess, if personally present at the Special Meeting of Stockholders of FPC to be held at the corporate office of FPC located at 3200 Windy Hill Road, Suite 400 West,
Atlanta, Georgia 30339 on July   , 1998, at 9:00 a.m., Eastern time, and
any adjournment thereof:



         1. To approve and adopt the Plan and Agreement of Merger, dated as of December 19, 1997, as amended May 18, 1998 and June 10, 1998, attached as Annex A to the Prospectus-Proxy Statement that has been transmitted in connection with the Special Meeting, pursuant to which FPC will merge with and into Falcon Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of PhyCor, Inc. ("PhyCor"), and stockholders of FPC will receive 0.207179 shares of Common Stock of PhyCor for each share of Common Stock of FPC owned by them, holders of FPC Class A Preferred Stock will be entitled to receive 3.830839 shares of PhyCor Common Stock for each FPC share of Class A Preferred Stock held, holders of FPC Class B Convertible Preferred Stock will be entitled to receive 7.977189 shares of PhyCor Common Stock for each share of Class B Convertible Preferred Stock held and holders of FPC Class C Convertible Preferred Stock shall be entitled to receive 2.071790 shares of PhyCor Common Stock for each share of Class C Convertible Preferred Stock held, all as described in said Prospectus --Proxy Statement.



                         FOR [ ] AGAINST [ ] ABSTAIN [ ]
              (CONTINUED AND TO BE DATED AND SIGNED ON OTHER SIDE)

(CONTINUED FROM OTHER SIDE)

         2. To consider and vote upon a proposal to approve certain payments to Stephen A. George, M.D. that will result from the Merger under the terms of (i) FPC's employment agreement with Dr. George, and (ii) the Amended and Restated Consulting and Non-Compete Agreement among Dr. George, FPC and PhyCor, and (iii) FPC's stock option plans (collectively, the "Change of Control Payments"). The Change of Control Payments are more completely described in the accompanying Prospectus-Proxy Statement and a copy of The Consulting Agreement is attached as Annex E.

                         FOR [ ] AGAINST [ ] ABSTAIN [ ]

         3. In their discretion, to act upon any matters incidental to the foregoing and such other business as may properly come before the Special Meeting.

         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Items 1 and 2 above. Any holder who wishes to withhold the discretionary authority referred to in Item 3 above should mark a line through the entire Item. Discretionary authority and votes against approval of the Merger Agreement and the Change of Control Payments will not be used to vote in favor of adjournment.



           Receipt of the Prospectus-Proxy Statement dated ______________, 1998, is hereby acknowledged.


                                 Dated: __________, 1998

                                 ----------------------------------------------
                                 Signature(s)

                                 (Please sign exactly and as fully as your name appears on your stock certificate. If shares are held jointly, each stockholder should sign.) PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

                                                                         Annex D



SS. 262. APPRAISAL RIGHTS

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value the shareholder's stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title.;

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-97.)

                                                                   ANNEX E


                              AMENDED AND RESTATED
                      CONSULTING AND NON-COMPETE AGREEMENT
                            (Stephen A. George, M.D.)


         This AMENDED AND RESTATED CONSULTING AND NON-COMPETE AGREEMENT (the "Agreement"), entered into this 18th of May, 1998, by and among First Physician Care, a Delaware corporation ("FPC"), PhyCor, Inc., a Tennessee corporation ("Parent"), and Stephen A. George, M.D. (the "Consultant") amends and restates in its entirety the Amended and Restated Consulting and Non-Compete Agreement among FPC, Parent and Consultant entered into on January 29, 1998. Capitalized terms not defined herein shall have the meaning assigned to them in the Merger Agreement or Section 3 hereof.

         WHEREAS, Parent intends to acquire FPC pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of December 19, 1997, by and among Parent, Falcon Acquisition Sub, Inc. and FPC (the "Merger Agreement"), and is engaged in the provision of health care services in various locations;

         WHEREAS, the Companies recognize that the reputation, knowledge and experience of Consultant represent a significant asset to FPC and Parent and its stockholders;

         WHEREAS, Section 7.24 of the Merger Agreement calls for the Companies to offer this Consulting Agreement to Consultant;

         WHEREAS, FPC and Consultant have entered into an Employment Agreement, dated as of July 1, 1996, (the "Employment Agreement"), providing for, among other things, the terms of Consultant's termination of employment with FPC;

         WHEREAS, the obligations of FPC under the Employment Agreement will be an obligation of the surviving corporation upon the consummation of the merger contemplated by the Merger Agreement;

         WHEREAS, the Companies and Consultant wish to set forth their understanding in respect to the terms and conditions relating to the Services to be performed by Consultant hereunder.

         NOW, THEREFORE, in consideration of the provisions hereof, and for other good and valuable consideration,the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. TERMINATION OF EMPLOYMENT/DUTIES OF CONSULTANT. The Companies and Consultant acknowledge that at the Effective Time, Consultant's employment with FPC will have been terminated entitling Consultant to the payments and benefits provided for in Section 6.3 of the Employment Agreement. In addition, the Companies acknowledge that the Merger Agreement requires Parent to honor all benefits accrued or vested under the Company Plans and to maintain FPC's Key Physician and Executive Deferred Compensation Plan in effect in accordance with the current terms thereof.

         During the Term of this Agreement, Consultant shall be retained by the Companies as a consultant in connection with the Companies' business. Consultant shall report directly to the Chairman and Chief Executive Officer of Parent (the "CEO") and shall provide such consulting services as shall from time to time be requested by the CEO in writing or otherwise. In performing such services, Consultant shall be retained by the Companies as a consultant in connection with the Companies' acquisitions and in connection with the consummation of the transactions contemplated by the Merger Agreement. Consultant agrees to assist the Companies in the integration of the businesses acquired by Parent at the Effective Time in connection with consummation of the transactions contemplated by the Merger Agreement and with the development and implementation of plans and actions to realize synergies for the Companies in connection with the Merger. In such regard, Consultant shall consult with the CEO in identifying possible acquisitions, representing the Companies in negotiations related to proposed acquisitions, including placing phone calls and writing letters as necessary, and using all other contacts and other resources of Consultant to consummate proposed acquisitions, identifying areas of potential synergy between the Companies and any such businesses generally. Consultant shall also consult with the CEO with respect to the Companies' development and implementation of plans of action to realize such synergies for the Companies, including cross-selling opportunities and consolidating of certain functional areas.

         It is understood and agreed by the parties to this Agreement that the consulting services to be requested of and provided as set forth herein are intended to help the Companies in their efforts to integrate the businesses of the companies combined pursuant to the Merger Agreement and that the benefit to be obtained under the Agreement by the Companies is the benefit of Consultant's knowledge, experience and contacts gained over the years in the operation of FPC's business and in the healthcare industry generally. The amount of time to be spent by Consultant in carrying out the duties to be requested of him herein is not critical to his performance of his duties hereunder, and it is agreed that it is the Companies' intention that the Consultant be requested to provide consulting services hereunder on less than a full-time basis, as contemplated by this paragraph. Consultant shall be provided with reasonable notice as to the services requested hereunder, in no event less than three days notice except in an emergency, and such services shall only be requested to be provided during normal business hours, except where unavoidable. Consultant shall keep written records of work performed by Consultant pursuant to this Agreement, a copy of which will be provided to Parent within ten business days of the end of each month during the Term of this Agreement.

         The Companies and Consultant acknowledge that the compensation to be paid to Consultant pursuant to this Agreement is less than the total compensation paid to Consultant when Consultant was a full-time employee, but if calculated as an hourly rate, could be greater than Consultant's prior compensation. The Companies and Consultant acknowledge that this difference, if any, is a result of arm's length negotiations between Consultant and the Companies and reflects the Companies' desire to have access to Consultant's unique skills and abilities and Consultant's agreement to make his services available to the Companies on the basis described herein.

         Consultant may serve as a director or trustee of other health care companies, subject to the reasonable approval of the Board on a case by case basis and provided that such service does not violate Section 5 hereof.

         2. TERM OF AGREEMENT. Unless terminated sooner in accordance with the provisions of this Agreement, the Companies shall engage Consultant, and Consultant accepts such engagement, under the terms and conditions set forth herein for a Term beginning at the Effective Time and ending upon the close of business on the date that is 30 months after the Effective Time.

         3. DEFINITIONS. The following terms shall have the meanings set forth below:

         "Affiliate" shall mean any person controlling, controlled by or under common control with another person.

         "Board" shall mean the Board of Directors of Parent.

         "Companies" shall mean both FPC and Parent.

         "Consulting Fee" shall mean the consulting fee provided for in Paragraph 4(a) hereof.

         "Services" shall mean the services to be performed by Consultant pursuant to this Agreement, as further described in Section 1 hereof.

         "Term of this Agreement" shall mean the period of time specified in Paragraph 2 hereof.

         "Termination of Services" shall mean the termination of Consultant's Services for any reason whatsoever, including death.

         4. CONSULTANTS RIGHTS FROM AND AFTER THE CLOSING DATE.

         (a) Consulting Fee. Consultant shall be paid a consulting fee by Parent (the "Consulting Fee"), as follows, and in each case in immediately available funds: (i) $563,750 at the Effective Time, (ii) $312,500 on the first anniversary of the Effective Time and (iii) $110,413 on the second anniversary of the Effective Time, or a total of $986,663 during the Term of this Agreement. Each portion of the Consulting Fee shall be deemed fully earned as of the date Parent becomes obligated to pay such portion. In no event shall any payment under this Agreement be made prior to the date that such payment is due under this Agreement.

         (b) Independent Contractor. Consultant shall be an independent contractor of both Companies and not an employee of either of the Companies, and Consultant shall not be authorized to bind or act on behalf of the Companies.

         (c) Employee Benefit Program. During the Term of this Agreement, Consultant and his dependents shall be eligible to participate, at the Companies' expense, in all health, medical, dental, prescription drug benefit, life insurance and long term disability benefit plans and programs available, from time to time, to employees and dependents of employees of the Companies. In the event Consultant dies during the Term of this Agreement, Consultant's spouse and other dependents will be entitled to receive these benefits, at the Companies' expense, for the remainder of the Term of this Agreement. Following the Term of this Agreement and until Consultant has attained age 65 (or, in the event of Consultant's earlier death, until Consultant's spouse shall have attained age 65), Consultant and his dependents will remain eligible to participate in such group benefits at Consultant's expense on either a continuous or periodic basis.

         (d) Office and Secretarial Support. From the Effective Time and for three years thereafter, Parent agrees to provide Consultant with an adequate private office in the Atlanta, Georgia area (or in such other city as Consultant may maintain his principal residence), consisting of up to 1,500 square feet of space in commercial "A" space, located at a premises other than any of the Companies offices, furnished with the furniture and cabinetry currently in Consultant's office, as well as a telephone, facsimile machine and access to secretarial services at Parent's expense for production and completion of tasks associated with the performance of Consultant's Services hereunder.

         In connection with the obligation to provide secretarial services as provided in the previous paragraph, it is understood that Linda Norman currently acts as Consultant's executive assistant as a FPC employee at an annual compensation of $50,000 per annum. During the Term of this Agreement, the Companies shall reimburse Consultant an amount equal to Ms. Norman's current annual compensation (so long as she shall be engaged by Consultant), and, in the event Ms. Norman is not engaged by Consultant during the Term of this Agreement, the Companies shall reimburse Consultant for the salary cost of an executive assistant at a salary level consistent with the market conditions then in effect, but in no event less than $50,000. So long as Ms. Norman shall be so engaged during the Term of this Agreement, she will be eligible for the health, medical, dental, prescription drug benefit, life insurance and long-term disability benefits available under the same plans the Companies make available to Consultant as provided in Section 4(c) above and any executive assistant thereafter employed by Consultant during the term of this Agreement will be eligible for such benefits on the same basis.

         (e) Expense Reimbursement. During the Term of this Agreement, Consultant shall be entitled to reimbursement of reasonable expenses, including travel and lodging expenses, incurred by Consultant in performance of his Services hereunder consistent with the Companies' policies and practices applicable to members of senior management at the time.

         (f) At the Effective Time, Parent shall grant to Consultant a nonqualified, fully vested option to purchase 25,000 shares of Parent's common stock, which option shall specify a per share exercise price equal to the fair market value of a share of Parent's common stock on the date of the Effective Time. The term of such option will be ten years from the date of grant; provided, however, that the option shall not be exercisable after the expiration of 30 days from the date this Agreement is terminated by the Companies for cause pursuant to Section 6 hereof.

         5. CONFIDENTIALITY AND COMPETITION RESTRICTIONS. During the Term of this Agreement and for six months thereafter or so long as Consultant is entitled to receive any payments hereunder, Consultant shall not, without prior written consent of the Board or pursuant to and consistent with the order of any court, legislative body or regulatory agency: (a) engage directly or indirectly (including, by way of example only, as a principal, partner, joint venturer, employee, consultant or agent), nor have any direct or indirect interest, in any primary care group practice business which competes with the Companies in any material respect; or (b) disclose to any third party, either directly or indirectly, any non-public information regarding the Companies' business, customers, financial conditions, strategies or operations, the disclosure of which could possibly harm the Companies in any material respect. Clause (a) above shall not apply to any investment by Consultant in the stock of a publicly-traded corporation, provided such investment constitutes less than five percent of such corporation's total outstanding common stock.

         6. TERMINATION. The Companies may terminate this Agreement for cause. For purposes of the preceding sentence, cause shall be deemed to exist if (i) Consultant violates the provisions of Section 5 of this Agreement, or (ii) the Board shall have determined, in its reasonable discretion, that Consultant has materially breached his obligations under this Agreement or shall have otherwise engaged in conduct that has had or is reasonably likely to have a material adverse affect on the Companies. No such termination shall be effective unless Parent shall have first given Consultant written notice at least 30 days prior to the time it intends to terminate this Agreement, detailing the reason for such termination. Consultant shall then have that 30-day period to cure the reasons for such termination. It is agreed that no such termination shall be effected so long as Consultant is making a good faith effort in all the circumstances to fulfill his obligations hereunder. Consultant may terminate this Agreement upon 30 days written notice to the Companies. Termination of this Agreement by the Companies for cause or by Consultant voluntarily shall extinguish all further obligations of payment and performance hereunder. Termination of this Agreement by the Companies other than for cause shall not extinguish Consultant's right to receive any remaining payments or reimbursements provided for herein.

         This Agreement shall also terminate simultaneously with any termination of the Merger Agreement, and termination in such event shall extinguish all further obligations of the parties hereunder.

         7. ACCELERATION. In the event of a "Change of Control" involving Parent, all payments and other amounts due to Consultant hereunder shall accelerate and be immediately due and payable. As used herein, the term "Change in Control" shall mean (i) the acquisition by any person or entity (including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of, or voting control over, 50% or more of the Parent's outstanding common stock; or (ii) approval by the Parent's shareholders of a definitive agreement (A) to merge or consolidate Parent with or into another corporation, in which Parent is not the continuing or surviving corporation or pursuant to which the shares of common stock of Parent would be converted into cash, securities or other property of another corporation, other than a merger of Parent in which holders of Parent's common stock immediately prior to the merger hold more than 50% of the common stock of the surviving corporation and have, as among holders of Parent's common stock immediately prior thereto, the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or
(B) to sell or otherwise dispose of all or substantially all of the assets of Parent, or (iii) approval by the Parent's shareholders of any plan or proposal for the liquidation or dissolution of Parent.

         8. SUCCESSORS. Except as provided below, the rights and duties of a party hereunder shall not be assignable by that party; provided, however, that this Agreement shall be binding upon and shall inure to the benefit of any successor of either or both of the Companies, and any such successor shall be deemed substituted for either or both of the Companies under the terms of this Agreement. The term "successor" as used herein shall include any person which at any time, by merger, purchase or otherwise, acquires substantially all of the assets of either or both of the Companies. The rights and benefits of Consultant under this Agreement shall be assignable to and inure to the benefit of Consultant's heirs, devisees and legal representatives. In addition, Consultant shall be entitled to assign his rights under this Agreement (other than Section 4(c)) and his obligations to provide Services to a corporation wholly-owned by Consultant, provided that any such assignment shall not relieve Consultant of his obligations hereunder, including without limitation, the provisions of
Section 5 hereof.

         9. ATTORNEYS' FEES. In any action at law or in equity brought by any party hereto to enforce any of the provisions or rights under this Agreement which results in a judgment against the defaulting party, the defaulting party, in addition to bearing its own expenses, shall pay to the other party all costs, expenses and reasonable attorneys' fees incurred therein by the other party (including without limitation such costs, expenses and fees on any appeals).

         10. ENTIRE AGREEMENT. With respect to the matters specified herein, this Agreement, together with the Employment Agreement, contains the entire agreement between the Companies and Consultant and supersedes all prior written agreements, understandings and commitments between the Companies and Consultant. No amendments to this Agreement may be made except through a written document designed by Consultant and approved in writing by the Board.

         11. VALIDITY. In the event that any provisions of this Agreement are held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Agreement.

         12. SECTIONS AND OTHER HEADINGS. Sections and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13. NOTICE. Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof if delivered or, if mailed, 72 hours after having been deposited in the United States mail, postage prepaid, and addressed in the case of the Companies to the attention of the Board at Parent's then principal place of business, currently 30 Burton Hills Blvd., Suite 400, Nashville, Tennessee 37215, and in the case of Consultant to 100 Jett Forest Court N.W., Atlanta,

Georgia 30327. Either party may change the address to which such notices are to be addressed by giving the other party notice of such change in the manner herein set forth.

         14. RIGHT OF EMPLOYMENT. Nothing stated in or implied by this Agreement shall prevent the Companies from terminating the Services of Consultant at any time nor prevent Consultant from voluntarily terminating his Services at any time, on the terms and conditions provided herein. Consultant's rights and benefits upon any such termination shall be as provided in Section 6 hereof.

         15. WITHHOLDING TAXES AND OTHER DEDUCTIONS. To the extent required by law, Parent or FPC, as applicable, shall withhold from any payments due Consultant under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law.

         16. EXCISE TAX. If at any time, as a result of the receipt by Consultant of any benefits or payments under this Agreement, Consultant is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Companies will pay to Consultant an amount (the "Gross-up Amount") equal to the amount of excise tax imposed on Consultant (including the excise tax on the Gross-up Amount) plus the amount of federal and state income tax imposed on the amounts payable to Consultant under this Section 16, assuming Consultant is taxed at the highest stated tax rates.

         17. APPLICABLE LAW. To the full extent controllable by stipulation of the Companies and Consultant, this Agreement shall be interpreted and enforced under Delaware law.

         18. COOPERATION. Consultant acknowledges and agrees that following the termination of Consultant's services with the Companies, Consultant may be contacted by the Companies or their legal counsel concerning various lawsuits or other legal matters about which Consultant may have knowledge. Consultant agrees to cooperate with all reasonable requests for assistance from the Companies in this regard. Consultant further agrees to notify the Companies if Consultant is served with a subpoena or other legal process, or otherwise contacted by or asked to provide information to, any other party (including government agencies) concerning investigations, lawsuits or other legal proceedings involving either or both of the Companies. The Companies agree to reimburse Consultant for all reasonable expenses incurred by Consultant following the termination of this Agreement in fulfilling these obligations. These obligations are subject to any and all personal rights and privileges that Consultant may have concerning any of these matters.

         19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, FPC and Parent have caused this Consulting and Non-Compete Agreement to be executed by their duly authorized representatives and Consultant has executed this Agreement as of the date first above written.


                                       PHYCOR, INC.


                                       By /s/ Steven R. Adams
                                          ------------------------------------



                                       FIRST PHYSICIAN CARE, INC.


                                       By /s/ Stephen A. George
                                          ------------------------------------


                                              Chairman, CEO and President
                                          ------------------------------------
                                                 STEPHEN A. GEORGE, M.D.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) Article 8 of the Registrant's Amended Bylaws provides as follows:

         The Corporation may indemnify, and upon request may advance expenses to, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred in the action, suit or proceeding, despite the fact that such person has not met the standard of conduct set forth in Section 48-18-502(a) of the Tennessee Business Corporation Act (the "Act") or would be disqualified for indemnification under Section 48-18-502(d) of the Act, if a determination is made by the person or persons enumerated in Section 48-18-502(b) of the Act that the director or officer seeking indemnification is liable for (i) any breach of the duty of loyalty to the Corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) voting for or assenting to a distribution in violation of the Act.

         Section 7 of the Registrant's Restated Charter provides as follows:

         The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "indemnitee"). The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may have or hereafter acquire under this Charter or the Bylaws of the Corporation or under any agreement or vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office; provided, however, that the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or part thereof) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (i) for any breach of the duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) under Section 48-18-304 of the Tennessee Business Corporation Act.

         (b) In addition to the foregoing provisions of the Amended Bylaws and Restated Charter of the Registrant, directors, officers, employees and agents of the Registrant may be indemnified by the Registrant, pursuant to the provisions of Section 48-18-501 et seq. of the Tennessee Code Annotated.

         (c) In addition, the Registrant maintains directors and officers liability insurance.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      Exhibits


EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
     2           --     Agreement and Plan of Merger, dated as of December 19, 1997, as amended May 18, 1998 and
                        June 10, 1998, by and among the Registrant, Falcon Acquisition Sub, Inc. and First
                        Physician Care, Inc. (included as Annex A to the Prospectus-Proxy Statement filed as part of this Registration Statement)
     3.1         --     Restated Charter of the Registrant (a)
     3.2         --     Amendment to Restated Charger of Registrant (b)
     3.3         --     Amendment to Restated Charter of Registrant (c)
     4.1         --     Amended Bylaws of the Registrant (a)
     4.2         --     Form of Common Stock Certificate (d)
     4.3         --     Shareholder Rights Agreement, dated February 18, 1994, between the Registrant and First
                        Union National Bank of North Carolina (e)
     5           --     Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company
     8*          --     Opinion of Mayor, Day, Caldwell & Keeton, LLP as to tax matters
    10           --     Amended and Restated Consulting and Non-Compete Agreement dated May 18, 1998, by and among
                        First Physician Care, Inc., PhyCor, Inc. and Stephen A. George, M.D. (included as Annex E to the Prospectus-Proxy Statement)
    23.1         --     Consent of KPMG Peat Marwick LLP
    23.2         --     Consent of Ernst & Young LLP
    23.3         --     Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company
                        (included in Exhibit 5)
    23.4*        --     Consent of Mayor, Day, Caldwell & Keeton, LLP (included in Exhibit 8)
    23.5         --     Consent of Donaldson, Lufkin & Jenrette Securities Corporation
    24*          --     Power of Attorney
    99           --     Form of Proxy (included as Annex C to the Prospectus-Proxy Statement)
----------------------------------------------------------------------------------------------------------------------



*   Previously filed.
(a) Incorporated by reference to the exhibits filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, Commission No. 0-19786.
(b) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-3, Registration No. 33-93018.
(c) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-4, Registration No. 33-66210.
(d) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-1, Registration No. 33-44123
(e) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 8-K dated February 18, 1994, Commission No. 0-19786.

         (b)      Financial Statement Schedules

         All financial statement schedules are incorporated herein by reference to PhyCor's Annual Report on Form 10-K for the year ended December 31, 1996.

ITEM 22. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (6) That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on June 22, 1998.



                                  PHYCOR, INC.

                                  By:          /s/ Joseph C. Hutts
                                    ------------------------------------------
                                                   Joseph C. Hutts
                                         Chairman of the Board, President and
                                               Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


NAME                                                           TITLE                                 DATE
----                                                           -----                                 ----
/s/Joseph C. Hutts                         Chairman of the Board, President, Chief              June 22, 1998
----------------------------------------   Executive Officer (Principal Executive
Joseph C. Hutts                            Officer) and Director


/s/ John K. Crawford                       Executive Vice President and Chief Financial         June 22, 1998
----------------------------------------   Officer (Principal Financial and Accounting
John K. Crawford                           Officer)

*                                          Director                                             June 22, 1998
----------------------------------------
Ronald B. Ashworth

----------------------------------------   Director
Sam A. Brooks, Jr.

*                                          Executive Vice President, Chief Operating            June 22, 1998
----------------------------------------   Officer and Director
Thompson S. Dent

*                                          Director                                             June 22, 1998
----------------------------------------
Winfield Dunn

*                                          Director                                             June 22, 1998
----------------------------------------
C. Sage Givens

*                                          Director                                             June 22, 1998
----------------------------------------
Joseph A. Hill, M.D.

*                                          Director                                             June 22, 1998
----------------------------------------
Kay Coles James

*                                          Director                                             June 22, 1998
----------------------------------------
James A. Moncrief, M.D.

*                                          Executive Vice President, Chief Development          June 22, 1998
----------------------------------------   Officer and Director
Derril W. Reeves

*                                          Executive Vice President, Corporate Services        June 22, 1998
----------------------------------------   and Director
Richard D. Wright



By    /s/ Joseph C. Hutts
   -------------------------------------
      Joseph C. Hutts
      *As Attorney-in-Fact

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
     2           --     Agreement and Plan of Merger, dated as of December 19, 1997, as amended May 18, 1998 and
                        June 10, 1998, by and among the Registrant, Falcon Acquisition Sub, Inc. and First
                        Physician Care, Inc. (included as Annex A to the Prospectus-Proxy Statement filed as part of this Registration Statement)
     3.1         --     Restated Charter of the Registrant (a)
     3.2         --     Amendment to Restated Charger of Registrant (b)
     3.3         --     Amendment to Restated Charter of Registrant (c)
     4.1         --     Amended Bylaws of the Registrant (a)
     4.2         --     Form of Common Stock Certificate (d)
     4.3         --     Shareholder Rights Agreement, dated February 18, 1994, between the Registrant and First
                        Union National Bank of North Carolina (e)
     5           --     Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company
     8*          --     Opinion of Mayor, Day, Caldwell & Keeton, LLP as to tax matters
    10           --     Amended and Restated Consulting and Non-Compete Agreement dated May 18, 1998, by and among
                        First Physician Care, Inc., PhyCor, Inc. and Stephen A. George, M.D. (included as Annex E to the Prospectus-Proxy Statement)
    23.1         --     Consent of KPMG Peat Marwick LLP
    23.2         --     Consent of Ernst & Young LLP
    23.3         --     Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company
                        (included in Exhibit 5)
    23.4*        --     Consent of Mayor, Day, Caldwell & Keeton, LLP (included in Exhibit 8)
    23.5         --     Consent of Donaldson, Lufkin & Jenrette Securities Corporation
    24*          --     Power of Attorney
    99           --     Form of Proxy (included as Annex C to the Prospectus-Proxy Statement)
----------------------------------------------------------------------------------------------------------------------


*   Previously filed.
(a) Incorporated by reference to the exhibits filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, Commission No. 0-19786.
(b) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-3, Registration No. 33-93018.
(c) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-4, Registration No. 33-66210.
(d) Incorporated by reference to the exhibits filed with the Registrant's Registration Statement on Form S-1, Registration No. 33-44123
(e) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 8-K dated February 18, 1994, Commission No. 0-19786.